Exhibit 99.1

THIS DISCLOSURE STATEMENT IS BEING SUBMITTED FOR APPROVAL BUT HAS NOT BEEN APPROVED BY THE
BANKRUPTCY COURT. THIS IS NOT A SOLICITATION OF ACCEPTANCE OR REJECTION OF THE PLAN. ACCEPTANCE OR REJECTION MAY NOT BE SOLICITED UNTIL A DISCLOSURE STATEMENT HAS BEEN APPROVED BY THE BANKRUPTCY COURT. THIS DISCLOSURE STATEMENT MAY BE REVISED TO REFLECT EVENTS THAT OCCUR AFTER THE DATE HEREOF BUT PRIOR TO THE COURT’S APPROVAL OF THE DISCLOSURE STATEMENT.
UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

x :
In re		:	Chapter 11
:
Dana Corporation, et al.,		:	Case No. 06-10354 (BRL)
:
	Debtors.	:	(Jointly Administered)
:
:
x

DISCLOSURE STATEMENT
WITH RESPECT TO
JOINT PLAN OF REORGANIZATION
OF DEBTORS AND DEBTORS IN POSSESSION

JONES DAY
222 East 41st Street
New York, New York 10017
(212) 326-3939
Corinne Ball, Esq. (CB — 8302)
Heather Lennox, Esq. (HL — 3046)
Counsel to the Debtors and
Debtors in Possession
Dated: August 31, 2007

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

-v-

(continued)

-vi-

TABLE OF EXHIBITS

Exhibit A:	Plan

Exhibit B:	List of Subsidiary Debtors

Exhibit C:	Dana Annual Report on Form 10-K for the year ended December 31, 2006 (without exhibits) and Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 (without exhibits)

Exhibit D:	Global Settlement Documents (Union Settlement Agreements, Plan Support Agreement, New Investment Agreement, and exhibits thereto)

	Exhibit D-1:	USW Settlement Agreement, dated July 5, 2007, by and among Dana Corporation, United Steelworkers, and USW Local Union 903, Local Union 9443-02, and Local Union 113

	Exhibit D-2:	UAW Settlement Agreement, dated July 5, 2007, by and among Dana Corporation, International Union, UAW and its Local Union 282, Local Union 771, Local Union 1405, Local Union 1765, Local Union 3047, Local Union 644 and the UAW Local Union representing employees at Dana’s Longview, TX facility

	Exhibit D-3:	Amendment, dated as of July 26, 2007, to the USW Settlement Agreement, dated July 5, 2007, by and among Dana Corporation, United Steelworkers, and USW Local Union 903, Local Union 9443-02, and Local Union 113

	Exhibit D-4:	Amendment, dated as of July 26, 2007, to the UAW Settlement Agreement, dated July 5, 2007, by and among Dana Corporation, International Union, UAW and its Local Union 282, Local Union 771, Local Union 1405, Local Union 1765, Local Union 3047, Local Union 644 and the UAW Local Union representing employees at Dana’s Longview, TX facility

	Exhibit D-5:	Plan Support Agreement, dated as of July 26, 2007, by and among Dana Corporation; United Steelworkers; International Union, UAW; Centerbridge Capital Partners, L.P.; and certain creditors of Dana Corporation

	Exhibit D-6:	Investment Agreement, dated as of July 26, 2007, between Centerbridge Capital Partners, L.P.; CBP Parts Acquisition Co. LLC; and Dana Corporation, and exhibits thereto

		Exhibit A:	Intentionally Omitted

		Exhibit B:	Form of Certificate of Designation

		Exhibit C:	Form of Subscription Agreement

		Exhibit D:	Form of Shareholders Agreement

		Exhibit E:	Form of Series A Registration Rights Agreement

		Exhibit F:	Form of Series B Registration Rights Agreement

		Exhibit G:	Form of Series B Subscription Agreement Representations Bring-down Certificate

		Exhibit H:	Market Maker Agreement referenced in Exhibit B

	Exhibit D-7:	Dana Corporation Plan Support Agreement Transferee Acknowledgement

Exhibit E:	Liquidation Analysis

Exhibit F:	Financial Projections

-vii-

INDEX OF DEFINED TERMS

1113/1114 Litigation	28
503(b)(9) Claims	49
AAG	16
Acquired Bond Claims	33
Affiliate	33
AICPA	68
AMT	94
AMTI	94
Annual Limitation	93
Appaloosa	30
Approval and Procedures Order	5
Arbitration	24
ARS Program	15
Asbestos Personal Injury Claims	55
Asbestos Personal Injury Liabilities	55
ASG	11
Axle Agreements	22
Bankruptcy Code	1
Bankruptcy Court	1
Bankruptcy Rules	5
BMC	4
Bondholder Claims	33
Bondholder Record Date	33
Bondholders	15
Bonds	15
Business Continuity Requirement	93
Call Option	22
CashPlus Plan	27
CDE	13
CENTERBRIDGE	2
CEO	12
CERCLA	13
CFO	12
Challenge Period	20
Chapter 11 Cases	1
Chrysler	11
Claims	33
COD	93
Common Control with	33
Company	11
Company Disclosure Letter	38
Confirmation Hearing	5
Contingent Interest	95
Control	33
Controlled by	33
Controlling	33
Coupled Products	23
CUVs	11
DAF	15
Dana	1
Dana Companies	88
Dana Material Adverse Effect	41
Dana Mauritius	25
DCC	16
Debtors	1
Defense Department	13
Demand Registration	46
Derivative Claim	75
DESC	17
DIL	25
DIP Credit Agreement	20
DIP Order	20
Disclosure Statement	1
Divestiture Program	21
DOI	14
Dongfeng	25
Dongfeng Dana Axle	25
EBITDAR	21
EPA	13
EPA Claim	13
Equity Committee	18
European Purchaser	25
European Sellers	25
Exclusive Periods	20
First Exclusivity Motion	20
Ford	11
GE	25
GETRAG	22
Global Settlement	5
Global Settlement Order	30
GM	11
Hamilton Avenue Site	13
HVTSG	11
IAM	5
IDEM	14
Interim DIP Credit Agreement	20
Investors	46
IRC	92
IRS	92
ITAR Assets	23
LIBOR	20
Liquidation Analysis	87
Loan Agreement	25
MAHLE	22
Master Ballot	4
Maximum Subscription	36
Miller Buckfire	70
Motion to Approve	24
Net Debt and Minority Interest	70
New Agreement	24
New Dana Holdco	2
New Investment Agreement	6
New Series A Preferred Stock	44
New Series B Preferred Stock	44
NOLs	93
NSMIA	98
OEMs	16
Ohio EPA	14
Old Securities	63
Orhan	23

-viii-

Ottawa River Site	14
OUs	13
Ownership Change	93
Participating Bonds	35
Participating Claims	34
Participating Claims Pool	36
P-Card	15
Person	34
Petition Date	6
Piggyback Registration	46
Plan	1
Plan Support Agreement	6
Plan Term Sheet	31
Prepetition Credit Facility	15
Prepetition Lenders	15
Primary Committees	18
Primary Subscription	35
Projections	88
PSA Participants	31
PSA Unsecured Claims	32
QIB	34
Qualified Bond Claims	34
Qualified Investor	34
Qualified Trade Claims	34
Registrable Securities	46
Registration Rights Agreement	46
Re-Sourcing Motion	24
Restructuring	5
Restructuring Initiatives	26
Retiree Committee	19
RI/FS	13
ROD	13
RPA	25
SEC	2
Second Exclusivity Motion	20
Section 16	100
Securities Act	34
Shareholders Agreement	46
Spicer Mexico	17
SRSNE Site	14
Subscription Agent	36
Subscription Agreement	35
Subscription Deadline	35
Supply Contracts	23
Supporting Creditors	5
SUVs	11
Sypris	23
Sypris DC Claim	24
Sypris Stipulation	24
Sypris TTM Claim	24
Threshold Amount	34
Trade Claims	34
Trade Claims Record Date	34
Transaction Documents	37
U.K.	24
U.S. Trustee	18
UAW	18
Undersubscription Allocation	36
Undersubscription Pool	36
Undersubscription Subscribers	36
Union Settlement Agreements	6
Unions	5
USW	19
VEBA	5
Voting Agent	4
Voting Deadline	4

-ix-

I.
INTRODUCTION
     Dana Corporation, a Virginia corporation (“Dana”) and its debtor subsidiaries (collectively with Dana, the “Debtors”), as debtors and debtors-in-possession in chapter 11 cases pending before the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”), jointly administered under Case No. 06-10354 (BRL) (the “Chapter 11 Cases”), submit this disclosure statement (the “Disclosure Statement”) pursuant to section 1125 of title 11 of the United States Code (the “Bankruptcy Code”), in connection with solicitation of votes on their Joint Plan of Reorganization, dated [                    ], 2007 (the “Plan”), proposed by the Debtors. A copy of the Plan is attached as Exhibit A to this Disclosure Statement.
     This Disclosure Statement sets forth certain information regarding the Debtors’ prepetition operating and financial history, the events leading up to the commencement of the Chapter 11 Cases, significant events that have occurred during the Chapter 11 Cases, and the anticipated organization, operations, and financing of New Dana Holdco if the Plan is confirmed and becomes effective. This Disclosure Statement also describes terms and provisions of the Plan, including certain effects of confirmation of the Plan, certain risk factors associated with securities to be issued under the Plan, certain alternatives to the Plan, and the manner in which distributions will be made under the Plan. In addition, this Disclosure Statement discusses the confirmation process and the voting procedures that holders of Claims and Interests entitled to vote under the Plan must follow for their votes to be counted. Certain provisions of the Plan, and the descriptions and summaries contained therein, are the subject of continuing negotiation among the Debtors and various parties, have not been fully agreed upon and may be modified.
     Except as otherwise provided herein, capitalized terms not otherwise defined in this Disclosure Statement have the meanings ascribed to them in the Plan. Unless otherwise noted herein, all dollar amounts provided in this Disclosure Statement and in the Plan are given in United States dollars.
     On [                    ], 2007, the Bankruptcy Court entered an order approving this Disclosure Statement as containing “adequate information,” i.e., information of a kind and in sufficient detail to enable a hypothetical reasonable investor typical of the holders of Claims or Interests to make an informed judgment about the Plan. THE BANKRUPTCY COURT’S APPROVAL OF THIS DISCLOSURE STATEMENT CONSTITUTES NEITHER A GUARANTY OF THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED HEREIN NOR AN ENDORSEMENT OF THE MERITS OF THE PLAN BY THE BANKRUPTCY COURT.
     THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS INCLUDED HEREIN FOR PURPOSES OF SOLICITING ACCEPTANCES TO, AND OBTAINING CONFIRMATION OF, THE PLAN AND MAY NOT BE RELIED UPON FOR ANY OTHER PURPOSE. SUBJECT TO THE OBLIGATIONS OF THE OFFICIAL COMMITTEES, APPOINTED BY THE BANKRUPTCY COURT, AND THEIR PROFESSIONALS UNDER SECTION 1102(B) OF THE BANKRUPTCY CODE, NO PERSON MAY GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS REGARDING THE PLAN OR THE SOLICITATION OF ACCEPTANCES OF THE PLAN OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DISCLOSURE STATEMENT AND ANY ACCOMPANYING LETTERS.
     ALL CREDITORS AND EQUITY HOLDERS ARE ADVISED AND ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND THE PLAN IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN. PLAN SUMMARIES AND STATEMENTS MADE IN THIS DISCLOSURE STATEMENT ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE PLAN AND THE EXHIBITS AND SCHEDULES ATTACHED TO THE PLAN AND THIS DISCLOSURE STATEMENT. THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE ONLY AS OF THE DATE OF THIS DISCLOSURE STATEMENT, AND THERE CAN BE NO ASSURANCE THAT THE STATEMENTS CONTAINED HEREIN WILL BE CORRECT AT ANY TIME AFTER THIS DATE.
     ANY STATEMENTS IN THIS DISCLOSURE STATEMENT CONCERNING THE PROVISIONS OF ANY DOCUMENT ARE NOT NECESSARILY COMPLETE, AND, IN EACH INSTANCE, REFERENCE IS MADE TO SUCH DOCUMENT FOR THE FULL TEXT THEREOF. CERTAIN DOCUMENTS DESCRIBED OR REFERRED TO IN THIS DISCLOSURE STATEMENT HAVE NOT BEEN ATTACHED AS EXHIBITS BECAUSE OF THE IMPRACTICABILITY OF FURNISHING COPIES OF SUCH DOCUMENTS TO ALL RECIPIENTS OF THIS DISCLOSURE STATEMENT. THE DEBTORS WILL PROVIDE A HARD COPY OF THE PLAN AND THE DISCLOSURE STATEMENT, INCLUDING ALL EXHIBITS FILED TO DATE, TO PARTIES IN INTEREST, AT NO

CHARGE, UPON WRITTEN REQUEST. IN ADDITION, THE PLAN AND THE DISCLOSURE STATEMENT (INCLUDING EXHIBITS) ARE AVAILABLE AT NO CHARGE VIA THE INTERNET AT HTTP://WWW.DANA.BMCGROUP.COM AND HTTP://WWW.DANACREDITORCOMMITTEE.COM.
     THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH SECTION 1125 OF THE UNITED STATES BANKRUPTCY CODE AND RULE 3016 OF THE FEDERAL RULES OF BANKRUPTCY PROCEDURE AND NOT NECESSARILY IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER NON-BANKRUPTCY LAW.
     THIS DISCLOSURE STATEMENT HAS BEEN NEITHER APPROVED NOR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR ANY STATE SECURITIES REGULATOR, AND NEITHER THE SEC NOR ANY STATE SECURITIES REGULATOR HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT. PERSONS OR ENTITIES TRADING IN OR OTHERWISE PURCHASING, SELLING, OR TRANSFERRING SECURITIES OF OR CLAIMS AGAINST THE DEBTORS SHOULD EVALUATE THIS DISCLOSURE STATEMENT AND THE PLAN IN LIGHT OF THE PURPOSE FOR WHICH THEY WERE PREPARED.
     THIS DISCLOSURE STATEMENT AND ANY ACCOMPANYING LETTERS ARE THE ONLY DOCUMENTS TO BE USED IN CONNECTION WITH THE SOLICITATION OF VOTES ON THE PLAN. NO SOLICITATION OF VOTES MAY BE MADE EXCEPT AFTER DISTRIBUTION OF THIS DISCLOSURE STATEMENT. NO PERSON HAS BEEN AUTHORIZED TO DISTRIBUTE ANY INFORMATION CONCERNING THE PLAN ATTACHED HERETO AS EXHIBIT A OTHER THAN THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT AND ANY ACCOMPANYING LETTERS.
     SECTIONS VII.C.2, “SUBSCRIPTION AND ALLOCATION OF NEW SERIES B PREFERRED STOCK” AND VII.D.5, “SUBSCRIPTION AGREEMENT,” CONTAIN IMPORTANT INFORMATION REGARDING RIGHTS PROVIDED TO CERTAIN HOLDERS OF DEBT SECURITIES OR TRADE CLAIMS OF DANA WHO WILL BE ABLE TO SUBSCRIBE TO CERTAIN NEW PREFERRED STOCK IN A NEWLY-CREATED ENTITY (“NEW DANA HOLDCO”) IN CONNECTION WITH THE PLAN. IF YOU ARE SUCH A HOLDER, YOU WILL NOT BE ENTITLED TO ANY OF THE RIGHTS SET FORTH IN SUCH SECTION UNLESS YOU SUBMIT A DULY EXECUTED SUBSCRIPTION AGREEMENT AS DESCRIBED IN SECTION VII.D.5 HEREOF TO CENTERBRIDGE PARTNERS, L.P. AND CERTAIN OF ITS AFFILIATES (“CENTERBRIDGE”) AND DANA PRIOR TO 5 P.M. EASTERN TIME ON THE FIFTH BUSINESS DAY AFTER DANA FILES A FORM 8-K WITH THE SEC ANNOUNCING THE CONFIRMATION DATE.
     CERTAIN OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS, BY ITS NATURE, FORWARD-LOOKING AND CONTAINS ESTIMATES, ASSUMPTIONS, AND PROJECTIONS THAT MAY BE MATERIALLY DIFFERENT FROM ACTUAL FUTURE RESULTS. THE WORDS “BELIEVE,” “MAY,” “WILL,” “ESTIMATE,” “CONTINUE,” “ANTICIPATE,” “INTEND,” “EXPECT,” AND SIMILAR EXPRESSIONS IDENTIFY THESE FORWARD-LOOKING STATEMENTS. THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO A NUMBER OF RISKS, UNCERTAINTIES AND ASSUMPTIONS, INCLUDING THOSE DESCRIBED IN SECTION XIV, “CERTAIN RISK FACTORS TO BE CONSIDERED.” IN LIGHT OF THESE RISKS AND UNCERTAINTIES, THE FORWARD-LOOKING EVENTS AND CIRCUMSTANCES DISCUSSED IN THIS DISCLOSURE STATEMENT MAY NOT OCCUR, AND ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THE FORWARD-LOOKING STATEMENTS. NEITHER THE DEBTORS NOR THE REORGANIZED DEBTORS UNDERTAKE ANY OBLIGATION TO PUBLICLY UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.
     EXCEPT WHERE SPECIFICALLY NOTED, THE FINANCIAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT AND IN ITS EXHIBITS HAS NOT BEEN AUDITED BY A CERTIFIED PUBLIC ACCOUNTANT AND HAS NOT BEEN PREPARED IN ACCORDANCE WITH ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED STATES. ADDITIONAL INFORMATION REGARDING DANA IS CONTAINED IN ITS PUBLIC FILINGS WITH THE SEC.
     AS TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS AND OTHER ACTIONS OR THREATENED ACTIONS, THIS DISCLOSURE STATEMENT SHALL NOT CONSTITUTE OR BE CONSTRUED AS AN ADMISSION OF ANY FACT OR LIABILITY, STIPULATION OR WAIVER, BUT RATHER AS A STATEMENT MADE IN SETTLEMENT NEGOTIATIONS. THIS DISCLOSURE STATEMENT SHALL NOT BE ADMISSIBLE IN

ANY NON-BANKRUPTCY PROCEEDING, NOR SHALL IT BE CONSTRUED TO BE CONCLUSIVE ADVICE ON THE TAX, SECURITIES OR OTHER LEGAL EFFECTS OF THE PLAN AS TO HOLDERS OF CLAIMS AGAINST, OR INTERESTS IN, EITHER THE DEBTORS OR THE REORGANIZED DEBTORS.
A. Parties Entitled to Vote on the Plan
     Under the provisions of the Bankruptcy Code, not all parties in interest are entitled to vote on a chapter 11 plan. Creditors or equity interest holders whose claims or interests are not impaired by a plan are deemed to accept the plan under section 1126(f) of the Bankruptcy Code and are not entitled to vote. Creditors or equity interest holders whose claims or interests are impaired by the Plan, but will receive no distribution under the Plan, are not entitled to vote either because they are deemed to have rejected the Plan under section 1126(g) of the Bankruptcy Code. For a discussion of these matters, see Section IX, “Voting Requirements” and Section X, “Confirmation of the Plan.”
     The following sets forth which classes are entitled to vote on the Plan and which are not:
•	The Debtors are not seeking votes from the holders of Claims in Class 1A (Priority Claims Against the Consolidated Debtors), Class 1B (Priority Claims Against EFMG), Class 2A (Secured Claims Against the Consolidated Debtors Other Than the Port Authority Secured Claim), Class 2B (Secured Claims Against EFMG), Class 3 (Asbestos Personal Injury Claims), Class 4 (Convenience Claims Against the Consolidated Debtors), Class 5A (General Unsecured Claims against EFMG), Class 6B (Claims of Wholly-Owned and Majority-Owned Non-Debtor Affiliates Other than DCC) and from the holders of Interests in Class 8 (Subsidiary Debtor Equity Interests), because the Debtors believe those Claims and Interests are not impaired by the Plan. These holders will be deemed to have voted to accept the Plan.

•	Although holders of Claims in Class 6A (Prepetition Intercompany Claims) will be impaired under the Plan, each holder of a Claim in Class 6A will be deemed to have accepted the Plan and, therefore, will not have the right to vote with respect to the Plan.

•	The Debtors are seeking votes from the holders of Allowed Claims in Class 2C (Port Authority Secured Claim), Class 5B (5.85% Bond Claims), Class 5C (6.5% or 7% Bond Claims), Class 5D (9% Bond Claims), Class 5E (10.125% Bond Claims), Class 5F (Other General Unsecured Claims Against the Consolidated Debtors), Class 5G (Union Claim), Class 6C (DCC Claim) and Class 7B (Section 510(b) Old Common Stock Claims Against the Consolidated Debtors), and from the holders of Allowed Interests in Class 7A (Old Common Stock of Dana Interests) because those Claims and Interests are impaired under the Plan, and the holders of Allowed Claims or Interests in such Classes are receiving a distribution under the Plan on account of such Allowed Claims or Interests. The holders of such Claims and Interests will have the right to vote to accept or reject the Plan.
     For a detailed description of the Classes of Claims and Interests and their treatment under the Plan, see Section VIII.B, “Classification and Treatment of Claims and Interests.”
B. Solicitation Package
     The Solicitation Package will contain:
1.	A cover letter describing (a) the content of the Solicitation Package, [(b) the content of any enclosed CD-ROM and instructions for use of such CD-ROM and (c) information about how to obtain, at no charge, paper copies of any materials provided on such CD-ROM;]

2.	A paper copy of the Confirmation Hearing Notice;

3.	A paper copy of, or CD-ROM containing, the Disclosure Statement together with the exhibits thereto, including the Plan, that have been filed with the Bankruptcy Court before the date of the mailing;

4.	Paper copies of any letters from the Debtors and other constituencies recommending acceptance of the Plan; and

5.	One or more Ballots and a return envelope (Ballots are provided only to holders of Claims in Classes 2C, 5B, 5C, 5D, 5E, 5F, 5G, 6C, and 7B and Interests in Class 7A, the Classes of Claims and Interests that are entitled to vote on the Plan).
     The Debtors will provide a hard copy of the Plan and the Disclosure Statement, including all exhibits filed to date, to parties in interest, at no charge, upon written request. In addition, the Plan and the Disclosure Statement (including exhibits) are available at no charge via the internet at http://www.dana.bmcgroup.com and http://www.danacreditorcommittee.com.
C. Voting Procedures, Ballots, and Voting Deadline
     If you are entitled to vote to accept or reject the Plan, a Ballot is enclosed for the purpose of voting on the Plan. Please vote and return your Ballot(s) to the Voting Agent unless you are a beneficial owner of a security who receives a Ballot from a broker, bank, dealer or other agent or nominee, in which case you must return the Ballot to that broker, bank, dealer or other agent or nominee.
     After carefully reviewing the Plan, this Disclosure Statement, the Approval and Procedures Order (as defined below) and the detailed instructions accompanying your Ballot, please indicate your acceptance or rejection of the Plan by voting in favor of or against the Plan. In order for your vote to be counted, you must complete and sign your original Ballot (copies will not be accepted) and return it in the envelope provided. Except with respect to Ballots used by brokers, banks, dealers or other agents or nominees for summarizing votes cast by beneficial owners holding securities (each, a “Master Ballot”), no Ballots may be submitted by facsimile or electronic mail, and any Ballots submitted by facsimile or electronic mail will not be accepted by the Voting Agent.
     Each Ballot has been coded to reflect the Class of Claims or Interests it represents. Accordingly, in voting to accept or reject the Plan, you must use only the coded Ballot or Ballots sent to you with this Disclosure Statement.
     If you hold Claims in more than one voting Class, or hold multiple Claims, or hold Claims and Interests, you may receive more than one Ballot. In order for your vote to be counted, your Ballot must be properly completed in accordance with the voting instructions on the Ballot and received no later than [     ], 2007, at 5:00 p.m. (Eastern Time) (the “Voting Deadline”) by The BMC Group, Inc. (“BMC”), via (a) regular mail at Dana Voting Agent, The BMC Group, P.O. Box 952, El Segundo, CA 90245-0952, or (b) delivery or courier at Dana Voting Agent, BMC Group, Inc., 1330 E. Franklin Ave., El Segundo, CA 90245 (the “Voting Agent”). Do not return any debt instruments or equity securities with your Ballot.
     If you are a holder of a Claim or Interest who is entitled to vote on the Plan and did not receive a Ballot, received a damaged Ballot or lost your Ballot, or if you have any questions concerning the Disclosure Statement, the Plan or the procedures for voting on the Plan, please contact BMC by (a) regular mail at Dana Voting Agent, The BMC Group, P.O. Box 952, El Segundo, CA 90245-0952, (b) delivery or courier at Dana Voting Agent, BMC Group, Inc., 1330 E. Franklin Ave., El Segundo, CA 90245, or (c) toll-free telephone for U.S. callers at (888) 819-7916 (Dana Employee/Retiree Line) or (888) 819-7921 (Dana Vendor Line and General Line), and for international callers, call +1-310-321-5587 (Dana Employee/Retiree Line) or +1-310-321-5573 (Dana Vendor Line and General Line).
     If you have any questions about the procedure for voting your Claim, the packet of materials that you have received, the amount of your Claim, or if you wish to obtain a paper copy of this Disclosure Statement and its appendices and exhibits, please contact the Voting Agent at the address set forth above.
     FOR FURTHER INFORMATION AND INSTRUCTIONS ON VOTING TO ACCEPT OR REJECT THE PLAN, SEE SECTION IX, “VOTING REQUIREMENTS.”
     Before voting on the Plan, each holder of a Claim in Classes 2C, 5B, 5C, 5D, 5E, 5F, 5G, 6C, and 7B or an Interest in Class 7A should read, in its entirety, this Disclosure Statement, the Plan, the Approval and Procedures Order, the Notice of Confirmation Hearing, and the instructions accompanying the Ballots. These documents contain important information concerning how Claims and Interests are classified for voting purposes and how votes will be tabulated.
D. Confirmation Hearing and Deadline for Objections to Confirmation
     The Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a hearing on whether the Debtors have fulfilled the Confirmation requirements of section 1129 of the Bankruptcy Code. The Approval and Procedures Order (the

“Approval and Procedures Order”), which, among other things, approves this Disclosure Statement as containing adequate information, establishes the voting procedures, schedules a hearing to consider confirmation of the Plan (the “Confirmation Hearing”), and sets the voting deadline and the deadline for objection to confirmation of the Plan. The Confirmation Hearing has been scheduled for [                     ], 2007 at [                    ] .m., Eastern Time, before the Honorable Burton F. Lifland, United States Bankruptcy Judge for the Southern District of New York, in the Judge’s usual courtroom at the United States Bankruptcy Court for the Southern District of New York, located at 1 Bowling Green, New York, New York 10004. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice, except for an announcement of the adjourned date made at the Confirmation Hearing or at any subsequent adjourned Confirmation Hearing.
     Any objection to Confirmation must be made in writing and must specify in detail (1) the name and address of the objector, (2) all grounds for the objection and (3) the amount of the Claim or Interest held by the objector. Any such objections must be Filed and served upon the persons designated in the notice of the Confirmation Hearing in the manner and by the deadline described therein.
II.
SUMMARY OF THE PLAN
     The following Plan summary is a general overview only, which is qualified in its entirety by, and should be read in conjunction with, the more detailed discussions, information and financial statements and notes thereto appearing elsewhere in this Disclosure Statement and the Plan.
     This Disclosure Statement contains, among other things, descriptions and summaries of provisions of the Plan being proposed by the Debtors. The Debtors reserve the right to modify the Plan consistent with section 1127 of the Bankruptcy Code and Rule 3019 of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”).
A. Overview
     The Plan implements both (1) the Debtors’ restructuring as a sustainable, viable business through several restructuring initiatives that were undertaken during the Chapter 11 Cases (the “Restructuring”) and (2) a global settlement (the “Global Settlement”) among the Debtors and, respectively, the UAW and the USW (collectively, the “Unions”), and involving Centerbridge as well as several creditors (the “Supporting Creditors”) as the New Equity Investors, on terms that provide significant value to the Debtors, their creditors and other stakeholders. Both the Restructuring and the Global Settlement are essential to the success of the Debtors’ reorganization and the viability of their businesses following the Effective Date of the Plan.
     The Restructuring required the simultaneous implementation of several distinct reorganization initiatives and the cooperation of the Debtors’ key business constituencies: customers, vendors, employees and retirees. In particular, the Debtors had to: (1) negotiate substantial price increases with their customers that, when fully implemented, are expected to be approximately $180 million on an annual basis; (2) recover, or otherwise compensate for, increased material costs through renegotiation or rejection of various customer programs and improvement of vendor terms; (3) achieve a permanent reduction and realignment of overhead costs that, when fully implemented, will approximate between $40 and $50 million annually; (4) restructure their wage and benefit programs to create an appropriate sustainable labor and benefit cost structure; and (5) address the excessive costs and funding requirements of the legacy pension and other post-retirement benefit liabilities accumulated over the past several decades, in part from prior divestitures and closed operations. Moreover, in order for the restructuring to be effective in the long-term, the Debtors must optimize their manufacturing footprint by substantially repositioning manufacturing to lower cost countries. See “Restructuring Initiatives” for a more detailed overview.
     The Debtors’ objectives to restructure their wages and benefit programs and to address their legacy pension and other post-employment benefit obligations were reached through: (1) the Global Settlement, in which all issues in the Chapter 11 Cases between the Debtors, the UAW and the USW were resolved, and Centerbridge and the Supporting Creditors committed to invest up to $750 million in New Dana Holdco; (2) the settlement with respect to the International Association of Machinists and Aerospace Workers’ (the “IAM”) involvement in the 1113/1114 Litigation (as defined below); (3) the Bankruptcy Court’s order authorizing the Debtors to terminate the non-pension retiree benefits of all active non-union workers in the United States, effective April 1, 2007; and (4) the settlement between the Debtors and the Retiree Committee (as defined below) of a portion of the 1113/1114 Litigation pursuant to which the Debtors agreed to fund a Voluntary Employee Benefit Association (“VEBA”) trust (which is a tax-exempt trust that can be used to provide certain benefits to participants and their beneficiaries) through an initial contribution of $25 million and a final contribution, on or before the Effective Date, of $53.8 million. The Global Settlement is implemented in:
(1)	two labor settlements reached with the Unions (as amended, the “Union Settlement Agreements”) that provide for, among other things, the elimination of the Debtors’ non-pension retiree benefits obligations and the creation and funding of two VEBA trusts to provide non-pension retiree benefits and certain long-term disability benefits, a freezing of the current defined benefit pension plans, specified contributions to a USW pension trust and a defined-contribution plan, institution of consumer-driven healthcare programs for active unionized employees with sharing of medical inflation costs, a competitive two-tier wage structure, elimination of liability for existing long-term disability benefits, elimination of cost of living wage increases, buyouts of certain high-wage employees, cost-saving changes to work rules and an agreement on plant closings, work movement and other manufacturing footprint changes. The Union Settlement Agreements are premised upon, among other things, certain understandings related to the capitalization of the Reorganized Debtors upon emergence from bankruptcy;

(2)	the Plan Support Agreement among Dana, the Unions, Centerbridge and the Supporting Creditors (the “Plan Support Agreement”) in which the Debtors agreed to propose and prosecute a plan of reorganization containing certain terms that the Debtors, the Unions, Centerbridge and the Supporting Creditors consider essential to the Debtors’ emergence from bankruptcy as a viable, going concern capable of achieving profitable U.S. operations; and

(3)	the New Investment Agreement, dated July 26, 2007, between Dana and Centerbridge (the “New Investment Agreement”) that contains the terms and conditions governing the issuance of New Preferred Stock by New Dana Holdco in exchange for an investment of up to $750 million by, among other investors, Centerbridge. See “The Global Settlement.”
B. Classification and Treatment of Claims and Interests Under the Plan
     Except for Administrative Claims and Priority Tax Claims, which are not required to be classified, all Claims and Interests that existed on March 3, 2006 (the “Petition Date”) are divided into classes under the Plan. The following summarizes the treatment of the classified Claims and Interests under the Plan.

Description and Amount
of Claims or Interests	Treatment
Class 1 — Priority Claims: Consist of all Claims entitled to priority in payment pursuant to section 507(a) of the Bankruptcy Code that are not Administrative Claims or Priority Tax Claims. Class 1A consists of Priority Claims against the Consolidated Debtors. Class 1B consists of Priority Claims against EFMG.

Estimated Aggregate Allowed Amount: $1.0 million
Unimpaired. On the Effective Date, each holder of an Allowed Claim in Class 1A or 1B will receive Cash equal to the amount of such Allowed Claim. Estimated Percentage Recovery: 100%

Classes 2A — Secured Claims Against the Consolidated Debtors Other Than the Port Authority Secured Claim:	Unimpaired. On the Effective Date, each holder of an Allowed Claim in Class 2A will, at the election of the applicable Debtor, (A) receive payment in Cash in full, (B) have its Allowed Claim Reinstated, or (C) receive the collateral securing such Allowed Claim. The applicable Debtor will be deemed to have elected Option B except with respect to (1) any Allowed Secured Claim as to which the applicable Debtor elects either Option A or Option C in one or more certifications Filed prior to the conclusion of the Confirmation Hearing and (2) any Allowed Secured Tax Claim, with respect to which the applicable Debtor will be deemed to have elected Option A. Holders of an Allowed Secured Tax Claim in Class 2A will not be entitled to receive any payment on account of any penalty arising with respect to or in connection with

Description and Amount
of Claims or Interests	Treatment
such Allowed Secured Tax Claim. Any such Claim or demand for any such penalty will be subject to treatment in Class 5F, if not subordinated to Class 5F Claims pursuant to an order of the Bankruptcy Court. The holder of an Allowed Secured Tax Claim will not assess or attempt to collect such penalty from the Debtors, Reorganized Debtors or their respective property (other than as a holder of a Class 5F Claim).

Estimated Aggregate Allowed Amount: $4.0 million	Estimated Percentage Recovery: 100%

Classes 2B — Secured Claims Against EFMG:	Unimpaired. On the Effective Date, each holder of an Allowed Claim in Class 2B will, at the election of EFMG, (A) receive payment in Cash in full, (B) have its Allowed Claim Reinstated, or (C) receive the collateral securing such Allowed Claim. EFMG will be deemed to have elected Option B except with respect to (a) any Allowed Secured Claim as to which EFMG elects either Option A or Option C in one or more certifications Filed prior to the conclusion of the Confirmation Hearing and (b) any Allowed Secured Tax Claim, with respect to which EFMG will be deemed to have elected Option A. Holders of an Allowed Secured Tax Claim in Class 2B will not be entitled to receive any payment on account of any penalty arising with respect to or in connection with such Allowed Secured Tax Claim. Any such Claim or demand for any such penalty will be subject to treatment in Class 5A, if not subordinated to Class 5A Claims pursuant to an order of the Bankruptcy Court. The holder of an Allowed Secured Tax Claim will not assess or attempt to collect such penalty from the Debtors, Reorganized Debtors or their respective property (other than as a holder of a Class 5A Claim).

Estimated Aggregate Allowed Amount: $0	Estimated Percentage Recovery: 100%

Class 2C — Port Authority Secured Claim: Means the Port Authority’s $18.875 million Secured Claim against Debtor Torque-Traction Technologies, LLC, Allowed pursuant to the Port Authority Settlement Order.
Impaired. On or as soon as practicable after the Effective Date, the Port Authority Secured Claim in Class 2C will be satisfied by: (a) Reorganized Torque-Traction Technologies, LLC entering into and assuming as amended the Port Authority Lease in the form attached to the Port Authority Settlement Agreement as Exhibit 1, (b) New Dana Holdco executing and delivering an amended guaranty in the form attached to the Port Authority Settlement Agreement as Exhibit 2 and (c) Reorganized Torque-Traction Technologies, LLC and New Dana Holdco executing and delivering any other agreements necessary to implement the Port Authority Settlement Agreement.

Aggregate Allowed Amount: $18.875 million	Aggregate Percentage Recovery: 95%

Class 3 — Asbestos Personal Injury Claims: Consist of all Asbestos Personal Injury Claims.	Unimpaired. On the Effective Date, the Asbestos Personal Injury Claims will be Reinstated. Estimated Percentage Recovery: 100%

Class 4 — Convenience Claims Against the Consolidated	Unimpaired. On the Effective Date, each holder of an

Description and Amount
of Claims or Interests	Treatment
Debtors: Consist of General Unsecured Claims against any of the Consolidated Debtors that otherwise would be classified in Class 5F, but, with respect to each such Claim, either (1) the amount of such Claim is equal to or less than $5,000 or (2) is reduced to $5,000 pursuant to an election by the Claim holder made on the Ballot provided for voting on the Plan by the Voting Deadline.
Allowed Convenience Claim will receive Cash equal to the amount of such Allowed Claim (as reduced, if applicable, pursuant to an election by the Claim holder in accordance with Section I.A.54 of the Plan).

Estimated Aggregate Allowed Amount: $10.0 million	Estimated Percentage Recovery: 100%

Class 5A — General Unsecured Claims Against EFMG: Consist of all Claims against EFMG that are not Administrative Claims, Cure Amount Claims, Priority Claims, Priority Tax Claims or Secured Claims, including all liabilities related to real property not owned or leased by the Debtors as of the Petition Date.
Unimpaired. On the Effective Date, each holder of an Allowed Claim in Class 5A will receive Cash equal to the amount of such Allowed Claim.

Estimated Aggregate Allowed Amount: $3.0 million	Estimated Percentage Recovery: 100%

Class 5B — 5.85% Bond Claims: Consist of any Claim against a Debtor under or evidenced by the 1997 Indenture, including any Claims pursuant to any guaranty agreement.	Impaired. In full satisfaction of its Allowed Claim, each holder of an Allowed Claim in Class 5B will receive (a) on the Effective Date, its Pro Rata share, based upon the principal amount of each holder’s Allowed Claim, of the Distributable Shares of New Dana Holdco Common Stock and the Distributable Excess Minimum Cash; and/or (b) after the Effective Date, such periodic distributions of Reserved Shares and Reserved Excess Minimum Cash as are set forth in Section VI.F.4.b of the Plan.

Estimated Aggregate Allowed Amount: $462.1 million	Estimated Percentage Recovery: 69% — 90%[1]

Class 5C — 6.5% or 7% Bond Claims: Consist of any Claim against a Debtor under or evidenced by the 2001 Indenture, including any Claims pursuant to any guaranty agreement.	Impaired. In full satisfaction of its Allowed Claim, each holder of an Allowed Claim in Class 5C will receive (a) on the Effective Date, its Pro Rata share, based upon the principal amount of each holder’s Allowed Claim, of the Distributable Shares of New Dana Holdco Common Stock and the Distributable Excess Minimum Cash; and/or (b) after the Effective Date, such periodic distributions of Reserved Shares and Reserved Excess Minimum Cash as are set forth in Section VI.F.4.b of the Plan.

Estimated Aggregate Allowed Amount: $953.2 million	Estimated Percentage Recovery: 69% — 90%[1]

Class 5D — 9% Bond Claims: Consist of any Claim against a Debtor under or evidenced by the 2002 Indenture, including any Claims pursuant to any guaranty agreement.	Impaired. In full satisfaction of its Allowed Claim, each holder of an Allowed Claim in Class 5D will receive (a) on the Effective Date, its Pro Rata share, based upon the principal amount of each holder’s Allowed Claim, of the Distributable Shares of New Dana Holdco Common Stock and the Distributable Excess Minimum Cash; and/or (b) after the Effective Date, such periodic distributions of Reserved Shares and Reserved Excess Minimum Cash as are set forth in Section VI.F.4.b of the Plan.

Estimated Aggregate Allowed Amount: $128.4 million	Estimated Percentage Recovery: 69% — 90%[1]

Class 5E — 10.125% Bond Claims: Consist of any Claim against a Debtor under or evidenced by the 2004 Indenture, including any Claims pursuant to any guaranty agreement.	Impaired. In full satisfaction of its Allowed Claim, each holder of an Allowed Claim in Class 5E will receive (a) on the Effective Date, its Pro Rata share,

Description and Amount
of Claims or Interests	Treatment
based upon the principal amount of each holder’s Allowed Claim, of the Distributable Shares of New Dana Holdco Common Stock and the Distributable Excess Minimum Cash; and/or (b) after the Effective Date, such periodic distributions of Reserved Shares and Reserved Excess Minimum Cash as are set forth in Section VI.F.4.b of the Plan.

Estimated Aggregate Allowed Amount: $77.0 million	Estimated Percentage Recovery: 69% — 90%[1]

Class 5F — Other General Unsecured Claims Against Consolidated Debtors: Consist of all General Unsecured Claims against the Consolidated Debtors not otherwise classified by the Plan.	Impaired. — In full satisfaction of its Allowed Claim, each holder of an Allowed Claim in Class 5F will receive (a) on the Effective Date, its Pro Rata share, based upon the principal amount of each holder’s Allowed Claim, of the Distributable Shares of New Dana Holdco Common Stock and the Distributable Excess Minimum Cash; and/or (b) after the Effective Date, such periodic distributions of Reserved Shares and Reserved Excess Minimum Cash as are set forth in Section VI.F.4.b of the Plan.

Estimated Aggregate Allowed Amount: $879.3 million to $1,629.3 million	Estimated Percentage Recovery: 69% — 90%[1]

Class 5G — Union Claim: Consists of the Claim of the Unions arising out of the Union Settlement Agreements and asserted by the Unions in the aggregate amount of $1,100 million.	Impaired. On the Effective Date, in full satisfaction of the Union Claim, the Debtors will make the UAW Retiree VEBA Contribution and the USW Retiree VEBA Contribution.

Estimated Aggregate Amount: $1,100 million	Estimated Percentage Recovery: 69%

Class 6A — Prepetition Intercompany Claims: Consist of any Claim by any Debtor against another Debtor.	Impaired. On the Effective Date, Prepetition Intercompany Claims in Class 6A that are not eliminated by operation of law in the Restructuring Transactions will be deemed settled, and compromised in exchange for the consideration and other benefits provided to the holders of Prepetition Intercompany Claims and not entitled to any distribution of Plan consideration under the Plan. Each holder of a Class 6A Claim will be deemed to have accepted the Plan. Class 6A Claims are impaired.

Estimated Percentage Recovery: 0%

Class 6B — Claims of Wholly-Owned and Majority-Owned Non-Debtor Affiliates Other than DCC: Consist of all Claims of wholly-owned and majority-owned non-Debtor direct or indirect subsidiaries of Dana other than DCC.
Unimpaired. On the Effective Date, Claims of Wholly-Owned and Majority-Owned Non-Debtor Affiliates Other than DCC against the Debtors will be Reinstated.

Estimated Percentage Recovery: 100%

Class 6C — DCC Claim: Consists of the $325 million General Unsecured Claim against Dana, Allowed pursuant to the Order Approving Settlement Agreement among the Debtors and Dana Credit Corporation (Docket No. 4199), entered on November 30, 2006.
Impaired. On the Effective Date, in full satisfaction of the DCC Claim, the Reorganized Debtors will satisfy in Cash DCC’s outstanding liability under the DCC Bonds.

Aggregate Claim Amount: $325 million	Estimated Percentage Recovery: 35%

[1]	Assumes a range of total General Unsecured Claims from $2,500 million to $3,250 million, with $3,250 million being the cap on General Unsecured Claims pursuant to the New Investment Agreement.

Description and Amount
of Claims or Interests	Treatment
Class 7A — Old Common Stock of Dana Interests: Consist of all Interests in respect of the Old Common Stock of Dana.	Impaired. On the Effective Date, the Old Common Stock of Dana and all Interests related thereto will be canceled, and each holder of an Allowed Interest in Class 7A will receive, in full satisfaction of such Allowed Interest, a contingent, residual interest in the Disputed Unsecured Claims Reserve Assets that will entitle each holder of an Allowed Interest in Class 7A to receive, to the extent holders of Allowed Claims in Classes 5B, 5C, 5D, 5E and 5F have been paid in full plus Postpetition Interest, its Pro Rata share, based upon the number of shares of Old Common Stock of Dana (a) owned by the holder on the Distribution Record Date and (b) to which the holder would have been entitled upon the conversion of any related Interests owned on the Distribution Record Date and taking into account Allowed Claims in Class 7B, of any remaining Disputed Unsecured Claims Reserve Assets.

Old Common Stock Outstanding at July 31, 2007:
150,202,981 shares	Estimated Percentage Recovery: 0%

Class 7B — Section 510(b) Old Common Stock Claims Against the Consolidated Debtors: Consist of Claims against any of the Debtors of the type described in section 510(b) of the Bankruptcy Code.	Impaired. Holders of Section 510(b) Old Common Stock Claims in Class 7B will receive, in full satisfaction of such Allowed Claim, a contingent, residual interest in the Disputed Unsecured Claims Reserve Assets that will entitle each holder of an Allowed Claim in Class 7B to receive, to the extent holders of Allowed Claims in Classes 5B, 5C, 5D, 5E and 5F have been paid in full plus Postpetition Interest, its Pro Rata share (taking into account Allowed Interests in Class 7A) of any remaining Disputed Unsecured Claims Reserve Assets.

Estimated Percentage Recovery: 0%

Class 8 — Subsidiary Debtor Equity Interests: Consist of, as to a particular Subsidiary Debtor, any Interests in such Debtor held directly or indirectly by Dana.	Unimpaired. On the Effective Date, the Subsidiary Debtor Equity Interests will be Reinstated, subject to the Restructuring Transactions.

Estimated Percentage Recovery: 100%
     If New Dana Holdco is valued at the midpoint reorganization value of $3,996 million, recoveries to unsecured creditors in classes 5B, 5C, 5D, 5E and 5F would be the following:

Estimated Recovery for
Total Claims Amount	Classes 5B, 5C, 5D, 5E and 5F
Between $2.5 billion and $2.75 billion	82% to 90%
Between $2.75 billion and $3 billion	75% to 82%
Between $3 billion and $3.25 billion	69% to 75%

III.
GENERAL INFORMATION ABOUT THE DEBTORS
A. The Business and Legal Proceedings
1. The Business
     The Debtors and their non-Debtor affiliates (the “Company”) are leading suppliers of axle, driveshaft, structural, sealing, thermal management and related products for global vehicle manufacturers. The Company’s world corporate headquarters are located at 4500 Dorr Street, Toledo, Ohio 43615, and its internet address is www.dana.com. The Company employed approximately 40,000 people at June 30, 2007 and operates in 28 countries worldwide. The Company serves three primary markets, as follows:
(a) Light Vehicle Market. The Company designs and manufactures light axles, driveshafts, structural products, chassis, steering and suspension components, engine sealing products, thermal management products and related service parts for light trucks (including pick-up trucks, sport utility vehicles (“SUVs”), vans, crossover utility vehicles (“CUVs”)) and passenger cars.
(b) Commercial Vehicle Market. The Company designs and manufactures axles, driveshafts, chassis and suspension modules, ride controls and related modules and systems, engine sealing products, thermal management products and related service parts for medium and heavy duty trucks, buses and other commercial vehicles.
(c) Off-Highway Market. The Company designs and manufactures axles, transaxles, driveshafts, brakes, suspension components, transmissions, electronic controls, related modules and systems, engine sealing products and related service parts for construction machinery and leisure/utility vehicles and outdoor power, agricultural, mining, forestry and material handling equipment and for a variety of non-vehicular, industrial applications.
     The Company has aligned its businesses into two primary business units: (a) the Automotive Systems Group (“ASG”), which sells products mostly into the light vehicle market, and (b) the Heavy Vehicle Technologies and Systems Group (“HVTSG”), that sells products to the commercial vehicle and off-highway markets. The ASG is organized into five individual operating segments specializing in the following product lines: Light Axle Products, Driveshaft Products, Sealing Products, Thermal Products and Structural Products. The ASG recorded sales of $5,567 million in 2006, with Ford Motor Company (“Ford”), General Motors Corporation (“GM”) and Chrysler LLC (“Chrysler”) among its largest customers. At June 30, 2007, the ASG employed approximately 27,000 people. The HVTSG is organized to serve specific markets and is comprised of two operating segments: Commercial Vehicle and Off-Highway, each of which focuses on specific markets. The HVTSG generated sales of $2,914 million in 2006. In 2006, the largest Commercial Vehicle customers were PACCAR Inc, Navistar International Inc. and Volvo Truck Corporation. The largest Off-Highway customers included Deere & Company, Caterpillar Inc. and AGCO Corporation. At June 30, 2007, the HVTSG employed approximately 7,000 people. In addition to the employees in the ASG and HVTSG, the Company employs several thousand employees in, among others, operations that are classified as discontinued operations and the corporate headquarters.
     The Company has strategic alliances that strengthen its marketing, manufacturing and product-development capabilities, broaden its product portfolio and help it better serve its diverse and global customer base. For more information, see Dana’s Annual Report on Form 10-K for the year ended December 31, 2006, attached hereto as Exhibit C.
2. Legal Proceedings
     Dana and certain other Debtors are parties to various pending judicial and administrative proceedings that arose in the ordinary course of business. While the Debtors are under chapter 11 bankruptcy protection, most legal proceedings that were or could have been commenced against the Debtors prior to the Petition Date are stayed by operation of the Bankruptcy Code. The Debtors are also cooperating with a formal investigation by the SEC. The following describes legal proceedings that were pending prior to the Petition Date. For a description of certain legal proceedings commenced after the Petition Date, see “The Chapter 11 Cases—Case Administration and Related Activities.”
     a. Class Action Lawsuit and Derivative Actions

     A securities class action entitled Howard Frank v. Michael J. Burns and Robert C. Richter was originally filed in October 2005 in the U.S. District Court for the Northern District of Ohio, naming Dana’s Chief Executive Officer (“CEO”), Mr. Burns, and its former Chief Financial Officer (“CFO”), Mr. Richter, as defendants. In a consolidated complaint filed in August 2006, the lead plaintiff alleged violations of the United States securities laws and claimed that the price at which Dana’s shares traded at various times between April 2004 and October 2005 was artificially inflated as a result of the defendants’ alleged wrongdoing. By order dated June 14, 2007 (as amended on June 18, 2007), the U.S. District Court denied the lead plaintiff’s motion for an order partially lifting the statutory discovery stay and, by order dated August 21, 2007, the Court granted the defendants’ motion to dismiss the consolidated complaint and entered a judgment closing the case. Among other things, the Court held that the consolidated complaint failed to set forth facts to support a strong inference that any of the misstatements or omissions alleged against defendants arose as a result of intentional or reckless misconduct on their part, concluding as follows: “[A]n assessment of all the factors, coupled with the absence of specific facts in the context of otherwise conclusory allegations, persuades me that plaintiff has failed adequately to allege scienter.”
     A shareholder derivative action entitled Roberta Casden v. Michael J. Burns et al. was originally filed in the U.S. District Court for the Northern District of Ohio in March 2006 on behalf of a class of Dana’s shareholders. An amended complaint filed in August 2006 added non-derivative class claims alleging, among other things, that Dana’s bankruptcy filing had been made in bad faith. By order dated June 29, 2006, the Court stayed the derivative claims, deferring to the Bankruptcy Court on those claims. By order dated July 13, 2007, the Court dismissed the non-derivative class claims asserted in the amended complaint and entered a judgment closing the case. Among other things, the Court held that those claims were preempted by Dana’s Chapter 11 case, concluding that “it is distinctly the province of bankruptcy law to determine liability for improper actions relating to bankruptcy filings.” By notice of appeal dated August 10, 2007, the plaintiff has appealed that judgment to the United States Court of Appeals for the Sixth Circuit. A second shareholder derivative action, Steven Staehr v. Michael J. Burns, et al., remains pending in the U.S. District Court for the Northern District of Ohio, but is stayed.
     b. SEC Investigation
     In September 2005, Dana reported that management was investigating accounting matters arising out of incorrect entries related to a customer agreement in its Commercial Vehicle operations and that its Audit Committee had engaged outside counsel to conduct an independent investigation of these matters. Outside counsel informed the SEC of the investigation, which ended in December 2005. In January 2006, Dana learned that the SEC had issued a formal order of investigation with respect to matters related to the restatements2 of Dana’s financial statements for the first two quarters of 2005 and fiscal years 2002 through 2004. The SEC’s investigation is a non-public, fact-finding inquiry to determine whether any violations of the law have occurred. This investigation has not been suspended as a result of the Debtors’ bankruptcy filing, and the Debtors continue to cooperate fully with the SEC in the investigation.
     c. Legal Proceedings Arising in the Ordinary Course of Business
     The Debtors are party to various pending judicial and administrative proceedings arising in the ordinary course of business. These include, among others, proceedings based on product liability claims and alleged violations of environmental laws.
     (i) Asbestos-Related Product Liabilities

[2]	As described in Dana’s Form 8-K, 10-K and 10-Q filings with the SEC, senior management discovered an unsupported asset sale transaction in Dana’s Commercial Vehicle business unit. In September 2005, management initiated an investigation into the matter, found other incorrect accounting entries related to a customer agreement within Dana’s Commercial Vehicle business unit and informed the Audit Committee of the Board of Directors. Thereafter, the Audit Committee engaged outside counsel to conduct an independent investigation of the situation. The independent investigation included interviews with nearly 100 present and former employees with operational and financial management responsibilities for Dana’s business units. The investigations also included a review and assessment of accounting transactions identified through the interview process and through other work performed by Dana and the independent investigators engaged by the Audit Committee. The independent investigators also reviewed and assessed certain items identified as part of the annual audit performed by Dana’s independent registered public accounting firm. In announcements during October and November 2005, Dana reported the preliminary findings of the ongoing management and Audit Committee investigations, including the determination that Dana would restate its consolidated financial statements for the first and second quarters of 2005 and for years 2002 through 2004.

     The Debtors have been named as defendants in a large number of lawsuits relating to the alleged exposure of people to asbestos. Under the Bankruptcy Code, the Debtors’ pending asbestos-related product liability lawsuits, as well as any new lawsuits against the Debtors alleging asbestos-related product-liability claims, have been stayed during the reorganization process. The September 21, 2006 bar date to file proofs of claim did not apply to claimants alleging asbestos-related personal injury claims, but it was the deadline for claimants (including insurers) who are not one of the allegedly injured individuals or their personal representatives to file proofs of claim with respect to other types of asbestos-related claims.
     The Debtors had approximately 72,000 active pending asbestos-related product liability claims at June 30, 2007, including approximately 6,000 that were settled but awaiting final documentation and payment, and an additional approximately 84,000 claims that are on inactive dockets because the claimant has not manifested a disease. At June 30, 2007, the Debtors had recorded $71 million as an asset for probable recovery from their insurers for both the pending asbestos-related product liability claims and projected demands.
     (ii) Environmental Proceedings
     United Stated Environmental Protection Agency
     Among other proceedings, the Debtors are involved in an environmental proceeding under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§ 9601-9675 (“CERCLA”), in connection with the Hamilton Avenue Industrial Park site in South Plainfield, New Jersey (the “Hamilton Avenue Site”), where the Debtors presently are one of a small number of potentially responsible parties. In September 2006, the United States Environmental Protection Agency (the “EPA”) and other federal agencies filed a proof of claim for alleged liabilities relating to, among other things, the Hamilton Avenue Site (the “EPA Claim”), seeking an unliquidated amount in excess of $250 million with respect to this site.
     The Hamilton Avenue Site is the location of the first Dana manufacturing facility, which operated there from approximately 1904 until 1928. The site was leased to Cornell-Dubilier Electronics, Inc. (“CDE”), a manufacturer of PCB-containing electrical components, from 1936 until 1956, when Dana sold the property to CDE. CDE continued to operate at the Hamilton Avenue Site until the early 1960s, when it sold the site to the present owner, a property management firm. During part of the period when CDE leased the property from Dana, the United States Department of Defense and its predecessor, the War Department (collectively, the “Defense Department”), actively utilized the Hamilton Avenue Site for manufacturing activities in support of the United States government’s efforts in World War II. During the war years, operations at the site were directed by the United States government through the Defense Department.
     Dana’s alleged liability at the Hamilton Avenue Site arises solely as a result of its passive ownership of the site during a period of time when CDE allegedly caused PCB and related contamination.
     The EPA began its evaluation of the Hamilton Avenue Site in the late 1990s when the site was added to the National Priorities List. The site is divided into the following four operable units (“OUs”): (A) OU-1, relating to soil contamination remaining following earlier removal action; (B) OU-2, relating to on-site soil and building contamination; (C) OU-3, relating to groundwater; and (D) OU-4, relating to off-site soil sediments in the vicinity of the Bound Brook. The EPA issued Records of Decision (“ROD”) for OU-1, which identified the EPA’s proposed remedy relating to off-site soil contamination. The EPA Claim includes an estimated cost recovery claim of $3.5 million for OU-1. In 2004, the EPA issued a ROD for OU-2, identifying a remedy that ignored comments submitted by Dana and CDE to the proposed plan related to technical feasibility and implementation concerns. The EPA Claim includes an estimated cost recovery claim of $89.5 million for OU-2. Work done for both OU-1 and OU-2 is in the initial stages.
     The OU-3 remedial investigation/feasibility study (the “RI/FS”) work is ongoing. Work on the RI/FS for OU-4 has not yet been initiated. As a result, the administrative record for OU-3 or OU-4 remains incomplete. No remedy has been selected for either OU-3 or OU-4. The EPA Claim includes estimated cost recovery claims of $25 million and $55 million for OU-3 and OU-4, respectively, plus additional indirect costs of $50 million.
     With respect to the Hamilton Avenue Site, the EPA Claim also identifies civil penalties of approximately $13.1 million, punitive damages estimated by EPA to be $3.5 million, stipulated penalties of $200,000 and a natural resource damage claim estimated by the United States government to be in the range of $20 million to $37 million.
     The liabilities asserted in the EPA Claim relating to the Hamilton Avenue Site constitute prepetition liabilities subject to treatment as general unsecured claims under the Plan. Absent a negotiated resolution of the EPA Claim, it is expected that the claim will be addressed through legal proceedings under the claims process in these cases, where the validity and amounts of the asserted claims will have to be substantiated. In any such proceedings, the Debtors anticipate that they will raise a number of significant defenses to the asserted liabilities relating to the Hamilton Avenue Site, including, by way of example and without limitation, that: (A) the EPA cannot assert joint and several liability where the United States government, through the Defense Department, is a contributor to contamination at the Hamilton Avenue Site; (B) the EPA’s proposed remedial actions, in whole or in part, are arbitrary and capricious or otherwise not in accordance with the law; (C) the EPA cannot establish causation and/or alternate causation is the source of some or all of the asserted damages; (D) liability should be equitably allocated to responsible parties; and (E) the EPA’s cost estimates are speculative and unsupported, or the EPA otherwise has not met its burden of proof.
     Although the Debtors believe that they have viable defenses to reduce (if not eliminate) the EPA Claim with respect to the Hamilton Avenue Site, there are no assurances whether or to what extent the Debtors will prevail in this matter. Dana has a contingent liability reserve of $15.5 million for this site.
     The EPA also has filed proofs of claim relating to certain other sites, asserting unliquidated amounts in excess of approximately $64 million. Most of these sites are multi-party sites where Dana believes that its share of liability is small and/or that other defenses are available to reduce or eliminate the asserted claim. Of the additional amounts asserted by the EPA, the largest asserted amount relates to the Solvents Recovery Service of New England, Inc. Superfund site in Southington, Connecticut (the “SRSNE Site”). There currently are approximately 250 Potentially Responsible Parties at the SRSNE Site, including Debtor Brake Systems Inc. A ROD for the SRSNE Site was issued in 2005, and the EPA has estimated the total future response costs are $30.6 million, to which it has added interest and other amounts for a total asserted claim of not less than $44.4 million. Although the proof of claim is asserted on the basis of joint and several liability for this full amount, the Debtors estimate that Brake Systems, Inc.’s percentage of responsibility, if any, is significantly less than one tenth of one percent.
     Ohio Environmental Protection Agency
     The Ohio Environmental Protection Agency (“Ohio EPA”) has filed proofs of claim including, among other things, a claim in excess of $41 million under Ohio’s environmental statutes and CERCLA for remediation of contamination of the Ottawa River resulting from the disposal of wastes at the Dura, Tyler and Stickney landfills. These landfills are not owned by any of the Debtors and were used by numerous waste generators in the Toledo, Ohio area. Prior to filing its proof of claim, Ohio EPA had not commenced any enforcement or cost recovery activity against any of the Debtors with respect to alleged contamination of the Ottawa River. Rather, Ohio EPA apparently is basing its claim on an assessment initiated by the United States Department of the Interior, Fish and Wildlife Service (“DOI”) in 2005 relating to possible natural resource damages of the Ottawa River to the confluence with Maumee Bay, as well as Maumee Bay itself (the “Ottawa River Site”). Ohio EPA has not presented the Debtors with any evidence in support of claim of liability (including that any contamination found in the Ottawa River is attributable to any of the identified landfills or, in particular, any hazardous substances disposed of at those landfills by any of the Debtors) or the Debtors’ proper share of any such liability. Absent a negotiated resolution, it is expected that the EPA Claim will be addressed through legal proceedings under the claims process in these cases, where the validity and amounts of the asserted claims will have to be substantiated. Ohio EPA has asserted its claim for the clean up of the Ottawa River Site as an administrative claim. The Debtors believe that any such claim would be a general unsecured, nonpriority claim.
     Among other things, Ohio EPA also asserts a claim of approximately $4 million relating to remediation of a property in Caldwell, Ohio that was owned by one of the Debtors as of the Petition Date.
     Indiana Department of Environmental Management
     The Indiana Department of Environmental Management (“IDEM”) has filed a proof of claim seeking an unliquidated General Unsecured Claim in excess of $14 million for, among other things, liabilities under the Resource Conservation and Recovery Act and state environmental laws relating to ten formerly owned sites where the Debtors had been involved in remediation or investigation activities prior to the Petition Date. The Debtors are evaluating the amounts asserted by IDEM and are engaged in negotiations to resolve these issues.
B. The Debtors’ Prepetition Capital Structure
     The facilities and instruments evidencing the Debtors’ prepetition debt and certain other elements of their prepetition capital structure are described below.

1. Prepetition Credit Facility
     Prior to the Petition Date, the Debtors had a five-year revolving credit facility (the “Prepetition Credit Facility”) that provided them with $400 million of borrowing capacity and that would have matured on March 4, 2010. The Prepetition Credit Facility was entered into by and among: (a) Dana, as borrower; (b) various banks, financial institutions and other institutional lenders that might be, from time to time, parties to the Revolving Credit Facility (the “Prepetition Lenders”); (c) Citicorp USA, Inc., as administrative agent; (d) Deutsche Bank Securities, Inc. and Bank of America, N.A., as syndication agents; (e) JPMorgan Chase Bank, N.A. and SunTrust Bank, as documentation agents; and (f) Citigroup Global Markets, Inc., as lead arranger and book manager. Borrowings under the Prepetition Credit Facility were used for Dana’s working capital and other general corporate purposes, including capital expenditures. In connection with a November 2005 amendment of the Prepetition Credit Facility, all of the borrowings thereunder became secured. As of the Petition Date, borrowings under the Prepetition Credit Facility totaled approximately $377 million, and the Debtors had no further borrowing availability thereunder. After the Petition Date, all outstanding amounts under the Prepetition Credit Facility were paid in full in Cash from borrowings under the DIP Credit Agreement (as defined below). The Creditors’ Committee is undertaking an investigation in connection with the November 2005 amendment to the Prepetition Credit Facility.
2. Bonds
     Since 1997, Dana has entered into four indenture agreements with Wilmington Trust Company, as successor to Citibank, N.A., as indenture trustee. Pursuant to these indenture agreements, Dana issued the following series of fixed rate unsecured notes (collectively, the “Bonds” and the holders of such Bonds, collectively, the “Bondholders”):

		Total Amount Outstanding
Indenture Agreement	Bonds Issued	on Petition Date
December 15, 1997 Indenture	$150 million of 6.5% notes, due March 15, 2008	$152,843,750
December 15, 1997 Indenture	$350 million of 6.5% notes, due March 1, 2009	$357,520,139
March 11, 2002 Indenture	$250 million of 10.125% notes, due March 15, 2010	$76,955,402
August 8, 2001 Indenture	$575 million of 9% notes, due August 15, 2011	$119,530,445
	and €200 million of 9% notes, due August 15, 2011	and $8,908,261)
December 10, 2004 Indenture	$450 million of 5.85% notes, due January 15, 2015	$462,065,625
December 15, 1997 Indenture	$200 million of 7% notes, due March 15, 2028	$168,419,771
December 15, 1997 Indenture	$400 million of 7% notes, due March 1, 2029	$274,457,007
     On March 1, 2006, the Debtors announced that they did not make the March 1, 2006 interest payments on their (a) 7% Senior Notes due March 1, 2029 and (b) 6.5% Senior Notes due March 1, 2009. The aggregate amount of these interest payments was approximately $21 million. There was a 30-day grace period with respect to these interest payments. As of the Petition Date, the aggregate total amount outstanding under the Bonds was approximately $1,621 million.
3. Prepetition Financing Programs
     a. Accounts Receivable Securitization Program
     As of December 31, 2005, the Debtors’ accounts receivable securitization program (“ARS Program”) provided up to a maximum of $275 million to meet periodic demand for short-term financing. Under the ARS Program, certain of the Debtors’ divisions and subsidiaries either sold or contributed accounts receivable to Dana Asset Funding LLC (“DAF”), a special purpose entity. DAF funded its accounts receivable purchases by pledging the receivables as collateral for short-term loans from participating banks. The securitized account receivables were owned in their entirety by DAF.
     As of February 28, 2006, the Debtors’ outstanding borrowings under the ARS Program were $225 million. On or about the Petition Date, all outstanding amounts under the ARS Program were paid in full in Cash from borrowings under the DIP Credit Agreement.
     b. Purchasing Card Obligations
     The Debtors fund many of their day-to-day purchases through a U.S. purchasing card program with Citibank USA, N.A. (the “P-Card”). As of the Petition Date, the outstanding obligations for advances under the P-Card totaled approximately $10 million. These outstanding obligations were paid from borrowings under the DIP Credit Agreement. The P-Card program was continued postpetition.
4. Common Stock
     As of February 22, 2006, the authorized common stock of Dana consisted of 350 million shares of common stock, $1.00 par value per share, 152,088,404 of which were issued and outstanding.
C. The Winding-Up of Dana Credit Corporation and Significant Prepetition Divestitures
     Prior to the Petition Date, the Company provided lease financing services in selected markets through a subsidiary, Dana Credit Corporation (“DCC”). In 2001, the Company determined that the wind down of DCC’s businesses would enable it to more sharply focus on its core businesses. Since then, DCC has sold significant portions of its asset portfolio, contributing to a reduction in this portfolio from $2.2 billion of assets in December 2001 to approximately $83 million at June 30, 2007, and the Company has recorded asset impairments on account of such sales.
     The Company was also previously a large supplier of light vehicle products to the North American automotive aftermarket. Nearly all of these operations were conducted through the Company’s Automotive Aftermarket Group (“AAG”). The sale of substantially all of the AAG was completed in November 2004.
     In October 2005, three businesses — engine hard parts, fluid products and pump products — were approved for divestiture by Dana’s Board of Directors. The engine hard parts and most of the fluid products businesses were divested during the Debtors’ bankruptcy cases. The sale of the non-core pump products business is still being pursued.
IV.
EVENTS LEADING UP TO THE COMMENCEMENT OF THE CHAPTER 11 CASES
A. Factors Precipitating the Filing of the Chapter 11 Cases
     Several external factors severely impacted the Debtors’ operations and financial performance and ultimately prompted the liquidity pressures that precipitated the need to file the chapter 11 cases. Among other things, the Debtors were faced with: (1) a continued decline in the market share of their largest customers (e.g., U.S.-based Original Equipment Manufacturers (“OEMs”), including Ford and GM), which resulted in declining sales by the Debtors and increased pricing pressures by the OEMs; (2) continued high commodity prices, including costs for steel and other raw materials; (3) rising energy costs; (4) the tightening of available trade debt; (5) increased cost of capital; and (6) global economic factors. Certain of these factors are described in greater detail below. These factors were not an anomaly that affected only the Debtors in isolation. Rather, these factors were a symptom of a much broader downturn in the U.S. auto market, which took its toll on several of the Debtors’ suppliers and competitors, including Delphi Corporation; Tower Automotive, Inc.; Collins & Aikman Corporation; Meridian Automotive Systems, Inc.; and DURA Automotive Systems Inc. — all of which commenced chapter 11 cases in recent years.
1. Reduced Sales and Increased Price Reduction Pressures
     The Debtors’ financial performance was, and continues to be, severely impacted by the economic climate in the U.S. automotive market, the resulting reduction in sales to their largest customers and continued price reduction pressures by their customers. The Debtors’ two largest customers, Ford and GM, have been steadily losing market share to foreign competitors. As a result, Ford and GM have been forced to effect plant closures, significant layoffs and other wide-ranging cost cutting measures, including a significant reduction in purchases and inventory levels. The Debtors have been directly impacted by the OEMs’ loss of market share and the resulting decline in production and sales. In addition, the OEMs had relied upon an unprecedented level of incentive programs to stimulate sales and remain competitive and, as a result, had exerted increased downward pricing pressures on, and obtained other concessions from, the Debtors.
     In addition, increased fuel costs have significantly impacted the U.S. light truck market, including in particular the market for SUVs, which has been one of the Debtors’ strongest businesses in recent years. As has widely been reported, fuel prices soared in the United States in 2005 due to, among other things, the ongoing conflict in Iraq, the aftermath of hurricane Katrina and other global market forces. As a result, consumer demand for SUVs and other light trucks has declined. At the same time, increasing fuel costs also have increased the Debtors’ costs for energy to operate their facilities.

2. High Commodity Prices
     Increased steel, fuel and other raw material costs represented some of the biggest challenges faced by the Debtors prior to the Petition Date. As a result of limited capacity and high demand, costs related to steel nearly doubled over the course of one year. As a result, the suppliers of steel and steel component parts to the Debtors assessed surcharges and increased base prices. The Debtors attempted to mitigate these cost increases by, among other things, consolidating purchases, finding new global steel sources, identifying alternative materials and redesigning their products to be less dependent on steel. Nevertheless, the Debtors experienced unprecedented levels of expenses related to steel and steel related products in 2004 and in the first nine months of 2005, which resulted in a reduction in net income of approximately $70 million for 2004, and of approximately $182 million for the first nine months of 2005 (as measured against the cost of steel at the end of 2003). Moreover, given the price reduction pressures imposed on the Debtors by their customers, there was little opportunity to pass increased costs imposed on the Debtors by their suppliers on to the Debtors’ OEM customers.
3. Resulting Liquidity Issues
     The Debtors faced severe liquidity issues in the period immediately preceding the commencement of these Chapter 11 Cases. Notwithstanding the diligent pursuit of several out-of-court alternatives, including a major effort to refinance certain prepetition secured debt and add working capital availability, the Debtors were unable to conclude these efforts within the necessary timeframe. There was no single cause for the Debtors’ liquidity issues; rather, a confluence of several factors led to the Debtors being left with insufficient cash to carry on their business operations without chapter 11 relief. These factors included: (a) the reduced sales and increased commodity prices described above; (b) significantly increased scrutiny and demands from the Debtors’ trade creditors as a result of Dana’s prepetition earnings reports; and (c) the constraints in borrowing availability under the Prepetition Credit Facility and the ARS Program and long-term access to capital.
     As of September 30, 2005, Dana was required to reclassify approximately $1.7 billion of long-term debt as debt payable within one year because it determined that following the expiration, on May 31, 2006, of waivers of financial covenants granted under the Prepetition Credit Facility, it was unlikely that Dana would be able to comply with the financial covenants under the Prepetition Credit Facility for the 12-month period ending September 30, 2006.
B. Prepetition Restructuring Negotiations
1. Realignment of Operations
     During the fourth quarter of 2005, Dana’s Board of Directors approved a number of operational initiatives to enhance the Debtors’ financial performance. Among other things, in October 2005, the Debtors announced that (a) the ASG would close two facilities in Virginia and shift production in several other locations, which would affect approximately 650 employees, and that (b) the HVTSG’s Commercial Vehicle operation would increase gear production and assembly activity at its Toluca, Mexico facility to relieve constraints at its principal gear plant in Glasgow, Kentucky and improve throughput at a Henderson, Kentucky assembly plant.
     In addition, in November 2005, Dana signed a letter of intent with DESC S.A. de C.V. n/k/a/ Kuo Automotriz, S.A. de C.V. (“DESC”) under which Dana and DESC agreed to dissolve their existing Mexican joint venture, Spicer S.A. de C.V. (“Spicer Mexico”). Under the letter of intent, the parties agreed that Dana would acquire 100% ownership of the Mexican subsidiaries of Spicer Mexico that manufacture and assemble axles and driveshafts, in which Dana had an indirect 49% ownership interest through its ownership of Spicer Mexico, and certain related forging and foundry operations in which Dana had an indirect 33% interest through its ownership in Spicer Mexico. These operations had combined sales to Dana and to third parties of $296 million in 2005. DESC, in turn, would assume full ownership of Spicer Mexico and its remaining subsidiaries that operate transmission and aftermarket gasket businesses in which DESC held an indirect 51% interest through its ownership in Spicer Mexico.
     In December 2005, the Debtors announced plans to consolidate their North American Thermal Products operations by mid-2006 in order to reduce operating and overhead costs and strengthen their competitiveness. The closure of three facilities located in North America that employed 200 people was also announced. In connection with the expiration of supply agreements for truck frames and rear axle modules, the Debtors announced further work force reductions of approximately 500 people at their Structural Products plant in Thorold, Ontario and approximately 300 people at three Axle Products facilities in Australia, respectively.

2. Refinancing Effort
     The Debtors continued working with the prepetition bank group during January and February 2006, in an effort to refinance certain prepetition secured debt and add working capital availability. The failure to reach an agreement on acceptable terms increased liquidity problems that, among other factors as set forth above, caused the Debtors to file their bankruptcy petitions.
V.
THE CHAPTER 11 CASES
     On March 3, 2006, the Debtors filed voluntary petitions under chapter 11 of the Bankruptcy Code in the Bankruptcy Court. The Debtors have continued, and will continue, to manage their properties as debtors-in-possession, subject to the supervision of the Bankruptcy Court and in accordance with the provisions of the Bankruptcy Code. An immediate effect of the filing of the Chapter 11 Cases was the imposition of the automatic stay under section 362 of the Bankruptcy Code, which, with limited exceptions, enjoined the commencement or continuation of: (1) all collection efforts by creditors; (2) enforcement of Liens against any Assets of the Debtors; and (3) litigation against the Debtors. On the Petition Date, or shortly thereafter, the Bankruptcy Court approved certain orders to minimize the disruption of the Debtors’ business operations and to facilitate their reorganization.
A. Statutory Committees
     Since their appointment, the Debtors have consulted with the Creditors’ Committee and the official committee of equity security holders (the “Equity Committee”) (prior to its disbandment) (the Creditors’ Committee and the Equity Committee, collectively, the “Primary Committees”) on all matters material to the administration of the Chapter 11 Cases. On motion of the Debtors, the Bankruptcy Court entered an order confirming that the Creditors Committee is not authorized or required to provide access to (1) confidential information of the Debtors or (2) privileged information.
     The Debtors have also discussed their business operations with the Primary Committees and their advisors and have sought concurrence of the Primary Committees for actions and transactions outside of the ordinary course of business. The Primary Committees have participated actively in reviewing the Debtors’ business operations, operating performance, and business plan.
1. The Creditors’ Committee
     The United States Trustee for the Southern District of New York (the “U.S. Trustee”) appointed the Creditors’ Committee on March 13, 2006, and has subsequently amended its membership. The current members of the Creditors’ Committee are:

Wilmington Trust Company 520 Madison Avenue 33rd Floor New York, New York 10022 Attn. James J. McGinley Tel. (212) 415-0522	P. Schoenfeld Asset Management, LLC[3] 1350 Avenue of the Americas 21st Floor New York, New York 10019 Attn. Peter Faulkner and Tyler R. Greif Tel. (212) 649-9542	Sypris Technologies, Inc. 101 Bullitt Lane, Suite 450 Louisville, Kentucky 40222 Attn. John R. McGeeney General Counsel Tel. (502) 329-2000

The Timken Company 1835 Dueber Avenue, S.W. Canton, Ohio 44706-0927 Attn. John Skurek, Vice President – Treasury Tel. (330) 471-4636	International Union, United Automobile, Aerospace and Agricultural Implement Workers of America (“UAW”)
 8000 East Jefferson Avenue
Detroit, Michigan 48214
Attn. Niraj R. Ganatra
Associate General Counsel
Tel. (313) 926-5216	Julio Gonzalez, Jr. as Special Administrator of the Estate of Julio Gonzalez, deceased 103 Chipola Road
Cocoa Beach, Florida 32931
c/o John Cooney, Esq.
Cooney and Conway
120 North LaSalle, 30th Floor
Chicago, Illinois 60602
Tel. (312) 236-6166

[3]	On April 27, 2006, the Bankruptcy Court approved the information blocking policies and procedures implemented by P. Schoenfeld Asset Management, LLC to isolate its trading activities from its activities as a member of the Creditors’ Committee.

United Steel, Paper and Forestry,
Rubber, Manufacturing, Energy
Allied Industrial and Service
Workers International Union (“USW”)
 Five Gateway Center, Room 807
Pittsburgh, Pennsylvania 15222
Attn. David R. Jury
Assistant General Counsel
Tel. (412) 562-2545
Dune Capital LLC
c/o Dune Capital Management LP4
623 Fifth Avenue, 30th Floor
New York, New York 10022
Attn. Jon Lukomnik
Sinclair Capital LLC
924 West End Avenue, Suite T-4
New York, New York 10025
Tel. (646) 734-4012
     In addition, the Pension Benefit Guaranty Corporation is an ex officio member of the Creditors’ Committee.

Counsel to the Creditors’ Committee is:	Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, New York 10036
Tel. (212) 715-9229
2. The Equity Committee
     On June 27, 2006, the U.S. Trustee appointed the Equity Committee. The Equity Committee was disbanded effective February 9, 2007. Prior to its disbandment, the Equity Committee was, with the Bankruptcy Court’s approval, represented by Fried, Frank, Harris, Shriver & Jacobson LLP as counsel.
3. The Retiree Committee
     The U.S. Trustee appointed a committee of non-unionized retired employees (the “Retiree Committee”) on August 31, 2006, and has subsequently amended its membership. The current members of the Retiree Committee are:

Robert Fitzmorris	Michael R. Carrigan	John A. Damusis
1176 Harbor Town Way	926 Emerald Bay Drive	519 Connecticut Avenue
Venice, Florida 34292	Destin, Florida 32541	Naperville, Illinois 60565

Edward Balcar	Donna R. Doyle	Melvin H. Rothlisberger
1827 Glen Ellyn Drive	282 South Hampton Drive	5236 Spring Creek Lane
Toledo, Ohio 43614	Bristol, Tennessee 37620	Sylvania, Ohio 43560

Edward J. Cole
1711 Woodland Lake Pass
Fort Wayne, Indiana 46825

Counsel to the Retiree Committee is:	Stahl Cowen Crowley LLC
55 West Monroe Street, Suite 1200
Chicago, Illinois 60603
Tel. (312) 641-0060
4. Motion to Appoint Committee of Asbestos Personal Injury Claimants
     On March 29, 2006, certain parties alleging asbestos-related diseases, represented by Kelley & Ferraro, LLP, filed a motion with the Bankruptcy Court, pursuant to section 1102(a)(2) of the Bankruptcy Code, for an order directing the U.S. Trustee to appoint an official committee of asbestos personal injury claimants. They were joined by certain claimants alleging similar personal injuries and by the Maritime Asbestosis Legal Clinic. The Debtors, the Creditors’ Committee, the U.S. Trustee and the Ad Hoc Bondholders’ Committee filed objections to the motion, and the motion was denied by an order of the Bankruptcy Court dated April 19, 2006.

[4]	On May 17, 2007, the Bankruptcy Court approved the information blocking policies and procedures implemented by Dune Capital LLC to isolate its trading activities from its activities as a member of the Creditors’ Committee.

B. Exclusivity
          Pursuant to section 1121 of the Bankruptcy Code, a debtor has the exclusive right to (1) file a plan of reorganization during the first 120 days of its chapter 11 case and (2) solicit acceptances of the plan during the first 180 days of the case. These periods (the “Exclusive Periods”) may be extended for “cause” up to a date that is 18 months after the Petition Date. On June 14, 2006, the Debtors filed a motion seeking six-month extensions of the Exclusive Periods through January 3, 2007 and March 5, 2007, respectively (the “First Exclusivity Motion”). The First Exclusivity Motion was approved on June 28, 2006. On December 5, 2006, the Debtors filed a motion seeking eight-month extensions of the Exclusive Periods, among other things, through and including September 3, 2007 and November 2, 2007, respectively (the “Second Exclusivity Motion”). The Bankruptcy Court granted the Second Exclusivity Motion on December 19, 2006.
C. DIP Credit Agreement and Payment of Prepetition Bank Loans
          In connection with their preparations for the commencement of the Chapter 11 Cases, the Debtors determined that they would need to obtain debtor-in-possession financing to ensure sufficient liquidity to meet their ongoing operating needs. On the Petition Date, Dana, as borrower, and the other Debtors, as guarantors, obtained Bankruptcy Court approval (Docket No. 55) to borrow up to $800 million from Citicorp North America, Inc. as agent, initial lender and an issuing bank, and Bank of America N.A. and JP Morgan Chase Bank, N.A., as initial lenders and issuing banks, under an interim debtor in possession credit facility (the “Interim DIP Credit Agreement”). Proceeds of the Interim DIP Credit Agreement were used, in part, to repurchase the Debtors’ receivables portfolio under the existing ARS Program. On March 29, 2006, the Bankruptcy Court entered an order (the “DIP Order”) granting final approval of the Interim DIP Credit Agreement, as amended (the “DIP Credit Agreement”), thereby authorizing total borrowings of up to $1.45 billion. A portion of the proceeds was used to pay off debt obligations under the Prepetition Credit Facility and the Interim DIP Credit Agreement. See “General Information about the Debtors — Prepetition Financing Programs.”
          The DIP Order reserved the right of any party in interest to challenge (1) the repurchase of the Debtors’ receivables portfolio by DAF, as well as (2) the liens and claims of JP Morgan Chase Bank, N.A. and Wachovia Bank National Association, the receivables facility agents, by filing an adversary proceeding or authorization to file an adversary proceeding by June 19, 2006 (the “Challenge Period”). The Challenge Period was extended to September 29, 2006, with respect to the Creditors’ Committee and the Ad Hoc Bondholders’ Committee, with the exception of such parties’ right to challenge any and all liens and claims relative to, and the payment of, the $1 million waiver fee. Solely with respect to such waiver fee, the Challenge Period was extended through and including the earlier of the date that is 100 days after (1) any of the Debtors, the Creditors’ Committee, the Ad Hoc Bondholders’ Committee or the receivables facility agents sends a written notice to the other parties to the settlement setting the last day of the Challenge Period on such hundredth day or (2) the Debtors or any other party in interest first files a disclosure statement with the Bankruptcy Court.
          The DIP Order also reserved the right of any party in interest to challenge the payoff of the Debtors’ obligations under the Prepetition Credit Facility and P-Card program, as well as the liens and claims of the prepetition agent, the Prepetition Lenders and the credit card issuers relative thereto, by filing an adversary proceeding or authorization to file an administrative proceeding during the Challenge Period. With respect to the Creditors’ Committee and the Ad Hoc Bondholders’ Committee, such Challenge Period was extended through and including December 15, 2006. The Challenge Period solely for the Creditors’ Committee and the Ad Hoc Bondholders’ Committee to contest the liens and claims under the Prepetition Credit Facility and P-Card program was extended through and including the earlier of the date that is one hundred days after (1) any of the Debtors, the Creditors’ Committee, the Ad Hoc Bondholders’ Committee, the prepetition agent or the credit card issuers sends a written notice to the other parties to the settlement setting the last day of the Challenge Period on such hundredth day and (2) the Debtors or any other party in interest first files a disclosure statement with the Bankruptcy Court.
          The DIP Credit Agreement originally included a revolving credit facility of up to $750 million, of which $400 million was available for the issuance of letters of credit, and a $700 million term loan facility. All of the loans and other obligations under the DIP Credit Agreement will be due and payable on the earlier of (1) 24 months after the effective date of the DIP Credit Agreement or (2) the date of consummation of the Plan. Prior to maturity, Dana is required to make mandatory prepayments under the DIP Credit Agreement in the event that loans and letters of credit exceed the available commitments, and from the proceeds of certain asset sales, unless reinvested. Such prepayments, if required, are to be applied first to the term loan facility with a permanent reduction in the amount of the commitments thereunder and second to the revolving credit facility. Interest under the DIP Credit Agreement accrues, at Dana’s option, either at (1) the London interbank offered rate (“LIBOR”) plus a per annum margin of 2.25% or (2) the prime rate plus a per annum margin of 1.25%, for both the term loan facility and the revolving credit facility. Dana pays a fee for issued and undrawn letters of credit in an amount per annum equal to the LIBOR margin applicable to the revolving credit facility, a per annum fronting fee of 25 basis points and a commitment fee of 0.375% per annum for unused committed amounts under the revolving credit facility.
          The DIP Credit Agreement is guaranteed by substantially all of Dana’s domestic subsidiaries, excluding DCC. As collateral, Dana and each guarantor has granted a security interest in and lien on effectively all of its assets, including a pledge of 66% of the Interests of each material foreign subsidiary directly or indirectly owned by Dana.
          Under the DIP Credit Agreement, Dana and each of its subsidiaries (other than certain excluded subsidiaries) are required to comply with customary covenants for facilities of this type. These include (1) affirmative covenants as to corporate existence, compliance with laws, insurance, payment of taxes, access to books and records, use of proceeds, retention of a restructuring advisor and financial advisor, maintenance of cash management systems, use of proceeds, priority of liens in favor of the lenders, maintenance of properties and monthly, quarterly, annual and other reporting obligations; and (2) negative covenants, including limitations on liens, additional indebtedness beyond that permitted by the DIP Credit Agreement, guaranties, dividends, transactions with affiliates, claims in the bankruptcy proceedings, investments, asset dispositions, nature of business, payment of prepetition obligations, capital expenditures, mergers and consolidations, amendments to constituent documents, accounting changes, limitations on restrictions affecting subsidiaries and sale-leasebacks.
          Additionally, the DIP Credit Agreement requires the Debtors to maintain a minimum amount of consolidated earnings before interest, taxes, depreciation, amortization, restructuring and reorganization costs (“EBITDAR”) currently based on rolling 12-month cumulative EBITDAR requirements for Dana and its direct and indirect subsidiaries, on a consolidated basis, beginning on March 31, 2007, and ending on February 28, 2008, at levels set forth in the DIP Credit Agreement. Dana also must maintain at all times a minimum availability of $100 million under the DIP Credit Agreement. The DIP Credit Agreement provides for certain events of default that are customary for facilities of this type, including cross default with other indebtedness. Upon the occurrence and during the continuance of any event of default under the DIP Credit Agreement, interest on all outstanding amounts would be payable on demand at 2% above the then applicable rate.
          In January 2007, the Bankruptcy Court approved an amendment to the DIP Credit Agreement to (1) increase the term loan facility by $200 million, to $900 million; (2) increase the annual rate at which interest accrues on amounts borrowed under the term loan facility by 0.25%; (3) reduce the minimum global EBITDAR covenant levels and increase the annual amount of cash restructuring charges excluded in the calculation of EBITDAR; (4) implement a corporate reorganization of Dana’s European subsidiaries to facilitate the establishment of a European credit facility and improve treasury and cash management operations; and (5) receive and retain proceeds from the sale of the Debtors’ trailer axle assets, without potentially triggering a mandatory repayment to the lenders of the amount of proceeds received. Also in January 2007, the Debtors permanently reduced the aggregate commitment under the revolving credit facility to $650 million.
D. DCC Liquidation
          In September 2006, Dana’s non-Debtor affiliate DCC, through which Dana had provided lease financing services in selected markets, adopted a plan of liquidation providing for the disposition of substantially all its assets over an 18 – 24 month period. On November 30, 2006, the Bankruptcy Court approved a settlement among the Debtors and DCC, pursuant to which, among other things, all prepetition claims of DCC and its subsidiaries against the Debtors were allowed as a general unsecured claim against Dana in the aggregate amount of $325 million, and the Debtors and DCC granted each other certain releases. In December 2006, DCC signed a Forbearance Agreement with its noteholders, which allows DCC to sell its remaining asset portfolio and use the proceeds to pay the forbearing noteholders a pro rata share of the cash generated.
E. Postpetition Divestitures
          The Debtors have completed, or are in the process of completing, certain divestitures and asset sales. Some of these divestitures were part of the Debtors’ prepetition divestiture program (the “Divestiture Program”). On June 7, 2006, the Bankruptcy Court authorized the Debtors to honor certain obligations under the Divestiture Program, as well as certain particular agreements that the Debtors had entered, or might enter, thereunder, including severance agreements and agreements providing for sale completion incentive payments. The Debtors’ postpetition operational restructuring included the following divestitures.

     1. Sale of Trailer Axle Business
          The Debtors’ trailer axle business, which was part of the Commercial Vehicles business unit of the HVTSG and manufactured axles and suspensions in three facilities located in the United States, Canada and China, was not one of the Debtors’ core businesses. In 2006, the trailer axle business generated sales of approximately $150 million and employed about 180 people.
          On December 19, 2006, the Bankruptcy Court entered an order authorizing (a) the sale of the Debtors’ trailer axle business free and clear of liens, claims, encumbrances and other interests to Hendrickson USA L.L.C., a subsidiary of The Boler Company and (b) the assumption and assignment of certain executory contracts and unexpired leases, for a purchase price of approximately $21 million subject to certain adjustments, plus certain cure costs with respect to assigned agreements. The non-U.S. operations were sold for approximately $12 million. The sale was completed in January 2007 and March 2007. The total amounts received were approximately $28 million after adjustments.
     2. Divestiture of Engine Products Group
          The Debtors’ engine products group consisted of the following four business categories: (a) the manufacture of piston rings for OEMs, (b) the manufacture of bearings for OEMs, (c) the global aftermarket distribution business including the “Clevite” operations, and (d) the manufacture of heavy duty camshafts for heavy duty diesel and industrial markets. The engine products group generated pro forma sales of approximately $674 million in 2005 and pro forma sales of approximately $505 million in the first nine months of 2006, and employed approximately 5,000 employees. In October 2005, the Debtors publicly announced their intention to divest the non-core engine products group.
          The Debtors marketed the engine products group business to more than 50 potential strategic and financial buyers. Interested parties conducted due diligence and met with management over several months and the Debtors negotiated vigorously with multiple parties before selecting a stalking horse bidder.
          On December 1, 2006, Dana and MAHLE GmbH (“MAHLE”) entered into a Stock and Asset Purchase Agreement, pursuant to which Dana and certain of its affiliates agreed to sell the tangible and intangible assets of the engine products group’s business and the shares of a Dana affiliate involved in the business to MAHLE and certain of its affiliates. Although the business was marketed pursuant to execution of the purchase agreement and the entry of a Bankruptcy Court order approving the transaction, the Debtors did not receive any overbids. The Bankruptcy Court approved the sale of assets and stock relating to the Debtors’ engine products group to MAHLE on February 23, 2007 and the sale was completed on March 9, 2007 pending completion of closing conditions in certain countries, since satisfied. The cash proceeds of the sale were approximately $97 million, of which $12 million is escrowed pending satisfaction of certain indemnification provisions.
     3. Sale of Equity Interest in GETRAG
          In March 2007, one of the Debtors’ non-Debtor subsidiaries sold its 30% equity interest in GETRAG Getriebe-und Zahnradfabrik Hermann Hagenmeyer GmbH & Cie KG. (“GETRAG”) to the joint venture partner, an affiliate of GETRAG. The proceeds of the sale were approximately $207 million in cash.
          On August 24, 2007, Dana and certain of its affiliates executed an Axle Agreement and related transaction documents (collectively the “Axle Agreements”), providing for a series of transactions relating to Dana’s and certain of its affiliates’ rights and obligations under two joint ventures with GETRAG and certain of its affiliates. The Axle Agreements provide for (a) relief from non-compete provisions in various agreements restricting Dana’s and its affiliates’ ability to participate in certain markets for axle products other than through participation in the joint ventures, (b) the granting of a call option (the “Call Option”) to GETRAG to acquire Dana’s ownership interests in the two joint ventures for a purchase price of $75 million, (c) the payment by Dana to GETRAG of $11 million under certain conditions, (d) the withdrawal, with prejudice, of bankruptcy claims aggregating approximately $66 million filed by GETRAG and one of the joint venture entities, relating to Dana’s alleged breach of certain of non-compete provisions, (e) the amendment, assumption, rejection and/or termination of certain other agreements between the parties, and (f) the granting of certain mutual releases by Dana and various other parties. The Axle Agreements remain subject to Bankruptcy Court approval and certain governmental antitrust approvals.

     4. Divestiture of Fluid Products Group
          The Debtors’ fluid products group was a supplier of fluid routing products for OEMs and “Tier I” suppliers throughout the world. The group manufactured components for various fluid routing applications including fuel, brake, power assisted steering, heating ventilation and air conditioning and engine and transmission cooling in various facilities of the Debtors, certain non-Debtor affiliates of the Debtors and through Dana’s interest in certain joint ventures. The fluid products group generated pro forma sales in 2006 of approximately $466 million. In October 2005, the Debtors publicly announced their intention to divest the non-core fluid products group.
          The Debtors conducted an extensive marketing process for the fluid products business contacting over 100 potential buyers. Interested parties conducted due diligence and met with management over several months and the Debtors negotiated vigorously with multiple parties before selecting a stalking horse bidder.
           On March 28, 2007, Dana and Orhan Holding, A.S. (“Orhan”) entered into an agreement providing, among other things, for Dana and certain of its affiliates to sell the European portion of their fluid routing products business and portions of the North American part of such business to Orhan and certain of its affiliates. In the second quarter of 2007, the Bankruptcy Court-sanctioned auction concluded with Orhan as the winning bidder, after increasing the consideration by approximately 20%. The Bankruptcy Court approved the agreement with Orhan on June 6, 2007. The sale was completed in July and August 2007. The sale included assets located at three facilities in the United States, one facility in Mexico and one facility in the United Kingdom, equity in fluid routing products companies in France, Slovakia and Spain, and interests in three existing joint ventures with Orhan that had operations in France and Turkey. The aggregate purchase price for the assets and interests was $85 million, and the Orhan entities assumed certain liabilities of the purchased operations at closing. The parties also entered into certain ancillary agreements, including real estate leases, licensing of intellectual property, and transition services agreements.
          On May 28, 2007, Dana and Coupled Products Acquisition LLC, a subsidiary of Wanxiang (USA) Holdings Corporation (“Coupled Products”), entered into an asset purchase agreement providing, among other things, for Dana and certain of its affiliates to sell the remaining portions of their North American fluid routing products business to Coupled Products. The assets to be sold under this agreement are located in five facilities in the United States and one facility in Mexico. The purchase price is a nominal $1, with Coupled Products to assume certain liabilities of the purchased operations at closing. The parties will also enter into certain ancillary agreements, including real estate subleases, licensing of intellectual property and a transition services agreement. The Bankruptcy Court approved the asset purchase agreement with Coupled Products on June 6, 2007. As part of the agreement with Coupled Products, the Debtors and Coupled Products were required to make certain filings with the Committee on Foreign Investment and the Department of State, Directorate of Defense Trade Controls. The Department of State, Directorate of Trade Controls required that the Debtors and Coupled Products remove certain assets used to manufacture hoses for military vehicles (the “ITAR Assets”) from the assets being purchased at closing. The Debtors and Coupled Products have executed an amendment to remove the ITAR Assets from the assets being purchased by Coupled Products and make certain other changes to the agreement. The Bankruptcy Court has scheduled a hearing for September 19, 2007 to approve the amendment. If the amendment is approved on that date, the Debtors anticipate closing the sale to Coupled Products by the end of September 2007.
     5. Divestiture of Pump Products Business
          The Debtors announced their intention to divest the non-core pump products group in October 2005. This sale is not subject to approval of the Bankruptcy Court because the business is located outside the United States and held by non-Debtors. The Debtors are continuing to pursue the sale of this business.
F. Settlement Agreement with Supplier Sypris Technologies, Inc.
          Dana and certain of its affiliates were parties to a series of supply contracts (collectively, the “Supply Contracts”) with Sypris Technologies, Inc. and certain of its affiliates (collectively, “Sypris”) that were entered into at various dates before the commencement of the Chapter 11 Cases. Pursuant to the Supply Contracts, Sypris supplied various component parts to Dana. In 2006, Dana purchased approximately $200 million in parts from Sypris, making Sypris one of Dana’s largest parts suppliers. The relationship between Dana and Sypris has been the subject of numerous pleadings in the Chapter 11 Cases, as described below.
          Shortly after the Petition Date, Sypris informed Dana that it would no longer supply parts pursuant to the Supply Contracts unless Dana would agree to a number of conditions. Accordingly, on March 6, 2006, the Debtors filed a Notice of Repudiating Vendor concerning Sypris. After a hearing on March 6, 2006, the Bankruptcy Court issued an agreed temporary restraining order. This and other disputes between the parties ultimately led to the parties’ execution of a settlement agreement dated May 10, 2006, which was approved by the Bankruptcy Court by order dated May 17, 2006.
          Shortly thereafter, additional disputes arose between the parties concerning, among other things, the pricing of parts supplied by Sypris and alleged prepetition breaches of contract by Dana in not purchasing certain parts from Sypris. By June 1, 2006, these disputes resulted in the commencement of a binding, multi-phase arbitration proceeding (the “Arbitration”) between the parties.
          During the pendency of the Arbitration, on August 15, 2006, Sypris filed a motion to compel the Debtors to make a determination by October 3, 2006 whether to assume or reject the Supply Contracts. The Debtors opposed this motion, and the Bankruptcy Court denied the motion at a hearing on August 28, 2006.
          In September 2006, the parties participated in an evidentiary hearing concerning the first phase of the Arbitration, which concerned the pricing and sourcing of certain gear sets. On December 6, 2006, the Arbitrator issued a final award concerning the first phase of the Arbitration. Sypris requested clarification of the award from the Arbitrator, and, following briefing, the Arbitrator ruled on Sypris’ request on January 29, 2007.
          In the interim, on December 21, 2006, the Debtors filed a motion requesting authority to enter into a staged program to re-source the parts that were currently being supplied by Sypris pursuant to the Supply Contracts (the “Re-Sourcing Motion”). In the Re-Sourcing Motion, the Debtors argued, among other things, that the pricing of parts under the Supply Contracts was significantly above what the Debtors believed they could obtain from alternative suppliers. On January 24, 2007, the Bankruptcy Court entered a stipulated order concerning the Re-Sourcing Motion (the “Sypris Stipulation”) that permitted the Debtors to enter into purchase orders for tooling and test quantities of parts from alternative suppliers, but which provided that the Debtors would not enter into purchase orders for parts to satisfy Dana’s production requirements without seeking authority from the Bankruptcy Court.
          While the Re-Sourcing Motion was pending, and pursuant to the Sypris Stipulation, the Debtors began to acquire tooling and test quantities of certain parts from alternative suppliers while engaging in parallel efforts to negotiate more favorable pricing and other terms with Sypris. On May 15, 2007, the Bankruptcy Court referred the parties to mediation concerning the various issues underlying the Re-Sourcing Motion. The Debtors and Sypris, with the involvement of both the mediator and the Creditors’ Committee, actively participated in mediation for several weeks. On July 23, 2007, the Debtors and Sypris executed a settlement agreement and a new supply contract (collectively, the “New Agreement”) and on July 24, 2007, the Debtors filed their motion requesting Bankruptcy Court approval of the New Agreement (the “Motion to Approve”). The Debtors explained in the Motion to Approve that the New Agreement resolved many complex, contentious, costly and long-running disputes between the parties, and would provide the Debtors with over $100 million in savings over the remaining seven-year term under the Supply Contracts. In addition, the New Agreement provided that Sypris would have an $89.9 million allowed, general, unsecured nonpriority claim against Dana (the “Sypris DC Claim”) and a $30 million allowed, general, unsecured, nonpriority claim (the “Sypris TTM Claim”) against Torque-Traction Manufacturing Technologies LLC provided that Sypris would not be entitled to recover from such claims more than $89.9 million in the aggregate from any or all of the Debtors’ estates, and further provided that upon any consolidation of the Dana and Torque-Traction Manufacturing Technologies LLC estates for purposes of plan distribution the Sypris DC Claim and the Sypris TTM Claim shall be deemed merged into a single claim of $89.9 million against the consolidated estate. The Bankruptcy Court approved the settlement under the terms of the New Agreement on August 7, 2007.
G. Overseas Operations
     1. Pension Liability Settlement with Respect to Dana’s United Kingdom Subsidiaries
          Ten subsidiaries of Dana located in the United Kingdom (the “U.K.”) and the trustees of the four U.K. defined benefit pension plans entered into an Agreement as to Structure of Settlement and Allocation of Debt to compromise and settle the present and future liabilities of Dana’s U.K. operating subsidiaries to such pension plans. The agreement provided for the trustees of the plans to release Dana and all of its Affiliates from all such liabilities in exchange for an aggregate cash payment of 47.5 million British pounds (approximately $93 million at then current exchange rates) and the transfer of a 33% equity interest in Dana’s axle manufacturing and driveshaft assembly businesses in the U.K. for the benefit of the pension plan participants. The agreement was necessitated primarily by Dana’s planned divestiture of several non-core U.K. businesses which, upon completion, would have resulted in substantial pension funding demands on the operating subsidiaries under U.K. pension law, in addition to their ongoing funding obligations. The cash payment and transfer of equity interest were made in April 2007.

     2. Restructuring of European Holdings and Entry into European Financing Agreement
          Dana effected a tax efficient restructuring of its European holdings which aligned the European subsidiaries geographically to facilitate improved management reporting, local financing and cash repatriation, as approved by the Bankruptcy Court on January 24, 2007.
          On July 18, 2007, certain European subsidiaries of Dana entered into definitive agreements to establish a receivables securitization program. The agreements include a Receivables Loan Agreement (the “Loan Agreement”) with GE Leveraged Loans Limited (“GE”) that provides for a five-year accounts receivable securitization facility under which up to the euro equivalent of approximately $225 million in financing will be available to those European subsidiaries (collectively, the “European Sellers”). Ancillary to the Loan Agreement, the European Sellers will enter into receivables purchase agreements (each, an “RPA”) and related agreements, as applicable, under which they will, directly or indirectly, sell certain receivables to Dana Europe Financing (Ireland) Limited (the “European Purchaser”). The European Purchaser is a limited liability company incorporated under the laws of Ireland as a special purpose orphan entity to purchase the transferred receivables, and will pay the purchase price of the transferred receivables in part from the proceeds of loans from GE and other lenders under the Loan Agreement and in part from the proceeds of certain subordinated loans from Dana Europe S.A., a Dana subsidiary. The European Purchaser’s obligations under the Loan Agreement will be secured by a lien on and security interest in all of its rights to the transferred receivables, as well as collection accounts and items related to the receivables. Advances to the European Purchaser under the Loan Agreement will be determined based on advance rates relating to the value of the transferred receivables. Advances will bear interest based on LIBOR applicable to the currency in which each advance is denominated. All advances are to be repaid in full by July 17, 2012. The European Purchaser will also pay a fee to the lenders based on any unused amount of the receivables facility, in addition to other customary fees. The proceeds from the transferred receivables will be principally reinvested in Dana’s European businesses, including the repayment of existing intercompany debt.
          The European Sellers and Dana International Luxembourg SARL (“DIL”) and certain of its subsidiaries also entered into a Performance and Indemnity Deed with GE under which DIL has, among other things, guaranteed the European Sellers’ obligations to perform under their respective RPAs.
     3. Mexico
          On July 7, 2006, Dana and DESC dissolved their joint venture, Spicer Mexico, as part of ongoing efforts to migrate production to lower cost production areas. Dana assumed 100% ownership of the Mexican subsidiaries (a) that manufacture and assemble axles and driveshafts, as well as (b) related forging and foundry operations, in which Dana had an indirect 49% interest and 33% interest, respectively, through its ownership in Spicer Mexico. DESC, in turn, assumed full ownership of the transmission and aftermarket gasket operations in which it previously held a 51% interest. Along with exchanging its minority interest in the joint venture, Dana made a cash payment of $19.5 million to DESC to acquire ownership of the subsidiaries. Pursuant to the transaction, Dana, through its subsidiary, Dana Holdings Mexico, S. de R.L. de C.V acquired full ownership of five manufacturing operations, which had combined sales (both to Dana and to third parties) of $296 million in 2005. The facilities, which are located in Mexico City and Queretaro, produce light vehicle axle and driveshafts and a variety of related components.
     4. Asia
          Dana Wuxi was established in 2002 and began assembly operations in 2003. It assembles off-highway axles for garden tractors for export to the US, and heavy off-highway axles for the construction and agricultural markets for export to Europe, India, North America, Korea, and elsewhere, and for use in China. Some of this assembly work is for existing business that has been moved from either Dana Corporation or Dana Italia to Dana Wuxi. Dana Wuxi also has an assembly line for thermal products that was set up in 2006 to service customers in China.
          As part of Dana’s efforts to expand its presence in Asia, on March 14, 2007, Dana’s subsidiary, Dana Mauritius Ltd. (“Dana Mauritius”), and Dongfeng Motor Co. Ltd. (“Dongfeng”) amended existing agreements to develop a 50/50 joint venture, Dongfeng Dana Axle Co. Ltd. (“Dongfeng Dana Axle”). Under the amendments and other agreements signed by both companies, Dana Mauritius made an initial payment of approximately $5 million to Dongfeng for a 4% equity interest in the joint venture on June 30, 2007. Dana Mauritius has agreed, subject to certain conditions, to purchase an additional 46% equity interest in Dongfeng Dana Axle within the next three years but after March 2008. The joint venture company is headquartered in Xiangfan, China and will employ approximately 8,000 employees in three production facilities in Xiangfan and Shiyan. It will also operate a research and development center that will be established. The research and development center will support Dongfeng Dana Axle’s commitment to providing its customers with world-class manufacturing processes and axle components and systems.
     5. Other
          In an additional effort to shift production to lower cost countries, in the second quarter of 2006, the Company began assembling off-highway axles and transmissions in a new facility in Gyor, Hungary. In this facility, axles and transmissions for agricultural and construction vehicles are assembled, tested, painted and packaged. In a second facility in Gyor, the Company produces water coolers for vehicles. These facilities employ about 150 people in the aggregate, and their products are supporting both European and export markets.
VI.
RESTRUCTURING INITIATIVES
          The Debtors’ successful reorganization as a sustainable, viable business required the simultaneous implementation of several distinct restructuring initiatives (the “Restructuring Initiatives”) and the cooperation of all of the Debtors’ key business constituents – customers, vendors, employees and retirees – to achieve viable long-term U.S. operations. It was critical to the Debtors’ success that they, in the short term, (1) achieve positive margins for their products by obtaining substantial price increases from customers; (2) recover, or otherwise compensate for, increased material costs through renegotiation or rejection of various customer programs and improvement of vendor terms; (3) restructure their wage and benefit programs to create a more competitive labor and benefit cost structure; (4) address the excessive cash requirements of the legacy pension and other postemployment benefit obligations accumulated over the past several decades, in part from prior divestitures and closed operations; and (5) achieve a permanent reduction and realignment of their overhead costs. In the long term, the Debtors also had to optimize their manufacturing “footprint” by substantially repositioning manufacturing to lower-cost countries (the manufacturing footprint optimization). The Debtors’ achievement of their restructuring objectives became even more pressing due to the significantly curtailed production forecasts for 2006 of some of their largest domestic customers. The Debtors’ reorganization strategy included the following Restructuring Initiatives, which required significant contributions from the constituents referred to above in the form of gross margin improvements or cost base reductions. The Debtors estimated that these initiatives would result in an aggregate annual expense savings (run rate savings) of between $405 to $540 million. At this time, the Debtors estimate that their annual savings resulting from the Restructuring Initiatives, when fully implemented, will be approximately $440-475 million.

Restructuring Components

Initiative	Targeted Range	Likely
Customers	$175 - 225M	$180M
Employees/Retirees/Footprint	$190 - 265M	$220 - 245M
Overhead Costs	$40 - 50M	$40 - 50M

Total	$405 - 540M	$440 - 475M
A. Customer Pricing/Product Profitability
          The significant inflation in the costs of commodity materials over the past years, which the Debtors largely absorbed, contributed to the Debtors’ significant decline in profitability. The Debtors had also granted many customers downward price adjustments, consistent with customer demands and industry practices. Since the Petition Date, the Debtors have undertaken a detailed review of their product programs to identify unprofitable contracts and determined appropriate price modifications. The pricing needs for each major customer were analyzed and meetings with such customers and their advisors were commenced to resolve under-performing programs and obtain appropriate adjustments. The goal of the pricing actions was $175 million to $225 million in future profit improvements. The Debtors currently believe that the future annual run rate impact of customer pricing improvements, when fully implemented, will be approximately $180 million.
B. Pension, Benefit, and Labor Costs
          At the end of 2006, the Debtors merged most of their U.S. defined benefit pension plans into the Dana Corporation Retirement Plan (the “CashPlus Plan”) to maximize administrative and other cost savings and reduce the annual plan funding requirements. In 2007 and 2008, the Debtors froze, or will freeze, participation and future benefit accruals in their

U.S. defined benefit pension plans, subject to collective bargaining requirements where applicable, and provide benefits in the form of limited employer contributions to their U.S. defined contribution plans and a USW pension trust. Excluding the cost of the Debtors’ participation in the defined contribution plans and a USW pension trust (which is estimated to be, collectively, between approximately $11 and $15 million annually), the combined merger and benefit freeze reduced the aggregate projected 2006-2012 contributions from $166 million to $102 million.
          As a part of the restructuring initiatives necessary to emerge from bankruptcy as a successful enterprise, the restructuring of the pension liabilities of ten U.K. operating subsidiaries of Dana was completed in April 2007. These U.K. subsidiaries settled their defined benefit pension plan obligations to the plan participants through a cash payment of approximately $93 million (at the then-current exchange rate) and the transfer of a 33% equity interest in Dana’s remaining U.K. axle and driveshaft operating businesses to the applicable pension plans.
          Furthermore, the Debtors determined that they must eliminate almost $1.5 billion of accumulated liability (calculated as of December 31, 2006) for non-pension retiree benefits for current and future retirees from their unionized and non-union workforces, in addition to modifying or rejecting their collective bargaining agreements for active employees in order to emerge with restructured labor costs that will enable them to compete successfully in the troubled auto industry. After a period of unsuccessful negotiations, the Debtors initiated proceedings to terminate their non-pension retiree benefits obligations with respect to union and non-union retirees, and to reject their collective bargaining agreements and to modify the benefits provided to union-represented active employees under Sections 1113 and 1114 of the Bankruptcy Code (the “1113/1114 Litigation”) while simultaneously attempting to negotiate a settlement of outstanding issues.
          In addition, on February 13, 2007, the Debtors moved, pursuant to section 363 of the Bankruptcy Code, to terminate non-pension retiree benefits, such as hospital, medical, surgical, dental, prescription drug, vision, hearing and life insurance, of current and future non-union retirees. On March 30, 2007, the Bankruptcy Court authorized the Debtors to terminate the future non-pension retiree benefits of all active, salaried and hourly, non-union workers in the United States, effective April 1, 2007.
          The Debtors and the IAM reached a settlement with respect to the 1113/1114 Litigation, that included a payment of $2.25 million by the Debtors to resolve all claims for non-pension retiree benefits of retirees represented by IAM and the Debtors’ agreement not to terminate benefits before July 1, 2007. The Bankruptcy Court approved the settlement on April 27, 2007.
          On May 21, 2007, the Bankruptcy Court approved a settlement of the remaining litigation between the Debtors and the Retiree Committee under sections 363 and 1114 of the Bankruptcy Code that, among other things, released the Debtors effective as of July 1, 2007 from obligations for non-pension retiree benefit obligations for the non-union retirees represented by the Retiree Committee. The Debtors agreed to (1) assist the Retiree Committee in establishing a VEBA trust for the retirees represented by the Retiree Committee and (2) fund such VEBA through: (a) an initial contribution of $25 million, which was paid in June, 2007, and (b) a final contribution of $53.8 million on or before the Effective Date. If the Effective Date does not occur by March 31, 2008, the Debtors will pay quarterly cash contributions to the non-union retiree VEBA of $5 million, to be deducted from the final contribution, and the remainder of the final contribution will be satisfied (1) in cash by the Debtors on or before the Effective Date, or (2) by allowing the remainder of the final contribution as a General Unsecured Claim in an amount that, upon its sale, will be sufficient to generate cash proceeds equal to the remainder of the final contribution.
          As part of the Global Settlement between the Debtors and the Unions that is described in Article VII hereafter, the Debtors, UAW and USW signed Union Settlement Agreements that resolve the 1113/1114 Litigation and all other issues between the Debtors and each of the Unions related to the Debtors’ restructuring. The Global Settlement, as amended, was approved by the Bankruptcy Court on July 26, 2007, and the order was entered on August 1, 2007. See “The Global Settlement.”
          The combined targeted annual savings as a result of the labor initiatives with respect to U.S. active employees and retirees (not including the U.K. pension restructuring) and manufacturing footprint optimization initiatives (see below) were between $190 and $265 million. At this time, the Debtors believe that such annual savings are likely to be approximately $220-245 million.

C. Manufacturing Footprint
          Other factors that negatively impacted the Debtors’ results were overcapacity and high operating costs at U.S. and Canadian facilities. The Debtors have been working on consolidating and closing facilities with high operating costs. Among other things, the Debtors consolidated their Commercial Vehicle service parts network. They moved axle assembly operations from Buena Vista, Virginia to Dry Ridge, Kentucky and Columbia, Missouri. They transitioned the driveshaft machining operations from the Bristol, Virginia driveshaft facility to a facility in Mexico. Additionally, the Debtors consolidated five existing thermal facilities into two by closing three facilities located in Danville, Indiana; Sheffield, Pennsylvania; and Burlington, Ontario. The Fulton, Kentucky sealing facility was closed and its operations were consolidated into the Paris, Tennessee and McKenzie, Tennessee facilities. The Renton, Washington and Charlotte, North Carolina driveshaft assembly facilities were also closed and their operations consolidated into the Louisville, Kentucky facility.
          During the fourth quarter of 2006 and first half of 2007, Dana announced additional closures of two axle facilities in Syracuse, Indiana, and Cape Girardeau, Missouri, and four structures facilities in Guelph and Thorold, Ontario, Garland, Texas and Valencia, Venezuela. While these plant closures will result in closure costs in the short term and require near-term cash expenditures, they are expected to yield savings and improved cash flow in later years. Long term, Dana expects the manufacturing footprint actions to reduce its annual operating costs by $60 to $85 million.
          In July 2006, Dana assumed 100% ownership of the operations that manufacture and assemble axles, driveshafts, gears, forgings, and castings and that were previously held by Spicer Mexico and its subsidiaries, Dana’s Mexican joint venture with DESC Automotriz. Pursuant to the transaction, Dana, through its subsidiary, Dana Holdings Mexico, S. de R.L. de C.V., acquired full ownership of five manufacturing operations that had combined sales (both to Dana and to third parties) of $296 million in 2005 and in which Dana had previously held minority interests. Part of the Debtors’ consolidation efforts has involved moving certain of their operations into these facilities in Mexico.
          In the second quarter of 2006, the Debtors began assembling off-highway axles and transmissions in a new facility in Gyor, Hungary. As part of Dana’s efforts to expand its presence in Asia, on March 14, 2007, Dana Mauritius and Dongfeng amended existing agreements to develop Dongfeng Dana Axle, ultimately a 50/50 joint venture. The joint venture company is headquartered in Xiangfan, China and will employ approximately 8,000 employees in three production facilities.
          As noted above, in the long term, the combined targeted annual savings as a result of combined labor (but excluding the U.K. pension restructuring) and manufacturing footprint optimization (excluding the footprint adjustments in Mexico, Hungary and China) were between $190 and $265 million. At this time, the Debtors believe that such annual savings are likely to be approximately $220-245 million.
D. Overhead Costs
          The Debtors were confronted with excessive overhead costs as a result of their historically decentralized operating model and the overall reduction of their business resulting from divestitures. The Debtors reviewed overhead costs at all levels of their organization, including at their engineering, general, selling, information technology, purchasing, accounting and human resources functions with a goal of reducing annual overhead costs by $40-50 million. After significant cuts in overhead spending, the Debtors currently estimate that their annual overhead savings, when fully implemented, will approximate $40-50 million.
E. Vendors
          Since 2003, the Debtors have experienced significant raw material price increases. For 2007, the Debtors projected cost increases to be approximately $140 million, most of which were driven by pre-existing contracts, increased commodity prices or changes in the Debtors’ demand for particular commodities. Throughout these Chapter 11 Cases, the Debtors have worked to control vendor costs through, among other things, competitively pricing raw materials, re-engineering products to use lower cost materials and components, and negotiating cost savings with their existing supply base. The Debtors anticipate being able to generate savings, in 2007, of approximately $120 million from these actions which will largely offset projected cost increases.

VII.
THE GLOBAL SETTLEMENT
          The Global Settlement is vital to the Debtors’ successful reorganization. It is implemented in three agreements: (1) the two Union Settlement Agreements between Dana and both Unions; (2) the Plan Support Agreement among Dana, the Unions, Centerbridge and the Supporting Creditors; and (3) the New Investment Agreement, dated July 26, 2007, between Dana and Centerbridge. Pursuant to the Plan Support Agreement, the Debtors have agreed to propose and prosecute a plan of reorganization containing certain terms that the Debtors, the Unions and Centerbridge consider essential to the Debtors’ emergence from bankruptcy as a viable, going concern capable of sustaining profitable U.S. operations. The Union Settlement Agreements resolve the 1113/1114 Litigation and all other issues in the Chapter 11 Cases between the Debtors and each of the Unions. The New Investment Agreement contains agreed terms and conditions governing the issuance of New Preferred Stock by New Dana Holdco in exchange for an investment of up to $750 million by, among other investors, Centerbridge. The Bankruptcy Court authorized the Debtors to enter into the Union Settlement Agreements, the Plan Support Agreement and the New Investment Agreement at a hearing held on July 26, 2007, and the order (the “Global Settlement Order”) was entered on August 1, 2007. The Global Settlement Order also set forth a process for the receipt and consideration of proposals for alternatives to the Centerbridge investment by “qualified potential investors.” Pursuant to such process, Appaloosa Management L.P. (“Appaloosa”) submitted an indication of interest to the Debtors on August 17, 2007 and thereafter Appaloosa was invited by Dana to participate in the next phase of the process and to submit a firm and final offer. Under the procedures, any such final offer must be received by the Debtors and the Creditors’ Committee on or before September 21, 2007, and, if timely received, will be considered by Dana during the week of September 24, 2007. On August 13, 2007, Appaloosa also executed the Plan Support Agreement as a Supporting Creditor. The Plan Support Agreement permits creditors who are signatories thereto (including Appaloosa) to submit alternative proposals as contemplated by the Global Settlement Order. Also, on August 13, 2007, Appaloosa filed a notice of appeal to the Global Settlement Order.
A. The Union Settlement Agreements
          The settlement with the Unions, documented in the Union Settlement Agreements that are attached hereto as Exhibits D-1, D-2, D-3 and D-4, which have been ratified by the Debtors’ Union-represented employees and approved by the Bankruptcy Court, provides terms for settling all outstanding issues between the Debtors and the Unions related to the Chapter 11 Cases. The Debtors estimate that, as a result of the Union Settlement Agreements, together with the previously announced closings of Debtors’ facilities in Cape Girardeau, Missouri and Syracuse, Indiana, annual expense savings in excess of $100 million will be generated. The Union Settlement Agreements provide for, among other things:
1.	Union collective bargaining agreements (including the UAW Master Agreement), effective until June 1, 2011, for the Debtors’ Union-represented facilities in the United States;

2.	Modifications to healthcare, short-term and long-term disability and life insurance benefits for Union-represented employees, effective January 1, 2008;

3.	Wage structure modifications effective upon Bankruptcy Court approval of the Union Settlement Agreements;

4.	The elimination of Dana’s liabilities for non-pension retiree benefits for Union-represented current and future retirees, and of healthcare and long-term disability benefits for certain Union-represented employees, effective on the later of January 1, 2008 and the Effective Date; the establishment by the Unions of separate, Union-specific VEBAs to provide such benefits to eligible Union-represented employees and retirees after that date; and the Debtors’ contribution of an aggregate cash amount of $764 million (less amounts paid on behalf of Union-represented employees and retirees on and after July 1, 2007 for long-term disability, healthcare and life insurance claims) to fund the VEBAs;

5.	A freeze of credited service and benefit accruals under the Debtors’ defined benefit pension plans for Union-represented employees, effective on the later of January 1, 2008 and the Effective Date, with future benefits to be provided through company participation in, and contributions to, a USW pension trust for some of such employees;

6.	Buyouts valued at $22,500 or $45,000 for certain retirement-eligible and recently retired Union-represented employees, to be paid by Dana to each retiree not sooner than 30 days following the later of the individual’s retirement or his execution and delivery of a covenant not to sue; and

7.	Separation payments for eligible Union-represented employees at one Union-represented facility in Indiana under a special voluntary separation program.
          The Union Settlement Agreements further memorialize certain other agreements between the Debtors and the Unions, including, among others, agreements with respect to neutrality at certain of the Debtors’ non-union facilities, the continuation of the Debtors’ manufacturing footprint optimization program as modified by the Union Settlement Agreements, and the reserve of New Dana Holdco Common Stock valued at up to $22.53 million to provide post-emergence bonuses for certain Union-represented employees following the Debtors’ emergence from bankruptcy in accordance with Appendix J to the Union Settlement Agreements.
          The Union Settlement Agreements also set forth certain procedures that must be followed in the event that the Debtors choose to pursue a transaction or means of reorganization different from that contemplated under the Plan Support Agreement. In particular, in the event that the Debtors choose to pursue an alternative investment that is determined by Dana’s Board of Directors to be superior to the Centerbridge investment, set forth in the Plan Support Agreement, the Unions have the right to consent to any such investment, with the Unions’ consent not to be unreasonably withheld. If the Unions do not consent to the alternative investment, the Debtors and the Unions have agreed to submit to mediation to determine whether the Unions have acted unreasonably, and, if mediation is unsuccessful, the parties have agreed to submit the matter to arbitration. The Creditors’ Committee will be a party to such arbitration. If the arbitrator finds that the Unions acted reasonably in withholding their consent and the Debtors decide to proceed with the alternative investment, the Unions will have the option to either terminate the Union Settlement Agreements, in which case the Unions will have the right to strike, or elect not to terminate the Union Settlement Agreements, in which case the Unions will have an Allowed Administrative Claim of $764 million (or in some circumstances, the option of the $764 million Administrative Claim or an Allowed General Unsecured Claim in Class 5F of $908 million). If the arbitrator finds that the Unions did not act reasonably in withholding their consent, the Debtors will be permitted to proceed with the alternative investment and the Union Settlement Agreements will remain in place.
          Similarly, if the Debtors file any other plan of reorganization than the plan contemplated by the Plan Support Agreement, including the filing of a stand-alone plan of reorganization by the Debtors, the Unions will have the right to terminate the Union Settlement Agreements, triggering the Unions’ right to strike, or elect not to terminate the Union Settlement Agreements, in which case the Unions will be entitled to elect between receiving an Allowed Administrative Claim of $764 million or an Allowed general unsecured claim of $908 million.
          In the event that the New Investment Agreement is terminated by Centerbridge other than as a result of breach by the Debtors, the Union Settlement Agreements provide that the Unions will have the right to designate a replacement investor, subject to the Debtors’ right to consent to any such replacement investor, which consent is not to be unreasonably withheld. The Union Settlement Agreements also provide that in the event that the Debtors are unwilling to consent to a replacement investor, the parties will first mediate whether the Debtors have acted reasonably in withholding their consent, and if mediation is unsuccessful, will submit the matter to arbitration. If the arbitrator finds that the Debtors have acted reasonably in withholding their consent to a replacement investor (or if the Unions fails to identify a replacement investor within 30 days from Centerbridge’s notice of termination of the New Investment Agreement), the Debtors may pursue an alternative plan of reorganization that is consistent with the Union Settlement Agreements, and the Union Settlement Agreements will remain in place. On the other hand, if it is determined that the Debtors acted unreasonably in withholding their consent, the Debtors will be required to accept the Unions’ designated replacement investor.
B. The Plan Support Agreement
          The Plan Support Agreement, attached hereto as Exhibit D-5 sets forth the terms under which the Unions, Centerbridge and certain holders of unsecured claims against the Debtors who may become parties thereto, including the Supporting Creditors (collectively, the “PSA Participants”), will support the Plan. The Supporting Creditors represent approximately $1.3 billion of the Bonds. A list of Critical Elements to Be Included in a Plan of Reorganization (the “Plan Term Sheet”) and the New Investment Agreement are attached to the Plan Support Agreement as, respectively, Exhibits B and C. Among other things, the Plan Support Agreement provides as follows:
1.	Centerbridge, the Unions and the PSA Participants will each support the prosecution, confirmation and consummation of a plan of reorganization that is consistent with the Plan Support Agreement and the

Plan Term Sheet, including confirmation under section 1129(b) of the Bankruptcy Code, and will not encourage other Persons to take actions that would interfere with an orderly plan and disclosure statement process;
2.	Centerbridge will, and the Supporting Creditors may, purchase certain New Preferred Stock on the terms set forth in the New Investment Agreement upon the Effective Date;

3.	The Debtors and the Unions will enter into the Union Settlement Agreements;

4.	The Unions, Centerbridge, and the PSA Participants will engage in good faith negotiations with other parties in interest regarding the form of a plan of reorganization, the related disclosure statement and other definitive documents that are consistent with the Plan Support Agreement;

5.	The Debtors will not propose, and Centerbridge and the Unions will not support, any plan of reorganization premised upon the use of Section 382(l)(5) of the Internal Revenue Code and will propose only a plan of reorganization premised upon the use of Section 382(l)(6) of the Internal Revenue Code;

6.	The Supporting Creditors agree not to sell, transfer, assign, pledge, or otherwise dispose of, directly or indirectly (including by creating any subsidiary or affiliate for the sole purpose of acquiring any Claims against any Debtor), their right, title or interest in respect of any Claim against any Debtor unless the recipient of such Claim agrees in writing, prior to such transfer, to be bound by the Plan Support Agreement;

7.	The plan of reorganization may not become effective if the total amount of Allowed unsecured nonpriority Claims (but not including asbestos Claims, Claims of the Unions, convenience class Claims to be paid in cash under a plan of reorganization, intercompany Claims, including Claims of DCC, and Claims of the non-union retirees) (with such exceptions, the “PSA Unsecured Claims”) against the Debtors exceeds $3.25 billion, unless the Creditors’ Committee waives such condition consistent with its fiduciary duties to all unsecured creditors;

8.	The Debtors’ post-emergence funded debt will not exceed $1.5 billion;

9.	The Debtors will obtain exit financing, on market terms and with parties reasonably acceptable to Centerbridge, sufficient to refinance the DIP Credit Agreement and provide sufficient liquidity for working capital and general corporate purposes;

10.	The Debtors’ plan of reorganization will provide, with reasonable certainty, the sources and amounts of cash required to meet the Debtors’ cash payment obligations to the Unions under the Union Settlement Agreements and will otherwise conform to the terms of the Union Settlement Agreements;

11.	Holders of Allowed PSA Unsecured Claims will receive, on account of their Allowed unsecured nonpriority Claims, their pro rata portion of shares of New Dana Holdco Common Stock and/or Cash in excess of the minimum cash required to operate the Debtors’ business on the Effective Date and thereafter;

12.	Holders of Allowed PSA Unsecured Claims who do not qualify to purchase New Series B Preferred Stock pursuant to and consistent with the terms of the New Investment Agreement will receive an amount of Cash or New Dana Holdco Common Stock that is (a) determined to be reasonably acceptable to the Debtors, Centerbridge and the Ad Hoc Steering Committee and (b) approved by the Bankruptcy Court;

13.	The individuals that are anticipated to serve on the board of directors of New Dana Holdco will negotiate employment agreements with initial senior management in form and substance reasonably acceptable to Centerbridge, who will consult with certain other parties regarding such agreements; and

14.	Except for the sale of certain businesses specified by the Debtors and disclosed in confidence to the Unions, the Creditors’ Committee and Centerbridge on or before July 1, 2007, and in addition to any requirements or consents required by the DIP Lenders under the DIP Facility, the Debtors will not sell any business line within their Automotive Systems Group or Commercial Vehicles Group prior to the

Effective Date without (a) the agreement of the International President of the affected Union(s) (or any designee(s) of such officer(s)) and (b) the consent of Centerbridge.
          The Plan Support Agreement and Plan Term Sheet will expire and be of no further effect (1) for the Unions, the Debtors and Centerbridge if the Plan fails to become effective on or before May 1, 2008, and (2) for any Supporting Creditor who exercises its right to terminate the Plan Support Agreement, if the Plan fails to become effective on or before February 28, 2008.
C. The New Investment Agreement
          THIS SECTION CONTAINS IMPORTANT INFORMATION ABOUT RIGHTS PROVIDED TO CERTAIN “QUALIFIED INVESTORS” TO SUBSCRIBE TO NEW SERIES B PREFERRED STOCK IN CONNECTION WITH THE PLAN. IF YOU ARE A QUALIFIED INVESTOR, YOU WILL NOT BE ENTITLED TO ANY OF THE RIGHTS SET FORTH IN THIS SECTION UNLESS YOU SUBMIT A DULY EXECUTED SUBSCRIPTION AGREEMENT, AS DESCRIBED BELOW, TO CENTERBRIDGE AND DANA PRIOR TO 5:00 P.M. EASTERN TIME ON THE FIFTH BUSINESS DAY AFTER DANA FILES A FORM 8-K WITH THE SEC ANNOUNCING THE CONFIRMATION DATE.
          The New Investment Agreement, provides for an investment of up to $750 million in New Dana Holdco as follows: Centerbridge will purchase $250 million in New Series A Preferred Stock. Qualified creditors of the Debtors who are Qualified Investors will have an opportunity to purchase an additional $500 million in New Series B Preferred Stock on a pro rata basis. However, no Qualified Investor and its Affiliates will be entitled to acquire beneficial ownership of more than $200 million in aggregate liquidation preference of New Series B Preferred Stock. Centerbridge will purchase up to $250 million in New Series B Preferred Stock that is not purchased by Qualified Investors. Each share of New Preferred Stock will have a purchase price of $100. A copy of the New Investment Agreement is attached hereto as Exhibit D-6. The following summary of the New Investment Agreement does not purport to be complete and is qualified in its entirety by reference to the New Investment Agreement. Dana is in discussions with certain of its creditors about a possible backstop commitment for the $250 million of New Series B Preferred Stock that is not subject to the Centerbridge purchase commitment.
          For purposes of the New Investment Agreement and this Section of the Disclosure Statement, the following terms have the following meanings:
          “Acquired Bond Claims” means Qualified Bond Claims that are transferred to a Person who (1) is a QIB and (2) who assumes all of the obligations of the transferor under the Plan Support Agreement in connection with such transfer. Acquired Bond Claims that are subsequently transferred to a Person who (1) is a QIB and (2) who assumes all of the obligations of the transferor under the Plan Support Agreement and delivers a signature page to the Plan Support Agreement to Dana and Centerbridge within 5 Business Days of the closing of such transfer (however, in no event later than the Confirmation Date) shall continue to be deemed Acquired Bond Claims.
          An “Affiliate” of any Person means another Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under Common Control with, such first Person; provided that as such term is used in the New Investment Agreement, Centerbridge and CBP Parts Acquisition Co. LLC will not be considered to be Affiliates of Dana.
          “Bondholder Claims” means all allowed liquidated, noncontingent, unsecured Claims on account of the unsecured notes listed in the definition of Bondholders in the Plan Term Sheet.
          “Bondholder Record Date” means August 13, 2007.
          “Claims” means claims (as such term is defined under section 101 of the Bankruptcy Code) against Dana or any rights to acquire such claims.
          “Control” (including the terms “Controlling”, “Controlled by” and under “Common Control with”) means possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

          “Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.
          “QIB” means a “qualified institutional buyer,” as such term is defined in Rule 144A promulgated under the Securities Act of 1933, as amended (the “Securities Act”).
          “Qualified Bond Claims” means the net Bondholder Claims (after subtracting short positions and/or other hedge positions) that are beneficially owned as of the Bondholder Record Date by a Person who (1) together with its Affiliates, holds Bondholder Claims and/or Trade Claims in an aggregate amount equal to or greater than the Threshold Amount; (2) is a QIB; and (3) executes and delivers a signature page to the Plan Support Agreement on or before the Bondholder Record Date.
          “Qualified Investor” means a Person, other than the Unions, who (1) together with its Affiliates, beneficially owns Qualified Bond Claims, Acquired Bond Claims, and/or Qualified Trade Claims (such claims collectively, the “Participating Claims”) in an aggregate amount equal to or greater than the Threshold Amount; (2) is a QIB; (3) is qualified to make the representations and warranties in, and who delivers to Dana within the timeframe specified in Section 1.2 of the New Investment Agreement, a duly executed copy of, a Subscription Agreement; and (4) has not at any time during the period from the Bondholder Record Date through and including the Effective Date, engaged in any short sales of New Dana Holdco Common Stock or Claims, any transactions involving options (including exchange-traded options), puts, calls or other derivatives involving securities of New Dana Holdco or any other transactions of any type that would have the effect of providing such Person with any other economic gain in the event of a decrease in the current or future market price of Claims or New Dana Holdco Common Stock (unless the Person has engaged in such activity pursuant to Section 4.7 of the Plan Support Agreement) or otherwise breached any covenants or agreements in the Subscription Agreement.
          “Qualified Trade Claims” means Trade Claims that are beneficially owned as of the Trade Claims Record Date by a Person who (1) together with its Affiliates, beneficially owns Trade Claims, Qualified Bond Claims and/or Acquired Bond Claims in an aggregate amount equal to or greater than the Threshold Amount; (2) is a QIB; and (3) executes and delivers a signature page to the Plan Support Agreement on or before the Trade Claims Record Date.
          “Threshold Amount” means $25 million.
          “Trade Claims” means all allowed liquidated, noncontingent, unsecured Claims other than Bondholder Claims.
          “Trade Claims Record Date” means the Confirmation Date.
     1. Participation as Series B Investors
          The record date for determining which Bonds will qualify to participate in the purchase of New Series B Preferred Stock under the New Investment Agreement was August 13, 2007. The record date for determining which Trade Claims will qualify to participate in the purchase of New Series B Preferred Stock will be the Confirmation Date.
          In order to qualify a Bond to participate in the purchase of New Series B Preferred Stock, the following criteria must be met:
a)	The Bonds must be beneficially owned on the Bondholder Record Date by a holder who complies with the other requirements below;

b)	The holder and its affiliates must own $25 million or more in Bonds and other Qualified Trade Claims;

c)	The holder must be a QIB; and

d)	The holder must have executed and delivered a signature page to the Plan Support Agreement on or before the Bondholder Record Date.
          As of the Bondholder Record Date, Dana has received signature pages to the Plan Support Agreement from entities representing that they beneficially owned approximately $1.3 billion in Bonds.

          Holders of Bonds who qualify under these requirements and who (a) do not engage in hedging activities as described the definition of “Qualified Investor” above after the Bondholder Record Date and before the Effective Date and (b) sign and deliver a Subscription Agreement prior to the Subscription Deadline, will be considered Qualified Investors and their Bonds will be considered “Participating Bonds”.
          In addition, each transferee of a Participating Bond will continue to hold a Participating Bond if:
a)	It executes and delivers to Dana a signature page to the Plan Support Agreement in the form of the Transferee Acknowledgement, attached hereto as Exhibit D-7, within five Business Days after the closing of an acquisition by a Supporting Creditor (but in no event later than the Confirmation Date);

b)	It assumes the obligations of the transferor of Qualified Bond Claims under the Plan Support Agreement, which assumption is provided in the Transferee Acknowledgement;

c)	It is a QIB;

d)	It does not engage in the hedging activities referred to above; and

e)	It owns $25 million or more in Participating Bonds and Trade Claims (aggregated) at the time it delivers such Transferee Acknowledgment, at the time it delivers a Subscription Agreement and at the Effective Date.
          The record date for Trade Claims to be considered for participation in the purchase of New Series B Preferred Stock will be the Confirmation Date. Trade Claims may be aggregated with Participating Bonds for purposes of determining whether the $25 million threshold is met. In order to be eligible to purchase New Series B Preferred Stock under the New Investment Agreement, holders of Trade Claims must otherwise meet the same criteria as is applicable to holders of Participating Bonds except that the holder of Trade Claims (a) may execute the signature page for the Plan Support Agreement at any time prior to the Confirmation Date and (b) with respect to any Trade Claim acquired from a transferor of such Claim, prior to the date of the Confirmation Hearing, must have (i) completed all actions necessary to effect the transfer of the Trade Claim pursuant to Bankruptcy Rule 3001(e) or (ii) filed (A) the documentation required by Bankruptcy Rule 3001(e) to evidence the transfer and (B) a sworn statement of the transferor supporting the validity of the transfer. In determining the amount of Bonds owned on the Bondholder Record Date for eligibility and participation in the New Series B Preferred Stock, the calculation will be done net of short positions and/or other hedging positions.
          The Participating Bonds may trade at different prices from the Bonds that are not Participating Bonds.
          If a bondholder meets the Qualified Investor requirements, the holder’s Participating Bonds purchased after the Bondholder Record Date and Trade Claims purchased up until the Confirmation Date will count as claims eligible to purchase a pro rata share of the New Series B Preferred Stock, subject to a cap of $200 million of New Series B Preferred Stock per investor and its affiliates.
     2. Subscription and Allocation of New Series B Preferred Stock
          a. Subscriptions
          Subscription Agreements must be delivered by 5:00 p.m. Eastern Time on the fifth Business Day after Dana files a Current Report on Form 8-K with the SEC announcing the Confirmation Date (the “Subscription Deadline”) to Dana and Centerbridge at the address set forth in that Form 8-K for that purpose. Each Qualified Investor who wishes to purchase New Series B Preferred Stock must execute and deliver a Subscription Agreement in the form of Exhibit C to the New Investment Agreement attached hereto as Exhibit D-6 (each a “Subscription Agreement”) prior to the Subscription Deadline. The terms of the Subscription Agreement are described in greater detail below in Section VII.D.5.
          In the Subscription Agreement, each Qualified Investor must represent as to the total Participating Claims it beneficially owns, specifying which are Qualified Bond Claims, Qualified Trade Claims or Acquired Bond Claims. The Qualified Investor will indicate as to all of its Participating Claims (on an all-or-none basis) whether it wishes to subscribe for its pro rata share of New Series B Preferred Stock (the “Primary Subscription”) and whether it wishes to participate in any undersubscribed shares that will be allocated as described below. [The Qualified Investor may specify a maximum face amount of New Series B Preferred Stock that it is willing to purchase (“Maximum Subscription”), which may not exceed $200 million.]
          b. Determination of Participating Claim Pool
          Promptly after the Subscription Deadline, [                    ], as Subscription Agent (the “Subscription Agent”) and Dana will determine the aggregate total of Participating Claims held by Qualified Investors (the “Participating Claims Pool”), based on the information provided by Supporting Creditors in the Subscription Agreements, the Plan Support Agreement signatures, any Transferee Acknowledgments received by Dana and other available information, if any.
          The Subscription Agent will tabulate the subscriptions, verify the represented holdings of subscribers against information provided to it by Dana and information and proof of holdings, including brokerage statements and/or medallion certified letters, provided to it or Dana upon request made to the subscriber, verify the Qualified Investor status based on the information provided in the Subscription Agreements and calculate the amount of each subscriber’s Primary Subscription and Undersubscription Allocation, if any, of the $500 million of New Series B Preferred Stock.
          c. Primary Subscription
          The Primary Subscription for each subscriber will be calculated by dividing (i) the Participating Claims as to which such subscriber has indicated that it wishes to subscribe for as a Primary Subscription by (ii) the total Participating Claims Pool.
          d. Undersubscription Allocation
          To the extent that Primary Subscriptions are for less than $250 million of the New Series B Preferred Stock, Centerbridge will purchase New Series B Preferred Stock equal to the difference between $250 million and the total Primary Subscriptions. To the extent that Primary Subscriptions are for less than $500 million, an amount of New Series B Preferred Stock will be available for an undersubscription allocation. The amount of New Series B Preferred Stock available for the Undersubscription Allocation will be equal to the difference between $250 million and the amount by which Primary Subscriptions exceed $250 million (the “Undersubscription Pool”). Subject to the limitations described in the following paragraph, Qualified Investors who have indicated in their Subscription Agreement that they wish to participate in undersubscribed shares with respect to all of their Participating Claims (the “Undersubscription Subscribers”), will be allocated an additional amount of New Series B Preferred Stock for purchase, equal to their pro rata share of the Undersubscription Pool calculated based on the proportion that the Participating Claims beneficially held by them bears to the total amount of Participating Claims of Undersubscription Subscribers (the “Undersubscription Allocation”).
          In no event will any Qualified Investor and its affiliates be entitled to acquire beneficial ownership of more than $200 million in face amount of New Series B Preferred Stock[, nor will any Qualified Investor be required to purchase more than its Maximum Subscription]. For purposes of the preceding paragraph, the amount of Primary Subscriptions will be reduced to the extent the limitations in this paragraph apply.
          e. Announcement of Allocations
          Dana will notify individual subscribing Qualified Investors of their total allocation within [10] Business Days after the Subscription Deadline, by facsimile to the number provided in the Qualified Investor’s Subscription Agreement.
          f. Payment; Failure to Remit Payment
          Payment for all shares of New Series B Preferred Stock must be delivered to Dana within two Business Days of notice from Dana of the allocation of New Series B Preferred to the holders of Participating Claims. So long as it would not result in Centerbridge owning more than $250 million in face amount of New Series B Preferred Stock, to the extent any Qualified Investor fails to remit payment by that time, the New Series B Preferred Stock such Qualified Investor would otherwise have been entitled to purchase will be purchased by Centerbridge. Notwithstanding such purchase by Centerbridge, Dana reserves all rights and recourse against any non-paying subscriber.
     3. General Provisions
          The New Investment Agreement also provides as follows, among other things:

a)	At the Effective Date, the New Preferred Stock will be issued and will have the terms set forth in the certificate of designations of 4.0% Series A Convertible Preferred Stock and 4.0% Series B Convertible Preferred Stock, a form of which is attached to the New Investment Agreement, as described below under Subsection VII.D.3.b.

b)	At the Effective Date, New Dana Holdco and Centerbridge will enter into a Shareholders Agreement, a form of which is attached as Exhibit D to the New Investment Agreement (which is Exhibit D-6 hereto), containing the rights and restrictions described below under Subsection VII.D.4.

c)	The initial board of directors of New Dana Holdco will be composed of seven members as follows: three directors (one must be independent) chosen by Centerbridge, two Independent Directors chosen by the Creditors’ Committee, one Independent Director chosen by the Creditors’ Committee from a list of three Independent Directors proffered by Centerbridge and a process described in the Plan, and the CEO of New Dana Holdco.

d)	Dana has made certain representations and warranties to Centerbridge in the New Investment Agreement, including regarding:
•	the existence, organization, qualification and good standing of Dana, its significant subsidiaries and New Dana Holdco;

•	the power and authority of Dana and its significant subsidiaries and New Dana Holdco to own their properties and conduct their businesses;

•	Dana and New Dana Holdco’s power and authority to execute and deliver all transaction documents contemplated by the New Investment Agreement (the “Transaction Documents”) to be executed and delivered by them and to consummate the transactions contemplated by the New Investment Agreement;

•	the validity and enforceability of the Transaction Documents;

•	New Dana Holdco capitalization;

•	the absence of registration rights other than those specified in the Registrations Rights Agreements;

•	the absence of preemptive rights other than those included in the certificate of designations attached as Exhibit B to the New Investment Agreement;

•	the duly authorized, validly issued, fully paid and non-assessable nature of the New Preferred Stock and the stock of Dana’s significant subsidiaries;

•	no conflicts between the Transaction Documents and the investment by Centerbridge, on the one hand, and the organizational documents of Dana, its subsidiaries and New Dana Holdco, applicable laws and orders, and applicable contracts and other agreements, on the other hand;

•	no necessary governmental and other third-party consents and approvals;

•	no undisclosed liabilities of New Dana Holdco and its subsidiaries;

•	no violations of organizational documents and laws and defaults regarding applicable agreements and instruments by Dana and its significant subsidiaries;

•	no pending, threatened or contemplated litigation or legal, governmental or other proceedings or investigations;

•	collective bargaining agreements, labor organizational activities, grievances or charges, and compliance with labor laws, agreements and practices;

•	ownership of or rights to use intellectual property, and intellectual property registrations and applications;

•	trade secrets and intellectual property;

•	title to real and personal property, and leases and subleases;

•	no undisclosed relationships reportable in securities filings;

•	governmental and third-party licenses and permits;

•	compliance with applicable environmental laws and regulations and the accuracy of related disclosures in securities filings;

•	tax matters;

•	compensation, retirement and benefits laws matters;

•	securities filings and financial statements;

•	insurance matters;

•	applicable brokers fees;

•	the applicability of state takeover statutes; and

•	the status of Dana’s shareholder rights plan.
          All such representations and warranties of Dana were qualified by the disclosures in Dana’s SEC filings (excepting only forward-looking statements) and the company disclosure letter delivered by the Company to Centerbridge in connection with the execution of the New Investment Agreement (the “Company Disclosure Letter”). Accordingly, the representations and warranties contained in the New Dana Investment Agreement should not be relied on by any persons as characterizations of the actual state of facts about the parties at the time they were made or otherwise. None of such representations and warranties of Dana will survive the closing of the transactions contemplated by the New Investment Agreement.
e)	Centerbridge has made certain representations and warranties to Dana in order to proceed with its investment, including regarding:
•	the existence, organization and good standing of Centerbridge and certain of its affiliates;

•	the power and authority of Centerbridge and certain of its affiliates to execute and deliver the Transaction Documents and to consummate the transactions contemplated by the New Investment Agreement;

•	the validity and enforceability of the Transaction Documents;

•	no conflicts between the Transaction Documents and the investment by Centerbridge, on the one hand, and the organizational documents of Centerbridge and certain of its affiliates, applicable laws and orders, and applicable contracts and other agreements, on the other hand;

•	no necessary governmental and other third-party consents and approvals;

•	no undisclosed agreements relating to Dana, any of its subsidiaries, the Unions or Dana’s creditors, officers, directors, employees or representatives;

•	no applicable brokers fees;

•	Centerbridge and certain of its affiliates possessing sufficient funding for the investment;

•	the investment intent of Centerbridge and certain of its affiliates;

•	the sophistication of Centerbridge and certain of its affiliates; and

•	ownership of Dana securities and related businesses.
          None of such representations and warranties of Centerbridge will survive the closing of the transactions contemplated by the New Investment Agreement.
     f) In connection with the New Investment Agreement, Dana agreed, among other things, to:
•	use its reasonable best efforts to obtain Bankruptcy Court approval of the New Investment Agreement and its fees payable to Centerbridge and the Plan Support Agreement;

•	file the Debtors’ plan of reorganization and disclosure statement with the Bankruptcy Court, and consult with Centerbridge regarding the Debtors’ plan of reorganization and disclosure statement;

•	take action to prevent the applicability of Dana’s shareholder rights plan to the issuance of the New Preferred Stock;

•	use its reasonable best efforts to ensure that individuals negotiating employment agreements pursuant to the Plan consult with Centerbridge and that such employment agreements are on market terms and are reasonably acceptable to Centerbridge;

•	generally conduct its business from the date of the New Investment Agreement through the closing of the transactions contemplated by the New Investment Agreement in the usual and ordinary course of business and to seek the prior written consent of Centerbridge before conducting certain non-ordinary course activities as specified in the New Investment Agreement, subject to exceptions provided in the New Investment Agreement and the Company Disclosure Letter;

•	cooperate with Centerbridge regarding press releases and other public statements and government and securities exchange filings;

•	timely make and pursue certain requisite regulatory filings; and

•	take reasonable efforts to close the transactions contemplated by the New Investment Agreement.
     g) In connection with the New Investment Agreement, Centerbridge agreed to:
•	use its reasonable best efforts to ensure that individuals negotiating employment agreements pursuant to the Plan consult with Centerbridge and that such employment agreements are on market terms and are reasonably acceptable to Centerbridge, subject to the approval by the Board of Directors of New Dana Holdco on the Effective Date;

•	cooperate with Dana or New Dana Holdco regarding press releases and other public statements and government and securities exchange filings;

•	timely make and pursue certain requisite regulatory filings; and

•	take reasonable efforts to close the transactions contemplated by the New Investment Agreement.
h)	The closing of the investment by Centerbridge will be subject to certain conditions applicable to Centerbridge and its subsidiary, on the one hand, and Dana and New Dana Holdco, on the other hand, including:
•	all conditions precedent to the effectiveness of the Debtors’ plan of reorganization being satisfied or waived;

•	all applicable antitrust waiting periods having terminated or expired;

•	no orders, laws or other legal restraints preventing the consummation of the transactions contemplated by the New Investment Agreement being in effect;

•	the Bankruptcy Court having approved of the New Investment Agreement and the fees payable to Centerbridge and the Plan Support Agreement; and

•	the Union Settlement Agreement having been approved by the Bankruptcy Court and has not terminated.
          Dana’s obligations to close the transactions contemplated under the New Investment Agreement are subject to additional conditions, including:
•	all applicable closing deliveries having been delivered to New Dana Holdco;

•	except as would not have or reasonably be expected to have a material adverse effect on Centerbridge and its subsidiary’s ability to consummate the transactions contemplated by the New Investment Agreement, Centerbridge’s and its subsidiary’s representations and warranties contained in the New Investment Agreement being true and correct in all respects on the closing of the transactions contemplated by the New Investment Agreement, as certified by an executive officer’s certificate of Centerbridge;

•	Centerbridge’s and its subsidiary’s covenants contained in the New Investment Agreement having been complied with in all material respects, as certified by an executive officer’s certificate of Centerbridge;

•	the Plan having been confirmed by the Bankruptcy Court in a form reasonably acceptable to Dana and consistent with the Plan Term Sheet; and

•	the Plan, in a form reasonably acceptable to Dana and consistent with the Plan Term Sheet, having been implemented in all material respects and in a manner acceptable to Dana.
Centerbridge’s affiliates’ obligations to close the transactions contemplated under the New Investment Agreement are also subject to additional conditions, including:
•	all applicable closing deliveries having been delivered to Centerbridge’s affiliates;

•	except as would not have or reasonably be expected to have a Dana Material Adverse Effect (as defined below), Dana’s and New Dana Holdco’s representations and warranties contained in the New Investment Agreement being true and correct in all respects on the closing of the transactions contemplated by the New Investment Agreement, as certified by an executive officer’s certificate of Dana or New Dana Holdco;

•	Dana’s and New Dana Holdco’s covenants contained in the New Investment Agreement having been complied with in all material respects, as certified by an executive officer’s certificate of Dana or New Dana Holdco;

•	no Dana Material Adverse Effect having occurred, as certified by an executive officer’s certificate of Dana or New Dana Holdco;

•	the Plan having been confirmed by the Bankruptcy Court on or before February 28, 2008, in a form reasonably acceptable to Centerbridge and consistent with the Plan Term Sheet;

•	Dana having obtained exit financing with parties and on market terms reasonably acceptable to Centerbridge;

•	the Plan and this Disclosure Statement having been filed with the Bankruptcy Court no later than September 3, 2007;

•	the Plan, in a form reasonably acceptable to Centerbridge, having been implemented in all material respects in a manner acceptable to Centerbridge consistent with the Plan Term Sheet and the New Investment Agreement;

•	New Dana Holdco’s charter (or applicable amendments to Dana’s charter) having been filed with the Secretary of State of such company’s organization, and such charter (or amendments) and the bylaws of New Dana Holdco, as certified by either Dana or New Dana Holdco in a secretary’s certificate, being reasonably acceptable to Centerbridge and consistent with the New Investment Agreement and its exhibits as necessary to implement the transactions contemplated by the New Investment Agreement, the Plan, the Plan Support Agreement and the Plan Term Sheet; and

•	the initial board of directors of New Dana Holdco consisting of seven directors as described above.
          For purposes of this section of the Disclosure Statement, “Dana Material Adverse Effect” means any change, effect, event or condition that has had or could reasonably be expected to have a material adverse effect (i) on the business, results of operations or financial condition of Dana, New Dana Holdco and their subsidiaries, taken as a whole, or (ii) that would prevent Dana from timely consummating the transactions contemplated hereby in all material respects; provided, however, that the definition of Dana Material Adverse Effect will not include facts, circumstances, events, changes, effects or occurrences (i) generally affecting the industry in which Dana and its subsidiaries or their customers operate, or the economy or the financial, credit or securities markets, in the United States or other countries in which Dana or its subsidiaries operate, including effects on such industries, economy or markets resulting from any regulatory and political conditions or developments in general, or any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism (other than any of the foregoing that causes any damage or destruction to or renders physically unusable or inaccessible any facility or property of Dana or any of its subsidiaries); (ii) reflecting or resulting from changes in law or accounting principles generally accepted in the United States (or authoritative interpretations thereof); (iii) resulting from actions of Dana or any of its subsidiaries that Centerbridge has expressly requested in writing or to which Centerbridge has expressly consented to in writing; (iv) to the extent resulting from the announcement of the investment and the transactions contemplated thereby, including any lawsuit related thereto or any loss or threatened loss of or adverse change or threatened adverse change, in each case resulting therefrom, in the relationship of Dana or its subsidiaries with its customers, suppliers, employees or others; (v) resulting from changes in the market price or trading volume of Dana’s securities, provided that the exceptions in this clause (vi) are strictly limited to any such change or failure in and of itself and will not prevent or otherwise affect a determination that any fact, circumstance, event, change, effect or occurrence underlying such change or such failure has resulted in, or contributed to a Dana Material Adverse Effect; (vii) resulting from the suspension of trading in securities generally on any U.S. national securities exchange; or (viii) resulting from changes in the pool of claims (as such term is defined in Section 1.01(5) of the Bankruptcy Code); except to the extent that, with respect to clauses (i) and (ii), the impact of such fact, circumstance, event, change, effect or occurrence is disproportionately adverse to Dana and its subsidiaries, taken as a whole, as compared to other Persons engaged in the industries in which Dana and its subsidiaries compete.
i)	Centerbridge and Dana may terminate the New Investment Agreement by mutual consent. The New Investment Agreement may also be terminated by either Centerbridge or Dana if:
•	the Debtors have not emerged from bankruptcy by May 1, 2008, and the terminating party has fulfilled its obligations under the New Investment Agreement;

•	any governmental entity has taken any action that is final and nonappealable to permanently enjoin, restrain or prohibit the consummation of the investment by Centerbridge or any other transaction contemplated by the New Investment Agreement;

•	the Chapter 11 Cases are dismissed or converted to Chapter 7 cases under the Bankruptcy Code or a Chapter 11 trustee is appointed; or

•	the other party has breached its representations and warranties, covenants or agreements, the breach cannot be cured or has not been timely cured, the breach would result in a failure of a condition to closing of the investment of the terminating party (and, in the case of Centerbridge, if pursuant to an order of the Bankruptcy Court the Debtors no longer have an exclusive right to file a plan of reorganization), and the terminating party is not in material breach of any of its representations and warranties, covenants or agreements.

          Dana may terminate the New Investment Agreement on its own if:
•	the Debtors accept a proposal for an alternative minority investment determined by Dana’s board of directors to be superior to the New Investment Agreement and the Centerbridge investment (after taking into account any amendments offered by Centerbridge during a five Business Day match period); or

•	the Debtors accept a proposal for an alternative majority investment, the sale of all or substantially all of the assets of Dana and its subsidiaries as a going concern and not as a liquidation, or a standalone plan of reorganization proposed by Dana without any party providing equity financing, in each case that Dana’s board of directors determines would be more favorable to the Debtors’ bankruptcy estates than the Centerbridge investment and the Plan.
j)	Dana will have the right to terminate the New Investment Agreement subject to:
•	a $15 million break-up fee and an expense reimbursement of up to $4 million if the Debtors accept a proposal for an alternative minority investment determined by Dana’s board of directors to be superior to the New Investment Agreement and the Centerbridge investment (and Centerbridge and its subsidiary have not breached their representations and warranties, covenants or agreements in any material respect); and

•	a $22.5 million break-up fee and an expense reimbursement of up to $4 million if the Debtors accept a proposal for an alternative majority investment, the sale of all or substantially all of the assets of Dana and its subsidiaries as a going concern and not as a liquidation, or a standalone plan of reorganization proposed by Dana without any party providing equity financing, in each case that Dana’s board of directors determines would be more favorable to the Debtors’ bankruptcy estates than the Centerbridge investment and the Plan (and Centerbridge and its subsidiary have not breached their representations and warranties, covenants or agreements in any material respect).
k)	Centerbridge will be entitled to a $2.5 million commitment fee and an expense reimbursement of up to $4 million if the New Investment Agreement is terminated because the Debtors have not emerged from bankruptcy by May 1, 2008.

l)	Centerbridge will be entitled to a $3.5 million termination fee and an expense reimbursement of up to $4 million if the New Investment Agreement is terminated because the Chapter 11 Cases are dismissed or converted to Chapter 7 cases under the Bankruptcy Code, if a Chapter 11 trustee is appointed or if Centerbridge terminates the New Investment Agreement because of a breach by Dana, as described above.

m)	On the Effective Date, Centerbridge will be entitled to a $2.5 million commitment fee and an expense reimbursement of up to $4 million.
          Because the conversion price for the New Preferred Stock is based on the market price of New Dana Holdco’s Common Stock, the percentage of the total voting power of New Dana Holdco that will be represented by the New Preferred Stock will not be known until after Dana emerges from Chapter 11. However, because there is a minimum and maximum conversion price for the New Preferred Stock, the $750 million of New Preferred Stock would, if converted, represent between approximately 30 percent and 34 percent of the fully diluted New Dana Holdco Common Stock, subject to adjustment based on the actual net debt and minority interests of New Dana Holdco at the Effective Date as described below under Subsection VII.D.3.b.
D. New Dana Holdco
     1. Corporate Existence
          On the Effective Date: (a) New Dana Holdco will be incorporated and will exist thereafter as a separate corporate entity, with all corporate powers in accordance with the laws of the State of Delaware, its certificate of incorporation and bylaws (or comparable constituent documents); and (b) except as otherwise provided in the Plan, each Debtor will, as a Reorganized Debtor, continue to exist after the Effective Date as a separate legal entity, with all of the powers of such legal entity under applicable law, its certificates of incorporation and bylaws (or comparable constituent documents), and without prejudice to any right to alter or terminate such existence (whether by merger, dissolution or otherwise) under applicable state law.
     2. Governance
          Upon the occurrence of the Effective Date and except as expressly provided in the Plan, the management, control and operation of: (a) New Dana Holdco will become the general responsibility of the New Dana Holdco Board, as constituted in the Plan and pursuant to New Dana Holdco’s certificate of incorporation and bylaws (or comparable constituent documents); and (b) the other Reorganized Debtors will become the general responsibility of their respective boards of directors as such are constituted pursuant to such subsidiaries’ existing certificates of incorporation and bylaws (or comparable constituent documents).
          a. The Board of Directors of New Dana Holdco
          The initial board of directors of New Dana Holdco will be composed of seven members as follows: three directors (one must be independent) chosen by Centerbridge, two Independent Directors chosen by the Creditors’ Committee, one Independent Director chosen by the Creditors’ Committee from a list of three Independent Directors proffered by Centerbridge and a process described in the Plan, and the CEO of New Dana Holdco. The initial board of directors of New Dana Holdco will consist of the individuals identified on, or will be designated pursuant to the procedures specified on, Exhibit V.C.2 to the Plan. Each such director will serve from and after the Effective Date until his or her successor is duly elected or appointed and qualified or until his or her earlier death, resignation or removal in accordance with the terms of the certificates of incorporation and bylaws (or comparable constituent documents) of New Dana Holdco and applicable state law.
          Beginning at the first annual meeting of shareholders of New Dana Holdco following emergence, and for as long as Centerbridge owns at least $125 million of the New Series A Preferred Stock, New Dana Holdco’s board of directors will be composed as described below under Subsection VII.D.4.b.
          [More to come.]
          b. Executive Officers of New Dana Holdco
          Immediately following the Effective Date, the initial officers of New Dana Holdco will be [to come]. Thereafter, such officers will serve as provided in New Dana Holdco’s certificate of incorporation and bylaws (or comparable constituent documents).
          Prior to the Effective Date, the individuals who are serving as directors of New Dana Holdco will appoint a three-person committee of such directors to negotiate, in consultation with Centerbridge, post-Effective Date employment agreements with New Dana Holdco’s anticipated senior management team. Such employment agreements must be (i) at market terms, (ii) reasonably acceptable in form and substance to Centerbridge, in consultation with the Ad Hoc Steering Committee as set forth in the Plan Term Sheet, and (iii) approved by New Dana Holdco’s board of directors on the Effective Date.
     3. New Dana Holdco Certificate of Incorporation and Bylaws
          a. Common Stock
          As of the Effective Date, pursuant to the Plan, New Dana Holdco will initially issue up to 100 million shares of New Dana Holdco Common Stock, of which: (i) approximately [___] shares will be distributed to Holders of Allowed Claims in Classes 5B, 5C, 5D, 5E and 5F, (ii) approximately [___] shares will be contributed to the Disputed Unsecured Claims Reserve, (iii) between [___] and [___] shares will be initially reserved for issuance upon conversion of the New Preferred Stock, and (iv) [___] shares will be reserved for payment of the post-emergence bonuses to Union employees.
          In addition to the New Dana Holdco Common Stock to be issued initially pursuant to the Plan, New Dana Holdco also will be authorized to issue additional shares of New Dana Holdco Common Stock from time to time following the Effective Date under the provisions of New Dana Holdco’s certificate of incorporation and bylaws (or comparable constituent documents) and applicable law. The holders of New Dana Holdco Common Stock will be entitled to one vote per each share held of record on all matters submitted to a vote of shareholders, except for the election of directors elected by the holders of the New Preferred Stock pursuant to the terms thereof or as otherwise limited by the terms of the New Preferred Stock or any preferred stock issued after the Effective Date.
          Subject to the terms of the certificate of incorporation and bylaws (or comparable constituent documents) of New Dana Holdco (including the certificate of designation of 4.0% Series A Convertible Preferred Stock and 4.0% Series B Convertible Preferred Stock), holders of the New Dana Holdco Common Stock will be entitled to receive ratably such dividends as may be declared by New Dana Holdco’s Board of Directors out of funds legally available for payment of dividends. New Dana Holdco does not anticipate paying dividends on the New Dana Holdco Common Stock. See “Risk Factors — Risks Related to the Securities.” In the event of a liquidation, dissolution or winding up of New Dana Holdco, holders of the New Dana Holdco Common Stock will be entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any additional issuances of preferred stock, including the New Preferred Stock. All of the outstanding shares of the New Dana Holdco Common Stock to be issued pursuant to the Plan, upon such issuance, will be validly issued, fully paid and nonassessable. Holders of the New Dana Holdco Common Stock will have no preemptive, subscription, redemption or conversion rights.
          The transfer agent for the New Dana Holdco Common Stock will be [______].
          New Dana Holdco intends to apply to list the New Dana Holdco Common Stock on a national exchange as soon as practicable after the Effective Date when New Dana Holdco meets the listing requirements. However, it is unlikely that the New Dana Holdco Common Stock will qualify for listing at the time it is issued, and there can be no assurance that the New Dana Holdco Common Stock will ever be listed on a national exchange. If New Dana Holdco is not able to list such securities on a national exchange, it intends to cooperate with any registered broker-dealer who may seek to initiate price quotations for the New Dana Holdco Common Stock on the OTC Bulletin Board. Again, however, no assurance can be made that such securities will be quoted on the OTC Bulletin Board or that an active trading market will exist.
          b. New Preferred Stock
          As of the Effective Date, New Dana Holdco will be authorized to issue the New Preferred Stock, which will consist of (i) 2,500,000 shares of 4.0% series A convertible preferred stock, par value $0.01 per share (the “New Series A Preferred Stock”), and (ii) 5,000,000 shares of 4.0% series B convertible preferred stock, par value $0.01 per share (the “New Series B Preferred Stock”) the terms of which will be governed by the certificate of designations attached as Exhibit V.C.1.a to the Plan. New Dana Holdco will issue to Centerbridge, in consideration for its investment in New Dana Holdco, the New Series A Preferred Stock and up to $250 million in New Series B Preferred Stock that is not purchased by “Qualified Investors” pursuant to a duly executed Subscription Agreement that is timely delivered to Centerbridge and Dana. New Dana Holdco also will issue and additional up to $250 million in New Series B Preferred Stock to Qualified Investors who have timely delivered to Centerbridge and Dana a duly executed Subscription Agreement. See Subsection VII.C.2 — Subscription and Allocation of New Series B Preferred Stock; Subsection VII.D.5 — Subscription Agreement. The following summary of the terms of the New Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the certificate of designations attached as Exhibit V.C.1.a to the Plan.
          Subject to a collar based on a total enterprise value of New Dana Holdco of between $3.15 billion and $3.5 billion as described in subsections (i) and (ii) below, the price at which each share of New Preferred Stock will be convertible into New Dana Holdco Common Stock will be 83% of its distributable market equity value per share, which is the per share value of the New Dana Holdco Common Stock determined by calculating the 20-day volume weighted average trading price of such common stock on the principal exchange or over-the-counter market on which it trades (using the 22 trading days beginning on and including the first trading day after the Effective Date but disregarding the days with the highest and lowest volume weighted average sale price during such period). If, as a result of such determination and assuming that New Dana Holdco issues up to $750 million of New Preferred Stock (measured by liquidation preference) on the Effective Date:
(i) the holders of the New Preferred Stock would own, on an as-converted, fully diluted basis, less than 30.4% of New Dana Holdco’s fully diluted shares (which for this purpose means the number of shares of New Dana Holdco Common Stock, plus the number of shares of New Dana Holdco Common Stock that would be issued upon conversion of the New Preferred Stock), necessary adjustments will be made such that the holders of New Preferred Stock will own, on an as-converted, fully diluted basis, 30.4% of New Dana Holdco’s fully diluted shares; or

(ii) the holders of the New Preferred Stock would own, on an as-converted, fully diluted basis, more than 34.4% of New Dana Holdco’s fully diluted shares, necessary adjustments will be made such that the holders of New Preferred Stock will own, on an as-converted, fully diluted basis, 34.4% of New Dana Holdco’s fully diluted shares.
          The percentages referred to in the preceding paragraph are subject to adjustment to the extent that New Dana Holdco’s net debt plus the value of its minority interests as of the Effective Date is an amount other than $525 million, subject to revision upon the agreement of the Debtors, Centerbridge, the Ad Hoc Steering Committee and the Creditors’ Committee as a result of the Debtors’ business plan filed with the Disclosure Statement and the actual structure of the Plan.
          The New Series B Preferred Stock and shares of New Series A Preferred Stock having an aggregate liquidation preference of not more than $125 million will be convertible at any time at the option of the applicable holder after the six-month anniversary of the Effective Date. In addition, in the event that the New Dana Holdco Common Stock’s per share closing sales price exceeds 140% of the distributable market equity value per share (determined as described above) for at least 20 consecutive trading days beginning on or after the fifth anniversary of the Effective Date, New Dana Holdco will be able to force conversion of all, but not less than all, of the New Preferred Stock. The price at which the New Preferred Stock will be convertible will be subject to adjustment in certain customary circumstances, including as a result of stock splits and combinations, dividends and distributions and certain issuances of common stock or common stock derivatives.
          The New Preferred Stock will be entitled to dividends at an annual rate of 4%, payable quarterly in cash. The shares will have equal voting rights and will vote together as a single class with the New Dana Holdco Common Stock on an as-converted basis, except that the New Series A Preferred Stock will be entitled to vote as a separate class to elect three directors as described in the following paragraph. For purposes of liquidation, dissolution or winding up of New Dana Holdco, the New Preferred Stock will rank senior to any other class or series of capital stock of New Dana Holdco, the terms of which are not expressly senior to or on parity with the New Preferred Stock.
          Beginning at the first annual meeting of shareholders of New Dana Holdco following emergence, and for as long as Centerbridge owns at least $125 million of the New Series A Preferred Stock, New Dana Holdco’s board of directors will be composed of seven members, as follows: (i) three directors (one of whom must be independent) designated by Centerbridge and elected by holders of the New Series A Preferred Stock, (ii) one Independent Director nominated by a special purpose nominating committee composed of two Centerbridge designees and one other board member pursuant to the Shareholders Agreement (as defined below) described in Subsection VII.D.4 below, and (iii) three directors nominated by New Dana Holdco’s board. With the exception of the three directors elected by holders of the New Series A Preferred Stock, the remaining directors will be elected by holders of New Dana Holdco Common Stock and any other class of capital stock entitled to vote in the election of directors (including the New Preferred Stock), voting together as a single class at each meeting of shareholders held for the purpose of electing directors. Holders of New Preferred Stock will also have the right to elect two directors in the event that six quarterly dividends on the New Preferred Stock are accrued but unpaid, unless at such time the holders of New Series A Preferred Stock continue to have the right to elect three directors pursuant to this paragraph.
          Holders of New Preferred Stock will be subject to lockup provisions prohibiting its sale or conversion for six months after the Effective Date and, for an additional 30 months, prohibiting the sale or conversion of New Series A Preferred Stock having, in either case, a liquidation preference of more than $125 million.
          Until such time as Centerbridge no longer beneficially owns at least 50% of the shares of New Series A Preferred Stock outstanding at such time, holders of New Series A Preferred Stock will have preemptive rights with respect to issuances of new shares of capital stock of New Dana Holdco, other than certain issuances to employees, directors or consultants of New Dana Holdco or in connection with certain business acquisitions. Such preemptive rights must be offered by New Dana Holdco on the same terms and purchase price as the new shares of capital stock to which such rights relate.
          c. Stockholder Action and Special Meetings of Stockholders
          Holders of 20% or more of the voting power of New Dana Holdco capital stock will be entitled to require New Dana Holdco to call a special meeting of its shareholders.
          [More to come.]
          d. Registration Rights Agreements

          Centerbridge, on the one hand, and the other investors in the New Series B Preferred Stock, on the other hand, will enter into separate Registration Rights Agreements with New Dana Holdco in connection with the Plan (the forms of which are attached to the New Investment Agreement as Exhibits E and F, each a “Registration Rights Agreement”) that will provide registration rights for their shares of New Preferred Stock and certain other New Dana Holdco equity securities. Parties to the Registration Rights Agreements holding New Preferred Stock are referred to as “Investors.” The following summary of the Registration Rights Agreements does not purport to be complete and is qualified in its entirety by reference to the form Registration Rights Agreements attached to the New Investment Agreement.
          Under each Registration Rights Agreement, Investors collectively holding more than 50% of the securities registrable under such Registration Rights Agreement (collectively, the “Registrable Securities”) have demand registration rights to request that New Dana Holdco use its reasonable best efforts to effect the registration of the Registrable Securities held by such requesting Investors, plus the Registrable Securities of any other Investor giving New Dana Holdco a timely request to join in such registration (a “Demand Registration”). The Investors under each Registration Rights Agreement are allowed just one Demand Registration, and demand registration rights are assignable to transferees of Registrable Securities that agree to be bound by the provisions of such Registration Rights Agreement.
          Additionally, under the Registration Rights Agreements, if New Dana Holdco proposes to register any of its equity securities for its own account or for the account of other stockholders, then New Dana Holdco must provide the Investors with piggyback registration rights to have their Registrable Securities included in such registration statement pro rata after the securities that New Dana Holdco is registering (a “Piggyback Registration”). Once New Dana Holdco has qualified to use a registration statement on Form S-3, the Investors are allowed up to four additional Demand Registrations under each Registrations Rights Agreement.
          New Dana Holdco is not required to effect either a Demand Registration or a Piggyback Registration under the following circumstances if: (i) New Dana Holdco would have to consent to service of process to effect the registration; (ii) the Registrable Securities requested to be included in the registration have an aggregate public offering price below [$___]; (iii) New Dana Holdco is actively pursuing another registration of its securities; or (iv) New Dana Holdco determines the Demand Registration would be seriously detrimental to New Dana Holdco or its stockholders; provided, that each of the circumstances specified in (iii) and (iv) above may be used to delay a registration under the applicable Registration Rights Agreement only once in any 12-month period. New Dana Holdco is also not required to effect a Demand Registration on Form S-3 within 180 days of the effective date of the most-recent Demand Registration on Form S-3 in which the particular Investors under the applicable Registration Rights Agreement could have participated, and is not required to effect a Demand Registration other than on Form S-3 if New Dana Holdco has already effected a Demand Registration other than on Form S-3 in which at least 90% of the Registrable Securities of participating Investors under the applicable Registration Rights Agreement were registered.
          Under the Registration Rights Agreements, New Dana Holdco has further agreed to keep each Demand Registration and any Piggyback Registrations effective for 90 days. Investors will be required to make certain representations to New Dana Holdco (as described in the Registration Rights Agreements) in order to participate in either a Demand Registration or a Piggyback Registration. Investors will also be required to deliver certain information to be used in connection with both a Demand Registration and Piggyback Registrations in order to have their Registrable Securities included in such registrations. The Registration Rights Agreements contain other customary provisions, including, without limitation, customary indemnification provisions regarding New Dana Holdco and the applicable Investors.
     4. Shareholders Agreement
          At the closing of the New Investment, New Dana Holdco and Centerbridge will enter into a Shareholders Agreement (the form of which is attached to the New Investment Agreement, the “Shareholders Agreement”) containing the rights and restrictions described below. The following summary of the Shareholders Agreement does not purport to be complete and is qualified in its entirety by reference to the Shareholders Agreement attached to the New Investment Agreement.
          a. Standstill
          Centerbridge will be limited for ten years in its ability to acquire additional New Dana Holdco Common Stock if it would own more than 30% of the voting power of the stock after such acquisition, or to take other actions to control New Dana Holdco after the Effective Date without the consent of New Dana Holdco’s board of directors, including publicly proposing, announcing or otherwise disclosing an intent to propose, or entering into an agreement with any person for, (i) any form of business combination, acquisition or other transaction relating to New Dana Holdco or any of its subsidiaries, (ii) any form of restructuring, recapitalization or similar transaction with respect to New Dana Holdco or any of its subsidiaries, or (iii) any demand to amend, waive or terminate the standstill provision in the Shareholders Agreement. Nor will Centerbridge, among other things, otherwise act, alone or in concert with others, to seek or to offer to control or influence the management, board of directors or policies of New Dana Holdco or its subsidiaries.
          b. Board Representation
          Beginning at the first annual meeting of shareholders of New Dana Holdco following emergence, and as long as Centerbridge owns at least $125 million of the New Series A Preferred Stock, Centerbridge will have the right to designate three directors (one must be an Independent Director) for election by holders of the New Series A Preferred Stock. One additional Independent Director will be nominated by a special purpose nominating committee composed of two Centerbridge designees and one other board member for election by all shareholders.
          c. Certain Voting Rights
          For a period of three years, so long as Centerbridge owns New Series A Preferred Stock having a liquidation preference of at least $125 million, Centerbridge’s approval will be required for New Dana Holdco to do any of the following:
•	enter into material transactions with directors, officers or 10% shareholders (other than officer and director compensation arrangements);

•	issue debt or equity securities senior to or pari passu with the New Series A Preferred Stock other than in connection with certain refinancings;

•	issue equity at a price below fair market value;

•	amend New Dana Holdco’s bylaws in a manner that materially changes the rights of Centerbridge or shareholders generally or amend the charter (or similar constituent documents) of New Dana Holdco;

•	subject to certain limitations, take any actions that would result in share repurchases or redemptions involving cash payments in excess of $10 million in any 12-month period;

•	effect a merger or similar transaction that results in the transfer of 50% or more of the outstanding voting power of New Dana Holdco, a sale of all or substantially all of New Dana Holdco’s assets or any other form of corporate reorganization in which 50% or more of the outstanding shares of any class or series of capital stock of New Dana Holdco is exchanged for or converted into cash, securities or property of another business organization;

•	voluntarily or involuntarily liquidate New Dana Holdco; or

•	pay cash dividends on account of New Dana Holdco Common Stock or any other stock that ranks junior to or on parity with the New Series A Preferred Stock, including the New Series B Preferred Stock.
          Centerbridge’s approval rights above will be subject to override by a vote of two-thirds of New Dana Holdco’s voting securities, not owned by Centerbridge or any of its Affiliates and its approval rights for dividends and the issuance of senior or pari passu securities will end after 12 months if certain financial ratios are met.
          In the event that Centerbridge and its affiliates at any time own in excess of 40% of the issued and outstanding voting securities of New Dana Holdco, on an as-converted basis, all voting securities in excess of such 40% threshold will be voted in the same proportion that New Dana Holdco’s other shareholders vote their voting securities with respect to the applicable proposal.
     5. Subscription Agreement
          In connection with the Plan, New Dana Holdco and certain Qualified Investors will enter into a Subscription Agreement prior to the Subscription Deadline. The following summary of the Subscription Agreement does not purport to be complete and is qualified in its entirety by reference to the form Subscription Agreement attached to the New Investment Agreement.
          By executing a Subscription Agreement, each subscriber who is a Qualified Investor agrees to subscribe for its Pro Rata Share of New Series B Preferred Stock with respect to the Participating Claims beneficially owned by such subscriber; provided, that neither a Qualified Investor nor its affiliates will be entitled to acquire beneficial ownership of more than $200 million of the New Series B Preferred Stock. Each subscriber will pay to New Dana Holdco its pro rata share of $250 million, in cash, within two Business Days of notice from Dana of such purchaser’s Pro Rata Share. In the event that (a) the funds are not received within this timeframe or (b) Dana determines that the claims listed by the subscriber on Schedule 1 to the Subscription Agreement are not Participating Claims, Dana will be entitled to reallocate the shares of New Preferred Stock that the subscriber would otherwise be entitled to purchase. The Subscription Agreement will be a firm commitment of each subscriber to purchase its Pro Rata Share of the New Preferred Stock. By executing a Subscription Agreement, each subscriber also acknowledges that:
•	the Pro Rata Share of New Series B Preferred Stock for which it subscribes will not be registered under the Securities Act or qualified under any applicable state securities laws;

•	the Articles of Designation of the New Series B Preferred Stock will contain restrictions on transfer of the New Series B Preferred Stock by the subscriber; and

•	Dana and New Dana Holdco is relying on certain representations, warranties and agreements made by the subscriber to Dana and New Dana Holdco in the Subscription Agreement, including as to the subscriber’s status as an “accredited investor” (as such term is defined in Rule 501 of Regulation D promulgated under Section 4(2) of the Securities Act) and a “qualified institutional buyer” (as such term is defined in Rule 144A promulgated under the Securities Act).
          Each subscriber also agrees by executing a Subscription Agreement to not engage in certain short sales of shares of New Dana Holdco or Claims, or other hedging activities described in further detail in the Subscription Agreement.
VIII.
THE PLAN
A. General
          THE FOLLOWING SUMMARY HIGHLIGHTS CERTAIN OF THE SUBSTANTIVE PROVISIONS OF THE PLAN, AND IS NOT, NOR IS IT INTENDED TO BE, A COMPLETE DESCRIPTION OR A SUBSTITUTE FOR A FULL AND COMPLETE REVIEW OF THE PLAN. THE DEBTORS URGE ALL HOLDERS OF CLAIMS AND INTERESTS TO READ AND STUDY CAREFULLY THE PLAN, A COPY OF WHICH IS ATTACHED HERETO AS EXHIBIT A.
          Section 1123 of the Bankruptcy Code provides that, except for Administrative Claims and Priority Tax Claims, a plan of reorganization must categorize claims against and equity interests in a debtor into individual classes. Although the Bankruptcy Code gives a debtor significant flexibility in classifying claims and interests, section 1122 of the Bankruptcy Code dictates that a plan of reorganization may only place a claim or an equity interest into a class containing claims or equity interests that are substantially similar.
          The Plan creates eighteen (Sub)Classes of Claims and two Classes of Interests. These Classes take into account the differing nature and priority of Claims against and Interests in the Debtors. Administrative Claims and Priority Tax Claims are not classified for purposes of voting or receiving distributions under the Plan (as is permitted by section 1123(a)(1) of the Bankruptcy Code), but are treated separately as unclassified Claims.
          The Plan provides specific treatment for each Class of Claims and Interests. Only holders of Allowed Claims and Interests that are impaired under the Plan are entitled to vote and receive distributions under the Plan.
          Unless otherwise provided in the Plan or the Confirmation Order, the treatment of any Claim or Interest under the Plan will be in full satisfaction, settlement, release and discharge of, and in exchange for, such Claim.

          The following discussion sets forth the classification and treatment of all Claims against, or Interests in, the Debtors. It is qualified in its entirety by the terms of the Plan, which is attached hereto as Exhibit A, and which should be read carefully by you in considering whether to vote to accept or reject the Plan.
B. Classification and Treatment of Claims and Interests.
          If the Plan is confirmed by the Bankruptcy Court, each Allowed Claim or Allowed Interest in a particular Class will receive the same treatment as the other Allowed Claims or Interests, whether or not the holder of such Claim or Interest voted to accept the Plan. Such treatment will be in exchange for and in full satisfaction, release and discharge of, the holder’s respective Claims against or Interests in a Debtor, except as otherwise provided in the Plan. Moreover, upon confirmation, the Plan will be binding on all holders of a Claim or Interest regardless of whether such holders voted to accept the Plan.
     1. Unclassified Claims
Administrative Claims
An Administrative Claim is a Claim against a Debtor or its Estate arising on or after the Petition Date and prior to the Effective Date for a cost or expense of administration in the Chapter 11 Cases that is entitled to priority or superpriority under sections 364(c)(1), 503(b), 503(c), 507(b) or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred after the Petition Date of preserving the Estates and operating the businesses of the Debtors (such as wages, salaries, commissions for services and payments for inventories, leased equipment and premises); (b) Claims under the DIP Credit Agreement; (c) compensation for legal, financial advisory, accounting and other services and reimbursement of expenses awarded or allowed under sections 330(a) or 331 of the Bankruptcy Code, including Fee Claims; (d) any Allowed Claims for reclamation under section 546(c)(1) of the Bankruptcy Code; (e) Claims, pursuant to section 503(b)(9) of the Bankruptcy Code, for the value of goods received by the Debtors in the 20 days immediately prior to the Petition Date and sold to the Debtors in the ordinary course of the Debtors’ businesses (the “503(b)(9) Claims”); (f) all fees and charges assessed against the Estates under chapter 123 of title 28, United States Code, 28 U.S.C. §§ 1911-1930; (g) any Claims entitled to administrative priority under the Union Settlement Agreements as approved by the Global Settlement Order; (h) any Claims of Centerbridge entitled to superpriority under the New Investment Agreement as approved by the Global Settlement Order; and (i) all Postpetition Intercompany Claims other than Postpetition Intercompany Claims entered into a Debtor’s “intercompany equity” account for internal accounting purposes after the close of 2006. The 503(b)(9) Claims and the unpaid professional and U.S. Trustee fees are estimated at approximately $107 million. In addition, section 503(b) of the Bankruptcy Code provides for payment of compensation or reimbursement of expenses to creditors and other entities making a “substantial contribution” to a chapter 11 case and to attorneys for and other professional advisors to such entities. The amounts, if any, that such entities will seek or may seek for such compensation or reimbursement are not known by the Debtors at this time. Requests for such compensation or reimbursement must be approved by the Bankruptcy Court after notice and a hearing at which the Debtors and other parties in interest may participate and, if appropriate, object to the allowance of any such compensation or reimbursement.
Except as specified in Section II.A.1 of the Plan, and subject to the bar date provisions in the Plan, unless otherwise agreed by the holder of an Administrative Claim and the applicable Debtor or Reorganized Debtor, or unless an order of the Bankruptcy Court provides otherwise, each holder of an Allowed Administrative Claim will receive, in full satisfaction of its Administrative Claim, Cash equal to the amount of such Allowed Administrative Claim either (a) on the Effective Date or (b) if the Administrative Claim is not allowed as of the Effective Date, 30 days after the date on which an order allowing such Administrative Claim becomes a Final Order or a Stipulation of Amount and Nature of Claim is executed by the applicable Reorganized Debtor and the holder of the Administrative Claim.
On or before the Effective Date, Administrative Claims for fees payable pursuant to 28 U.S.C. § 1930, will be paid in Cash equal to the amount of such Administrative Claims. All fees payable pursuant to 28 U.S.C. § 1930 after the Effective Date will be paid by the applicable Reorganized Debtor in accordance therewith until the closing of the Chapter 11 Cases pursuant to section 350(a) of the Bankruptcy Code.

Allowed Administrative Claims based on liabilities incurred by a Debtor in the ordinary course of its business, including Administrative Claims arising from or with respect to the sale of goods or provision of services on or after the Petition Date in the ordinary course of the applicable Debtors’ business, Administrative Claims of governmental units for Taxes (including Tax audit Claims related to Tax years or portions thereof ending after the Petition Date), Administrative Claims arising from those contracts and leases of the kind described in Section II.E.4 of the Plan and Prepetition Intercompany Claims that are Administrative Claims, will be paid by the applicable Reorganized Debtor, pursuant to the terms and conditions of the particular transaction giving rise to those Administrative Claims, without further action by the holders of such Administrative Claims or further approval by the Bankruptcy Court.
Unless otherwise agreed by the DIP Lenders pursuant to the DIP Credit Agreement, on or before the Effective Date, DIP Lender Claims that are Allowed Administrative Claims will be paid in Cash equal to the amount of those Allowed Administrative Claims.
Unless otherwise agreed by the Debtors or Reorganized Debtors and Centerbridge, any Administrative Claims of Centerbridge and the CBP Purchaser Entities arising under Article 7 of the New Investment Agreement (as approved by the Global Settlement Order) will be paid by the Reorganized Debtors in the ordinary course of their businesses without further action by Centerbridge or further approval by the Bankruptcy Court.
On or after the Effective Date, in accordance with the terms of the Union Settlement Agreements, the Reorganized Debtors will make, or cause to be made, (a) the UAW Union Retiree VEBA Contribution and (b) the USW Union Retiree VEBA Contribution; provided, however, that, to the extent the Debtors pursue a transaction other than the New Equity Investment with Centerbridge, including a majority investment transaction, a sale of substantially all of the Debtors’ assets and any similar transaction, the Unions may elect to receive, in accordance with the terms of the Union Settlement Agreements and in lieu of the UAW Union Retiree VEBA Contribution and the USW Union Retiree VEBA Contribution, either an Allowed Administrative Claim in the amount of $764 million or an Allowed General Unsecured Claim in Class 5F in the amount of $908 million.
On the Effective Date, the Reorganized Debtors will make, or cause to be made, the Remaining Non-Union Retiree VEBA Contribution.
In full satisfaction of the Indenture Trustee’s Claims for reasonable fees and expenses payable pursuant to the terms of the Indentures, subject to the terms and conditions of this paragraph, the Indenture Trustee will receive from the Reorganized Debtors Cash equal to the amount of such Claims; provided that such Cash Payment shall not exceed $[               ]. Any charging lien held by the Indenture Trustee against distributions to Bondholders on account of Bondholder Claims will be deemed released upon payment of such Claims. To receive payment pursuant to this paragraph, the Indenture Trustee shall provide reasonable detail in support of its Claims to the parties identified in Section X.F of the Plan no later than ten days after the Effective Date. Such parties shall have the right to File objections to such Claims based on a “reasonableness” standard within 20 days after receipt of supporting documentation. The Reorganized Debtors shall pay any such Claims by the later of (a) 30 days after the receipt of supporting documentation from the Indenture Trustee, or (b) ten Business Days after the resolution of any objections to the Claims of the Indenture Trustee. Distributions received by Bondholders on account of Allowed Bondholder Claims pursuant to the Plan will not be reduced on account of the payment of the Indenture Trustee’s Claims
Except as otherwise provided in Section II.A.1.h.ii of the Plan or in a Bar Date Order or other order of the Bankruptcy Court, unless previously Filed, requests for payment of Administrative Claims must be Filed and served on the Notice Parties, pursuant to the procedures specified in the Confirmation Order and the notice of entry of the Confirmation Order, no later than 30 days after the Effective Date. Holders of Administrative Claims that are required to File and serve a request for payment of such Administrative Claims and that do not File and serve such a request by the applicable Bar Date will be forever barred from asserting such Administrative Claims against the Debtors, the Reorganized Debtors or their respective property, and such Administrative Claims will be deemed discharged as of the Effective Date. Objections to such requests must be Filed and served on the Notice Parties and the requesting party by the later of (a) 150 days after the Effective Date, (b) 60 days after the Filing of the applicable request for payment of Administrative Claims or (c) such other period of limitation as may be specifically fixed by a Final Order for objecting to such Administrative Claims.
Professionals or other entities asserting a Fee Claim for services rendered before the Effective Date must File and serve on the Notice Parties and such other entities who are designated by the Bankruptcy Rules, the Fee Order, the Confirmation Order or other order of the Bankruptcy Court an application for final allowance of such Fee Claim no later than 60 days after the Effective Date; provided, however, that any professional who may receive compensation or reimbursement of expenses pursuant to the Ordinary Course Professionals Order may continue to receive such compensation and reimbursement of expenses for services rendered before the Effective Date pursuant to the Ordinary Course Professionals Order without further Bankruptcy Court review or approval (except as provided in the Ordinary Course Professionals Order). Objections to any Fee Claim must be Filed and served on the Notice Parties and the requesting party by the later of (a) 90 days after the Effective Date, (b) 30 days after the Filing of the applicable request for payment of the Fee Claim or (c) such other period of limitation as may be specifically fixed by a Final Order for objecting to such Fee Claims. To the extent necessary, the Confirmation Order will amend and supersede any previously entered order of the Bankruptcy Court regarding the payment of Fee Claims, provided, however, that Fee Claims Filed by Union Professionals will continue to be governed by, and paid in accordance with, the Union Fee Order.
Holders of Administrative Claims arising from liabilities incurred by a Debtor in the ordinary course of its business on or after the Petition Date, including Administrative Claims arising from or with respect to the sale of goods or provision of services on or after the Petition Date in the ordinary course of the applicable Debtors’ business, Administrative Claims of governmental units for Taxes (including Tax audit Claims related to Tax years or portions thereof ending after the Petition Date), Administrative Claims arising from those contracts and leases of the kind described in Section II.E.4 of the Plan and Prepetition Intercompany Claims that are Administrative Claims, will not be required to File or serve any request for payment of such Administrative Claims. Such Administrative Claims will be satisfied pursuant to Section II.A.1.c of the Plan. Any Administrative Claims that are Filed contrary to Section II.A.1.h.ii.B of the Plan shall be deemed disallowed and expunged, subject to resolution and satisfaction in the ordinary course outside the Debtors’ Chapter 11 Cases.
Holders of Administrative Claims on account of DIP Lender Claims will not be required to File or serve any request for payment or application for allowance of such Claims. Such Administrative Claims will be satisfied pursuant to Section II.A.1.d of the Plan.
Centerbridge and the CBP Purchaser Entities will not be required to File or serve any request for payment or application for allowance of its Administrative Claims, if any, arising under Article 7 of the New Investment Agreement (as approved by the Global Settlement Order). Such Administrative Claims will be satisfied pursuant to Section II.A.1.e of the Plan.
The Plan does not modify any Bar Date Order already in place, including Bar Dates for Claims entitled to administrative priority under section 503(b)(9) of the Bankruptcy Code.
Priority Tax Claims
Pursuant to section 1129(a)(9)(C) of the Bankruptcy Code, unless otherwise agreed by the holder of a Priority Tax Claim and the applicable Debtor or Reorganized Debtor, each holder of an Allowed Priority Tax Claim will receive, in full satisfaction of its Priority Tax Claim, Cash equal to the amount of such Allowed Priority Tax Claim either (a) on the Effective Date or (b) if the Priority Tax Claim is not allowed as of the Effective Date, 30 days after the date on which an order allowing such Priority Tax Claim becomes a Final Order or a Stipulation of Amount and Nature of Claim is executed by the applicable Reorganized Debtor and the holder of the Priority Tax Claim.
Notwithstanding the provisions of Section II.A.2.a of the Plan or Section I.A.177 of the Plan, the holder of an Allowed Priority Tax Claim will not be entitled to receive any payment on account of any penalty arising with respect to or in connection with the Allowed Priority Tax Claim. Any such Claim or demand for any such penalty will be subject to treatment in Classes 5A or 5F as applicable, if not subordinated to Class 5A or 5F Claims pursuant to an order of the Bankruptcy Court. The holder of an Allowed Priority

Tax Claim will not assess or attempt to collect such penalty from the Debtors, the Reorganized Debtors or their respective property (other than as a holder of a Class 5A or 5F Claim).
   2. Classified Claims
Class 1: Priority Claims, subclassified as follows:
Class 1A: Priority Claims Against the Consolidated Debtors.
On the Effective Date, each holder of an Allowed Claim in Class 1A will receive Cash equal to the amount of such Allowed Claim, unless the holder of such Priority Claim and the applicable Debtor or Reorganized Debtor agree to a different treatment. Class 1A Claims are unimpaired.
Class 1B: Priority Claims Against EFMG.
On the Effective Date, each holder of an Allowed Claim in Class 1B will receive Cash equal to the amount of such Allowed Claim, unless the holder of such Priority Claim and EFMG or Reorganized EFMG agree to a different treatment. Class 1B Claims are unimpaired.
Class 2: Secured Claims, subclassified as follows:
Class 2A: Secured Claims Against the Consolidated Debtors, Other Than the Port Authority Secured Claim.
On the Effective Date, unless otherwise agreed by a Claim holder and the applicable Debtor or Reorganized Debtor, each holder of an Allowed Claim in Class 2A will receive treatment on account of such Allowed Secured Claim in the manner set forth in Option A, B or C below, at the election of the applicable Debtor. The applicable Debtor will be deemed to have elected Option B except with respect to (a) any Allowed Secured Claim as to which the applicable Debtor elects either Option A or Option C in one or more certifications Filed prior to the conclusion of the Confirmation Hearing and (b) any Allowed Secured Tax Claim, with respect to which the applicable Debtor will be deemed to have elected Option A.
Option A: On the Effective Date, Allowed Claims in Class 2A with respect to which the applicable Debtor elects Option A will receive Cash equal to the amount of such Allowed Claim.
Option B: On the Effective Date, Allowed Claims in Class 2A with respect to which the applicable Debtor elects or is deemed to have elected Option B will be Reinstated.
Option C: On the Effective Date, a holder of an Allowed Claim in Class 2A with respect to which the applicable Debtor elects Option C will be entitled to receive (and the applicable Debtor or Reorganized Debtor shall release and transfer to such holder) the collateral securing such Allowed Claim.
Notwithstanding either the foregoing or Section I.A.177 of the Plan, the holder of an Allowed Secured Tax Claim in Class 2A will not be entitled to receive any payment on account of any penalty arising with respect to or in connection with such Allowed Secured Tax Claim. Any such Claim or demand for any such penalty will be subject to treatment in Class 5F, if not subordinated to Class 5F Claims pursuant to an order of the Bankruptcy Court. The holder of an Allowed Secured Tax Claim will not assess or attempt to collect such penalty from the Debtors, the Reorganized Debtors or their respective property (other than as a holder of a Class 5F Claim). Class 2A Claims are unimpaired.
Class 2B: Secured Claims Against EFMG
On the Effective Date, unless otherwise agreed by a Claim holder and EFMG or Reorganized EFMG, each holder of an Allowed Claim in Class 2B will receive treatment on account of such Allowed Secured Claim in the manner set forth in Option A, B or C below, at the election of EFMG. EFMG will be deemed to have elected Option B except with respect to (a) any Allowed Secured Claim as to which EFMG elects either Option A or Option C in one or more certifications Filed prior to the conclusion of the Confirmation Hearing and (b) any Allowed Secured Tax Claim, with respect to which EFMG will be deemed to have elected Option A.
Option A: On the Effective Date, Allowed Claims in Class 2B with respect to which EFMG elects Option A will receive Cash equal to the amount of such Allowed Claim.
Option B: On the Effective Date, Allowed Claims in Class 2B with respect to which EFMG elects or is deemed to have elected Option B will be Reinstated.
Option C: On the Effective Date, a holder of an Allowed Claim in Class 2B with respect to which EFMG elects Option C will be entitled to receive (and EFMG or Reorganized EFMG shall release and transfer to such holder) the collateral securing such Allowed Claim.
Notwithstanding either the foregoing or Section I.A.177 of the Plan, the holder of an Allowed Secured Tax Claim in Class 2B will not be entitled to receive any payment on account of any penalty arising with respect to or in connection with such Allowed Secured Tax Claim. Any such Claim or demand for any such penalty will be subject to treatment in Class 5A, if not subordinated to Class 5A Claims pursuant to an order of the Bankruptcy Court. The holder of an Allowed Secured Tax Claim will not assess or attempt to collect such penalty from the Debtors, the Reorganized Debtors or their respective property (other than as a holder of a Class 5A Claim). Class 2B Claims are unimpaired.
Class 2C: Port Authority Secured Claim: In accordance with and subject to the terms of the Port Authority Settlement Agreement, on or as soon as practicable after the Effective Date, the Port Authority Secured Claim will be satisfied by: (a) Reorganized Torque-Traction Technologies, LLC entering into and assuming as amended the Port Authority Lease in the form attached to the Port Authority Settlement Agreement as Exhibit 1, (b) New Dana Holdco executing and delivering an amended guaranty in the form attached to the Port Authority Settlement Agreement as Exhibit 2 and (c) Reorganized Torque-Traction Technologies, LLC and New Dana Holdco executing and delivering any other agreements necessary to implement the Port Authority Settlement Agreement. The Class 2C Claim is impaired.
Class 3: Asbestos Personal Injury Claims
On the Effective Date, the Asbestos Personal Injury Claims will be Reinstated. Class 3 Claims are unimpaired.
Class 4: Convenience Claims Against the Consolidated Debtors
On the Effective Date, each holder of an Allowed Convenience Claim will receive Cash equal to the amount of such Allowed Claims (as reduced, if applicable, pursuant to an election by the holder thereof in accordance with Section I.A.54 of the Plan). Class 4 Claims are unimpaired.
Class 5: General Unsecured Claims, subclassified as follows:
Class 5A: General Unsecured Claims Against EFMG — On the Effective Date, each holder of an Allowed General Unsecured Claim against EFMG will receive Cash equal to the amount of such Allowed Claim. Class 5A Claims are unimpaired.
Class 5B: 5.85% Bond Claims — In full satisfaction of its Allowed Claim, each holder of an Allowed Claim in Class 5B will receive (a) on the Effective Date, its Pro Rata share, based upon the principal amount of each holder’s Allowed Claim, of the Distributable Shares of New Dana Holdco Common Stock and the Distributable Excess Minimum Cash; and/or (b) after the Effective Date, such periodic distributions of Reserved Shares and Reserved Excess Minimum Cash as are set forth in Section VI.F.4.b of the Plan. Class 5B Claims are impaired.
Class 5C: 6.5% or 7% Bond Claims — In full satisfaction of its Allowed Claim, each holder of an Allowed Claim in Class 5C will receive (a) on the Effective Date, its Pro Rata share, based upon the principal amount of each holder’s Allowed Claim, of the Distributable Shares of New Dana Holdco Common Stock and the Distributable Excess Minimum Cash; and/or (b) after the Effective Date, such periodic distributions of Reserved Shares and Reserved Excess Minimum Cash as are set forth in Section VI.F.4.b of the Plan. Class 5C Claims are impaired.
Class 5D: 9% Bond Claims — In full satisfaction of its Allowed Claim, each holder of an Allowed Claim in Class 5D will receive (a) on the Effective Date, its Pro Rata share, based upon the principal amount of each holder’s Allowed Claim, of the Distributable Shares of New Dana Holdco Common Stock and the Distributable Excess Minimum Cash; and/or (b) after the Effective Date, such periodic distributions of Reserved Shares and Reserved Excess Minimum Cash as are set forth in Section VI.F.4.b of the Plan. Class 5D Claims are impaired.
Class 5E: 10.125% Bond Claims — In full satisfaction of its Allowed Claim, each holder of an Allowed Claim in Class 5E will receive (a) on the Effective Date, its Pro Rata share, based upon the principal amount of each holder’s Allowed Claim, of the Distributable Shares of New Dana Holdco Common Stock and the Distributable Excess Minimum Cash; and/or (b) after the Effective Date, such periodic distributions of Reserved Shares and Reserved Excess Minimum Cash as are set forth in Section VI.F.4.b of the Plan. Class 5E Claims are impaired.
Class 5F: Other General Unsecured Claims Against the Consolidated Debtors — In full satisfaction of its Allowed Claim, each holder of an Allowed Claim in Class 5F will receive (a) on the Effective Date, its Pro Rata share, based upon the principal amount of each holder’s Allowed Claim, of the Distributable Shares of New Dana Holdco Common Stock and the Distributable Excess Minimum Cash; and/or (b) after the Effective Date, such periodic distributions of Reserved Shares and Reserved Excess Minimum Cash as are set forth in Section VI.F.4.b of the Plan. Class 5F Claims are impaired.
Class 5G: Union Claims — On the Effective Date, in full satisfaction of the Union Claim, the Debtors will make the UAW Retiree VEBA Contribution and the USW Retiree VEBA Contribution. Class 5G Claims are impaired.
Class 6: Class 6 Claims are subclassified as follows:
Class 6A: Prepetition Intercompany Claims — On the Effective Date, Prepetition Intercompany Claims in Class 6A that are not eliminated by operation of law in the Restructuring Transactions will be deemed settled, and compromised in exchange for the consideration and other benefits provided to the holders of Prepetition Intercompany Claims and not entitled to any distribution of Plan consideration under the Plan. Each holder of a Class 6A Claim will be deemed to have accepted the Plan. Class 6A Claims are impaired.
Class 6B: Claims of Wholly-Owned and Majority-Owned Non-Debtor Affiliates Other than DCC — On the Effective Date, Claims of Wholly-Owned and Majority-Owned Non-Debtor Affiliates Other than DCC against the Debtors will be Reinstated. Class 6B Claims are unimpaired.
Class 6C: DCC Claim — On the Effective Date, in full satisfaction of the DCC Claim, the Reorganized Debtors will satisfy in Cash DCC’s outstanding liability under the DCC Bonds. The DCC Claim is impaired.
Class 7: Class 7 Claims are subclassified as follows:
Class 7A: Old Common Stock of Dana Interests — On the Effective Date, the Old Common Stock of Dana and all Interests related thereto will be canceled, and each holder of an Allowed Interest in Class 7A will receive, in full satisfaction of such Allowed Interest, a contingent, residual interest in the Disputed Unsecured Claims Reserve Assets that will entitle each holder of an Allowed Interest in Class 7A to receive, to the extent holders of Allowed Claims in Classes 5B, 5C, 5D, 5E and 5F have been paid in full plus Postpetition Interest, its Pro Rata share, based upon the number of shares of Old Common Stock of Dana (a) owned by the holder on the Distribution Record Date and (b) to which the holder would have been entitled upon the conversion of any related Interests owned on the Distribution Record Date and taking into account Allowed Claims in Class 7B, of any remaining Disputed Unsecured Claims Reserve Assets. Class 7A Claims are impaired.

Class 7B: Section 510(b) Old Common Stock Claims Against the Consolidated Debtors — Holders of Section 510(b) Old Common Stock Claims in Class 7B will receive, in full satisfaction of such Allowed Claim, a contingent, residual interest in the Disputed Unsecured Claims Reserve Assets that will entitle each holder of an Allowed Claim in Class 7B to receive, to the extent holders of Allowed Claims in Classes 5B, 5C, 5D, 5E and 5F have been paid in full plus Postpetition Interest, its Pro Rata share (taking into account Allowed Interests in Class 7A) of any remaining Disputed Unsecured Claims Reserve Assets. Class 7B Claims are impaired.
Class 8: Subsidiary Debtor Equity Interests — On the Effective Date, the Subsidiary Debtor Equity Interests will be Reinstated, subject to the Restructuring Transactions. Class 8 Interests are unimpaired.
   3. Treatment of Asbestos Personal Injury Claims
     Dana and certain of the Debtors have been, and continue to be, named as defendants in cases relating to the exposure of people to asbestos (collectively, the “Asbestos Personal Injury Liabilities”). See “General Information About the Debtors—The Debtors Business and Strategic Alliances—Legal Proceedings.” Under the Plan, the rights, claims, causes of action and defenses of the individuals asserting asbestos-related person injury claims against Dana and its applicable subsidiaries (collectively, the “Asbestos Personal Injury Claims”) will be Reinstated, pursuant to Section I.A.141.a of the Plan and, therefore, will be passed through the Chapter 11 Cases unimpaired. On and after the Effective Date, Dana and the applicable Reorganized Debtors will continue to defend, settle and/or resolve pending and future actions relating to Asbestos Personal Injury Claims in the ordinary course of their businesses and consistent with past practices. Dana’s reasoning for Reinstating the Asbestos Personal Injury Claims is described below.
     In the past, some but not all of the automotive gaskets that Dana sold contained asbestos, which was always in an encapsulated form. Dana has been sued in numerous cases alleging personal injury from the use of those products. Unlike the case of most of the other asbestos defendants that have filed for bankruptcy protection, however, asbestos claims were not a precipitating cause of the Chapter 11 Cases. To the contrary, in the five years preceding Dana’s filing, Dana’s total payments for asbestos defense and indemnity, net of insurance recoveries, never exceeded $3.6 million annually. Because Dana has both substantial defenses in the asbestos litigation and considerable insurance coverage for defense and indemnity payments, Dana intends to pass its asbestos liability through the bankruptcy. The relevant emerging entities’ financial position is expected to be more than sufficient to pay any asbestos litigation liabilities not covered by insurance.
     Dana has important advantages compared to companies that have incurred large asbestos liabilities. The product that has led to the overwhelming majority of claims against Dana (automotive gaskets) was used in far fewer types of settings, and by far fewer categories of workers, than were the products of many other defendants. Moreover, unlike companies that sold raw fiber, insulation or construction products, Dana has demonstrated in various proceedings that its gaskets could be and were used without releasing hazardous volumes of asbestos fibers, unlike insulation or construction-type products. Dana has also defended Asbestos Personal Injury Claims successfully on the ground that exposure to chrysotile asbestos, the type of fiber incorporated into the Dana gaskets at issue, is generally insufficient to cause mesothelioma, particularly at the low levels of exposure (if any) arising from the use of automotive gaskets. Collectively, these defenses have limited the number of valid claims against Dana, the portion of those claims that Dana would be inclined to settle and the amounts required to settle those cases.
     Moreover, the magnitude of asbestos litigation has declined substantially since the wave of asbestos-related bankruptcies in 2000-2003. Over the past few years, state laws or judicial rulings have imposed significant limits on filings by unimpaired claimants, virtually eliminated mass consolidations of asbestos claims, curbed practices that concentrated asbestos claims from across the country in a few plaintiff-friendly jurisdictions and limited the extent of each defendant’s potential liability. Taken together, these changes have markedly reduced the volumes of new claims and of pending claims that are being actively litigated.
     Based on these factors, Dana anticipates that, for the foreseeable future, both the number of claims that Dana will be required to defend and to pay and the sums that it will have to spend to defend and resolve cases generally will remain at the relatively low levels experienced prior to the commencement of the Chapter 11 Cases or even decline from those levels.
     Moreover, unlike many companies that were driven into bankruptcy by their asbestos litigation, Dana continues to have a considerable amount of insurance available to help pay future asbestos defense and liability payments. And, unlike many active asbestos defendants, the vast majority of Dana’s insurance coverage is subject to coverage-in-place agreements setting forth the manner in which the insurance company will pay asbestos related product liability claims. Thus, Dana anticipates that a substantial portion of its future asbestos defense and liability costs will be promptly paid by its insurers.

     As of December 31,2006, statistical modeling performed at Dana’s request estimated Dana’s potential liability for indemnity and defense costs at $61 million for pending asbestos claims and at between $80 and $141 million for future asbestos claims through 2021. Since the outcomes within that range are equally probable, Dana has accrued for the lower end of that range. While the process of estimating future asbestos demands beyond 2021 is highly uncertain, Dana believes that there are reasonable circumstances under which its expenditures for asbestos claims after that date would be de minimis. Dana’s probable insurance recovery for the projected liability for current and future claims is $72 million. Dana expects that its assets will be more than sufficient to pay those potential net liabilities.
C. Treatment of Allowed Secondary Liability Claims; Maximum Recovery
     The classification and treatment of Allowed Claims under the Plan take into consideration all Allowed Secondary Liability Claims. On the Effective Date, Allowed Secondary Liability Claims will be treated as follows:
     1. The Allowed Secondary Liability Claims arising from or related to any Debtor’s joint or several liability for the obligations under any Executory Contract or Unexpired Lease that is being assumed or deemed assumed by another Debtor or under any Executory Contract or Unexpired Lease that is being assumed by and assigned to another Debtor will be Reinstated.
     2. Except as provided in Section II.C.1 of the Plan, holders of Allowed Secondary Liability Claims against any Consolidated Debtor will be entitled to only one Distribution in respect of such Allowed Secondary Liability Claim and will be deemed satisfied in full by the Distributions on account of the related underlying Allowed Claim. No multiple recovery on account of any Allowed Claim against any Consolidated Debtor will be provided or permitted.
     3. Notwithstanding any provision hereof to the contrary, holders of Allowed Secondary Liability Claims against a Consolidated Debtor and EFMG may not receive in the aggregate from all Debtors more than 100% of the value of the underlying Claim giving rise to such multiple Claims.
D. Treatment of Executory Contracts and Unexpired Leases
   1. Executory Contracts and Unexpired Leases to Be Assumed
     Except as otherwise provided in the Plan, in any contract, instrument, release or other agreement or document entered into in connection with the Plan or in a Final Order of the Bankruptcy Court, or as requested in any motion Filed on or prior to the Effective Date, on the Effective Date, pursuant to section 365 of the Bankruptcy Code, the applicable Debtor or Debtors will assume or assume and assign, as indicated, each Executory Contract or Unexpired Lease listed on Exhibit II.E.1.a to the Plan; provided, however, that the Debtors and Reorganized Debtors reserve the right, at any time on or prior to the Effective Date, to amend such Exhibit II.E.1.a to the Plan to: (a) delete any Executory Contract or Unexpired Lease listed therein, thus providing for its rejection pursuant to Section II.E.5 of the Plan; or (b) add any Executory Contract or Unexpired Lease thereto, thus providing for its assumption or assumption and assignment pursuant to Section II.E.1.a of the Plan. The Debtors or Reorganized Debtors, as applicable, will provide notice of any amendments to Exhibit II.E.1.a to the Plan to the parties to the Executory Contracts or Unexpired Leases affected thereby and to the parties on the then-applicable service list in the Chapter 11 Cases. Each contract and lease listed on Exhibit II.E.1.a to the Plan will be assumed only to the extent that any such contract or lease constitutes an Executory Contract or Unexpired Lease. Listing a contract or lease on Exhibit II.E.1.a to the Plan will not constitute an admission by a Debtor or Reorganized Debtor that such contract or lease (including any related agreements as described in Section II.E.1.a to the Plan) is an Executory Contract or Unexpired Lease or that a Debtor or Reorganized Debtor has any liability thereunder.
     Each Executory Contract or Unexpired Lease listed on Exhibit II.E.1.a to the Plan will include any modifications, amendments, supplements, restatements or other agreements made directly or indirectly by any agreement, instrument or other document that in any manner affects such contract or lease, irrespective of whether such agreement, instrument or other document is listed on Exhibit II.E.1.a to the Plan, unless any such modification, amendment, supplement, restatement or other agreement is rejected pursuant to Section II.E.5 of the Plan or designated for rejection in accordance with Section II.E.2 of the Plan.
     The joint venture agreements listed on Exhibit II.E.1.c to the Plan shall be deemed assumed and assigned to New Dana Holdco in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code as of the Effective Date.

     To the extent (a) the Debtors are party to any contract, purchase order or similar agreement providing for the sale of the Debtors’ products or services, (b) any such agreement constitutes an Executory Contract or Unexpired Lease and (c) such agreement (i) has not been rejected pursuant to a Final Order of the Bankruptcy Court, (ii) is not subject to a pending motion for reconsideration or appeal of an order authorizing the rejection of such Executory Contract or Unexpired Lease, (iii) is not subject to a motion to reject such Executory Contract or Unexpired Lease Filed on or prior to the Effective Date, (iv) is not listed on Exhibit II.E.5 to the Plan or (v) has not been designated for rejection in accordance with Section II.E.2 of the Plan, such agreement (including any related agreements as described in Section II.E.1.b of the Plan), purchase order or similar agreement will be deemed assumed and assigned to New Dana Holdco in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code as of the Effective Date. Listing a contract, purchase order or similar agreement providing for the sale of the Debtors’ products or services on Exhibit II.E.5 to the Plan will not constitute an admission by a Debtor or Reorganized Debtor that such agreement (including related agreements as described in Section II.E.1.b of the Plan) is an Executory Contract or Unexpired Lease or that a Debtor or Reorganized Debtor has any liability thereunder.
   2. Approval of Assumptions and Assignments; Assignments Related to Restructuring Transactions
     The Confirmation Order will constitute an order of the Bankruptcy Court approving the assumption (including any related assignment resulting from the Restructuring Transactions or otherwise) of Executory Contracts or Unexpired Leases pursuant to Section II.E of the Plan as of the Effective Date, except for Executory Contracts or Unexpired Leases that (a) have been rejected pursuant to a Final Order of the Bankruptcy Court, (b) are subject to a pending motion for reconsideration or appeal of an order authorizing the rejection of such Executory Contract or Unexpired Lease, (c) are subject to a motion to reject such Executory Contract or Unexpired Lease Filed on or prior to the Effective Date, (d) are rejected pursuant to Section II.E.5 of the Plan or (e) are designated for rejection in accordance with the last sentence of this paragraph. An order of the Bankruptcy Court entered on or prior to the Confirmation Date will specify the procedures for providing notice to each party whose Executory Contract or Unexpired Lease is being assumed pursuant to the Plan of: (a) the contract or lease being assumed; (b) the Cure Amount Claim, if any, that the applicable Debtor believes it would be obligated to pay in connection with such assumption; (c) any assignment of an Executory Contract or Unexpired Lease (pursuant to the Restructuring Transactions or otherwise); and (d) the procedures for such party to object to the assumption of the applicable Executory Contract or Unexpired Lease, the amount of the proposed Cure Amount Claim or any assignment of an Executory Contract or Unexpired Lease. As of the effective time of an applicable Restructuring Transaction, any Executory Contract or Unexpired Lease to be held by any Debtor or Reorganized Debtor and assumed hereunder or otherwise in the Chapter 11 Cases will be deemed assigned to the surviving, resulting or acquiring corporation in the applicable Restructuring Transaction, pursuant to section 365 of the Bankruptcy Code. If an objection to a proposed assumption, assumption and assignment or Cure Amount Claim is not resolved in favor of the Debtors or the Reorganized Debtors, the applicable Executory Contract or Unexpired Lease may be designated by the Debtors or the Reorganized Debtors for rejection, which shall be deemed effective as of the Effective Date.
   3. Payments Related to the Assumption of Executory Contracts or Unexpired Leases
     To the extent that such Claims constitute monetary defaults, the Cure Amount Claims associated with each Executory Contract or Unexpired Lease to be assumed pursuant to the Plan will be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, at the option of the applicable Debtor or Reorganized Debtor: (a) by payment of the Cure Amount Claim in Cash on the Effective Date or (b) on such other terms as are agreed to by the parties to such Executory Contract or Unexpired Lease. If there is a dispute regarding: (a) the amount of any Cure Amount Claim, (b) the ability of the applicable Reorganized Debtor or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed or (c) any other matter pertaining to the assumption of such contract or lease, the payment of any Cure Amount Claim required by section 365(b)(1) of the Bankruptcy Code will be made within 30 days following the entry of a Final Order or the execution of a Stipulation of Amount and Nature of Claim resolving the dispute and approving the assumption.
   4. Contracts and Leases Entered Into After the Petition Date
     Contracts, leases and other agreements entered into after the Petition Date by a Debtor, including, without limitation, the Union Settlement Agreements and any Executory Contracts or Unexpired Leases assumed by a Debtor, will be performed by such Debtor or Reorganized Debtor in the ordinary course of its business, as applicable. Accordingly, such contracts and leases (including any assumed Executory Contracts or Unexpired Leases) will survive and remain unaffected by entry of the Confirmation Order.

   5. Rejection of Executory Contracts and Unexpired Leases
     On the Effective Date, except for an Executory Contract or Unexpired Lease that was previously assumed, assumed and assigned or rejected by an order of the Bankruptcy Court or that is assumed pursuant to Section II.E of the Plan (including any related agreements assumed pursuant to Section II.E.1.b of the Plan), each Executory Contract or Unexpired Lease entered into by a Debtor prior to the Petition Date that has not previously expired or terminated pursuant to its own terms will be rejected pursuant to section 365 of the Bankruptcy Code. The Executory Contracts or Unexpired Leases to be rejected will include the Executory Contracts or Unexpired Leases listed on Exhibit II.E.5 to the Plan. Each contract and lease listed on Exhibit II.E.5 to the Plan will be rejected only to the extent that any such contract or lease constitutes an Executory Contract or Unexpired Lease. Listing a contract or lease on Exhibit II.E.5 to the Plan will not constitute an admission by a Debtor or Reorganized Debtor that such contract or lease (including related agreements as described in Section II.E.1.b of the Plan) is an Executory Contract or Unexpired Lease or that a Debtor or Reorganized Debtor has any liability thereunder. Any Executory Contract or Unexpired Lease not listed on Exhibit II.E.1.a to the Plan and not previously assumed, assumed and assigned or rejected by an order of the Bankruptcy Court will be deemed rejected irrespective of whether such contract is listed on Exhibit II.E.5 to the Plan. The Confirmation Order will constitute an order of the Bankruptcy Court approving such rejections, pursuant to section 365 of the Bankruptcy Code, as of the later of: (a) the Effective Date; or (b) the resolution of any objection to the proposed rejection of an Executory Contract or Unexpired Lease. Any Claims arising from the rejection of any Executory Contract or Unexpired Lease will be treated as a Class 5A Claim or Class 5F Claim, as applicable (General Unsecured Claims), subject to the provisions of section 502 of the Bankruptcy Code.
   6. Bar Date for Rejection Damages
     Except as otherwise provided in a Final Order of the Bankruptcy Court approving the rejection of an Executory Contract or Unexpired Lease, Claims arising out of the rejection of an Executory Contract or Unexpired Lease must be Filed with the Bankruptcy Court on or before the later of: (a) 30 days after the Effective Date or (b) 20 days after such Executory Contract or Unexpired Lease is rejected pursuant to a Final Order or designated for rejection in accordance with Section II.E.2 of the Plan. Any Claims not Filed within such applicable time periods will be forever barred from receiving a distribution from the Debtors, the Reorganized Debtors or the Estates.
    7. Special Executory Contract and Unexpired Lease Issues
     Prior to the Effective Date, Dana will make arrangements to continue liability and fiduciary (including ERISA) insurance for the benefit of its directors, officers and employees for the period from and after the Effective Date, and, prior to the Effective Date, will fully pay the annual premium for such insurance. With respect to its pre-Effective Date officers and directors’ liability insurance, Dana will obtain and pay for a run-off policy continuing existing policy limits on substantially the same terms and conditions as existing officers and directors’ liability policies, for a term of six years, and providing coverage to all parties covered by policies in effect during the pendency of the cases.
     The obligations of each Debtor or Reorganized Debtor to indemnify any person who was serving as one of its directors, officers or employees on or after February 28, 2006 by reason of such person’s prior or future service in such a capacity or as a director, officer or employee of another corporation, partnership or other legal entity, to the extent provided in the applicable certificates of incorporation, bylaws or similar constituent documents, by statutory law or by written agreement, policies or procedures of or with such Debtor or Reorganized Debtor, will be deemed and treated as executory contracts that are assumed by the applicable Debtor or Reorganized Debtor pursuant to the Plan and section 365 of the Bankruptcy Code as of the Effective Date. Accordingly, such indemnification obligations will survive and be unaffected by entry of the Confirmation Order, irrespective of whether such indemnification is owed for an act or event occurring before or after the Petition Date.
     The obligations of each Debtor or Reorganized Debtor to indemnify any person who was serving as one of its directors, officers or employees prior to February 28, 2006 by reason of such person’s prior service in such a capacity or as a director, officer or employee of another corporation, partnership or other legal entity, to the extent provided in the applicable certificates of incorporation, bylaws or similar constituent documents, by statutory law or by written agreement, policies or procedures of or with such Debtor, will terminate and be discharged pursuant to section 502(e) of the Bankruptcy Code or otherwise as of the Effective Date; provided, however, that to the extent that such indemnification obligations no longer give rise to contingent Claims that can be disallowed pursuant to section 502(e) of the Bankruptcy Code, such indemnification obligations will be deemed and treated as Executory Contracts that are rejected by the applicable Debtor or Reorganized Debtor pursuant to the Plan and section 365 of the Bankruptcy Code as of the Effective Date, and any Claims arising from such indemnification obligations (including any rejection damage claims) will be subject to the Bar Date provisions of Section II.F.6 of the Plan.

   8. No Change in Control
     The consummation of the Plan, the implementation of the Restructuring Transactions or the assumption or assumption and assignment of any Executory Contract or Unexpired Lease to another Reorganized Debtor is not intended to, and shall not, constitute a change in ownership or change in control under any financial instrument, loan or financing agreement, Executory Contract or Unexpired Lease or contract, lease or agreement in existence on the Effective Date to which a Debtor is a party.
E. Conditions Precedent to Confirmation of the Plan
     The following conditions are conditions to the entry of the Confirmation Order unless such conditions, or any of them, have been satisfied or duly waived pursuant to Section IV.C of the Plan:
1.	The Confirmation Order will be reasonably acceptable in form and substance to (a) the Debtors, (b) the Creditors’ Committee (c) Centerbridge and (d) either (i) the Ad Hoc Steering Committee or (ii) Supporting Creditors holding at least $650 million in aggregate amount of Participating Claims.

2.	The Plan shall not have been materially amended, altered or modified from the Plan as Filed on [ ], 2007, unless such material amendment, alteration or modification has been made in accordance with Section X.A of the Plan.

3.	All Exhibits to the Plan are in form and substance reasonably satisfactory to (a) the Debtors, (b) the Unions, (c) Centerbridge and (d) either (i) the Ad Hoc Steering Committee or (ii) Supporting Creditors holding at least $650 million in aggregate amount of Participating Claims.
     In addition to the foregoing conditions to Confirmation, there are a number of substantial confirmation requirements under the Bankruptcy Code that must be satisfied for the Plan to be confirmed. See “Confirmation of the Plan — Requirements for Confirmation of the Plan.”
F. Conditions Precedent to the Occurrence of the Effective Date
     It is a condition to the occurrence of the Effective Date and the consummation of the Plan that the following conditions shall have been satisfied or duly waived pursuant to Section IV.C of the Plan:
1.	The Bankruptcy Court shall have entered the Confirmation Order on or before February 28, 2008.

2.	The Bankruptcy Court shall have entered an order (contemplated to be part of the Confirmation Order) approving and authorizing the Debtors and the Reorganized Debtors to take all actions necessary or appropriate to implement the Plan, including completion of the Restructuring Transactions and the other transactions contemplated by the Plan and the implementation and consummation of the contracts, instruments, releases and other agreements or documents entered into or delivered in connection with the Plan.

3.	No stay of the Confirmation Order shall then be in effect.

4.	The documents effectuating the Exit Facility shall be in form and substance reasonably satisfactory to the Debtors and Centerbridge, and shall have been executed and delivered by the Reorganized Debtors, the Exit Facility Agent and each of the lenders under the Exit Facility.

5.	The total amount of Allowed General Unsecured Claims (excluding any General Unsecured Claims held by the Unions (including the Union Claim), any General Unsecured Claims held by the Retiree Committee, Convenience Claims, General Unsecured Claims against EFMG, Prepetition Intercompany Claims and the DCC Claim) shall not exceed $3.25 billion.

6.	The total amount of funded debt of the Reorganized Debtors, on a consolidated basis, shall not exceed $1.5 billion.

7.	The Reorganized Debtors’ Minimum Emergence Liquidity shall be reasonably acceptable to the Unions and Centerbridge.

8.	The Effective Date shall occur on or before May 1, 2008.

9.	The Plan and all Exhibits to the Plan shall not have been materially amended, altered or modified from the Plan as confirmed by the Confirmation Order, unless such material amendment, alteration or modification has been made in accordance with Section X.A of the Plan.
     The conditions to Confirmation and the conditions to the Effective Date may be waived in whole or in part at any time by the agreement of (1) the Debtors, (2) Centerbridge, (3) the Creditors’ Committee, (4) the Unions and (5) either (a) the Ad Hoc Steering Committee or (b) Supporting Creditors holding at least $650 million in aggregate amount of Participating Claims without an order of the Bankruptcy Court, provided, however, that the condition precedent to the Effective Date in Section IV.B.5 of the Plan may be waived only by the Creditors’ Committee acting reasonably and consistently with its fiduciary duties to all unsecured creditors and after taking into account the efforts that the Debtors, the Creditors’ Committee and other parties, if applicable, have made to resolve unsecured Claims. If each of the conditions to the Effective Date is not satisfied or duly waived in accordance with Section IV.C of the Plan, then upon motion by the Debtors made before the time that each of such conditions has been satisfied and upon notice to such parties in interest as the Bankruptcy Court may direct, the Confirmation Order will be vacated by the Bankruptcy Court; provided, however, that, notwithstanding the Filing of such motion, the Confirmation Order may not be vacated if each of the conditions to the Effective Date is satisfied before the Bankruptcy Court enters an order granting such motion. If the Confirmation Order is vacated pursuant to Section IV.D of the Plan: (a) the Plan will be null and void in all respects, including with respect to (i) the discharge of Claims and termination of Interests pursuant to section 1141 of the Bankruptcy Code, (ii) the assumptions, assignments, or rejections of Executory Contracts and Unexpired Leases pursuant to Section II.E of the Plan and (iii) the releases described in Section IV.E of the Plan; and (b) nothing contained in the Plan will (i) constitute a waiver or release of any Claims by or against, or any Interest in, any Debtor or (ii) prejudice in any manner the rights of the Debtors or any other party in interest.
G. Retention of Jurisdiction by the Bankruptcy Court
     Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court will retain such jurisdiction over the Chapter 11 Cases after the Effective Date as is legally permissible, including jurisdiction to:
1.	Allow, disallow, determine, liquidate, reduce, classify, re–classify, estimate or establish the priority or secured or unsecured status of any Claim or Interest (other than the liquidation of any Tort Claim in litigation that is Reinstated pursuant to the Plan and Asbestos Personal Injury Claims), including the resolution of any request for payment of any Administrative Claim and the resolution of any objections to the amount, allowance, priority or classification of Claims or Interests;

2.	Either grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan for periods ending on or before the Effective Date;

3.	Resolve any matters related to the assumption, assumption and assignment or rejection of any Executory Contract or Unexpired Lease to which any Debtor is a party or with respect to which any Debtor or Reorganized Debtor may be liable and to hear, determine and, if necessary, liquidate any Claims arising therefrom, including any Cure Amount Claims;

4.	Ensure that distributions to holders of Allowed Claims and Allowed Interests are accomplished pursuant to the provisions of the Plan;

5.	Decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and either grant or deny any applications involving any Debtor or any Reorganized Debtor that may be pending on the Effective Date or brought thereafter;

6.	Enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases and other agreements or documents entered into or delivered in connection with the Plan, the Creditor Oversight Committee Agreement, the Disclosure Statement or the Confirmation Order;

7.	Resolve any cases, controversies, suits or disputes that may arise in connection with the consummation, interpretation or enforcement of the Plan, the Creditor Oversight Committee Agreement or any contract, instrument, release or other agreement or document that is entered into or delivered pursuant to the Plan, the Creditor Oversight Committee Agreement, or any entity’s rights arising from or obligations incurred in connection with the Plan, the Creditor Oversight Committee Agreement or such documents;

8.	Modify the Plan before or after the Effective Date pursuant to section 1127 of the Bankruptcy Code; modify the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, the Disclosure Statement or the Confirmation Order; or remedy any defect or omission or reconcile any inconsistency in any Bankruptcy Court order, the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document entered into, delivered or created in connection with the Plan, the Disclosure Statement or the Confirmation Order, in such manner as may be necessary or appropriate to consummate the Plan;

9.	Issue injunctions, enforce the injunctions contained in the Plan and the Confirmation Order, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any entity with consummation, implementation or enforcement of the Plan or the Confirmation Order;

10.	Enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason or in any respect modified, stayed, reversed, revoked or vacated, or distributions pursuant to the Plan are enjoined or stayed;

11.	Determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, the Disclosure Statement or the Confirmation Order;

12.	Enforce or clarify any orders previously entered by the Bankruptcy Court in the Chapter 11 Cases;

13.	Enter a final decree or decrees closing the Chapter 11 Cases;

14.	Determine matters concerning state, local and federal Taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code, including any Disputed Claims for Taxes;

15.	Recover all assets of the Debtors and their Estates, wherever located; and

16.	Hear any other matter not inconsistent with the Bankruptcy Code.
IX.
VOTING REQUIREMENTS
     The Approval and Procedures Order, the notice of the Confirmation Hearing, and the instructions attached to your Ballot should be read in connection with this section of this Disclosure Statement as they set forth in detail, among other things, procedures governing voting deadlines and objection deadlines.
     If you have any questions about the procedure for voting your Claim, the solicitation packet of materials you received, or if you wish to obtain a paper copy of the Plan, this Disclosure Statement or any Exhibits to such documents, please contact the Voting Agent by (a) regular mail at Dana Voting Agent, The BMC Group, P.O. Box 952, El Segundo, CA 90245-0952, (b) delivery or courier at Dana Voting Agent, BMC Group, Inc., 1330 E. Franklin Ave., El Segundo, CA 90245, or (c) toll-free telephone for U.S. callers at (888) 819-7916 (Dana Employee/Retiree Line) or (888) 819-7921 (Dana Vendor Line and General Line), and for international callers, call +1-310-321-5587 (Dana Employee/Retiree Line) or +1-310-321-5573 (Dana Vendor Line and General Line).

A. Voting Deadline
     This Disclosure Statement and the appropriate Ballot(s) are being distributed to all holders of Claims and Interests that are entitled to vote on the Plan. In order to facilitate vote tabulation, there is a separate Ballot designated for each impaired voting Class; however, all Ballots are substantially similar in form and substance, and the term “Ballot” is used without intended reference to the Ballot of any specific Class of Claims or Interests.
     IN ACCORDANCE WITH THE APPROVAL AND PROCEDURES ORDER, IN ORDER TO BE CONSIDERED FOR PURPOSES OF ACCEPTING OR REJECTING THE PLAN, ALL BALLOTS MUST BE RECEIVED BY THE VOTING AGENT NO LATER THAN [                    ].M. (EASTERN TIME) ON [                    ], 2007, THE VOTING DEADLINE. BALLOTS SUBMITTED BY BENEFICIAL OWNERS OF OLD SECURITIES (AS DEFINED BELOW) TO A MASTER BALLOT AGENT MUST BE RECEIVED BY SUCH MASTER BALLOT AGENT SUFFICIENTLY IN ADVANCE OF THE VOTING DEADLINE TO ENABLE THE MASTER BALLOT AGENT TO PROCESS SUCH BALLOTS AND SUBMIT A MASTER BALLOT SO THAT IT IS RECEIVED BY THE VOTING AGENT PRIOR TO THE VOTING DEADLINE. ONLY THOSE BALLOTS ACTUALLY RECEIVED BY THE VOTING AGENT BEFORE THE VOTING DEADLINE WILL BE COUNTED AS EITHER ACCEPTING OR REJECTING THE PLAN. EXCEPT WITH RESPECT TO MASTER BALLOTS, NO BALLOTS MAY BE SUBMITTED BY FACSIMILE OR ELECTRONIC MAIL, AND ANY BALLOTS SUBMITTED BY FACSIMILE OR ELECTRONIC MAIL WILL NOT BE ACCEPTED BY THE VOTING AGENT.
B. Holders of Claims or Interests Entitled to Vote
     Under section 1124 of the Bankruptcy Code, a class of claims or equity interests is deemed to be “impaired” under a plan unless (1) the plan leaves unaltered the legal, equitable and contractual rights to which such claim or equity interest entitles the holder thereof; or (2) notwithstanding any legal right to an accelerated payment of such claim or equity interest, the plan (a) cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy), (b) reinstates the maturity of such claim or equity interest as it existed before the default, (c) compensates the holder of such claim or equity interest for any damages resulting from such holder’s reasonable reliance on such legal right to an accelerated payment, and (d) does not otherwise alter the legal, equitable or contractual rights to which such claim or equity interest entitles the holder of such claim or equity interest.
     In general, a holder of a claim or equity interest may vote to accept or reject a plan if (1) the claim or equity interest is “allowed,” which means generally that it is not disputed, contingent or unliquidated, and (2) the claim or equity interest is impaired by a plan. However, if the holder of an impaired claim or equity interest will not receive any distribution under the plan in respect of such claim or equity interest, the Bankruptcy Code deems such holder to have rejected the plan and provides that the holder of such claim or equity interest is not entitled to vote. If the claim or equity interest is not impaired, the Bankruptcy Code conclusively presumes that the holder of such claim or equity interest has accepted the plan and provides that the holder is not entitled to vote.
     Except as otherwise provided in the Approval and Procedures Order, the holder of a Claim against one or more Debtors that is “impaired” under the Plan is entitled to vote to accept or reject the Plan if (1) the Plan provides a distribution in respect of such Claim; and (2) the Claim has been scheduled by the appropriate Debtor (and is not scheduled as disputed, contingent, or unliquidated), the holder of such Claim has timely filed a proof of Claim, or a proof of Claim was deemed timely filed by an order of the Bankruptcy Court prior to the Voting Deadline. AS SET FORTH IN THE CONFIRMATION HEARING NOTICE AND IN THE APPROVAL AND PROCEDURES ORDER, OTHER HOLDERS OF CLAIMS MUST FILE MOTIONS TO HAVE THEIR CLAIMS TEMPORARILY ALLOWED FOR VOTING PURPOSES ON OR BEFORE [                    ], 2007.
     A vote on the Plan may be disregarded if the Bankruptcy Court determines, pursuant to section 1126(e) of the Bankruptcy Code, that it was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code. The Approval and Procedures Order also sets forth assumptions and procedures for tabulating Ballots that are not completed fully or correctly.

C. Vote Required for Acceptance by a Class
     A Class of Claims shall have accepted the Plan if it is accepted by at least two-thirds (2/3) in amount and more than one-half (1/2) in number of the Allowed Claims in such Class that have voted on the Plan in accordance with the Approval and Procedures Order. A Class of Interests shall have accepted the Plan if such Plan is accepted by at least two-thirds (2/3) in amount of the Allowed Interests in such Class that have voted on the Plan in accordance with the Approval and Procedures Order.
D. Voting Procedures
   1. Ballots
     All votes to accept or reject the Plan with respect to any Class of Claims or Interests must be cast by properly submitting the duly completed and executed form of Ballot designated for such Class. Holders of impaired Claims or Interests voting on the Plan should complete and sign the Ballot in accordance with the instructions thereon, being sure to check the appropriate box entitled “Accept the Plan” or “Reject the Plan.”
     ANY BALLOT RECEIVED WHICH DOES NOT INDICATE EITHER AN ACCEPTANCE OR REJECTION OF THE PLAN OR WHICH INDICATES BOTH ACCEPTANCE AND REJECTION OF THE PLAN WILL NOT BE COUNTED FOR PURPOSES OF DETERMINING ACCEPTANCE OR REJECTION OF THE PLAN.
     ANY BALLOT RECEIVED WHICH IS NOT SIGNED OR WHICH CONTAINS INSUFFICIENT INFORMATION TO PERMIT THE IDENTIFICATION OF THE CLAIMANT WILL BE AN INVALID BALLOT AND WILL NOT BE COUNTED FOR PURPOSES OF DETERMINING ACCEPTANCE OR REJECTION OF THE PLAN.
     Ballots must be delivered to the Voting Agent, at its address set forth above, and received by the Voting Deadline. THE METHOD OF SUCH DELIVERY IS AT THE ELECTION AND RISK OF THE VOTER. If such delivery is by mail, it is recommended that voters use an air courier with a guaranteed next day delivery or registered mail, properly insured, with return receipt requested. In all cases, sufficient time should be allowed to ensure timely delivery. Except with respect to Master Ballots, no Ballots may be submitted by facsimile or electronic mail, and any ballots submitted by facsimile or electronic mail will not be accepted by the Voting Agent.
     In accordance with Bankruptcy Rule 3018(c), the Ballots are based on Official Form No. 14, but have been modified to meet the particular needs of these cases. PLEASE CAREFULLY FOLLOW THE DIRECTIONS CONTAINED ON EACH ENCLOSED BALLOT.
     In most cases, each Ballot enclosed with this Disclosure Statement has been encoded with the amount of the Allowed Claim or Allowed Interest for voting purposes (if the Claim is a Contested Claim, this amount may not be the amount ultimately allowed for purposes of Distribution) and the Class into which the Claim or Interest has been placed under the Plan.
   2. Beneficial Owners of Old Securities
     If you are the beneficial owner of Old Common Stock or Bonds (collectively, the “Old Securities”) and hold them in your own name, you can vote by completing and signing the enclosed Ballot and returning it directly to the Voting Agent using the enclosed preaddressed, postage prepaid envelope.
     If you hold Old Securities in “street name” (i.e., through a brokerage firm, commercial bank, trust company or other nominee) or an authorized signatory (a brokerage firm or other intermediary having power of attorney to vote on behalf of a beneficial owner), you can vote by following the instructions set forth below:
•	fill in all the applicable information on the Ballot;

•	sign the Ballot (unless the ballot has already been signed by the bank, trust company or other nominee); and

•	return the Ballot to the address indicated on the Ballot in the preaddressed, postage prepaid envelope enclosed with the Ballot. If no envelope was enclosed, contact your brokerage firm, commercial bank, trust company or other nominee or agent thereof for instructions.
     If you hold your Old Securities in street name, you should return your Ballot no later than [                    ], 2007 to provide sufficient time for your brokerage firm, commercial bank, trust company or other nominee, or the agent thereof, to process and tally your Ballot and deliver it to the Voting Agent by the Voting Deadline.
     You may receive multiple mailings of this Disclosure Statement, especially if you own Old Securities through more than one brokerage firm, commercial bank, trust company or other nominee. If you submit more than one Ballot for a Class because you beneficially own the securities in that Class through more than one broker or bank, you must indicate in the appropriate item of the Ballot(s) the names of ALL broker dealers or other intermediaries who hold securities for you in the same Class.
     Authorized signatories voting on behalf of more than one beneficial owner must complete a separate Ballot for each such beneficial owner. Any Ballot submitted to a brokerage firm or proxy intermediary will not be counted until the brokerage firm or proxy intermediary (a) properly executes the Ballot(s) and delivers them to the Voting Agent, or (b) properly completes and delivers a corresponding Master Ballot to the Voting Agent.
     By voting on the Plan, you are certifying that you are the beneficial owner of the Old Securities being voted or an authorized signatory for the beneficial owner. Your submission of a Ballot will also constitute a request that you (or in the case of an authorized signatory, the beneficial owner) be treated as the record holder of those securities for purposes of voting on the Plan.
   3. Brokerage Firms, Banks and Other Nominees
     A brokerage firm, commercial bank, trust company or other nominee that is the registered holder of an Old Security for a beneficial owner, or that is a participant in a securities clearing agency and is authorized to vote in the name of the securities clearing agency pursuant to an omnibus proxy and is acting for a beneficial owner, can vote on behalf of such beneficial owner by:
•	distributing a copy of this Disclosure Statement and all appropriate Ballots to the beneficial owner;

•	collecting all such Ballots;

•	completing a Master Ballot compiling the votes and other information from the Ballots collected; and

•	transmitting the completed Master Ballot to the Voting Agent.
     A proxy intermediary acting on behalf of a brokerage firm or bank may follow the procedures outlined in the preceding sentence to vote on behalf of the beneficial owner.
     If you are entitled to vote and you did not receive a Ballot, received a damaged Ballot or lost your Ballot, please contact the Voting Agent in the manner set forth above.
   4. Withdrawal or Change of Votes on the Plan
     A Ballot may be withdrawn by delivering a written notice of withdrawal to the Voting Agent, so that the Voting Agent receives the notice prior to the voting deadline. Thereafter, withdrawal may be effected only with the approval of the Bankruptcy Court.
     In order to be valid, a notice of withdrawal must (a) specify the name of the holder who submitted the Ballot to be withdrawn, (b) contain a description of the Claim(s) to which it relates, and (c) be signed by the holder in the same manner as on the Ballot. The Debtors expressly reserve the absolute right to contest the validity of any such withdrawals of votes on the Plan.
     Any holder who has submitted a properly completed Ballot to the Voting Agent prior to the voting deadline may change its vote by submitting to the Voting Agent prior to the voting deadline a subsequent properly completed Ballot for acceptance or rejection of the Plan. In the case where more than one timely, properly completed Ballot is received with respect to the same Claim, the Ballot that will be counted for purposes of determining whether sufficient acceptances required to confirm the Plan have been received will be the Ballot that the Voting Agent determines was the last to be received.
   5. Voting Multiple Claims
     Separate forms of Ballots are provided for voting the various Classes of Claims and Interests. A SEPARATE Ballot must be used for each Claim. Any Person who holds Claims and/or Interests in more than one Class is required to vote separately with respect to each Claim and/or Interest. Please sign, and return in accordance with the instructions in this section, a separate Ballot with respect to each such Claim or Interest. However, holders of Claims or Interests are required to vote all of their Claims or Interests within a particular Class under the Plan and may not split their votes. In the event that a Ballot or a group of Ballots within a Class received from a single creditor or interest holder partially rejects and partially accepts the Plan, such Ballots will NOT be accepted or counted. Ballots partially accepting and partially rejecting the Plan may be objected to by the Debtors as Ballots not cast in good faith. Only Ballots with original signatures will be accepted. Ballots with copied signatures will NOT be accepted or counted.
   6. Voting Transferred Claims
     The transferee of a transferred Claim is entitled to receive a Solicitation Package and cast a Ballot on account of such transferred Claim only if (a) all actions necessary to effect the transfer of the Claim pursuant to Bankruptcy Rule 3001(e) have been completed or (b) the transferee files by the [Record Date]: (i) documentation required by Bankruptcy Rule 3001(e) to evidence the transfer and (ii) a sworn statement of the transferor supporting the validity of the transfer. Where a portion of a single Claim has been transferred to a transferee, all holders of any portion of such single Claim will be (a) treated as a single creditor for purposes of the numerosity requirements in section 1126(c) of the Bankruptcy Code (and for the other voting and solicitation procedures set forth in the Approval and Procedures Order) and (b) required to vote every portion of such Claim collectively to either accept or reject the Plan. In the event that a group of Ballots received from the various holders of multiple portions of a single Claim partially rejects and partially accepts the Plan, such Ballots will NOT be accepted or counted.
X.
CONFIRMATION OF THE PLAN
A. Confirmation Hearing.
     The Bankruptcy Code requires the Bankruptcy Court, after notice, to conduct a Confirmation Hearing at which it will hear objections (if any) and consider evidence with respect to whether the Plan should be confirmed. At the Confirmation Hearing, the Bankruptcy Court will confirm the Plan only if all of the requirements of section 1129 of the Bankruptcy Code described below are met.
     The Confirmation Hearing has been scheduled to begin on [                    ], 2007, at [                    ].m. Eastern Time before the Honorable Burton R. Lifland, United States Bankruptcy Judge, United States Bankruptcy Court for the Southern District of New York, Alexander Hamilton Customs House, One Bowling Green, New York, NY 10004. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice, except for an announcement of the adjourned date made at the Confirmation Hearing.
B. Deadline to Object to Confirmation
     Objections, if any, to the confirmation of the Plan must: (1) be in writing; (2) state the name and address of the objecting party and the nature of the Claim or Interest of such party; (3) state with particularity the basis and nature of any objection; and (4) be filed with the Bankruptcy Court, and served on the following parties so that they are received no later than 5:00 p.m., Eastern Time, on [                    ], 2007: (a) the Debtors, c/o DANA CORPORATION, 4500 Dorr Street, Toledo, Ohio 43615 (Attn: Marc S. Levin, Esq.); (b) counsel to the Debtors, JONES DAY, 222 East 41st Street, New York, New York 10017 (Attn: Corinne Ball, Esq. and Veerle Roovers, Esq.); JONES DAY, North Point, 901 Lakeside Avenue, Cleveland, Ohio 44114 (Attn: Heather Lennox, Esq. and Carl E. Black, Esq.); (c) the OFFICE OF THE UNITED STATES TRUSTEE, SOUTHERN DISTRICT OF NEW YORK, 33 Whitehall Street, 21st Floor, New York, New York 10004 (Attn: Andrew Velez-Rivera, Esq.); (d) counsel to the Official Committee of Unsecured Creditors, KRAMER LEVIN NAFTALIS & FRANKEL LLP, 1177 Avenue of the Americas, New York, New York 10036 (Attn: Thomas

Moers Mayer, Esq. and Matthew J. Williams, Esq.); (e) counsel to the Ad Hoc Committee of Bondholders; STROOCK & STROOCK & LAVAN LLP, 180 Maiden Lane, New York, New York 10038 (Attn: Kristopher M. Hansen); and (f) counsel to Centerbridge Partners LP, WILLKIE FARR GALLAGHER LLP, 787 Seventh Avenue, New York, New York 10019 (Attn: Matthew A. Feldman, Esq., Paul V. Shalhoub, Esq., and Morris J. Massel, Esq.). For purposes of filing objections in these cases, the address of the Bankruptcy Court is One Bowling Green, New York, New York 10004-1408. Attorneys may also file pleadings on the Bankruptcy Court’s Document Filing System (ECF) by completing and submitting the Electronic Filing Registration Form, available at http://www.nysb.uscourts.gov.
C. Requirements for Confirmation of the Plan
     Among the requirements for confirmation of the Plan are that the Plan (1) is accepted by all impaired Classes of Claims and Interests or, if rejected by an impaired Class, that the Plan “does not discriminate unfairly” and is “fair and equitable” as to such Class, (2) is feasible, and (3) is in the “best interests” of creditors and stockholders that are impaired under the Plan.
    1. Requirements of Section 1129(a) of the Bankruptcy Code
     The following requirements must be satisfied pursuant to section 1129(a) of the Bankruptcy Code before the Bankruptcy Court may confirm a reorganization plan:
•	The plan complies with the applicable provisions of the Bankruptcy Code.

•	The proponent of the plan complies with the applicable provisions of the Bankruptcy Code.

•	The plan has been proposed in good faith and not by any means forbidden by law.

•	Any payment made or to be made by the proponent, by the debtor, or by a person issuing securities or acquiring property under a plan, for services or for costs and expenses in or in connection with the case, or in connection with the plan and incident to the case, has been approved by, or is subject to the approval of, the Bankruptcy Court as reasonable.

•	The proponent of a plan has disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the plan, as a director, officer, or voting trustee of the debtor, an affiliate of the debtor participating in a joint plan with the debtor, or a successor to the debtor under the plan, and the appointment to, or continuance in, such office of such individual is consistent with the interests of creditors and equity security holders and with public policy.

•	The proponent of the plan has disclosed the identity of any insider (as defined in section 101 of the Bankruptcy Code) that will be employed or retained by the reorganized debtor, and the nature of any compensation for such insider.

•	Any governmental regulatory commission with jurisdiction, after confirmation of the plan, over the rates of the debtor has approved any rate change provided for in the plan, or such rate change is expressly conditioned on such approval.

•	With respect to each impaired class of claims or interests —
▪	each holder of a claim or interest of such class (a) has accepted the plan; or (b) will receive or retain under the plan on account of such claim or interest property of a value, as of the effective date of the plan, that is not less than the amount that such holder would so receive or retain if the debtor were liquidated under chapter 7 of the Bankruptcy Code on such date; or

▪	if section 1111(b)(2) of the Bankruptcy Code applies to the claims of such class, each holder of a claim of such class will receive or retain under the plan on account of such claim, property of a value, as of the effective date of the plan, that is not less than the value of such holder’s interest in the estate’s interest in the property that secures such claims.

•	With respect to each class of claims or interests such class has (a) accepted the plan; or (b) such class is not impaired under the plan (subject to the “cramdown” provisions discussed below; see “Confirmation of the Plan — Requirements of Section 1129(b) of the Bankruptcy Code”).

•	Except to the extent that the holder of a particular claim has agreed to a different treatment of such claim, the plan provides that:
▪	with respect to a claim of a kind specified in sections 507(a)(2) or 507(a)(3) of the Bankruptcy Code, on the effective date of the plan, the holder of the claim will receive on account of such claim cash equal to the allowed amount of such claim;

▪	with respect to a class of claim of the kind specified in sections 507(a)(1), 507(a)(4), 507(a)(5), 507(a)(6), or 507(a)(7) of the Bankruptcy Code, each holder of a claim of such class will receive (a) if such class has accepted the plan, deferred cash payments of a value, on the effective date of the plan, equal to the allowed amount of such claim; or (b) if such class has not accepted the plan, cash on the effective date of the plan equal to the allowed amount of such claim; and

▪	with respect to a claim of a kind specified in section 507(a)(8) of the Bankruptcy Code, the holder of such claim will receive on account of such claim, regular installment payments in cash,
▪	of a total value, as of the effective date of the plan, equal to the allowed amount of such claim;

▪	over a period ending not later than 5 years after the date of the order for relief under section 301, 302, or 303 of the Bankruptcy Code; and

▪	in a manner not less favorable than the most favored nonpriority unsecured claim provided for by the plan (other than cash payments made to a class of creditors under section 1122(b) of the Bankruptcy Code; and
▪	with respect to a secured claim which would otherwise meet the description of an unsecured claim of a governmental unit under section 507(a)(8) of the Bankruptcy Code, but for the secured status of that claim, the holder of that claim will receive on account of that claim, cash payments, in the same manner and over the same period, as prescribed in the bullet point above.
•	If a class of claims is impaired under the plan, at least one class of claims that is impaired under the plan has accepted the plan, determined without including any acceptance of the plan by any insider (as defined in section 101 of the Bankruptcy Code).

•	Confirmation of the plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the debtor or any successor to the debtor under the plan, unless such liquidation or reorganization is proposed in the plan.

•	All fees payable under 28 U.S.C. section 1930, as determined by the Bankruptcy Court at the hearing on confirmation of the plan, have been paid or the plan provides for the payment of all such fees on the effective date of the plan.

•	The plan provides for the continuation after its effective date of payment of all retiree benefits, as that term is defined in section 1114 of the Bankruptcy Code, at the level established pursuant to subsection (e)(1)(B) or (g) of section 1114 of the Bankruptcy Code, at any time prior to confirmation of the plan, for the duration of the period the debtor has obligated itself to provide such benefits.
     The Debtors believe that the Plan meets all the applicable requirements of section 1129(a) of the Bankruptcy Code other than those pertaining to voting, which has not yet taken place.
   2. Best Interests of Creditors
     Section 1129(a)(7) of the Bankruptcy Code requires that any holder of an impaired claim or interest voting against a proposed plan of reorganization must be provided in the plan with a value, as of the effective date of the plan, at least equal to the value that the holder would receive if the debtor’s operations were terminated and its assets liquidated under chapter 7 of the Bankruptcy Code. To determine what the holders of Claims and Interests in each impaired Class would receive if the Debtors were liquidated, the Bankruptcy Court must determine the dollar amount that would be generated from a liquidation of each Debtor’s assets in the context of a hypothetical liquidation. Such a determination must take into account the fact that secured Claims, and any Administrative Claims resulting from the original Chapter 11 Cases and from the chapter 7 cases, would have to be paid in full from the liquidation proceeds before the balance of those proceeds were made available to pay unsecured creditors and make distributions to holders of Interests.
     Set forth in Exhibit E hereto is an analysis developed by Dana that assumes that the Chapter 11 Cases are converted to chapter 7 cases and each Debtor’s assets are liquidated under the direction of a Bankruptcy Court-appointed trustee. THE LIQUIDATION VALUATIONS HAVE BEEN PREPARED SOLELY FOR USE IN THIS DISCLOSURE STATEMENT AND DO NOT REPRESENT VALUES THAT ARE APPROPRIATE FOR ANY OTHER PURPOSE. NOTHING CONTAINED IN THIS ANALYSIS IS INTENDED TO BE OR CONSTITUTES A CONCESSION BY OR ADMISSION OF ANY DEBTOR FOR ANY PURPOSE. The assumptions used in developing this analysis are inherently subject to significant uncertainties and contingencies, many of which would be beyond the control of the Debtors or a chapter 7 trustee. Accordingly, there can be no assurances that the values assumed in the liquidation analysis would be realized if the Debtors were actually liquidated. In addition, any liquidation would take place in the future at which time circumstances may exist which cannot presently be predicted. A description of the procedures followed and the assumptions and qualifications made by the Debtors in connection with the liquidation analysis are set forth in the notes thereto.
     After consideration of the effect that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to the Debtors’ creditors and equity interest holders, including (a) the increased cost and expenses of liquidation under chapter 7 arising from fees payable to the chapter 7 trustee and the attorneys and other professional advisors to such trustee, (b) additional expenses and claims, some of which would be entitled to priority, which would be generated during the liquidation, and from the rejection of unexpired leases and executory contracts in connection with the cessation of the operations of the Debtors, (c) the erosion of the value of the Debtors’ Assets in the context of an expedited liquidation required under chapter 7 and the “forced sale” atmosphere that would prevail, (d) the adverse effects on the salability of portions of the business that could result from the possible departure of key employees and the loss of customers and vendors, (e) the cost and expense attributable to the time value of money resulting from what is likely to be a more protracted proceeding, and (f) the application of the rule of absolute priority to distributions in a chapter 7 liquidation, the Debtors have determined that confirmation of the Plan will provide each holder of a Claim or Equity Interest in an impaired Class entitled to vote with a greater recovery than such holder would have received under a chapter 7 liquidation of the Debtors.
   3. Feasibility
     The Debtors believe that New Dana Holdco will be able to perform its obligations under the Plan and continue to operate its business without further financial reorganization or liquidation. In connection with confirmation of the Plan, the Bankruptcy Court will have to determine that the Plan is feasible pursuant to section 1129(a)(11) of the Bankruptcy Code, which requires that the confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors.
     To support its belief in the Plan’s feasibility, the Debtors have prepared the Projections (as hereinafter defined) for New Dana Holdco, as set forth in Exhibit F attached to this Disclosure Statement.
     THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TOWARD COMPLIANCE WITH THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS (“AICPA”) OR THE RULES AND REGULATIONS OF THE SEC. FURTHERMORE, THE PROJECTIONS HAVE NOT BEEN AUDITED BY THE DEBTORS’ INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS. WHILE PRESENTED WITH NUMERICAL SPECIFICITY, THE PROJECTIONS ARE BASED UPON A VARIETY OF ASSUMPTIONS, SOME OF WHICH HAVE NOT BEEN ACHIEVED TO DATE AND MAY NOT BE ACHIEVED IN THE FUTURE, AND ARE SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES. CONSEQUENTLY, THE PROJECTIONS SHOULD NOT BE REGARDED AS A REPRESENTATION OR WARRANTY BY THE DEBTORS, OR ANY OTHER PERSON, THAT THE PROJECTIONS WILL BE REALIZED. ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE PRESENTED IN THE PROJECTIONS.
   4. Requirements of Section 1129(b) of the Bankruptcy Code
     The Bankruptcy Code permits confirmation of a plan even if it is not accepted by all impaired classes, as long as (a) the plan otherwise satisfies the requirements for confirmation, (b) at least one impaired class of claims has accepted it without taking into consideration the votes of any insiders in such class, and (c) the plan is “fair and equitable” and does not “discriminate unfairly” as to any impaired class that has not accepted the plan. These so-called “cramdown” provisions are set forth in section 1129(b) of the Bankruptcy Code.
     Fair and Equitable
     The Bankruptcy Code establishes different “cramdown” tests for determining whether a plan is “fair and equitable” to dissenting impaired classes of secured creditors, unsecured creditors and equity interest holders as follows:
(a)	Secured Creditors. A plan is fair and equitable to a class of secured claims that rejects the plan if the plan provides: (i) that each of the holders of the secured claims included in the rejecting class (A) retains the liens securing its claim to the extent of the allowed amount of such claim, whether the property subject to those liens is retained by the debtor or transferred to another entity, and (B) receives on account of its secured claim deferred cash payments having a present value, as of the effective date of the plan, at least equal to such holder’s interest in the estate’s interest in such property; (ii) that each of the holders of the secured claims included in the rejecting class realizes the “indubitable equivalent” of its allowed secured claim; or (iii) for the sale, subject to section 363(k) of the Bankruptcy Code, of any property that is subject to the liens securing the claims included in the rejecting class, free and clear of such liens with such liens to attach to the proceeds of the sale, and the treatment of such liens on proceeds in accordance with clause (i) or (ii) of this paragraph.

(b)	Unsecured Creditors. A plan is fair and equitable as to a class of unsecured claims that rejects the plan if the plan provides that: (i) each holder of a claim included in the rejecting class receives or retains under the plan, property of a value, as of the effective date of the plan, equal to the amount of its allowed claim; or (ii) the holders of claims and interests that are junior to the claims of the rejecting class will not receive or retain any property under the plan.

(c)	Holders of Interests. A plan is fair and equitable as to a class of Interests that rejects the plan if the plan provides that: (i) each holder of an equity interest included in the rejecting class receives or retains under the plan property of a value, as of the effective date of the plan, equal to the greatest of the allowed amount of (A) any fixed liquidation preference to which such holder is entitled, (B) the fixed redemption price to which such holder is entitled, or (C) the value of the interest; or (ii) the holder of any interest that is junior to the interests of the rejecting class will not receive or retain any property under the plan.
The Debtors believe the Plan is fair and equitable as to secured creditors in Classes 1 and 2, because the Plan provides that their Claims will be either unimpaired, or they will receive their entitlements under the Bankruptcy Code.
The Debtors also believe the Plan is fair and equitable as to unsecured creditors and holders of Interests. The Allowed unsecured Claims in Classes 3, 4, 5A and 6B are unimpaired. Allowed unsecured Claims in Classes 5B, 5C, 5D, 5E and 5F will be paid in full, plus Postpetition Interest, before holders of Allowed Claims in Class 7B (Section 510(b) Old Common Stock Claims Against the Consolidated Debtors) and holders of Allowed Interests in Class 7A receive any distribution. Holders of Claims in Class 5G will receive the UAW Retiree VEBA Contribution and the USW Retiree VEBA Contribution. Holders of Claims in Class 6A are deemed to have accepted the Plan. In full satisfaction of the DCC Claim in Class 6C, the Reorganized Debtors will satisfy in Cash DCC’s outstanding liability under the DCC Bonds. Holders of Interests in Class 8 are unimpaired and therefore are deemed to have accepted the Plan.
     ”Unfair Discrimination”
     A plan of reorganization does not “discriminate unfairly” if a dissenting class is treated substantially equally with respect to other classes similarly situated and no class receives more than it is legally entitled to receive for its claims or Interests. The Debtors do not believe that the Plan discriminates unfairly against any impaired Class of Claims or Interests.

     The Debtors believe that the Plan and the treatment of all Classes of Claims and Interests under the Plan satisfy the foregoing requirements for nonconsensual confirmation of the Plan.
D. Valuation of New Dana Holdco
     In conjunction with formulating the Plan, the Debtors determined that it was necessary to estimate the post-confirmation going concern enterprise value for New Dana Holdco. Accordingly, the Debtors, with the assistance of their financial advisor and investment banker, Miller Buckfire & Co., LLC (“Miller Buckfire”), whose retention was approved by the Bankruptcy Court, prepared such a valuation.
     Two commonly accepted valuation methodologies were used to value the operating assets of New Dana Holdco: (1) Comparable Companies Methodology and (2) Discounted Cash Flow Methodology. The estimated value of the non-operating assets (net operating losses, equity earnings in unconsolidated subsidiaries, the residual value of DCC assets and a note issued by Affinia Group Holdings Inc. to Dana) of New Dana Holdco was added to the value of the operating assets to derive the estimated reorganization value of New Dana Holdco.
     The Comparable Companies Methodology involved identifying a group of publicly traded companies whose businesses and operating characteristics are similar to those of Dana as a whole or significant portions of Dana’s operations, and evaluating various operating metrics, growth characteristics and valuation multiples for each of the companies in the group. Miller Buckfire then developed a range of valuation multiples to apply to the Projections to derive a range of implied enterprise values for New Dana Holdco.
     The Discounted Cash Flow Methodology involved deriving the unlevered free cash flows that Dana would generate assuming the Projections were realized. To determine Dana’s enterprise value, these cash flows and an estimated value of Dana at the end of the projection period were discounted to the Effective Date using Dana’s estimated weighted average cost of capital.
     ESTIMATES OF VALUE DO NOT PURPORT TO BE APPRAISALS NOR DO THEY NECESSARILY REFLECT THE VALUE WHICH MAY BE REALIZED IF ASSETS ARE SOLD. THE ESTIMATES OF VALUE REPRESENT HYPOTHETICAL REORGANIZED ENTERPRISE VALUES ASSUMING THE IMPLEMENTATION OF THE BUSINESS PLAN AS WELL AS OTHER SIGNIFICANT ASSUMPTIONS. SUCH ESTIMATES WERE DEVELOPED SOLELY FOR PURPOSES OF FORMULATING AND NEGOTIATING A PLAN OF REORGANIZATION AND ANALYZING THE PROJECTED RECOVERIES THEREUNDER.
     Based upon the methods described above, the estimated reorganization value of New Dana Holdco at the Effective Date is between $3,563 million and $4,447 million, with a value of $3,996 million used as the midpoint estimate. The long-term funded indebtedness, net of unrestricted cash, and minority interest (“Net Debt and Minority Interest”) of Dana at the Effective Date is projected to be $640 million. After deducting Net Debt and Minority Interest from Dana’s enterprise value, the estimated total equity value of New Dana Holdco is between $2,923 million and $3,807 million, with $3,356 million used as an estimate of the total equity value at the Effective Date. Based on the value ranges above, the distributable plan equity value of New Dana Holdco is between $2,000 million and $2,604 million with a value of $2,295 million used as the mid-point estimate.
     Assuming 100 million of distributable shares of New Dana Holdco Common Stock, the Per Share Value is between $20.00 and $26.04, with a value of $22.95 used as a mid-point estimate.
     THE ESTIMATED ENTERPRISE VALUE IS HIGHLY DEPENDENT UPON ACHIEVING THE FUTURE FINANCIAL RESULTS SET FORTH IN THE PROJECTIONS AS WELL AS THE REALIZATION OF CERTAIN OTHER ASSUMPTIONS, NONE OF WHICH ARE GUARANTEED.
     THE VALUATIONS SET FORTH HEREIN REPRESENT ESTIMATED REORGANIZATION VALUES AND DO NOT NECESSARILY REFLECT VALUES THAT COULD BE ATTAINABLE IN PUBLIC OR PRIVATE MARKETS. THE EQUITY VALUE ASCRIBED IN THE ANALYSIS DOES NOT PURPORT TO BE AN ESTIMATE OF THE POST-REORGANIZATION MARKET VALUE. SUCH VALUE, IF ANY, MAY BE MATERIALLY DIFFERENT FROM THE REORGANIZED EQUITY VALUE RANGES ASSOCIATED WITH THE VALUATION ANALYSIS.

XI.
MEANS OF IMPLEMENTATION OF THE PLAN
A. Effects of Confirmation of the Plan
   1. Consolidation
     Pursuant to the Confirmation Order, the Bankruptcy Court will approve the consolidation of the Consolidated Debtors solely for the purpose of implementing the Plan, including for purposes of voting, Confirmation and distributions to be made under the Plan. The Plan provides that, pursuant to such order: (a) all assets and Liabilities of the Consolidated Debtors will be deemed merged; (b) all guarantees by one Consolidated Debtor of the obligations of any other Consolidated Debtor will be deemed eliminated so that any Claim against any Consolidated Debtor and any guarantee thereof executed by any other Consolidated Debtor and any joint or several liability of any of the Consolidated Debtors will be deemed to be one obligation of the Consolidated Debtors; and (c) each and every Claim Filed or to be Filed in the Chapter 11 Case of any of the Consolidated Debtors will be deemed Filed against the Consolidated Debtors and will be deemed one Claim against and a single obligation of the Consolidated Debtors. EFMG is not a Consolidated Debtor since the books and records of EFMG, as of the Petition Date, indicate that the book value of assets significantly exceeds the book value of liabilities.
     Such consolidation (other than for the purpose of implementing the Plan) shall not affect: (a) the legal and corporate structures of the Consolidated Debtors, subject to the right of the Consolidated Debtors to effect restructurings as provided in Section V.B of the Plan; (b) pre- and post-Effective Date guarantees, liens and security interests that are required to be maintained (i) in connection with contracts or leases that were entered into during the Chapter 11 Cases or Executory Contracts and Unexpired Leases that have been or will be assumed or (ii) pursuant to the Plan; (c) Interests between and among the Consolidated Debtors; (d) distributions from any insurance policies or proceeds of such policies; and (e) the revesting of assets in the separate Reorganized Debtors pursuant to Section V.A of the Plan.
     The Plan shall serve as a motion seeking entry of an order consolidating the Consolidated Debtors, as described and to the limited extent set forth in Section VIII.A of the Plan. Unless an objection to such consolidation is made in writing by any creditor affected by the Plan, Filed with the Bankruptcy Court and served on the parties listed in Section X.F of the Plan on or before five days before either the Voting Deadline, or such other date as may be fixed by the Bankruptcy Court, the consolidation order (which may be the Confirmation Order) may be entered by the Bankruptcy Court. In the event any such objections are timely Filed, a hearing with respect thereto shall occur at or before the Confirmation Hearing. Notwithstanding this provision, nothing herein shall affect the obligation of each and every Debtor to pay quarterly fees to the Office of the United States Trustee in accordance with 28 U.S.C. § 1930.
    2. Continued Corporate Existence and Vesting of Assets
     Except as otherwise provided in the Plan (including with respect to the Restructuring Transactions described in Section V.B of the Plan), on the Effective Date: (a) New Dana Holdco will be incorporated and shall exist as a separate corporate entity, with all corporate powers in accordance with the laws of the state of Delaware and the certificates of incorporation and bylaws (or comparable constituent documents) and certificate of designations attached to the Plan as Exhibits V.C.1.a and V.C.1.b; (b) each Debtor will, as a Reorganized Debtor, continue to exist after the Effective Date as a separate legal entity, with all of the powers of such a legal entity under applicable law and without prejudice to any right to alter or terminate such existence (whether by merger, dissolution or otherwise) under applicable state law; and (c) all property of the Estate of a Debtor, and any property acquired by a Debtor or Reorganized Debtor under the Plan, will vest, subject to the Restructuring Transactions, in such Reorganized Debtor free and clear of all Claims, liens, charges, other encumbrances, Interests and other interests. On and after the Effective Date, each Reorganized Debtor may operate its business and may use, acquire and dispose of property and compromise or settle any claims without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan or the Confirmation Order. Without limiting the foregoing, each Reorganized Debtor may pay the charges that it incurs on or after the Effective Date for Professionals’ fees, disbursements, expenses or related support services (including fees relating to the preparation of Professional fee applications) without application to, or the approval of, the Bankruptcy Court.
   3. Restructuring Transactions
     On or after the Confirmation Date, the applicable Debtors or Reorganized Debtors may enter into such Restructuring Transactions and may take such actions as the Debtors or Reorganized Debtors may determine to be necessary or appropriate to effect a corporate restructuring of their respective businesses or simplify the overall corporate structure of the Reorganized Debtors, including but not limited to the restructuring transactions identified on Exhibit V.B.1 to the Plan, all to the extent not inconsistent with any other terms of the Plan. Unless otherwise provided by the terms of a Restructuring Transaction, all such Restructuring Transactions will be deemed to occur on the Effective Date and may include one or more mergers, consolidations, restructurings, dispositions, liquidations or dissolutions, as may be determined by the Debtors or the Reorganized Debtors to be necessary or appropriate. The actions to effect these transactions may include: (a) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, disposition, liquidation or dissolution containing terms that are consistent with the terms of the Plan and that satisfy the requirements of applicable state law and such other terms to which the applicable entities may agree; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption or delegation of any asset, property, right, liability, duty or obligation on terms consistent with the terms of the Plan and having such other terms to which the applicable entities may agree; (c) the filing of appropriate certificates or articles of merger, consolidation, dissolution or change in corporate form pursuant to applicable state law; and (d) the taking of all other actions that the applicable entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable state law in connection with such transactions. Any such transactions may be effected on or subsequent to the Effective Date without any further action by the stockholders or directors of any of the Debtors or the Reorganized Debtors.
     The Restructuring Transactions may result in substantially all of the respective assets, properties, rights, liabilities, duties and obligations of certain of the Reorganized Debtors vesting in one or more surviving, resulting or acquiring corporations. In each case in which the surviving, resulting or acquiring corporation in any such transaction is a successor to a Reorganized Debtor, such surviving, resulting or acquiring corporation will perform the obligations of the applicable Reorganized Debtor pursuant to the Plan to pay or otherwise satisfy the Allowed Claims against such Reorganized Debtor, except as provided in the Plan or in any contract, instrument or other agreement or document effecting a disposition to such surviving, resulting or acquiring corporation, which may provide that another Reorganized Debtor will perform such obligations.
   4. Corporate Governance, Directors and Officers
     a. Certificate of Incorporation and Bylaws of New Dana Holdco and the Other Reorganized Debtors
     As of the Effective Date, certificates of incorporation and bylaws (or comparable constituent documents) of New Dana Holdco and the other Reorganized Debtors, including the certificate of designations with respect to New Dana Holdco, will be substantially in the forms set forth in Exhibits V.C.1.a and V.C.1.b to the Plan, respectively. The certificates of incorporation and bylaws (or comparable constituent documents) of New Dana Holdco and each other Reorganized Debtor, among other things, will: (i) prohibit the issuance of nonvoting equity securities to the extent required by section 1123(a)(6) of the Bankruptcy Code; (ii) with respect to New Dana Holdco, authorize (A) the issuance of New Dana Holdco Common Stock in amounts not less than the amounts necessary to permit the distributions required or contemplated by the Plan and (B) the issuance of the New Preferred Stock. After the Effective Date, New Dana Holdco and each other Reorganized Debtor may amend and restate their certificates of incorporation and bylaws (or comparable constituent documents) as permitted by applicable state law, subject to the terms and conditions of such constituent documents. On the Effective Date, or as soon thereafter as is practicable, New Dana Holdco and each other Reorganized Debtor shall file such certificates of incorporation (or comparable constituent documents) with the secretaries of state of the states in which New Dana Holdco and such other Reorganized Debtors are incorporated or organized, to the extent required by and in accordance with the applicable corporate law of such states. See also Article VII.D The Global Settlement — New Dana Holdco.
     b. Directors and Officers of New Dana Holdco and the Other Reorganized Debtors
     Subject to any requirement of Bankruptcy Court approval pursuant to section 1129(a)(5) of the Bankruptcy Code, from and after the Effective Date: (i) the initial officers of New Dana Holdco and the other Reorganized Debtors will consist of the individuals identified on Exhibit V.C.2 to the Plan; (ii) the initial board of directors of New Dana Holdco will be comprised of seven members (to be identified on Exhibit V.C.2 to the Plan as selected), as follows: (A) three directors (one of whom must be independent) chosen by Centerbridge, (B) two Independent Directors chosen by the Creditors’ Committee, (C) one Independent Director chosen by the Creditors’ Committee from a list of three Independent Directors proffered by Centerbridge, provided, however, if none of the Independent Directors on the list are reasonably satisfactory to the Creditors’ Committee, then Centerbridge shall proffer the names of additional Independent Directors until the name of an Independent Director reasonably satisfactory to the Creditors’ Committee is put forth and at any time during that process, the Creditors’ Committee may submit its own list, which would then be subject to the same proffer process and (D) the Chief Executive Officer of New Dana Holdco; and (iii) the initial board of directors of each of the other Reorganized

Debtors will consist of the individuals identified, or will be designated pursuant to the procedures specified, on Exhibit V.C.2 to the Plan. Each such director and officer will serve from and after the Effective Date until his or her successor is duly elected or appointed and qualified or until his or her earlier death, resignation or removal in accordance with the terms of the certificate of incorporation and bylaws (or comparable constituent documents) of New Dana Holdco or the applicable other Reorganized Debtor and state law. See also Article VII.D The Global Settlement — New Dana Holdco.
     c. Compliance with Exchange Act by New Dana Holdco
     From and after the Effective Date, New Dana Holdco shall timely file with the SEC the annual reports, quarterly reports and other periodic reports required to be filed with the SEC pursuant to sections 13(a) and 15(d) of the Exchange Act.
   5. New Dana Holdco Common Stock
     The New Dana Holdco Common Stock, when issued or distributed as provided in the Plan, will be duly authorized, validly issued and, if applicable, fully paid and nonassessable. Each distribution and issuance under the Plan shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each person or entity receiving such distribution or issuance.
     New Dana Holdco will apply to list the New Dana Holdco Common Stock on a national exchange as soon as practicable after, the Effective Date when New Dana Holdco meets the applicable listing requirements. If New Dana Holdco is not able to list the New Dana Holdco Common Stock on a national exchange, it will cooperate with any registered broker-dealer who may seek to initiate price quotations for the New Dana Holdco Common Stock on the OTC Bulletin Board.
     To the maximum extent provided by section 1145 of the Bankruptcy Code and applicable nonbankruptcy law, the issuance of the New Dana Holdco Common Stock under the Plan will be exempt from registration under the Securities Act, and all rules and regulations promulgated thereunder.
   6. Employment-Related Agreements and Compensation Programs
     As of the Effective Date, the Reorganized Debtors will have authority to: (a) maintain, amend or revise existing employment, retirement, welfare, incentive, severance, indemnification and other agreements with their active directors, officers and employees, subject to the terms and conditions of any such agreement; and (b) enter into new employment, retirement, welfare, incentive, severance, indemnification and other agreements for active employees.
     Prior to the Effective Date, the Debtors ceased providing and paying all retiree benefits (as defined in section 1114(a) of the Bankruptcy Code) to (a) non-union retirees and their dependents in accordance with the Stipulation and Agreed Order Between Dana Corporation and the Official Committee of Non-Union Retirees (Docket No. 5356), dated May 21, 2007; and (b) retirees who had been members of the IAM and their dependents in accordance with the Agreed Order Approving Settlement Agreement Between Dana Corporation and the International Association of Machinists and Aerospace Workers (Docket No. 5180), dated April 27, 2007. Retiree benefits (as defined in section 1114(a) of the Bankruptcy Code) to all UAW and USW-represented retirees will be terminated in accordance with the Global Settlement Order and Section III.B of the Plan.
     From and after the Effective Date, the Reorganized Debtors will continue to administer and pay the Claims arising before the Petition Date under the Debtors’ workers’ compensation programs in all applicable jurisdictions in accordance with the Debtors’ prepetition practices and procedures, applicable plan documents and governing state law; provided, however, that the Claims arising from the Debtors’ prepetition contractual assumption of, or indemnity for, the liabilities of third-parties under workers’ compensation programs will be treated as General Unsecured Claims in Classes 5A and 5F, as applicable.
   7. Dissolution of Official Committees
     On the Effective Date, the Official Committees, to the extent not previously dissolved, will dissolve, and the members of the Official Committees and their respective Professionals will cease to have any role arising from or related to the Chapter 11 Cases. The Professionals retained by the Official Committees and the respective members thereof will not be entitled to assert any Fee Claim for any services rendered or expenses incurred after the Effective Date, except for reasonable fees for services rendered, and actual and necessary expenses incurred, in connection with any applications for allowance of compensation and reimbursement of expenses pending on the Effective Date or Filed and served after the Effective Date pursuant to Section II.A.1.h.ii.A of the Plan.
   8. Preservation of Rights of Action by the Debtors and the Reorganized Debtors; Recovery Actions
     Except as otherwise provided in the Plan or in any contract, instrument, release or other agreement entered into or delivered in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors will retain and may enforce any claims, demands, rights, defenses and causes of action that the Debtors or the Estates may hold against any entity, including any Recovery Actions, to the extent not expressly released under the Plan or by any Final Order of the Bankruptcy Court.
   9. Comprehensive Settlement of Claims and Controversies
     Pursuant to Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided under the Plan, the provisions of the Plan will constitute a good faith compromise and settlement of all claims or controversies relating to the rights that a holder of a Claim (including Prepetition Intercompany Claims) or Interest may have with respect to any Allowed Claim or Allowed Interest or any distribution to be made pursuant to the Plan on account of any Allowed Claim or Allowed Interest. The entry of the Confirmation Order will constitute the Bankruptcy Court’s approval, as of the Effective Date, of the compromise or settlement of all such claims or controversies and the Bankruptcy Court’s finding that all such compromises or settlements are in the best interests of the Debtors, Reorganized Debtors, the Estates and their respective property and Claim and Interest holders, and are fair, equitable and reasonable.
    10. Discharge of Claims and Termination of Interests
          Except as provided in the Plan or in the Confirmation Order, the rights afforded under the Plan and the treatment of Claims and Interests under the Plan will be in exchange for and in complete satisfaction, discharge and release of all Claims and termination of all Interests arising on or before the Effective Date, including any interest accrued on Claims from and after the Petition Date. Except as provided in the Plan or in the Confirmation Order, Confirmation will, as of the Effective Date and immediately after cancellation of the Old Common Stock of Dana: (a) discharge the Debtors from all Claims or other debts that arose on or before the Effective Date, and all debts of the kind specified in section 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not (i) a proof of Claim based on such debt is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code, (ii) a Claim based on such debt is allowed pursuant to section 502 of the Bankruptcy Code or (iii) the holder of a Claim based on such debt has accepted the Plan; and (b) terminate all Interests and other rights of holders of Interests in the Debtors.
          In accordance with the foregoing, except as provided in the Plan, the Confirmation Order will be a judicial determination, as of the Effective Date and immediately after the cancellation of the Old Common Stock of Dana, but prior to the issuance of the New Dana Holdco Common Stock, of a discharge of all Claims and other debts and Liabilities against the Debtors and a termination of all Interests and other rights of the holders of Interests in the Debtors, pursuant to sections 524 and 1141 of the Bankruptcy Code, and such discharge will void any judgment obtained against the Debtors at any time, to the extent that such judgment relates to a discharged Claim or terminated Interest.
   11. Releases
          a. General Releases by Debtors and Reorganized Debtors
     Without limiting any other applicable provisions of, or releases contained in, the Plan, as of the Effective Date, the Debtors and the Reorganized Debtors, on behalf of themselves and their affiliates, the Estates and their respective successors, assigns and any and all entities who may purport to claim by, through, for or because of them, will forever release, waive and discharge all Liabilities that they have, had or may have against any Released Party; provided, however, that the foregoing provisions shall not affect the liability of any Released Party that otherwise would result from any act or omission to the extent that act or omission subsequently is determined in a Final Order to have constituted gross negligence or willful misconduct.

              b. General Releases by Holders of Claims or Interests
          Without limiting any other applicable provisions of, or releases contained in, the Plan, as of the Effective Date, in consideration for the obligations of the Debtors and the Reorganized Debtors under the Plan and the consideration and other contracts, instruments, releases, agreements or documents to be entered into or delivered in connection with the Plan, each holder of a Claim or Interest that (i) votes in favor of the Plan and/or (ii) to the fullest extent permissible under law, will be deemed to forever release, waive and discharge all Liabilities in any way relating to a Debtor, the Chapter 11 Cases, the Estates, the Plan, the Confirmation Exhibits or the Disclosure Statement that such entity has, had or may have against any Released Party (which release will be in addition to the discharge of Claims and termination of Interests provided in the Plan and under the Confirmation Order and the Bankruptcy Code).
              c. Release of Released Parties by Other Released Parties
          From and after the Effective Date, except with respect to obligations under the Plan and the Global Settlement Agreement, to the fullest extent permitted by applicable law, the Released Parties shall release each other from any and all Liabilities that any Released Party is entitled to assert against any other Released Party in any way relating to any Debtor, the Chapter 11 Cases, the Estates, the formulation, preparation, negotiation, dissemination, implementation, administration, confirmation or consummation of any of the Plan, or the property to be distributed under the Plan, the Confirmation Exhibits, the Disclosure Statement, any contract, employee pension or other benefit plan, instrument, release or other agreement or document related to any Debtor, the Chapter 11 Cases or the Estates created, modified, amended, terminated or entered into in connection with either the Plan or any agreement between the Debtors and any Released Party or any other act taken or omitted to be taken in connection with the Debtors’ bankruptcy; provided, however, that the foregoing provisions shall not affect the liability of any Released Party that otherwise would result from any act or omission to the extent that act or omission is determined in a Final Order to have constituted gross negligence or willful misconduct.
              d. Release of Derivative Claims
          Pursuant to the Plan, all Derivative Claims will be released by the Debtors and the Reorganized Debtors. As defined in the Plan, “Derivative Claim” means a claim (as defined in section 101(5) of the Bankruptcy Code) or cause of action that is the property of any of the Debtors’ Estates pursuant to section 541 of the Bankruptcy Code, including, without limitation, those claims and causes of action asserted in Staehr v. Burns et al., Civil Action No. 3:06-cv-07069-JGC, N.D. Ohio (2006) and Casden v. Burns et al., Civil Action No. 3:06-cv-07068-JGC, N.D. Ohio (2006).
     12. Exculpation
          From and after the Effective Date, the Released Parties shall neither have nor incur any liability to any Person for any act taken or omitted to be taken in connection with the Debtors’ restructuring, including the formulation, preparation, dissemination, implementation, confirmation or approval of the Global Settlement, the Plan, the Confirmation Exhibits, the Disclosure Statement, or any contract, instrument, release or other agreement or document provided for or contemplated in connection with the consummation of the transactions set forth in the Plan; provided, however, that the foregoing provisions shall not affect the liability of any Person that otherwise would result from any such act or omission to the extent that act or omission is determined in a Final Order to have constituted gross negligence or willful misconduct. Any of the foregoing parties in all respects shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.
     13. Injunction
          On the Effective Date, except as otherwise provided in the Plan or in the Confirmation Order,
          a. all Persons who have been, are, or may be holders of Claims against or Interests in a Debtor shall be enjoined from taking any of the following actions against or affecting a Debtor, its Estate or its Assets with respect to such Claims or Interests (other than actions brought to enforce any rights or obligations under the Plan and appeals, if any, from the Confirmation Order):
             1. commencing, conducting, or continuing in any manner, directly or indirectly, any suit, action, or other proceeding of any kind against a Debtor, its Estate, its Assets, or any direct or indirect successor in interest to a Debtor, or any assets or property of such successor (including, without limitation, all suits, actions, and proceedings that are pending as of the Effective Date, which must be withdrawn or dismissed with prejudice);

              2. enforcing, levying, attaching, collecting, or otherwise recovering by any manner or means, directly or indirectly, any judgment, award, decree or order against a Debtor, its Estate or its Assets, or any direct or indirect successor in interest to a Debtor, or any assets or property of such successor;
              3. creating, perfecting, or otherwise enforcing in any manner, directly or indirectly, any lien against a Debtor, its Estate or its Assets, or any direct or indirect successor in interest to a Debtor, or any assets or property of such successor other than as contemplated by the Plan;
              4. except as provided in the Plan, asserting any setoff, right of subrogation, or recoupment of any kind, directly or indirectly, against any obligation due a Debtor, its Estate or its Assets, or any direct or indirect successor in interest to a Debtor, or any assets or property of such successor; and
              5. proceeding in any manner in any place whatsoever that does not conform to or comply with the provisions of the Plan or the settlements set forth in the Plan to the extent such settlements have been approved by the Bankruptcy Court in connection with Confirmation of the Plan.
          b. All Persons that have held, currently hold or may hold any Liabilities released pursuant to Sections IV.E.6 and IV.E.7 of the Plan will be permanently enjoined from taking any of the following actions against any Released Party or its property on account of such released Liabilities: (i) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind; (ii) enforcing, levying, attaching, collecting or otherwise recovering by any manner or means, directly or indirectly, any judgment, award, decree or order; (iii) creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any lien; (iv) except as provided herein, asserting any setoff, right of subrogation or recoupment of any kind, directly or indirectly, against any obligation due a Released Party; and (v) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan.
     14. Termination of Certain Subordination Rights and Settlement of Related Claims and Controversies
          The classification and manner of satisfying all Claims and Interests under the Plan take into consideration all subordination rights, whether arising under general principles of equitable subordination, contract, section 510(c) of the Bankruptcy Code or otherwise, that a holder of a Claim or Interest may have against other Claim or Interest holders with respect to any distribution made pursuant to the Plan. Except as provided in Section IV.E.8.c of the Plan, all subordination rights that a holder of a Claim may have with respect to any distribution to be made pursuant to the Plan will be discharged and terminated, and all actions related to the enforcement of such subordination rights will be permanently enjoined. Accordingly, distributions pursuant to the Plan to holders of Allowed Claims will not be subject to payment to a beneficiary of such terminated subordination rights or to levy, garnishment, attachment or other legal process by a beneficiary of such terminated subordination rights.
          Pursuant to Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided under the Plan, the provisions of the Plan will constitute a good faith compromise and settlement of all claims or controversies relating to the subordination rights that a holder of a Claim may have with respect to any Allowed Claim or any distribution to be made pursuant to the Plan on account of any Allowed Claim, except as provided in Section IV.E.8.c of the Plan. The entry of the Confirmation Order will constitute the Bankruptcy Court’s approval, as of the Effective Date, of the compromise or settlement of all such claims or controversies and the Bankruptcy Court’s finding that such compromise or settlement is in the best interests of the Debtors, the Reorganized Debtors and their respective property and Claim and Interest holders and is fair, equitable and reasonable.
          Notwithstanding anything to the contrary contained in Section IV.E.8 of the Plan, the provisions of section 510(b) of the Bankruptcy Code, to the extent applicable, are expressly preserved and shall be enforced pursuant to the Plan.
     15. Creditor Oversight Committee
          On or prior to the Effective Date, the Creditor Oversight Committee shall be established pursuant to the Creditor Oversight Committee Agreement.
          The powers, rights and responsibilities of the Creditor Oversight Committee shall be specified in the Creditor Oversight Committee Agreement which shall be Filed no later than five Business Days prior to the Confirmation Hearing and shall include the authority and responsibility to review proposed resolutions of General Unsecured Claims. In connection with this responsibility, the Creditor Oversight Committee may employ, without further order of the Bankruptcy

Court, professionals to assist in carrying out its duties under the Plan. Notwithstanding anything to the contrary in the Creditor Oversight Committee Agreement or the Plan, the consultation and objection rights of the Creditor Oversight Committee with respect to Claims shall be limited to General Unsecured Claims that would result in the creation of an Allowed General Unsecured Claim in excess of $[500,000].
          Except as otherwise ordered by the Bankruptcy Court, the reasonable and necessary fees and expenses of the Creditor Oversight Committee (including the reasonable and necessary fees and expenses of any professionals assisting the Creditor Oversight Committee in carrying out its duties under the Plan) will be paid by the Reorganized Debtors in accordance with the Creditor Oversight Committee Agreement without further order from the Bankruptcy Court.
     16. Special Provisions Regarding Insured Claims
          Distributions under the Plan to each holder of an Allowed Insured Claim will be in accordance with the treatment provided under the Plan for the Class in which such Allowed Insured Claim is classified, but solely to the extent that such Allowed Insured Claim is not satisfied from proceeds payable to the holder thereof under any pertinent insurance policies and applicable law. Nothing in Section V.H of the Plan will constitute a waiver of any claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities that any entity may hold against any other entity, including the Debtors’ insurance carriers.
          From and after the Effective Date, each of the Debtors’ insurance policies in existence as of or prior to the Effective Date shall be reinstated and continued in accordance with its terms and, to the extent applicable, shall be deemed assumed or assumed and assigned by the applicable Debtor or Reorganized Debtor pursuant to section 365 of the Bankruptcy Code and Section II.E of the Plan. Each insurance carrier under such insurance policies shall continue to honor and administer the policies with respect to the Reorganized Debtors in the same manner and according to the same terms and practices applicable to the Debtors prior to the Effective Date.
     17. Cancellation and Surrender of Instruments, Securities and Other Documentation
          Except as provided in any contract, instrument or other agreement or document entered into or delivered in connection with the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to Article VI of the Plan, the Indentures and the Bonds will be deemed canceled and of no further force and effect against the Debtors, without any further action on the part of any Debtor. The holders of the Bonds will have no rights against the Debtors arising from or relating to such instruments and other documentation or the cancellation thereof, except the rights provided pursuant to the Plan; provided, however, that no distribution under the Plan will be made to or on behalf of any holder of an Allowed Bondholder Claim until such Bonds are surrendered to and received by the applicable Third Party Disbursing Agent to the extent required in Section VI.K of the Plan. Upon the cancellation of the Indentures on the Effective Date, the Indenture Trustee shall have no further duties or obligations under such Indenture from and after the Effective Date, including, without limitation, any duties or obligations with respect to distributions to or for the benefit of the holders of the Bonds under the Plan (other than those duties or obligations undertaken by the Indenture Trustee in its capacity as a Disbursing Agent, if any).
          The Old Common Stock of Dana shall be deemed canceled and of no further force and effect on the Effective Date. The holders of or parties to such canceled securities and other documentation will have no rights arising from or relating to such securities and other documentation or the cancellation thereof, except the rights provided pursuant to the Plan.
     18. Release of Liens
          Except as otherwise provided in the Plan or in any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, on the Effective Date and except as specified in the treatment provided for Claims and Interests in Article II of the Plan, all mortgages, deeds of trust, liens or other security interests against the property of any Estate will be fully released and discharged, and all of the right, title and interest of any holder of such mortgages, deeds of trust, liens or other security interests, including any rights to any collateral thereunder, will revert to the applicable Reorganized Debtor and its successors and assigns. As of the Effective Date, the Reorganized Debtors shall be authorized to execute and file on behalf of creditors, Form UCC-3 Termination Statements or such other forms as may be necessary or appropriate to implement the provisions of Section V.J of the Plan.

     19. Effectuating Documents; Further Transactions; Exemption from Certain Transfer Taxes
          The President, CEO, CFO or any Vice President ,etc. of each Debtor or Reorganized Debtor, as applicable, will be authorized to execute, deliver, file or record such contracts, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and implement the provisions of the Plan. The Secretary or any Assistant Secretary of each Debtor or Reorganized Debtor will be authorized to certify or attest to any of the foregoing actions. Pursuant to section 1146(a) of the Bankruptcy Code, the following will not be subject to any stamp Tax, real estate transfer Tax, mortgage recording Tax, sales or use Tax, or similar Tax: (a) the issuance, transfer or exchange of New Dana Holdco Common Stock and New Preferred Stock; (b) the creation of any mortgage, deed of trust, lien or other security interest; (c) the making or assignment of any lease or sublease; (d) the execution and delivery of the Exit Facility; (e) any Restructuring Transaction; or (f) the making or delivery of any deed or other instrument of transfer under, in furtherance of or in connection with the Plan, including any merger agreements, agreements of consolidation, restructuring, disposition, liquidation or dissolution, deeds, bills of sale or assignments executed in connection with any of the foregoing or pursuant to the Plan.
B. Transactions on the Effective Date
          The following shall be deemed to occur and be effective as of the Effective Date, if no such other date is specified in such other documents, and will be authorized and approved in all respects and for all purposes without any requirement of further action by the stockholders or directors of the Debtors or the Reorganized Debtors:
1.	The Restructuring Transactions;

2.	The adoption of new or amended and restated certificates of incorporation and bylaws (or comparable constituent documents) for New Dana Holdco and the other Reorganized Debtors and the certificate of designations for New Dana Holdco;

3.	The initial selection of directors and officers for each Reorganized Debtor;

4.	The entry, by the Reorganized Debtors, into the Exit Facility and such parties’ receipt of the proceeds thereof; the Reorganized Debtors shall be authorized to execute and deliver those documents necessary or appropriate to obtain the Exit Facility and to take all actions contemplated thereby;

5.	The establishment of the Creditor Oversight Committee;

6.	The issuance of the New Dana Holdco Common Stock by New Dana Holdco;

7.	The issuance and transfer, by New Dana Holdco, of New Preferred Stock to the New Investor and the holders of Participating Claims, and the receipt by New Dana Holdco of the New Equity Investment in accordance with the terms and conditions of the New Investment Agreement and the applicable Subscription Agreements;

8.	The distribution of the New Dana Holdco Common Stock and Cash pursuant to the Plan;

9.	The adoption, execution, delivery and implementation of all contracts, leases, instruments, releases and other agreements or documents related to any of the foregoing;

10.	The adoption, execution and implementation of employment, retirement and indemnification agreements, incentive compensation programs, retirement income plans, welfare benefit plans and other employee plans and related agreements, and the other matters provided for under the Plan involving the corporate structure of the Debtors and Reorganized Debtors, or corporate action to be taken by or required of a Debtor or Reorganized Debtor will be deemed to occur and be effective as of the Effective Date if no such other date is specified in such other documents, and will be authorized and approved in all respects and for all purposes without any requirement of further action by the stockholders or directors of the Debtors or the Reorganized Debtors;

11.	Reorganized Dana’s assumption and assignment to the applicable Reorganized Debtor in consultation with the applicable Unions of (a) the collective bargaining agreements listed on Exhibit III.A to the Plan, which include the Union Settlement Agreements and the new collective bargaining agreements to be entered into by the Debtors and the UAW or USW at the following bargaining units: (i) Fort Wayne, IN – Local Union 903; (ii) Henderson, KY – Local Union 9443-02; (iii) Marion, IN – Local Union 113; (iv) Auburn Hills, MI – UAW Local 771; (v) Rochester Hills, MI – UAW Local 771; (vi) Longview, TX – UAW Local [ ]; (vii) Lima, OH – UAW Local 1765; (viii) Elizabethtown, KY – UAW Local 3047; and (ix) Pottstown, PA – UAW Local 644, (b) any new collective bargaining agreements entered into between the Dana and the UAW or USW, (c) the respective Neutrality Agreements (as defined in the Union Settlement Agreements), and (d) any and all other related agreements necessary to effect the Union Settlement Agreements. Upon assumption, all proofs of claim filed by the Unions or any individual relating to such collective bargaining agreements will be deemed withdrawn. Ordinary course obligations arising under the assumed agreements shall be unaltered by the Plan and shall be satisfied in the ordinary course of business.

12.	Reorganized Dana’s assumption and assignment of the Pension Plans to New Dana Holdco, which will become the sponsor and continue to administer the Pension Plans, satisfy the minimum funding standards pursuant to 26 U.S.C. § 412 and 29 U.S.C. § 1082 and administer the Pension Plans in accordance with their terms and the provisions of ERISA and the Internal Revenue Code. Furthermore, nothing in the Plan shall be construed as discharging, releasing or relieving the Debtors or the Debtors’ successors from any liability imposed under any law or regulatory provision with respect to the Pension Plans. Neither the PBGC, the Pension Plans nor any participant or beneficiary of the Pension Plans shall be enjoined or precluded from enforcing such liability with respect to the Pension Plans.
C. Exit Facility
          The Exit Facility is a senior secured credit facility that: (1) includes (a) funded commitments not to exceed $1.5 billion and (b) unfunded commitments; and (2) will be entered into by the Reorganized Debtors, the Exit Facility Agent and the other financial institutions party thereto on the Effective Date on substantially the terms set forth on Exhibit I.A.88 to the Plan. The Reorganized Debtors will enter into the Exit Facility and receive the proceeds thereof. The Reorganized Debtors are authorized to execute and deliver those documents necessary or appropriate to obtain the Exit Facility and to take all actions contemplated thereby. This summary of the Exit Facility is qualified by reference to the terms set forth on Exhibit I.A.88 to the Plan.
D. Provisions Governing Distributions Under the Plan and for Resolving and Treating Contested Claims
     1. General
          Except as otherwise provided in Article VI of the Plan, distributions of Cash (including Distributable Excess Minimum Cash) and Distributable Shares of New Dana Holdco Common Stock to be made on the Effective Date to holders of Claims or Interests as provided by Article II of the Plan that are allowed as of the Effective Date shall be deemed made on the Effective Date if made on the Effective Date or as promptly thereafter as practicable, but in any event no later than: (a) 60 days after the Effective Date; or (b) with respect to any particular Claim, such later date when the applicable conditions of Section II.E.3 of the Plan (regarding cure payments for Executory Contracts and Unexpired Leases being assumed), Section VI.E.2 of the Plan (regarding undeliverable distributions) or Section VI.K of the Plan (regarding surrender of canceled instruments and securities), as applicable, are satisfied. Distributions on account of Claims and Interests that become Allowed Claims or Allowed Interests, respectively, after the Effective Date will be made pursuant to Section VII.C of the Plan. For the purposes of all distributions of New Dana Holdco Common Stock to be made pursuant to the Plan, each share of New Dana Holdco Common Stock shall be valued at the Per Share Value.
     2. Method of Distributions to Holders of Claims and Interests
          The Reorganized Debtors or such Third Party Disbursing Agents as the Reorganized Debtors, in consultation with the Creditor Oversight Committee, may employ in their sole discretion, will make all distributions of Cash, New Dana Holdco Common Stock and other instruments or documents required under the Plan. Each Disbursing Agent will serve without bond, and any Disbursing Agent may employ or contract with other entities to assist in or make the distributions required by the Plan. The duties of any Third Party Disbursing Agent shall be set forth in the applicable agreement retaining such Third Party Disbursing Agent.

     3. Compensation and Reimbursement for Services Related to Distributions
          Each Third Party Disbursing Agent providing services related to distributions pursuant to the Plan will receive from the Reorganized Debtors, without further Bankruptcy Court approval, reasonable compensation for such services and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services. These payments will be made by the Reorganized Debtors and will not be deducted from distributions to be made pursuant to the Plan to holders of Allowed Claims receiving distributions from a Third Party Disbursing Agent.
     4. Provisions Governing Disputed Unsecured Claims Reserves
          On the Effective Date, the Disputed Unsecured Claims Reserve will be established by the Disbursing Agent and the Reserved Shares and/or Reserved Excess Minimum Cash will be placed in the Disputed Unsecured Claims Reserve by the Disbursing Agent for the benefit of holders of Disputed Claims in Classes 5B, 5C, 5D, 5E and 5F. For the purpose of calculating the amount of New Dana Holdco Common Stock and/or Excess Minimum Cash to be contributed to the Disputed Unsecured Claims Reserve, all Disputed Claims will be treated (solely for purposes of establishing the Disputed Unsecured Claims Reserve) either as Allowed Claims in the Face Amount of such Claims or as estimated by the Bankruptcy Court, as applicable.
          Cash dividends and other distributions received by the Disbursing Agent on account of the Reserved Shares, along with any Cash Investment Yield on Cash held in the Disputed Unsecured Claims Reserve, will (a) be deposited in a segregated bank account in the name of the Disbursing Agent for the benefit of holders of Disputed Claims that become Allowed Claims, in Classes 5B, 5C, 5D, 5E and 5F, (b) will be accounted for separately and (c) will not constitute property of the Reorganized Debtors. The Disbursing Agent will invest any Cash held in the Disputed Unsecured Claims Reserve in a manner consistent with Dana’s investment and deposit guidelines.
          Each holder of a Disputed Claim that ultimately becomes an Allowed Claim in Classes 5B, 5C, 5D, 5E and 5F will have recourse only to the Disputed Unsecured Claims Reserve Assets and not to any other assets held by the Reorganized Debtors, their property or any assets previously distributed on account of any Allowed Claim or Allowed Interest. Each holder of an Allowed Claim or Allowed Interest in Classes 7A or 7B will have recourse, to the extent each holder of an Allowed Claim in Classes 5B, 5C, 5D, 5E and 5F has been paid in full, plus Postpetition Interest, only to the Disputed Unsecured Claims Reserve Assets, if any, and not to any other assets held by any Disbursing Agent, the Reorganized Debtors, their property or any assets previously distributed on account of any Allowed Claim or Allowed Interest.
          The Disbursing Agent shall vote, and shall be deemed to vote, the Reserved Shares held by it in its capacity as Disbursing Agent in the same proportion as all outstanding shares of New Dana Holdco Common Stock properly cast in a shareholder vote.
          The Disputed Unsecured Claims Reserve is intended to be treated, for U.S. federal income Tax purposes, as a disputed ownership fund within the meaning of Treasury Regulations section 1.468B 9(b)(1).
     5. Delivery of Distributions and Undeliverable or Unclaimed Distributions
          a. Delivery of Distributions
          Except as provided in Section VI.E.1.b of the Plan, distributions to holders of Allowed Claims and, to the extent applicable, Allowed Interests will be made by a Disbursing Agent: (i) at (A) the addresses set forth on the respective proofs of Claim Filed by holders of such Claims and (B) the address of such record holder listed with the registrar or transfer agent for such Interest; (ii) at the address for a Claim transferee set forth in a valid notice of transfer of Claim; (iii) at the addresses set forth in any written certification of address change delivered to the Disbursing Agent (including pursuant to a letter of transmittal delivered to a Disbursing Agent) after the date of Filing of any related proof of Claim; (iv) at the addresses reflected in the applicable Debtor’s Schedules if no proof of Claim has been Filed and the Disbursing Agent has not received a written notice of a change of address; or (v) if clauses (i) through (iv) are not applicable, at the last address directed by such holder after such Claim or Interest becomes an Allowed Claim or Allowed Interest.
          Subject to the requirements of Section VI.K and Section VI.E.1.b.ii of the Plan, distributions to holders of Allowed Bondholder Claims will be made by a Disbursing Agent to the record holders of the Bonds as of the Distribution Record Date, as identified on a record holder register to be provided to the Disbursing Agent by the Indenture Trustee within five Business Days after the Distribution Record Date. This record holder register (i) will provide the name, address and holdings of each respective registered holder as of the Distribution Record Date and (ii) must be consistent with the applicable holder’s Claim, if Filed, or as otherwise determined by the Court.
          With respect to the Allowed Bondholder Claims, on the Effective Date (or as soon as practicable thereafter in accordance with Section VI.A of the Plan), a Disbursing Agent will distribute the Distributable Shares of New Dana Holdco Common Stock and Distributable Excess Minimum Cash on account of the Allowed Bondholder Claims to the Indenture Trustee. The Indenture Trustee then will distribute the New Dana Holdco Common Stock and Distributable Excess Minimum Cash in accordance with the Plan to the holders of the Allowed Bondholder Claims who surrender the Bonds to the Indenture Trustee in accordance with Sections V.I.1 and VI.K of the Plan. For purposes of distributions under Section V.E.1.b.ii of the Plan, the Indenture Trustee shall be considered a Disbursing Agent.
          Subject to the requirements of Section VI.K of the Plan, any distributions to holders of Allowed Interests on account of Old Common Stock of Dana will be made by a Disbursing Agent at the address of such record holder listed with the registrar or transfer agent for such Interest, to be provided by such registrar or transfer agent to the Disbursing Agent within five Business Days after the Distribution Record Date.
          The Debtors, the Reorganized Debtors and any Disbursing Agent shall only be required to act and make distributions in accordance with the terms of the Plan. Such parties shall have no (i) liability to any party for actions taken in accordance with the Plan or in reliance upon information provided to it in accordance with the Plan or (ii) obligation or liability for distributions under the Plan to any party who does not hold a Claim against or Interest in the Debtors as of the Distribution Record Date or who does not otherwise comply with the terms of the Plan, including Sections V.I and VI.K of the Plan.
          b. Undeliverable Distributions Held by Disbursing Agents
          Subject to Section VI.E.2.c of the Plan, distributions returned to a Disbursing Agent or otherwise undeliverable will remain in the possession of the applicable Disbursing Agent pursuant to Section VI.E.2.a.i of the Plan until such time as a distribution becomes deliverable. Subject to Section VI.E.2.c of the Plan, undeliverable Cash or New Dana Holdco Common Stock will be held by the applicable Disbursing Agent for the benefit of the potential claimants of such Cash or New Dana Holdco Common Stock.
          Pending the distribution of any New Dana Holdco Common Stock, the Disbursing Agent shall vote, and shall be deemed to vote, all New Dana Holdco Common Stock held by such Disbursing Agent, whether relating to undeliverable distributions or undelivered distributions, in the same proportion as all outstanding shares of New Dana Holdco Common Stock properly cast in a shareholder vote.
          On each Periodic Distribution Date, the applicable Disbursing Agent will make all distributions that become deliverable to holders of Allowed Claims and, as applicable, Allowed Interests during the preceding calendar quarter; provided, however, that the applicable Disbursing Agent may, in its sole discretion, establish a record date prior to each Periodic Distribution Date, such that only Claims Allowed as of the record date will participate in such periodic distribution. Notwithstanding the foregoing, the applicable Disbursing Agent reserves the right, to the extent it determines a distribution on any Periodic Distribution Date is uneconomical or unfeasible, or is otherwise unadvisable, to postpone a Periodic Distribution Date.
          Any holder of an Allowed Claim or Allowed Interest that does not assert a claim pursuant to the Plan for an undeliverable distribution to be made by a Disbursing Agent within one year after the later of (i) the Effective Date and (ii) the last date on which a distribution was deliverable to such holder will have its claim for such undeliverable distribution discharged and will be forever barred from asserting any such claim against the Reorganized Debtors. In such cases, unclaimed distributions will become property of New Dana Holdco, free of any restrictions thereon, and any such unclaimed distribution held by a Third Party Disbursing Agent will be returned to New Dana Holdco. Nothing contained in the Plan will require any Debtor, Reorganized Debtor or Disbursing Agent to attempt to locate any holder of an Allowed Claim or an Allowed Interest.
     6. Timing and Calculation of Amounts to Be Distributed
a.	Distributions to Holders of Allowed Claims in Classes Other than 5B, 5C, 5D, 5E, 5F and 7B
          Subject to Section VI.A of the Plan, on the Effective Date, each holder of an Allowed Claim in a Class other than 5B, 5C, 5D, 5E, 5F and 7B will receive the full amount of the distributions that the Plan provides for Allowed Claims in the applicable Class. No later than each Periodic Distribution Date, distributions also will be made to holders of Disputed Claims in any such Class that were allowed during the preceding calendar quarter. Such periodic distributions also will be in the full amount that the Plan provides for Allowed Claims in the applicable Class.
          b. Postpetition Interest on Claims
          Except as expressly provided in the Plan, the Confirmation Order or any contract, instrument, release, settlement or other agreement entered into in connection with the Plan, or as required by applicable bankruptcy law, Postpetition Interest shall not accrue on account of any Claim.
          c. Post-Effective Date Interest on Claims
          Post-Effective Date interest shall not accrue on account of any Claim.
          d. Distributions to Holders of Allowed Claims in Classes 5B, 5C, 5D, 5E and 5F
          Subject to Section VI.A of the Plan, on the Effective Date, the Disbursing Agent will distribute to each holder of an Allowed Claim in Classes 5B, 5C, 5D, 5E and 5F its Pro Rata share of the Distributable Shares or New Dana Holdco Common Stock and Distributable Excess Minimum Cash.
          If, prior to a Periodic Distribution Date, a Disputed Claim in Classes 5B, 5C, 5D, 5E or 5F is Allowed in an amount that is less that the amount utilized by the Disbursing Agent in calculating the initial distribution, the applicable amount of Reserved Shares and Reserved Excess Minimum Cash will be distributed, subject to Section VI.F.4.b of the Plan, to the applicable holders of Allowed Claims in Classes 5B, 5C, 5D, 5E and 5F on the next Periodic Distribution Date.
          On the applicable Periodic Distribution Date, the Disbursing Agent will distribute to each holder of an Allowed Claim in Classes 5B, 5C, 5D, 5E and 5F its Pro Rata share of the Reserved Shares and Reserved Excess Minimum Cash, until such time as all Disputed Claims entitled to such distributions have been resolved. On an applicable Periodic Distribution Date, a holder of an Allowed Claim in Classes 5B, 5C, 5D, 5E and 5F that ceased being a Disputed Claim subsequent to the Effective Date will receive a Catch-Up Distribution. The Disbursing Agent may, in its sole discretion, establish a record date prior to each Periodic Distribution Date, such that only Claims Allowed as of the record date will participate in such periodic distribution. Notwithstanding the foregoing, the Disbursing Agent reserves the right, to the extent it determines a distribution on any Periodic Distribution Date is uneconomical or unfeasible, or is otherwise unadvisable, to postpone a Periodic Distribution Date.
          e. Distributions to Holders of Allowed Interests in Class 7A and Allowed Claims in Class 7B
          On the Periodic Distribution Date upon which (i) all Disputed Claims in Classes other than Class 7B entitled to distributions have been resolved and (ii) all distributions to which the holders of such Claims are entitled pursuant to the terms of the Plan will be made from the Disputed Unsecured Claims Reserve, the Disbursing Agent will distribute to each holder of an Allowed Interest in Class 7A and an Allowed Claim in Class 7B its Pro Rata share of the Reserved Shares and Reserved Excess Minimum Cash remaining in the Disputed Unsecured Claims Reserve, if any. For the purpose of calculating the amount of Reserved Shares and Reserved Excess Minimum Cash to be initially distributed to holders of Allowed Interests in Class 7A and Allowed Claims in Class 7B, all Disputed Claims in Class 7B will be treated as though such Claims will be Allowed Claims in the principal amount of such Claims, or as estimated by the Bankruptcy Court, as applicable.
          If, prior to a Periodic Distribution Date, a Disputed Claim in Class 7B is Allowed in an amount that is less that the amount utilized by the Disbursing Agent in calculating the initial distribution, the applicable Reserved Shares and Reserved Excess Minimum Cash will be distributed, subject to Section VI.F.5.b of the Plan, to the applicable holders of Allowed Interests in Class 7A and Allowed Claims in Class 7B on the next Periodic Distribution Date.
          On the applicable Periodic Distribution Date, the Disbursing Agent will distribute to each holder of an Allowed Interest in Class 7A and an Allowed Claim in Class 7B its Pro Rata share of the Reserved Shares and Reserved Excess Minimum Cash, until such time as all Disputed Claims in Class 7B entitled to such distributions have been resolved. On an applicable Periodic Distribution Date, a holder of an Allowed Claim in Class 7B that ceased being a Disputed Claim subsequent to the Effective Date will receive a Catch-Up Distribution. The Disbursing Agent may, in its sole discretion, establish a record date prior to each Periodic Distribution Date, such that only Claims Allowed as of the record date will participate in such periodic distribution. Notwithstanding the foregoing, the Disbursing Agent reserves the right, to the extent it determines a distribution on any Periodic Distribution Date is uneconomical or unfeasible, or is otherwise unadvisable, to postpone a Periodic Distribution Date.
          f. Distributions of New Dana Holdco Common Stock – No Fractional Shares; Rounding
          Notwithstanding any other provision of the Plan, only whole numbers of shares of New Dana Holdco Common Stock will be distributed. For purposes of all distributions other than the distribution on the Final Distribution Date, fractional shares of New Dana Holdco Common Stock will be carried forward to the next Periodic Distribution Date. On the Final Distribution Date, fractional shares of New Dana Holdco Common Stock will be rounded up or down to the nearest whole number or zero, as applicable. No New Dana Holdco Common Stock will be distributed on account of fractional shares that are rounded down.
          g. De Minimis Distributions
          A Disbursing Agent will not distribute Cash (including Excess Minimum Cash) or New Dana Holdco Common Stock to the holder of an Allowed Claim or Allowed Interest, as applicable, if the amount of Cash (including Excess Minimum Cash) or New Dana Holdco Common Stock to be distributed on the particular Periodic Distribution Date does not constitute a final distribution to such holder and is, or has an economic value of, less than $500.
          h. Administration and Distribution of Union Emergence Shares
          Notwithstanding anything in the Plan to the contrary, the Union Emergence Shares shall be administered and distributed in accordance with Appendix J to the Union Settlement Agreements.
     7. Distribution Record Date
          A Disbursing Agent will have no obligation to recognize the transfer of, or the sale of any participation in, any Allowed Claim that occurs after the Distribution Record Date and will be entitled for all purposes of the Plan to recognize and make distributions only to those holders of Allowed Claims that are holders of such Claims, or participants therein, as of the Distribution Record Date.
          As of the close of business on the Distribution Record Date, each transfer register for (a) the Bonds, as maintained by the Indenture Trustee, and (b) the Old Common Stock of Dana, as maintained by the transfer agent will be closed. The applicable Disbursing Agent will have no obligation and is not permitted to recognize the transfer of, or sale of any Bondholder Claim or Interest on account of Old Common Stock of Dana that occurs after the close of business on the Distribution Record Date and will be entitled for all purposes of the Plan to recognize and make distributions only to those holders who are holders of such Claims or Interests as of the close of business on the Distribution Record Date.
          Except as otherwise provided in a Final Order, the transferees of Claims that are transferred pursuant to Bankruptcy Rule 3001 prior to the Distribution Record Date will be treated as the holders of such Claims for all purposes, notwithstanding that any period provided by Bankruptcy Rule 3001 for objecting to such transfer has not expired by the Distribution Record Date.
     8. Means of Cash Payments
          Except as otherwise specified in the Plan, Cash payments made pursuant to the Plan will be by checks drawn on a domestic bank selected by the applicable Disbursing Agent or, at the option of the applicable Disbursing Agent, by wire transfer from a domestic bank.
     9. Foreign Currency Exchange Rate
          Except as otherwise provided in the Plan or a Bankruptcy Court order, as of the Effective Date, any General Unsecured Claim asserted in a currency other than U.S. dollars shall automatically be deemed converted to the equivalent U.S. dollar value using the exchange rate as of March 2, 2006, set forth in the Federal Reserve Statistical Release for such date.

     10. Establishment of Reserves
          The Debtors or Reorganized Debtors may establish any reserves that they deem necessary or advisable to make distributions to holders of Allowed Claims or otherwise to satisfy their obligations under the Plan.
     11. Surrender of Canceled Instruments or Securities
          Except as provided in Section VI.K.2 of the Plan for lost, stolen, mutilated or destroyed Bonds, each holder of any Bond not held through book entry must tender such Bond to the applicable Third Party Disbursing Agent in accordance with a letter of transmittal to be provided to such holders by the Third Party Disbursing Agent as promptly as practicable following the Effective Date. The letter of transmittal will include, among other provisions, customary provisions with respect to the authority of the holder of such Bond to act and the authenticity of any signatures required thereon. All surrendered Bonds will be marked as canceled and delivered to the Reorganized Debtors. Any holder of an Allowed Bondholder Claim with respect to which the underlying Bond has been lost, stolen, mutilated or destroyed must, in lieu of surrendering such Bond, deliver to the Third Party Disbursing Agent: (a) evidence satisfactory to the Third Party Disbursing Agent of the loss, theft, mutilation or destruction; and (b) such security or indemnity as may be required by the Third Party Disbursing Agent to hold the Third Party Disbursing Agent, the Debtors and Reorganized Debtors, harmless from any damages, liabilities or costs incurred in treating such individual as a holder of such Bond. Upon compliance with Section VI.K.2 of the Plan by a holder of an Allowed Bondholder Claim, such holder will, for all purposes under the Plan, be deemed to have surrendered the applicable Bond. Any holder of a Bond not held through book entry that fails to surrender or is deemed not to have surrendered the applicable Bond within one year after the Effective Date will have its right to distributions pursuant to the Plan on account thereof discharged and will be forever barred from asserting any such Claim against the Reorganized Debtors or their respective property. In such case, any New Dana Holdco Common Stock held for distribution on account thereof will be treated pursuant to the provisions set forth in Section VI.E.2.c of the Plan.
          Except as provided in Section VI.K.5 of the Plan for lost, stolen, mutilated or destroyed certificates of Old Common Stock of Dana, each holder of Old Common Stock of Dana not held through book entry must tender the Old Common Stock of Dana certificates to the Third Party Disbursing Agent in accordance with a letter of transmittal to be provided to such holders by the Third Party Disbursing Agent on or before the Effective Date. The letter of transmittal will include, among other provisions, customary provisions with respect to the authority of the holder of such certificates to act and the authenticity of any signatures required thereon. All surrendered certificates of Old Common Stock of Dana will be marked as canceled and delivered to the Reorganized Debtors. Any holder of an Allowed Interest on account of Old Common Stock of Dana with respect to which the underlying Old Common Stock of Dana certificate has been lost, stolen, mutilated or destroyed must, in lieu of surrendering such certificate, deliver to the Third Party Disbursing Agent: (a) evidence satisfactory to the Third Party Disbursing Agent of the loss, theft, mutilation or destruction; and (b) such security or indemnity as may be required by the Third Party Disbursing Agent to hold the Third Party Disbursing Agent, the Debtors and the Reorganized Debtors harmless from any damages, liabilities or costs incurred in treating such individual as a holder of such Old Common Stock of Dana. Upon compliance with Section VI.K.5 of the Plan by a holder of an Allowed Interest on account of Old Common Stock of Dana, such holder will, for all purposes under the Plan, be deemed to have surrendered the applicable stock certificate. Any holder of an Allowed Interest on account of Old Common Stock of Dana not held through book entry that fails to surrender or is deemed not to have surrendered the applicable stock certificate will have its right to receive distributions pursuant to the Plan on account of its Allowed Interest discharged and will be forever barred from asserting any such Interest or related Claims against the Debtors, the Reorganized Debtors or their respective property.
     12. Withholding and Reporting Requirements
          In connection with the Plan, to the extent applicable, each Disbursing Agent will comply with all applicable Tax withholding and reporting requirements imposed on it by any governmental unit, and all distributions pursuant to the Plan will be subject to applicable withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, each Disbursing Agent will be authorized to take any actions that may be necessary or appropriate to comply with such withholding and reporting requirements, including, without limitation, liquidating a portion of the distributions to be made under the Plan to generate sufficient funds to pay applicable withholding Taxes or establishing any other mechanisms the Disbursing Agent believes are reasonable and appropriate, including requiring Claim holders to submit appropriate Tax and withholding certifications. To the extent any Claim holder fails to submit appropriate Tax and withholding certifications as required by the Disbursing Agent, such Claim holder’s distribution will be deemed undeliverable and subject to Section VI.E.2 of the Plan.

          Notwithstanding any other provision of the Plan, each entity receiving a distribution of Cash or New Dana Holdco Common Stock pursuant to the Plan will have sole and exclusive responsibility for the satisfaction and payment of any Tax obligations imposed on it by any governmental unit on account of the distribution, including income, withholding and other Tax obligations.
          The Debtors reserve the right to allocate and distribute all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support and other spousal awards, liens and similar encumbrances.
     13. Setoffs
          Except with respect to claims of a Debtor or Reorganized Debtor released pursuant to the Plan or any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, each Reorganized Debtor or, as instructed by a Reorganized Debtor, a Third Party Disbursing Agent may, pursuant to section 553 of the Bankruptcy Code or applicable nonbankruptcy law, set off against any Allowed Claim and the distributions to be made pursuant to the Plan on account of the Claim (before any distribution is made on account of the Claim) the claims, rights and causes of action of any nature that the applicable Debtor or Reorganized Debtor may hold against the holder of the Allowed Claim; provided, however, that neither the failure to effect a setoff nor the allowance of any Claim hereunder will constitute a waiver or release by the applicable Debtor or Reorganized Debtor of any claims, rights and causes of action that the Debtor or Reorganized Debtor may possess against the Claim holder.
     14. Application of Distributions
          To the extent applicable, all distributions to a holder of an Allowed Claim will apply first to the principal amount of such Claim until such principal amount is paid in full and then to any interest accrued on such Claim prior to the Petition Date, and the remaining portion of such distributions, if any, will apply to any interest accrued on such Claim after the Petition Date.
     15. Treatment of Disputed Claims
          a. ADR Procedures
          At the Debtors’ or, after the Effective Date, the Reorganized Debtors’ option, any Disputed Claim may be submitted to the ADR Procedures in accordance with the terms of the ADR Procedures. Disputed Claims not resolved through the ADR Procedures will be resolved pursuant to the Plan.
          b. Tort Claims
          At the Debtors’ or, after the Effective Date, the Reorganized Debtors’ option, any unliquidated Tort Claim (as to which a proof of Claim was timely Filed in the Chapter 11 Cases) not resolved through the ADR Procedures will be determined and liquidated in the administrative or judicial tribunal(s) in which it is pending on the Effective Date or, if no action was pending on the Effective Date, in any administrative or judicial tribunal of appropriate jurisdiction. The Debtors or the Reorganized Debtors may exercise the above option by service upon the holder of the applicable Tort Claim of a notice informing the holder of such Tort Claim that the Debtors or the Reorganized Debtors have exercised such option. Upon a Debtor’s or a Reorganized Debtor’s service of such notice, the automatic stay provided under section 362 of the Bankruptcy Code, or after the Effective Date, the discharge injunction, will be deemed modified, without the necessity for further Bankruptcy Court approval, solely to the extent necessary to allow the parties to determine or liquidate the Tort Claim in the applicable administrative or judicial tribunal(s). Notwithstanding the foregoing, at all times prior to or after the Effective Date, the Bankruptcy Court will retain jurisdiction relating to Tort Claims, including the Debtors’ right to have such Claims determined and/or liquidated in the Bankruptcy Court (or the United States District Court having jurisdiction over the Chapter 11 Cases) pursuant to Section 157(b)(2)(B) of title 28 of the United States Code, as may be applicable). Any Tort Claim determined and liquidated pursuant to a judgment obtained in accordance with Section VII.A.2 of the Plan and applicable non-bankruptcy law that is no longer appealable or subject to review will be deemed an Allowed Claim, as applicable, in Classes 5A, 5B, 5C, 5D, 5E and 5F against the applicable Debtor in such liquidated amount, provided that only the amount of such Allowed Claim that is less than or equal to the Debtor’s self-insured retention or deductible in connection with any applicable insurance policy and is not satisfied from proceeds of insurance payable to the holder of such Allowed Claim under the Debtors’ insurance policies will be treated as an Allowed Claim for the purposes of distributions under the Plan. In no event will a distribution be made under the Plan to the holder of a Tort Claim on account of any portion of an Allowed Claim in excess of the applicable Debtor’s deductible or self-insured retention under any applicable insurance policy. In the event a Tort Claim is determined and liquidated pursuant to a judgment or order that is obtained in accordance with Section VII.A.2 of the Plan and is no longer appealable or subject to review, and applicable non-bankruptcy law provides for no recovery against the applicable Debtor, such Tort Claim will be deemed expunged without the necessity for further Bankruptcy Court approval upon the applicable Debtor’s service of a copy of such judgment or order upon the holder of such Tort Claim. Nothing contained in this Section will constitute or be deemed a waiver of any claim, right or cause of action that a Debtor may have against any Person or entity in connection with or arising out of any Tort Claim, including but not limited to any rights under section 157(b)(5) of title 28 of the United States Code. All claims, demands, rights, defenses and causes of action that the Debtors or the Reorganized Debtors may have against any Person or entity in connection with or arising out of any Tort Claim are expressly retained and preserved.
          c. Disputed Insured Claims
          The resolution of Disputed Insured Claims, including Tort Claims, pursuant to Section VII.A of the Plan, shall be subject to the provisions of Section V.H of the Plan.
     16. No Distributions Pending Allowance
          Notwithstanding any other provision of the Plan, no payments or distributions will be made on account of a Disputed Claim until such Claim becomes an Allowed Claim, if ever. In lieu of distributions under the Plan to holders of Disputed Claims in Classes 5B, 5C, 5D, 5E and 5F, the Disputed Unsecured Claims Reserve will be established on the Effective Date to hold the Disputed Unsecured Claims Reserve Assets for the benefit of those Claim holders.
     17. Prosecution of Objections to Claims and Authority to Amend Schedules
          All objections to Claims must be Filed and served on the holders of such Claims, and any amendment to the Schedules to reduce the scheduled Claim of such holder, must be made by the Debtors the Reorganized Debtors by the Claims Objection Bar Date. If an objection has not been Filed to a Claim or an amendment has not been made to the Schedules with respect to a scheduled Claim by the Claims Objection Bar Date, the particular Claim will be treated as an Allowed Claim if such Claim has not been allowed earlier.
          After the Confirmation Date, but prior to the Effective Date, the Debtors and the Creditors’ Committee will have the authority to File, settle, compromise, withdraw or litigate to judgment objections to Claims, including pursuant to any alternative dispute resolution or similar procedures approved by the Bankruptcy Court. Except as provided in the Plan, on or after the Effective Date, the Reorganized Debtors, in consultation with the Creditor Oversight Committee, will have the sole authority to File, settle, compromise, withdraw or litigate to judgment objections to Claims, including pursuant to any alternative dispute resolution or similar procedures approved by the Bankruptcy Court. In the event that the Reorganized Debtors have not Filed an objection to a General Unsecured Claim within 20 days of their receipt of a written request from the Creditor Oversight Committee that the Reorganized Debtors File such an objection, which written request shall in no event be served upon the Reorganized Debtors prior to the later of (a) 100 days after the Effective Date or (b) 45 days after the Filing of a proof of Claim for such General Unsecured Claim, the Creditor Oversight Committee shall have the right to File an objection to such General Unsecured Claim. On or after the Effective Date, only the Reorganized Debtors, in consultation with the Creditor Oversight Committee, may settle or compromise any Disputed Claim or any objection or controversy relating to any Claim, without approval of the Bankruptcy Court; provided, however, that if the Creditor Oversight Committee Files an objection to such settlement or compromise within ten Business Days of receiving written notice of such settlement or compromise, unless agreed to otherwise by the Parties, Bankruptcy Court approval will be required.
          The Debtors or Reorganized Debtors, as applicable, will have the authority to amend the Schedules with respect to any Claim and to make distributions based on such amended Schedules without approval of the Bankruptcy Court. If any such amendment to the Schedules reduces the amount of a Claim or changes the nature or priority of a Claim, the Debtor or Reorganized Debtor will provide (a) the holder of such Claim and (b) the Creditors’ Committee or Creditor Oversight Committee (as applicable) with notice of such amendment and such parties will have 20 days to File an objection to such amendment with the Bankruptcy Court. If no such objection is Filed, the applicable Disbursing Agent may proceed with distributions based on such amended Schedules without approval of the Bankruptcy Court.
     18. Distributions on Account of Disputed Claims Once Allowed
          Distributions on account of Disputed Claims that become Allowed Claims after the Effective Date shall be made in accordance with Article VI of the Plan.

XII.
ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN
          The Debtors believe that the Plan affords holders of Claims and Interests the greatest opportunity for realization on the Debtors’ Assets and, therefore, is in the best interests of such holders. If the Plan is not confirmed, however, the theoretical alternatives include: (A) liquidation of the Debtors under chapter 7 of the Bankruptcy Code or (B) alternative plans of reorganization or liquidation under chapter 11 of the Bankruptcy Code.
A. Liquidation Under Chapter 7
          As noted above, the Debtors believe that under the Plan each holder of Impaired Claims and Interests will receive property of a value not less than the value such holder would receive in a liquidation of the Debtors under chapter 7 of the Bankruptcy Code. The Debtors’ belief is based primarily upon extensive consideration of the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to holders of Claims and Interests, including, but not limited to (1) the increased costs and expenses of a liquidation under chapter 7 arising from fees payable to a chapter 7 trustee and professional advisors to the trustee, including investment bankers, (2) the erosion in value of assets in a chapter 7 case in the context of the rapid liquidation required under chapter 7 and the “forced sale” atmosphere that would prevail, (3) the adverse effects on the Debtors’ businesses as a result of the likely departure of key employees, and (4) the reduction of value associated with a chapter 7 trustee’s operation of the Debtors’ businesses. The Debtors’ belief is also based upon the liquidation analysis they prepared with the assistance of AlixPartners, LLC, as well as other professionals of the Debtors (annexed to this Disclosure Statement as Exhibit E, the “Liquidation Analysis”). The Liquidation Analysis does not reflect the likely delay in distributions to holders of Claims and Interests in a liquidation scenario, which, if considered, would only further reduce the present value of any liquidation proceeds.
          The Debtors believe that any liquidation analysis is speculative as such an analysis is necessarily premised upon assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which would be beyond the control of the Debtors. Thus, there can be no assurance as to values that would actually be realized in a chapter 7 liquidation, nor can there be any assurance that a bankruptcy court would accept the Debtors’ conclusions or concur with such assumptions in making its determinations under section 1129(a)(7) of the Bankruptcy Code.
          For example, the Liquidation Analysis necessarily contains an estimate of the amount of Claims that will ultimately become Allowed Claims. This estimate is based solely upon a review of the Debtors’ books and records and the Debtors’ estimates as to additional Claims that might be filed in the Chapter 11 Cases or that would arise in the event of a conversion of the case from chapter 11 to chapter 7. No order or finding has been entered by the Bankruptcy Court estimating or otherwise fixing the amount of Claims at the projected amounts of Allowed Claims set forth in the Liquidation Analysis. The estimate of the amount of Allowed Claims set forth in the Liquidation Analysis should not be relied upon for any other purpose, including, without limitation, any determination of the value of any distribution to be made on account of Allowed Claims and Interests under the Plan. The annexed Liquidation Analysis is provided solely to disclose to holders the effects of a hypothetical chapter 7 liquidation of the Debtors, subject to the assumptions set forth therein.
          To the extent that Confirmation of the Plan requires the establishment of amounts for the chapter 7 liquidation value of the Debtors, funds available to pay Claims, and the reorganization value of the Debtors, the Bankruptcy Court will determine those amounts at the Confirmation Hearing.
B. Alternative Plan of Reorganization or Liquidation
          The DIP Credit Agreement matures on March 3, 2008. If the DIP Credit Agreement is not terminated and all obligations thereunder paid in full prior to such date, there will be an event of default under the DIP Credit Agreement, which will entitle the lenders thereunder to exercise their remedies under the DIP Credit Agreement, including the right to foreclose on substantially all of the assets of the Debtors.
          The Debtors may be liquidated pursuant to the provisions of a chapter 11 liquidating plan. In liquidations under chapter 11, the Debtors’ assets could be sold in an orderly fashion over a more extended period of time than in liquidations under chapter 7. Thus, a chapter 11 liquidation might result in larger recoveries than in a chapter 7 liquidation, but the delay in distributions could result in lower present values received and high administrative costs. Because a trustee is not required in a chapter 11 case, expenses for professional fees could be lower than in a chapter 7 case, in which a trustee must be appointed. Any distribution to the holders of Claims and Interests under a chapter 11 liquidation plan probably would be delayed substantially. Furthermore, since substantially all of the Debtors’ assets are pledged to secure the obligations of the Debtors under the DIP Credit Agreement, in the event of a chapter 11 liquidation, the Claims of the lenders under the DIP Credit Agreement would have to be satisfied in full in Cash prior to any distribution being available to unsecured creditors. Thus, the Debtors believe that a chapter 11 liquidation would not produce distributions as favorable as those under the Plan.
XIII.
PROJECTED FINANCIAL INFORMATION
          The Debtors’ management has developed a five year business plan and prepared consolidated projected operating and financial results (the “Projections”) for the years ending December 31, 2012, which are attached to this Disclosure Statement as Exhibit F. The Projections include (1) projected income statements for the fiscal years ended December 31, 2007 through 2012; (2) projected balance sheets at December 31, 2007 through 2012; and (3) projected statements of cash flows for the fiscal years ended December 31, 2008 through 2012. The balance sheet at December 31, 2007 includes estimated reorganization and fresh-start adjustments.
          THE PROJECTIONS ATTACHED TO THIS DISCLOSURE STATEMENT AS EXHIBIT F WERE NOT PREPARED TO COMPLY WITH THE GUIDELINES FOR PROSPECTIVE FINANCIAL STATEMENTS PUBLISHED BY THE AICPA. THE DEBTORS’ INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM HAS NEITHER COMPILED NOR EXAMINED THE ACCOMPANYING PROJECTIONS AND, ACCORDINGLY, DOES NOT EXPRESS AN OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT TO THE PROJECTIONS, ASSUMES NO RESPONSIBILITY FOR THE PROJECTIONS AND DISCLAIMS ANY ASSOCIATION WITH THE PROJECTIONS. EXCEPT FOR PURPOSES OF THIS DISCLOSURE STATEMENT, THE DEBTORS DO NOT PUBLISH PROJECTIONS OF THEIR ANTICIPATED FINANCIAL POSITION OR RESULTS OF OPERATIONS. THE DEBTORS, THE REORGANIZED DEBTORS, AND NEW DANA HOLDCO DO NOT INTEND TO UPDATE OR OTHERWISE REVISE THESE PROJECTIONS TO REFLECT EVENTS OR CIRCUMSTANCES EXISTING OR ARISING AFTER THE DATE OF THIS DISCLOSURE STATEMENT OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.
          THE DEBTORS BELIEVE THAT THE PROJECTIONS ARE BASED ON ESTIMATES AND ASSUMPTIONS THAT ARE REASONABLE. THE ESTIMATES AND ASSUMPTIONS MAY NOT BE REALIZED, HOWEVER, AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE DEBTORS’ CONTROL. NO REPRESENTATIONS CAN BE OR ARE MADE AS TO WHETHER THE ACTUAL RESULTS WILL BE WITHIN THE RANGE SET FORTH IN THE PROJECTIONS. SOME ASSUMPTIONS INEVITABLY WILL NOT MATERIALIZE, AND EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THE PROJECTIONS WERE PREPARED MAY BE DIFFERENT FROM THOSE ASSUMED, OR MAY BE UNANTICIPATED, AND THEREFORE MAY AFFECT FINANCIAL RESULTS IN A MATERIAL AND POSSIBLY ADVERSE MANNER. THE PROJECTIONS, THEREFORE, MAY NOT BE RELIED UPON AS A GUARANTEE OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR.
XIV.
CERTAIN RISK FACTORS TO BE CONSIDERED
          The implementation of the Plan, and the New Dana Holdco Common Stock and New Preferred Stock to be issued on the Effective Date, are subject to a number of material risks, including (1) those enumerated below and (2) the risk factors stated in Dana’s annual report on form 10-K for the year ended December 31, 2006 and the quarterly report on form 10-Q for the quarter ended June 30, 2007, both of which are attached to this Disclosure Statement as Exhibit C . Prior to voting on the Plan, each party entitled to vote should carefully consider these risks, as well as all of the information contained in this Disclosure Statement, including the Exhibits hereto. If any of these risks actually occurs, the Debtors and the Reorganized Debtors may not be able to conduct their business as currently planned, and their financial condition and operating results could be seriously harmed. In addition to the risks set forth below, risks and uncertainties not presently known to the Debtors, or risks that the Debtors currently consider immaterial, may also impair the operations or results of the Debtors and the Reorganized Debtors. For purposes of this section of the Disclosure Statement only, the term “Dana Companies” will be used to refer to the Debtors and the Reorganized Debtors.

A. Certain Bankruptcy Considerations
     1. Risk of Liquidation or Protracted Reorganization
          If the Plan is not confirmed and consummated, there can be no assurance that the Chapter 11 Cases will continue rather than be converted to chapter 7 liquidation cases, or that any alternative plan of reorganization would be on terms as favorable to holders of Claims and Interests as the terms of the Plan. If a liquidation or protracted reorganization were to occur, the distributions to holders of Allowed Claims and Allowed Interests could be drastically reduced. The Debtors believe that, in a liquidation under chapter 7, holders of Allowed Claims and Allowed Interests would receive substantially less because of the inability in a liquidation to realize the greater going-concern value of the Debtors’ Assets. In addition, administrative expenses of a chapter 7 trustee and the trustee’s attorneys, accountants and other professionals would cause a substantial erosion of the value of any potential estate. Furthermore, certain Claims would arise by reason of the liquidation and from the rejection of unexpired leases and other executory contracts.
     2. Non-Confirmation of the Plan
          The Debtors anticipate that certain parties in interest may file objections to the Plan in an effort to persuade the Bankruptcy Court that the Debtors have not satisfied the confirmation requirements under sections 1129(a) and (b) of the Bankruptcy Code. However, even if (a) no objections are filed, (b) all impaired Classes of Claims and Interests accept or are deemed to have accepted the Plan, or (c) with respect to any Class that rejects or is deemed to reject the Plan, the requirements for “cramdown” are met, the Bankruptcy Court, which can exercise substantial discretion, may determine that the Plan does not meet the requirements for confirmation under sections 1129(a) and (b) of the Bankruptcy Code. Section 1129(a) of the Bankruptcy Code requires, among other things, (a) a demonstration that the Confirmation of the Plan will not be followed by liquidation or need for further financial reorganization of the Debtors, except as contemplated by the Plan, and (b) that the value of distributions to parties entitled to vote on the Plan who vote to reject the Plan not be less than the value of distributions such creditors and equity security holders would receive if the Debtors were liquidated under chapter 7 of the Bankruptcy Code. Although the Debtors believe that the Plan meets the requirements for confirmation, there can be no assurance that the Bankruptcy Court will reach the same conclusion. If the Bankruptcy Court determines that the Plan violates section 1129 of the Bankruptcy Code in any manner, including, among other things, the cramdown requirements under section 1129(b) of the Bankruptcy Code, the Debtors have reserved the right to amend the Plan in such a manner so as to satisfy the requirements of section 1129 of the Bankruptcy Code.
B. Risks Relating to New Dana Holdco’s Financial Condition
     1. Historical Financial Information Will Not Be Comparable
          As a result of the consummation of the Plan and the transactions contemplated thereby, New Dana Holdco will be subject to the “fresh-start” reporting rules. Accordingly, the financial condition and results of operations of New Dana Holdco from and after the Effective Date will not be comparable to the financial condition or results of operations reflected in the consolidated historical financial statements of the Dana Companies contained in this Disclosure Statement.
     2. Dana Companies’ U.S. Operations Might Not Be Profitable Post-Emergence
          The Debtors’ United States operations have generated losses before income taxes since 2001 aggregating more than $2 billion. Notwithstanding significant restructuring actions undertaken by the Dana Companies since 2001 in an effort to improve their United States profitability, these actions have been insufficient to offset the downward profit pressures, in large part due to the factors cited above. During 2006, the Debtors experienced before tax losses of $443 million (which included realignment and impairment charges of $56 million and net reorganization costs of $117 million). Although the Restructuring Initiatives and the impact of the Global Settlement will have a significant effect on the Dana Companies’ business, the Dana Companies’ U.S. operations might not be profitable post-emergence.
     3. Restrictions Imposed by Indebtedness
          The DIP Credit Agreement allowed the Debtors to refinance substantial amounts of prepetition debt. Due to this refinancing, the Debtors have significant indebtedness under the DIP Credit Agreement. In addition, the DIP Credit Agreement includes restrictive financial covenants that require the Debtors to achieve certain levels of EBITDAR. On the Effective Date, the Debtors anticipate replacing the DIP Credit Agreement with the Exit Facility.

          The Exit Facility is expected to contain covenants that, among other things and subject to certain exceptions, will require New Dana Holdco to satisfy certain financial covenants and will limit the ability of New Dana Holdco to (a) incur additional indebtedness, (b) permit subsidiaries to issue debt and/or certain types of preferred stock, (c) pay dividends or make other restricted payments, (d) sell its assets, (e) enter into transactions with certain affiliates, (f) create liens, and (g) enter into sale and leaseback transactions. The ability of New Dana Holdco to comply with any of the foregoing provisions may be affected by events beyond its control. The breach of any of these covenants could result in a default or event of default under the Exit Facility, which may result in the entire principal balance becoming immediately due and payable. Accordingly, these anticipated covenants and the potential for adverse affects upon New Dana Holdco’s ability to finance future operations, potential acquisitions, capital needs or to engage in business activities that may be in its interest, may, among other things, hinder or prevent New Dana Holdco from (a) responding to changing business and economic conditions, (b) engaging in transactions that might otherwise be considered beneficial and (c) implementing its business plan.
          The ultimate terms and conditions of the Exit Facility are subject to the conditions of the financial markets at the time a commitment is obtained and the conditions contained in any such commitment for the Exit Facility once obtained. These terms and conditions may contain additional or more restrictive covenants than may currently be available. In addition, the interest rate, fees and other economic terms applicable to the Exit Facility are also subject to the conditions of the financial markets. Such interest rate, fees or other economic terms may be higher or more expensive than those currently available.
     4. Security Interests
          Substantially all of the Debtors’ cash, receivables, equipment, inventory, real property and other assets are subject to a first priority lien in favor of the DIP Lenders pursuant to the terms of the DIP Credit Agreement and orders entered by the Bankruptcy Court. If a holder of a security interest becomes entitled to exercise its rights as a secured party, it would have the right to foreclose upon and sell or otherwise transfer the collateral subject to its security interest, and the collateral accordingly would be unavailable to New Dana Holdco or the subsidiary owning the collateral and to other creditors of New Dana Holdco or such subsidiary, except to the extent, if any, that such other creditors have a superior or equal security interest in the affected collateral or the value of the affected collateral exceeds the amount of indebtedness in respect of which such foreclosure rights are exercised.
     5. Projections
          The Projections attached to this Disclosure Statement as Exhibit F are inherently uncertain and are dependent upon the successful implementation of the Debtors’ business plan and the reliability of the assumptions contained in the business plan. The Projections reflect numerous assumptions, including confirmation and consummation of the Plan in accordance with its terms, the anticipated future performance of the Reorganized Debtors, industry performance, general business and economic conditions and other matters, most of which are beyond the control of the Reorganized Debtors and some of which may not materialize.
          Unanticipated events and circumstances occurring subsequent to the preparation of the Projections may affect the actual financial results of the Reorganized Debtors. Therefore, the actual results achieved throughout the periods covered by the Projections may vary from the projected results. These variations may be material and adverse.
     6. Reorganized Debtors’ Business Plans
          The Reorganized Debtors may make changes to their business, operations and current business plans which may have a material impact on the Reorganized Debtors’ future results of operations and the price of New Dana Holdco’s shares.
C. General Economic Risk Factors and Risks Specific to the Business of the Dana Companies
     1. Adverse Effects of Terrorism or Hostilities
          The Dana Companies have operations in 28 countries worldwide and are dependent on significant foreign suppliers and vendors. As a result, the operations of the Dana Companies can be adversely affected by the occurrence of terrorism or major hostilities domestically and abroad.

     2. Risk that Union Settlement Agreements Are Not Implemented
          The achievement of the Dana Companies’ Restructuring goals will depend in large part on the implementation of the Union Settlement Agreements. If the Debtors are not able to implement these agreements, there is no assurance that the Dana Companies will be able to reduce this significant part of their cost structure and avoid new potential collective bargaining issues and possible strikes.
     3. The Dana Companies’ Asbestos-Related Product Liability Claims
          The Dana Companies have asbestos-related product liability claims because some of their products in the past contained asbestos. At the end of 2006, the Dana Companies had approximately 73,000 active pending asbestos-related product liability claims, including 6,000 that were settled and awaiting documentation and payment. Under the Plan, the Asbestos Personal Injury Claims will be Reinstated against the applicable Reorganized Debtors. Additional asbestos-related product claims might be commenced against the Reorganized Debtors after the Effective Date and as a result thereof, these companies might incur considerable costs to defend themselves against such claims. The Creditors’ Committee employed Analysis, Research, and Planning Corporation to conduct an independent analysis of the Debtors’ potential exposure and insurance coverage.
     4. Potential Adverse Impact of Environmental Compliance Costs
          The operations of the Dana Companies are subject to environmental laws and regulations in the United States and other countries that govern emissions to the air; discharges to water; the generation, handling, storage, transportation, treatment and disposal of waste materials; and the cleanup of contaminated properties. At the end of 2006, environmental costs with respect to the Dana Companies’ former and existing operations were considered to be not material. However, there is no assurance that the costs of complying with current environmental laws and regulations, or those that may be adopted in the future, will not increase and adversely impact the Dana Companies.
D. Risks Related to the Securities
     1. Dividends Are Not Anticipated; Lack of Dividends May Limit Investor Demand
          New Dana Holdco does not anticipate paying any dividends on the New Dana Holdco Common Stock in the foreseeable future. The lack of dividend prospects may have an adverse impact on the demand for New Dana Holdco Common Stock as certain institutional investors may invest only in dividend-paying equity securities or may operate under other restrictions that may prohibit or limit their ability to invest in the New Dana Holdco Common Stock.
     2. Risks Associated with Receipt and Ownership of New Dana Holdco Common Stock
          As discussed previously, on the Effective Date, each holder of an Allowed Claim in Classes 5B, 5C, 5D, 5E, and 5F will receive its Pro Rata share of [          ] shares of New Dana Holdco Common Stock in accordance with the Plan. Thus, upon implementation of the Plan, each holder of such Allowed Claim, as an equity holder in New Dana Holdco, will become subordinated to all liabilities of New Dana Holdco. Therefore, the assets of New Dana Holdco would not be available for distribution to any holder of New Dana Holdco Common Stock in any bankruptcy, liquidation or reorganization of New Dana Holdco unless, and until, all indebtedness of New Dana Holdco has been paid. See “Overview of the Plan — Summary of Classes and Treatment of Claims and Interests.”
     3. No Established Market for New Dana Holdco Common Stock; Volatility is possible
          No established market exists for the New Dana Holdco Common Stock. New Dana Holdco is expected to apply to list the New Dana Holdco Common Stock on a national exchange as soon as practicable after the Effective Date when New Dana Holdco meets the listing requirements. It is unlikely, however, that such securities will qualify for listing at the time they are issued. Furthermore, there can be no assurance that the New Dana Holdco Common Stock will ever be listed on a national exchange. If New Dana Holdco is not able to list the New Dana Holdco Common Stock on a national exchange, it is expected to cooperate with any registered broker-dealer who may seek to initiate price quotations for such securities on the OTC Bulletin Board. Again, however, no assurance can be given that such securities will be quoted on the OTC Bulletin Board. New Dana Holdco, therefore, cannot provide any assurance that the New Dana Holdco Common Stock will be publicly tradable at any time after the Effective Date. If no public market for the New Dana Holdco Common Stock develops, holders of such securities may have difficulty selling or obtaining timely and accurate quotations with respect to such securities.
          There cannot be any assurance as to the degree of price volatility in any market that develops for the New Common Shares. The New Dana Holdco Common Stock will be issued pursuant to the Plan to: (a) holders of Allowed Claims in Classes 5B, 5C, 5D, 5E and 5F; (b) to the Disputed Unsecured Claims Reserve, the assets of which will be distributed pro rata to holders of (i) Allowed Section 510(b) Old Common Stock Claims Against the Consolidated Debtors in Class 7B and (ii) Allowed Interests in Class 7A, to the extent holders of Allowed Claims in Classes 5B, 5C, 5D, 5E and 5F have been paid in full, plus Postpetition Interest; (c) holders of New Preferred Stock converting such stock; and (d) certain Union employees who are entitled to a post-emergence bonus. Some of these holders may not elect to hold equity on a long-term basis. Sales by future shareholders of a substantial number of shares after the Effective Date could significantly reduce the market price of the New Dana Holdco Common Stock. Moreover, the perception that these shareholders might sell significant amounts of the New Dana Holdco Common Stock could depress the trading price of the shares for a considerable period. Sales of the New Dana Holdco Common Stock, and the possibility thereof, could make it more difficult for New Dana Holdco to sell equity, or equity-related securities, in the future at a time and price that they consider appropriate.
          The valuation of New Dana Holdco Common Stock contained in this Disclosure Statement is not an estimate of the prices at which the New Dana Holdco Common Stock may trade in the market, and the Debtors have not attempted to make any such estimate in connection with the development of the Plan. The value of the New Dana Holdco Common Stock ultimately may be substantially higher or lower than reflected in the valuation assumptions provided in this Disclosure Statement.
4.	One of the New Dana Holdco Shareholders Will Acquire a Significant Degree of Influence on the Matters Presented to the Shareholders
          One of the shareholders of New Dana Holdco will acquire a large enough ownership in New Dana Holdco to have a significant influence on the matters presented to New Dana Holdco’s shareholders. In accordance with the Plan, Centerbridge will own New Preferred Shares that, based on current assumptions, may be converted into approximately up to 20% to 24% (if Centerbridge were to purchase all of the $250 million of New Series B Preferred Stock for which it has provided a backstop commitment) of the shares of New Dana Holdco Common Stock. Centerbridge may be able to have significant influence over matters requiring shareholder approval. Centerbridge will have contractual rights, such as approval rights and the right to nominate and elect directors to the New Dana Holdco Board. Furthermore, this concentration of ownership may delay, defer, or prevent a change in control of New Dana Holdco, impede a takeover or other business combination involving New Dana Holdco, or discourage a potential acquirer from making an offer to acquire New Dana Holdco Common Stock or otherwise attempting to obtain control of New Dana Holdco, any of which could cause the market price of New Dana Holdco Common Stock to decline.
XV.
FEDERAL INCOME TAX CONSEQUENCES OF CONSUMMATION OF THE PLAN
A. General
          A DESCRIPTION OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN IS PROVIDED BELOW. THE DESCRIPTION IS BASED ON THE INTERNAL REVENUE CODE (THE “IRC”), TREASURY REGULATIONS, JUDICIAL DECISIONS AND ADMINISTRATIVE DETERMINATIONS, ALL AS IN EFFECT ON THE DATE OF THIS DISCLOSURE STATEMENT AND ALL SUBJECT TO CHANGE, POSSIBLY WITH RETROACTIVE EFFECT. CHANGES IN ANY OF THESE AUTHORITIES OR IN THEIR INTERPRETATION COULD CAUSE THE FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN TO DIFFER MATERIALLY FROM THE CONSEQUENCES DESCRIBED BELOW.
          THE FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN ARE COMPLEX AND, IN IMPORTANT RESPECTS, UNCERTAIN. NO RULING HAS BEEN REQUESTED FROM THE INTERNAL REVENUE SERVICE (THE “IRS”); NO OPINION HAS BEEN REQUESTED FROM DEBTORS’ COUNSEL CONCERNING ANY TAX CONSEQUENCE OF THE PLAN; AND NO TAX OPINION IS GIVEN BY THIS DISCLOSURE STATEMENT.
          THE DESCRIPTION THAT FOLLOWS DOES NOT COVER ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO THE DEBTORS OR HOLDERS OF CLAIMS OR INTERESTS. FOR

EXAMPLE, THE DESCRIPTION DOES NOT ADDRESS ISSUES OF SPECIAL CONCERN TO CERTAIN TYPES OF TAXPAYERS, SUCH AS DEALERS IN SECURITIES, LIFE INSURANCE COMPANIES, FINANCIAL INSTITUTIONS, TAX EXEMPT ORGANIZATIONS AND NON-U.S. TAXPAYERS. IN ADDITION, THE DESCRIPTION DOES NOT DISCUSS STATE, LOCAL OR NON-U.S. TAX CONSEQUENCES.
          FOR THESE REASONS, THE DESCRIPTION THAT FOLLOWS IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND PROFESSIONAL TAX ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES OF EACH HOLDER OF A CLAIM OR INTEREST. HOLDERS OF CLAIMS OR INTERESTS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF THE PLAN.
B. U.S. Federal Income Tax Consequences to the Debtors
     1. Cancellation of Debt Income
          Generally, the discharge of a debt obligation by a debtor for an amount less than the adjusted issue price (in most cases, the amount the debtor received on incurring the obligation, with certain adjustments) creates cancellation of indebtedness (“COD”) income, which must be included in the debtor’s income. However, COD income is not recognized by a taxpayer that is a debtor in a reorganization case if the discharge is granted by the court or pursuant to a plan of reorganization approved by the court. The Plan, if approved, would enable the Debtors to qualify for this bankruptcy exclusion rule with respect to any COD income triggered by the Plan.
          If debt is discharged in a reorganization case, however, certain income tax attributes otherwise available and of value to the debtor are reduced, in most cases by the amount of the indebtedness forgiven. Tax attributes subject to reduction include: (a) net operating losses (“NOLs”) and NOL carryforwards; (b) most credit carryforwards, including the general business credit and the minimum tax credit; (c) capital losses and capital loss carryforwards; (d) the tax basis of the debtor’s depreciable and nondepreciable assets, but not in an amount greater than the excess of the aggregate tax bases of the property held by the debtor immediately after the discharge over the aggregate of the debtor’s liabilities immediately after the discharge; and (e) foreign tax credit carryforwards.
          A debtor may elect to avoid the prescribed order of attribute reduction and instead reduce the basis of certain property first. In the case of affiliated corporations filing a consolidated return (such as Dana and its consolidated subsidiaries), the attribute reduction rules apply first to the separate attributes of or allocable to the particular corporation whose debt is being discharged, and then, if necessary, to certain attributes of other members of the group. Accordingly, COD income of a debtor would result first in the reduction of any consolidated NOLs and other attributes, including asset basis, attributable to such debtor, and then, if necessary, of consolidated NOLs and/or basis attributable to other members of the consolidated group, after use of any such NOLs to determine the consolidated group’s taxable income for the tax year in which the debt is discharged.
     2. Limitation on NOL Carryforwards
          Section 382 of the IRC provides rules limiting the utilization of a corporation’s NOLs and other losses, deductions and credits following a more than 50% change in ownership of a corporation’s equity (an “Ownership Change”). An Ownership Change will occur with respect to the Debtors in connection with the Plan. Therefore, post-Effective Date usage of the Debtors’ NOLs and other tax attributes (after reduction for COD income) by the Reorganized Debtors will be limited by section 382(l)(6) of the IRC. Under that section, the amount of post-ownership change annual taxable income of the Reorganized Debtors that can be offset by the pre-ownership change NOLs of the Debtors generally cannot exceed an amount equal to the product of (a) the applicable federal long-term tax-exempt rate in effect on the date of the ownership change and (b) the value of Dana’s stock immediately prior to implementation of the Plan (the “Annual Limitation”). The value of Dana’s stock for purposes of this computation would reflect the increase, if any, in value resulting from any surrender or cancellation of any Claims in the Chapter 11 Cases. For instance, if the equity value of New Dana Holdco were $[3.356] billion and the applicable U.S. federal long-term tax-exempt rate in effect on the date of the ownership change were [4.5]%, the Annual Limitation would be $[151.02] million.
          Any unused Annual Limitation may be carried forward, thereby increasing the Annual Limitation in the subsequent taxable year. However, if New Dana Holdco does not continue Dana’s historic businesses or use a significant portion of its assets in a new business for two years after the ownership change (the “Business Continuity Requirement”), the Annual Limitation resulting from the ownership change is zero.

          In addition, the Annual Limitation may be increased if Dana has a net unrealized built-in gain at the time of an ownership change. If, however, Dana has a net unrealized built-in loss at the time of an ownership change, the Annual Limitation may apply to such net unrealized built-in loss. Although the issue is not free from doubt, Dana anticipates that it will be in a [net unrealized built-in loss position] at the time the Plan is implemented.
     3. Alternative Minimum Tax
          In general, a federal alternative minimum tax (“AMT”) is imposed on a corporation’s alternative minimum taxable income (“AMTI”) at a 20% rate to the extent that such tax exceeds the corporation’s regular federal income tax for the year. AMTI is generally equal to regular taxable income with certain adjustments. For purposes of computing AMTI, certain tax deductions and other beneficial allowances are modified or eliminated. In particular, even though a corporation might otherwise be able to offset all of its taxable income for regular federal income tax purposes by available NOL carryforwards, a corporation is generally entitled to offset no more than 90% of its AMTI with NOL carryforwards (as recomputed for AMT purposes). Accordingly, usage of the Debtors’ NOLs by the Reorganized Debtors may be subject to limitations for AMT purposes in addition to any other limitations that may apply.
          In addition, if a corporation (or a consolidated group) undergoes an ownership change and is in a net unrealized built-in loss position on the date of the ownership change, the corporation’s (or group’s) aggregate tax basis in its assets may be reduced for certain AMT purposes to reflect the fair market value of such assets as of the change date. Accordingly, if the Debtors are in a net unrealized built-in loss position on the Effective Date, for AMT purposes the tax benefits attributable to basis in assets may be reduced.
          Any AMT that a corporation pays generally will be allowed as a nonrefundable credit against its regular federal income tax liability in future taxable years when the corporation is no longer subject to AMT.
     4. Restructuring Transactions
          The Identified Restructuring Transactions set forth on Exhibit V.B.1 to the Plan will constitute, for federal income tax purposes, a “reorganization” of the Debtors that generally will not be taxable to the Debtors, and the NOLs and other tax attributes of the Debtors generally will carry over to the Reorganized Debtors subject to certain reductions and limitations including those described herein.
          The cancellation of Prepetition Intercompany Claims that will occur as part of the Restructuring Transactions generally will take the form of deemed capital contributions from Dana to Subsidiary Debtors or deemed distributions to Dana from Subsidiary Debtors for federal income tax purposes and generally should not result in any federal income tax consequences to the Debtors.
          Other federal income tax consequences to the Debtors may result depending on the terms of any additional Restructuring Transactions that occur with respect to the Debtors.
C. U.S. Federal Income Tax Consequences to Holders of Claims
          The federal income tax consequences of the Plan to a holder of a Claim will depend, in part, on whether the Claim constitutes a “tax security” for federal income tax purposes, what type of consideration was received in exchange for the Claim, whether the holder reports income on the accrual or cash basis, whether the holder has taken a bad debt deduction or worthless security deduction with respect to the Claim and whether the holder receives distributions under the Plan in more than one taxable year.
     1. Definition of Securities
          There is no precise definition of the term “security” under the federal income tax law. Rather, all facts and circumstances pertaining to the origin and character of a claim are relevant in determining whether it is a security. Nevertheless, courts generally have held that a debt instrument having a term of less than five years will not be considered a tax security, while corporate debt evidenced by a written instrument and having an original maturity of ten years or more will be considered a tax security.

     2. Holders of Claims Constituting Tax Securities
          Under the Plan, holders of certain Allowed Claims constituting tax securities may receive New Dana Holdco Common Stock, cash and/or a contingent, residual interest in the Disputed Unsecured Claims Reserve Assets (such an interest hereinafter referred to as a “Contingent Interest”). A holder who receives New Dana Holdco Common Stock and cash or a Contingent Interest would recognize gain (but not loss), if any, to the extent of any cash received. Because additional distributions may be made to holders of Claims after the initial distribution, a portion of any gain realized by a holder in satisfaction of its Claim may be deferred until the holder has received its final distribution in respect of its Contingent Interest. All holders are urged to consult their tax advisors regarding the possible application of, or ability to elect out of, the “installment method” of reporting gain that may be recognized in respect of a Claim. To the extent any portion of a holder’s recovery is allocable to interest on the Claim, such portion would be treated as interest income to such holder. See “Certain Other Tax Considerations for Holders of Claims or Interests — Accrued but Unpaid Interest” below for a discussion of the allocation of recoveries first to principal and then to interest.
          The holder’s aggregate tax basis in the New Dana Holdco Common Stock (apart from any portion thereof allocable to interest) would equal the portion of the holder’s basis in its Claim allocable to the New Dana Holdco Common Stock; and the holding period for the New Dana Holdco Common Stock (apart from any portion allocable to interest) would include the holding period of the Allowed Claims surrendered. The holder’s tax basis in any New Dana Holdco Common Stock allocable to interest would equal the fair market value of the New Dana Holdco Common Stock on the date of its distribution to the holder New Dana Holdco and the holding period of such stock would begin on the day after the day of receipt.
          Any gain recognized would be capital or ordinary, depending on the status of the Claim in the holder’s hands, including whether the Claim constitutes a market discount bond in the holder’s hands. Generally, any gain recognized by a holder of an Allowed Claim would be a long-term capital gain if the Claim is a capital asset in the hands of the holder and the holder has held such Claim for more than one year, unless the holder had previously claimed a bad debt or worthless securities deduction or the holder had accrued market discount with respect to such Claim. See “Certain Other Tax Considerations for Holders of Claims or Interests — Market Discount” below for a discussion of the character of any gain recognized from a Claim with accrued market discount.
     3. Holders of Claims Not Constituting Tax Securities
          A holder of an Allowed Claim other than an Allowed Claim in Class 5G that is not a tax security who receives New Dana Holdco Common Stock, cash and/or a Contingent Interest in exchange for such holder’s Claim would recognize gain or loss in an amount equal to the difference between (a) the amount of cash and/or the fair market value of New Dana Holdco Common Stock received by the holder with respect to its Claim and (b) the holder’s adjusted tax basis in its Claim. Because additional distributions may be made to holders of Claims after the initial distribution, any loss and a portion of any gain realized by a holder in satisfaction of its Claim may be deferred until the holder has received its final distribution in respect of its Contingent Interest. All holders are urged to consult their tax advisors regarding the possible application of, or ability to elect out of, the “installment method” of reporting gain that may be recognized in respect of a Claim. To the extent any portion of a Claimholder’s recovery is allocable to interest on the Claim, such portion would be treated as interest income to such holder. See “Certain Other Tax Considerations for Holders of Claims or Interests — Accrued but Unpaid Interest” below for a discussion of the allocation of recoveries first to principal and then to interest.
          The tax basis for any New Dana Holdco Common Stock received under the Plan by a holder of a Claim not constituting a tax security would equal its fair market value on the date of distribution to the holder by Reorganized Dana. The holding period for any New Dana Holdco Common Stock received under the Plan by such a holder generally would begin on the day following the day of receipt.
          Any gain or loss recognized would be capital or ordinary, depending on the status of the Claim in the holder’s hands, including whether the Claim constitutes a market discount bond in the holder’s hands. Generally, any gain or loss recognized by a holder of a Claim not constituting a tax security would be a long-term capital gain if the Claim is a capital asset in the hands of the holder and the holder has held such Claim for more than one year, unless the holder had previously claimed a bad debt or worthless securities deduction or the holder had accrued market discount with respect to such Claim. See “Certain Other Tax Considerations for Holders of Claims or Interests — Market Discount” below for a discussion of the character of any gain recognized from a Claim with accrued market discount.
          Payment of the UAW Retiree VEBA Contribution and the USW Retiree VEBA Contribution would have no federal income tax consequences to holders of Allowed Claims in Class 5G.

D. U.S. Federal Income Tax Consequences to Holders of Interests
          A holder of an Old Common Stock of Dana Interest who receives a Contingent Interest in exchange for such holder’s Old Common Stock of Dana Interest would recognize gain or loss in an amount equal to the difference between (a) the amount of the payment it receives, if any, in respect of its Contingent Interest and (b) its adjusted tax basis in its Old Common Stock of Dana Interest. Any loss and a portion of any gain realized by a holder in respect of its Old Common Stock of Dana Interest may be deferred until the holder has received its final distribution in respect of its Contingent Interest. All holders are urged to consult their tax advisors regarding the possible application of, or ability to elect out of, the “installment method” of reporting gain that may be recognized in respect of an Interest.
          Generally, any gain or loss recognized by a holder of an Old Common Stock of Dana Interest would be a long-term capital gain if such Interest is a capital asset in the hands of the holder and the holder has held such Interest for more than one year, unless the holder had previously claimed a worthless securities deduction with respect to such Interest.
E. Certain Other Tax Considerations for Holders of Claims or Interests
     1. Payments from Disputed Unsecured Claims Reserve
          The Disputed Unsecured Claims Reserve is intended to be treated, for U.S. federal income tax purposes, as a disputed ownership fund within the meaning of Treasury Regulations section 1.468B-9(b)(1). If any payment is to be made out the Disputed Unsecured Claims Reserve, such payment will not be deemed to have been made to any recipient until, and to the extent that, the amount to which the payee is entitled has been determined and distributed. At such time, the recipient will recognize income or loss based upon the difference between (a) the amount of the payment it receives, if any, and (b) its adjusted basis in its Claim or Old Common Stock of Dana Interest, as applicable.
          Any income realized by the Disputed Unsecured Claims Reserve prior to the time of its distributions to the holders of Contingent Interests will be reported by the Disbursing Agent as income of and taxable to the Disputed Unsecured Claims Reserve.
     2. Accrued but Unpaid Interest
          In general, a Claim holder that was not previously required to include in taxable income any accrued but unpaid interest on the Claim may be required to take such amount into income as taxable interest. A Claim holder that was previously required to include in taxable income any accrued but unpaid interest on the Claim may be entitled to recognize a deductible loss to the extent that such interest is not satisfied under the Plan. The Plan provides that, to the extent applicable, all distributions to a holder of an Allowed Claim will apply first to the principal amount of such Claim until such principal amount is paid in full and then to any interest accrued on such Claim prior to the Petition Date, and the remaining portion of such distributions, if any, will apply to any interest accrued on such Claim after the Petition Date. There is no assurance, however, that the IRS will respect this treatment and will not determine that all or a portion of amounts distributed to such holder and attributable to principal under the Plan is properly allocable to interest. Each holder of a Claim on which interest has accrued is urged to consult its tax advisor regarding the tax treatment of distributions under the Plan and the deductibility of any accrued but unpaid interest for federal income tax purposes.
     3. Post-Effective Date Distributions
          Holders of Claims may receive distributions of New Dana Holdco Common Stock or Cash subsequent to the Effective Date. The imputed interest provisions of the IRC may apply to treat a portion of any Post-Effective Date distribution as imputed interest. Imputed interest may, with respect to certain holders, accrue over time using the constant interest method, in which event the holder may, under some circumstances, be required to include imputed interest in income prior to receipt of a distribution.
          In addition, because additional distributions may be made to holders of Claims after the initial distribution, any loss and a portion of any gain realized by a holder may be deferred until the holder has received its final distribution. All holders are urged to consult their tax advisors regarding the possible application of, or ability to elect out of, the “installment method” of reporting gain that may be recognized in respect of a Claim.

     4. Reinstatement of Claims
          Holders of Claims that will be Reinstated generally should not recognize gain, loss or other taxable income upon the Reinstatement of their Claims under the Plan. Taxable income, however, may be recognized by those holders if they are considered to receive interest, damages or other income in connection with the Reinstatement or if the Reinstatement is considered for tax purposes to involve a substantial modification of the Claim.
     5. Bad Debt and/or Worthless Securities Deduction
          A holder who, under the Plan, receives in respect of a Claim or Interest an amount less than the holder’s tax basis in the Claim or Interest may be entitled in the year of receipt (or in an earlier or later year) to a bad debt deduction in some amount under section 166(a) of the IRC or a worthless securities deduction under section 165(g) of the IRC. The rules governing the character, timing and amount of bad debt or worthless securities deductions place considerable emphasis on the facts and circumstances of the holder, the obligor and the instrument with respect to which a deduction is claimed. Holders of Claims and/or Interests, therefore, are urged to consult their tax advisors with respect to their ability to take such a deduction.
     6. Market Discount
          A holder that purchased its Claim from a prior holder with market discount will be subject to the market discount rules of the IRC. Under those rules, assuming that the holder has made no election to amortize the market discount into income on a current basis with respect to any market discount instrument, any gain recognized on the exchange of its Claim (subject to a de minimis rule) generally would be characterized as ordinary income to the extent of the accrued market discount on such Claim as of the date of the exchange.
          To the extent that a holder’s Claim is exchanged in a transaction in which gain or loss is not recognized for U.S. federal income tax purposes, any accrued market discount not treated as ordinary income upon such exchange should carry over, on an allocable basis, to any New Dana Holdco Common Stock received, such that any gain recognized by the holder upon a subsequent disposition of such New Dana Holdco Common Stock would be treated as ordinary income to the extent of any accrued market discount not previously included in income.
     7. Installment Method
          A holder of a Claim constituting an installment obligation for tax purposes may be required to recognize currently any gain remaining with respect to the obligation if, pursuant to the Plan, the obligation is considered to be satisfied at other than its face value, distributed, transmitted, sold, or otherwise disposed of within the meaning of section 453B of the IRC.
     8. Information Reporting and Backup Withholding
          All distributions under the Plan will be subject to applicable federal income tax reporting and withholding. The IRC imposes “backup withholding” (currently at a rate of 28%) on certain “reportable” payments to certain taxpayers, including payments of interest. Under the IRC’s backup withholding rules, a holder of a Claim may be subject to backup withholding with respect to distributions or payments made pursuant to the Plan, unless the holder (a) comes within certain exempt categories (which generally include corporations) and, when required, demonstrates this fact or (b) provides a correct taxpayer identification number and certifies under penalty of perjury that the taxpayer identification number is correct and that the taxpayer is not subject to backup withholding because of a failure to report all dividend and interest income. Backup withholding is not an additional federal income tax, but merely an advance payment that may be refunded to the extent it results in an overpayment of income tax. A holder of a Claim may be required to establish an exemption from backup withholding or to make arrangements with respect to the payment of backup withholding.
F. Importance of Obtaining Professional Tax Assistance
          THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN, AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING WITH A TAX PROFESSIONAL. THE ABOVE DISCUSSION IS FOR INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. THE TAX CONSEQUENCES ARE IN MANY CASES UNCERTAIN AND MAY VARY DEPENDING ON A HOLDER’S INDIVIDUAL CIRCUMSTANCES. ACCORDINGLY, HOLDERS ARE URGED TO

CONSULT WITH THEIR TAX ADVISORS ABOUT THE FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE PLAN.
XVI.
APPLICABILITY OF CERTAIN FEDERAL AND STATE SECURITIES LAWS
A. General
          The Debtors anticipate that no registration statement will be filed under the Securities Act, or any state securities laws with respect to the offer and distribution under the Plan of the New Dana Holdco Common Stock on the Effective Date. The Debtors believe that the provisions of section 1145(a)(1) of the Bankruptcy Code exempt the offer and distribution of such securities under the Plan from federal and state securities registration requirements as discussed below.
          New Dana Holdco intends to apply to list the New Dana Holdco Common Stock on a national exchange or interdealer quotation system as soon as practicable after the Effective Date when New Dana Holdco meets the listing requirements. Securities listed or approved for listing on the NYSE (and certain other major exchanges) or securities which will be listed upon completion of a transaction, are deemed to be “covered securities,” as such term is defined in the National Securities Markets Improvement Act of 1996 (“NSMIA”) (section 18 of the Securities Act). Pursuant to that section, states are preempted from regulating any transaction in such “covered securities,” including the requirement of any notice filing or fee.
          However, there can be no assurance that the New Dana Holdco Common Stock will be listed on national exchange or interdealer quotation system. If New Dana Holdco is not able to list such securities on the national exchange or interdealer quotation system, it intends to cooperate with any registered broker-dealer who may seek to initiate price quotations for the New Dana Holdco Common Stock on the OTC Bulletin Board. See “Means of Implemention of the Plan – New Dana Holdco Common Stock.”
          The shares of New Series A Preferred Stock and New Series B Preferred Stock to be issued in connection with the Plan are being offered and sold in an offering conducted in reliance upon rule 506 of Regulation D, promulgated under section 4(2) of the Securities Act, are exempt from federal securities registration and, in addition, involve a “covered security” under NSMIA. State regulation of such an offering (but not notice filings and fees) has been preempted by NSMIA.
          Assuming the Debtors enter into the Exit Facility and any component of the Exit Facility is deemed to constitute a “security,” the Debtors anticipate that the offer and sale of those components will satisfy the requirements of rule 506 under Regulation D, promulgated under section 4(2) of the Securities Act, are exempt from federal securities registration and, in addition, involve a “covered security” under NSMIA. State regulation of such an offering (but not notice filings and fees) has been preempted by NSMIA.
B. Bankruptcy Code Exemptions from Registration Requirements
     1. Initial Offer and Sale of Securities
          Section 1145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities under a plan of reorganization from registration under the Securities Act and state securities laws if three principal requirements are satisfied: (a) the securities must be offered and sold under a plan of reorganization and must be securities of the debtor, an affiliate participating in a joint plan with the debtor or a successor to the debtor under the plan; (b) the recipients of the securities must hold a prepetition or administrative expense claim against the debtor or an interest in the debtor; and (c) the securities must be issued entirely in exchange for the recipient’s claim against or interest in the debtor, or principally in such exchange and partly for cash or property. Section 1145(a)(2) of the Bankruptcy Code exempts the offer of a security through any warrant, option, right to purchase or conversion privilege that is sold in the manner specified in section 1145(a)(1) and the sale of a security upon the exercise of such a warrant, option, right or privilege. The Debtors believe that the offer and sale of the New Dana Holdco Common Stock under the Plan satisfy the requirements of section 1145(a)(1) of the Bankruptcy Code and, therefore, are exempt from registration under the Securities Act and state securities laws.

     2. Subsequent Transfers of Securities
          In general, all resales and subsequent transactions in the New Dana Holdco Common Stock will be exempt from registration under the Securities Act pursuant to section 4(1) of the Securities Act, unless the holder thereof is deemed to be an “underwriter” with respect to such securities, an “affiliate” of the issuer of such securities or a “dealer.” Section 1145(b) of the Bankruptcy Code defines four types of “underwriters”:
a.	persons who purchase a claim against, an interest in, or a claim for administrative expense against the debtor with a view to distributing any security received in exchange for such a claim or interest (“accumulators”);

b.	persons who offer to sell securities offered under a plan for the holders of such securities (“distributors”);

c.	persons who offer to buy securities from the holders of such securities, if the offer to buy is (i) with a view to distributing such securities and (ii) made under a distribution agreement; and

d.	a person who is an “issuer” with respect to the securities, as the term “issuer” is defined in section 2(11) of the Securities Act.
          Under section 2(11) of the Securities Act, an “issuer” includes any “affiliate” of the issuer, which means any person directly or indirectly through one or more intermediaries controlling, controlled by or under common control with the issuer. Under section 2(12) of the Securities Act, a “dealer” is any person who engages either for all or part of such person’s time, directly or indirectly, as agent, broker or principal in the business of offering, buying, selling or otherwise dealing or trading in securities issued by another person. Whether or not any particular person would be deemed to be an “underwriter” or an “affiliate” with respect to any security to be issued pursuant to the Plan or to be a “dealer” would depend upon various facts and circumstances applicable to that person. Accordingly, the Debtors express no view as to whether any person would be deemed to be an “underwriter” or an “affiliate” with respect to any security to be issued pursuant to the Plan or to be a “dealer.”
          In connection with prior bankruptcy cases, the staff of the SEC has taken the position that resales by accumulators and distributors of securities distributed under a plan of reorganization are exempt from registration under the Securities Act if effected in “ordinary trading transactions.” The staff of the SEC has indicated in this context that a transaction may be considered an “ordinary trading transaction” if it is made on an exchange or in the over-the-counter market and does not involve any of the following factors:
a.	either (i) concerted action by the recipients of securities issued under a plan in connection with the sale of such securities or (ii) concerted action by distributors on behalf of one or more such recipients in connection with such sales;

b.	the use of informational documents concerning the offering of the securities prepared or used to assist in the resale of such securities, other than a bankruptcy court-approved disclosure statement and supplements thereto and documents filed with the SEC pursuant to the Exchange Act; or

c.	the payment of special compensation to brokers and dealers in connection with the sale of such securities designed as a special incentive to the resale of such securities (other than the compensation that would be paid pursuant to arm’s-length negotiations between a seller and a broker or dealer, each acting unilaterally, not greater than the compensation that would be paid for a routine similar-sized sale of similar securities of a similar issuer).
          The Debtors have not sought the views of the SEC on this matter and, therefore, no assurance can be given regarding the proper application of the “ordinary trading transaction” exemption described above. Any persons intending to rely on such exemption are urged to consult their own counsel as to the applicability thereof to any particular circumstances.
          In addition, for any “affiliate” of an issuer deemed to be an underwriter, Rule 144 provides an exemption from registration under the Securities Act for certain limited public resales of unrestricted securities by “affiliates” of the issuer of such securities. Rule 144 allows a holder of unrestricted securities that is an affiliate of the issuer of such securities to sell, without registration, within any three-month period a number of shares of such unrestricted securities that does not exceed the greater of 1% of the number of outstanding securities in question or the average weekly trading volume in the securities in question during the four calendar weeks preceding the date on which notice of such sale was filed pursuant to Rule 144, subject to the satisfaction of certain other requirements of Rule 144 regarding the manner of sale, notice requirements and the availability of current public information regarding the issuer.
          GIVEN THE COMPLEX NATURE OF THE QUESTION OF WHETHER A PARTICULAR PERSON MAY BE AN UNDERWRITER, THE DEBTORS MAKE NO REPRESENTATIONS CONCERNING THE RIGHT OF ANY PERSON TO TRADE IN THE SECTION 1145 PLAN SECURITIES. IN ADDITION, TRADING RESTRICTIONS MAY APPLY UNDER SECTION 16 OF THE EXCHANGE ACT (“SECTION 16”). THE DEBTORS RECOMMEND THAT HOLDERS OF CLAIMS CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE SUCH SECURITIES.
     3. Subsequent Transfers Under State Law
          State securities laws generally provide registration exemptions for subsequent transfers by a bona fide owner for the owner’s own account and subsequent transfers to institutional or accredited investors. Such exemptions generally are expected to be available for subsequent transfers of the New Dana Holdco Common Stock.
C. Certain Transactions by Stockbrokers
          Under section 1145(a)(4) of the Bankruptcy Code, stockbrokers effecting transactions in the New Dana Holdco Common Stock prior to the expiration of 40 days after the first date on which such securities were bona fide offered to the public by New Dana Holdco or by or through an underwriter are required to deliver to the purchaser of such securities a copy of this Disclosure Statement (and supplements hereto, if any, if ordered by the Bankruptcy Court) at or before the time of delivery of such securities to such purchaser. In connection with prior bankruptcy cases, the staff of the SEC has taken so-called “no-action” positions with respect to noncompliance by stockbrokers with such requirement in circumstances in which the debtor was, and the reorganized debtor was to continue to be, subject to and in compliance with the periodic reporting requirements of the Exchange Act. The views of the SEC on this matter, however, have not been sought by the Debtors and, therefore, no assurance can be given regarding the possible consequences of noncompliance by stockbrokers with the disclosure statement delivery requirements of section 1145(a)(4). Stockbrokers are urged to consult their own counsel with respect to such requirements.
XVII.
ADDITIONAL INFORMATION
          Any statements in this Disclosure Statement concerning the provisions of any document are not necessarily complete, and in each instance reference is made to such document for the full text thereof. Certain documents described or referred to in this Disclosure Statement have not been attached as Exhibits because of the impracticability of furnishing copies of these documents to all recipients of this Disclosure Statement. All Exhibits to the Plan will be Filed with the Bankruptcy Court and available for review, free of charge, on the Document Websites no later than [______], 2007 (i.e., five (5) days prior to the deadline to vote to accept or reject the Plan). Copies of all Exhibits to the Plan also may be obtained, free of charge, from BMC by contacting them via (a) regular mail at Dana Voting Agent, The BMC Group, P.O. Box 952, El Segundo, CA 90245-0952, (b) delivery or courier at Dana Voting Agent, BMC Group, Inc., 1330 E. Franklin Ave., El Segundo, CA 90245, or (c) toll-free telephone for U.S. callers at (888) 819-7916 (Dana Employee/Retiree Line) or (888) 819-7921 (Dana Vendor Line and General Line), and for international callers, call +1-310-321-5587 (Dana Employee/Retiree Line) or +1-310-321-5573 (Dana Vendor Line and General Line). All parties entitled to vote on the Plan are encouraged to obtain and review all Exhibits to the Plan prior to casting their vote.

XVIII.
RECOMMENDATION AND CONCLUSION
          The Debtors believe that the Confirmation and consummation of the Plan is preferable to all other alternatives. Consequently, the Debtors urge all parties entitled to vote to accept the Plan and to evidence their acceptance by duly completing and returning their Ballots so that they will be received on or before the Voting Deadline.

Dated: August 31, 2007	Respectfully submitted, DANA CORPORATION (on its own behalf and on behalf of each affiliate Debtor)
	By:	/s/ Marc S. Levin
		Name:	Marc S. Levin
		Title:	Acting Secretary

EXHIBIT E
DANA CORPORATION
Liquidation Analysis
     The Debtors believe that the Plan meets the “best interest of creditors” test as set forth in section 1129(a)(7) of the Bankruptcy Code. Classes 2C, 5B, 5C, 5D, 5E, 5F, 6A, 6C and 7 are impaired classes with respect to the Plan. The Debtors believe that the holders of Allowed Claims in each impaired class will receive at least as much under the Plan as they would if the Debtors were liquidated under chapter 7 of the Bankruptcy Code. The Debtors believe the Liquidation Analysis and the conclusions set forth herein are fair and accurate, and represent management’s best judgment with regard to the results of a chapter 7 liquidation of these Debtors.
     Obligations under the DIP Credit Agreement are secured by a first priority lien on substantially all of the assets of Dana Corporation and all of its domestic subsidiaries, and are likewise guaranteed by all of Dana’s domestic subsidiaries. These obligations are also secured by a pledge of 100% of the shares of Dana’s domestic subsidiaries and 65% of the shares of certain of its foreign subsidiaries. The remaining 35% of the shares of such foreign subsidiaries are unencumbered. Accordingly, only 65% of the proceeds from the liquidation of the non-Debtor subsidiaries may be applied to satisfy claims of the Debtors. The remaining 35% of the proceeds are returned, once creditors of the foreign subsidiaries are satisfied, to the equity holders of such entities, including EFMG, LLC, Dana Automotive Aftermarket, Inc. and Dana Corporation as distributable value.
     The Plan contemplates a consolidated treatment for all creditors of the Debtors excluding the creditors of a single Debtor, EFMG, LLC. The Debtors estimate that EFMG, LLC has few individual creditors and a relatively insignificant level of unsecured claims when taken against the aggregate of the claims of the Debtors as a whole. In addition, EFMG, LLC has substantial assets, including but not limited to its equity interests in the unencumbered stock of certain of the non-Debtor subsidiaries. Under the Plan, the Debtors contemplate payment in full to holders of unsecured claims of EFMG, LLC thereby meeting the test as set forth in Section 1129(a)(7). Accordingly, no effort has been made to separately classify the assets or the claims of EFMG, LLC in this Liquidation Analysis.
     In addition, the Plan also contemplates the Reinstatement of Asbestos Personal Injury Claims. In chapter 7 liquidation, such Claims would be pari passu with the Consolidated Debtors’ current General Unsecured Claims, would significantly increase the General Unsecured Claims against the Consolidated Debtors and would ultimately reduce the overall recovery to holders of General Unsecured Claims. An estimate of such Claims is not included in this analysis.
     The Liquidation Analysis reflects the estimated cash proceeds, net of liquidation-related costs that would be realized if the Debtors were to be liquidated in accordance with chapter 7 of the Bankruptcy Code. Underlying the Liquidation Analysis are a

Liquidation Analysis Notes — 29 Aug 07.doc          Page 1

number of estimates and assumptions that, although developed and considered reasonable by management of the Debtors, and by the Debtors’ professionals, are inherently subject to significant business, economic and competitive uncertainties and contingencies beyond the control of the Debtors and management, and are also based upon assumptions with respect to certain liquidation decisions that could be subject to change. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE VALUES REFLECTED IN THE LIQUIDATION ANALYSIS WOULD BE REALIZED IF THE DEBTORS WERE, IN FACT, TO UNDERGO SUCH A LIQUIDATION, AND ACTUAL RESULTS COULD VARY MATERIALLY FROM THOSE SHOWN HERE.
     The Liquidation Analysis was prepared by management of the Debtors, with the assistance of its professionals. The Liquidation Analysis is based on Dana’s balance sheet as of June 30, 2007 and is predicated on the assumption that the Debtors would commence chapter 7 liquidation on December 31, 2007. The Liquidation Analysis assumes that the actual June 30, 2007 balance sheet is a conservative proxy for the December 31, 2007 balance sheet. The actual amount of tangible assets on the balance sheet of the Debtors at June 30, 2007, including cash, accounts receivable, inventory, and property, plant and equipment, exceeds the amount of tangible assets on the balance sheet of the Debtors both at December 31, 2006, and as projected at December 31, 2007. The Debtors believe that the use of the June 30, 2007 balance sheet provides the most detailed view of the specific classes of assets for each Debtor and, given the higher level of tangible assets at that time, provides a more optimistic recovery under a liquidation scenario than might otherwise be realized if the projected assets at December 31, 2007 were used.
     It is also assumed that the liquidation of the Debtors would commence under the direction of a Court-appointed trustee and would continue for a period of nine months, during which time all of the Debtors’ major assets would either be sold or conveyed to the respective lien holders, and the cash proceeds, net of liquidation-related costs, would then be distributed to creditors. Although the liquidation of some assets might not require nine months, other assets would be more difficult to collect or sell, thus requiring a liquidation period substantially longer than nine months. The liquidation period would allow for the collection of receivables, the conversion of inventory both on hand and, in some instances, from additional purchases of raw materials, into finished goods for sale to the Debtors’ customers, the orderly sale of fixed assets, and the orderly wind-down of daily operations following the completion of any remaining production. For certain assets, estimates of the liquidation values were made for each asset individually. For other assets, liquidation values were assessed for general classes of assets by estimating the percentage recoveries that a trustee might achieve through this orderly disposition. It is assumed that the liquidation of the Debtors’ non-U.S. subsidiaries would be accomplished via an out-of-court restructuring. Should the liquidation of non-U.S. operations require legal oversight in the local jurisdiction, the cost of such liquidation would increase significantly.

Liquidation Analysis Notes — 29 Aug 07.doc       Page 2

     The Liquidation Analysis assumes, among other things, the orderly liquidation and wind down of all assets (including the non-Debtor assets) of the Torque, Traction, Structures and Commercial Vehicle businesses. Although the Debtors operate in a highly competitive industry and have many direct competitors, certain trends in the historical relationship between the OEMs and their Tier 1 suppliers (including improvements in just-in-time inventory methods, a trend toward consolidating suppliers and the long lead times for platform development) have increased the mutual dependence of Tier 1 suppliers on the OEMs and, likewise, the dependence of the OEMs on their large Tier 1 suppliers.
     Management believes that developing acceptable alternative sources of supply for the parts currently provided by these business units would be costly to execute quickly, and that its OEM customers would be dependent upon the Debtors to continue to provide product for some period of time sufficient to replace the volumes currently provided by the Debtors. Management believes its OEM customers would react to an exit by the Debtors from the supply chain with a combination of actions that would likely include (a) continuing to purchase product from the Debtors at cost for some limited period of time following the conversion to chapter 7, (b) altering production schedules to accelerate the production of platforms with components not currently supplied by the Debtors, and (c) contracting with its other suppliers of like parts to develop acceptable alternatives on an expedited basis. While the Debtors would continue to produce product pursuant to the specific assumptions detailed herein, developing alternative sources of supply on an expedited basis would likely be very costly to the OEMs. The Debtors believe that causing the OEMs to re-source their supply of the Debtors’ products would likely result in significant additional claims against the Debtors for breaches of their supply contracts. Such claims have not been estimated for purposes of this analysis.
     Management believes its OEM customers would require product supplied by certain of its businesses, including its Torque, Traction and Commercial Vehicle businesses. Specifically, management believes that, with regard to the aforementioned businesses, certain alternative sources of supply exist for the Debtors’ products and that such sources, while costly to switch to on an expedited basis, could be available within a 90 day time frame. The Debtors believe that its customers may require the Debtors to continue to supply product from its Structures business for 180 days while they developed alternative sources of supply.
     Management believes the remaining Debtor and non-Debtor assets, specifically those comprising its Sealing, Thermal and Off Highway businesses, have greater value as going concerns than in an orderly wind-down and that the sale of those businesses could be completed in 90 to 120 days. Thus, the Liquidation Analysis assumes an orderly liquidation on a going concern basis for these assets. Net proceeds from the sale of these businesses, assuming a purchaser would also assume the go forward liabilities associated with these businesses, would be available for distribution to creditors of the Debtors.

Liquidation Analysis Notes — 29 Aug 07.doc        Page 3

There can be no assurances that the actual value realized in a sale of these operations would yield the results as assumed in the Liquidation Analysis.
     The Liquidation Analysis assumes that liquidation proceeds would be distributed in accordance with Bankruptcy Code section 726. If a chapter 7 liquidation were pursued for the Debtors, the amount of liquidation value available to unsecured creditors would be reduced, first, by the costs of the liquidation, including fees and expenses of the trustee appointed to manage the liquidation, fees and expenses of other professionals retained by the trustee to assist with the liquidation and asset disposition expenses; second, by claims under the DIP Credit Facility and the carve-out for unpaid professional fees (the “Carve-Out”); third, by the claims of secured creditors to the extent of the value of their collateral except as described herein; and, fourth, by the priority and administrative costs and expenses of the chapter 7 estates, including unpaid operating expenses incurred during the Chapter 11 Cases and any accrued and unpaid professional fees and expenses in excess of the Carve-Out allowed in the chapter 7 cases.
     The liquidation itself would trigger certain priority payments that otherwise would not be due in the ordinary course of business. These priority payments would be made in full before any distribution of proceeds to pay general unsecured claims or to make distributions in respect of equity interests. The liquidation would likely prompt certain other events to occur, including the termination of Dana’s pension and retiree benefit plans, the rejection of remaining executory contracts and unexpired leases (including rejection of the Debtors’ collective bargaining agreements), defaults under agreements with customers to provide products, the need for estimation of any asbestos personal injury Claims against the Debtors and the acceleration of Claims related to environmental liabilities. Such events would likely create a much larger number of unsecured creditors and would subject the chapter 7 estates to considerable additional claims for damages for breaches of those contracts or for the rejection of those contracts under the Bankruptcy Code. Such claims would also materially increase the amount of unsecured claims against the Debtors and would dilute any potential recoveries to other holders of unsecured claims. No attempt has been made to estimate additional unsecured claims that may result from such events under a chapter 7 liquidation scenario. In addition, the Claims currently filed by the Pension Benefit Guaranty Corporation, by asbestos claimants and by Dana’s non-union retirees have been excluded from this analysis and would likely change in amount and/or classification if liquidation under chapter 7 were commenced.
     The Liquidation Analysis necessarily contains an estimate of the amount of Claims that will ultimately become Allowed Claims. Estimates for various classes of Claims are based solely upon the Debtors’ continuing review of the Claims filed in these Chapter 11 Cases and Dana’s books and records. No order or finding has been entered by the Court estimating or otherwise fixing the amount of Claims at the projected levels set forth in this Liquidation Analysis. In preparing the Liquidation Analysis, the Debtors

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have projected amounts of Claims that are consistent with the estimated Claims reflected in the Plan with certain modifications as specifically discussed herein.
     The Liquidation Analysis assumes that there are no recoveries from the pursuit of any potential preferences, fraudulent conveyances, or other causes of action and does not include the estimated costs of pursuing those actions.

Liquidation Analysis Notes — 29 Aug 07.doc       Page 5

EXHIBIT E
DANA CORPORATION (Note A)
Liquidation Analysis
As of December 31, 2007
The Company has prepared this liquidation analysis (the “Liquidation Analysis”) in connection with the Disclosure Statement and Plan. The Liquidation Analysis estimates the value that may be recovered by classes of Claims upon disposition of the assets in a Chapter 7 liquidation.
STATEMENT OF ASSETS
($ in millions)

		Projected Net Book
		Value (Note B)	Hypothetical Percentage Recovery		Hypothetical Recovery (Amount)
	Note	(Unaudited)	Low	High	Low	High	Midpoint
Cash and Cash Equivalents	C	$876.2	87.5%	87.5%	$766.7	$766.7	$766.7
Accounts Receivable	D
Trade		950.1	48.4%	76.6%	459.9	728.1	594.0
Other		265.2	25.3%	54.2%	67.0	143.8	105.4
Inventories	E	449.7	78.0%	97.4%	351.0	438.0	394.5
Other Current Assets	F	121.5	0.0%	0.0%	—	—	—
Investments in Equity Affiliates	G	431.2	29.6%	37.9%	127.7	163.3	145.5
Investments and Other Non-Current Assets	H	448.5	15.2%	21.1%	68.4	94.7	81.5
Property, Plant and Equipment	I	1,366.8	16.7%	29.3%	227.8	400.8	314.3
Value of Going Concern Entities (Net)	J	2,197.9	40.4%	42.2%	888.0	928.0	914.0

Total Assets		$7,107.1			$2,956.5	$3,663.4	$3,315.9

Costs Associated with Liquidation:
Payroll/Overhead Costs	K				(107.7)	(89.4)	(98.5)
Non-Debtor Creditors	K				(893.3)	(893.3)	(893.3)
Liquidation Costs of PP&E	K				(22.8)	(40.1)	(31.4)
Chapter 7 Trustee Fees	K				(89.4)	(111.1)	(100.2)
Chapter 7 Professional Fees (9 months)	K				(45.0)	(45.0)	(45.0)

					$(1,158.1)	$(1,178.9)	$(1,168.5)

Net Estimated Liquidation Proceeds Available for Distribution					$1,798.3	$2,484.5	$2,147.4

The accompanying notes are an integral part of the Liquidation Analysis
8/30/2007

D-4

EXHIBIT E
DANA CORPORATION
Liquidation Analysis
as of December 31, 2007
DISTRIBUTION ANALYSIS SUMMARY
($ in millions)

		Estimated	Estimated
		Allowable	Recovery
	Note	Claims	Value
Net Estimated Proceeds Available for Distribution	Midpoint		$2,147.4

Less Superpriority Administrative Claims:
Carve Out for Professional Fees	L	$20.0
Additional Drawn Letters of Credit	L	138.1
Debtor-in-Possession Facility	L	900.0

Total Superpriority Administrative Claims			$1,058.1

Hypothetical recovery to Superpriority Administrative Claims			100.0%

Proceeds Available after Superpriority Administrative Claims			$1,089.3

Less Secured Claims:
Synthetic Leases — Port Authority	M	$—
Other Secured Claims	M	5.0

Total Secured Claims			$5.0

Hypothetical recovery to Secured Claims			100.0%

Proceeds Available after Secured Claims			$1,084.3

Less Administrative and Priority Claims:
Chapter 11 Post-Petition Account Payable and Accruals	N	$731.7
Unpaid Chapter 11 Professional Fees	N	6.1
Priority Claims	N	92.0
503(b)(9) Claims	N	30.0

Total Administrative and Priority Claims			$859.7

Hypothetical recovery to Administrative and Priority Claims			100.0%

Proceeds Available after Administrative and Priority Claims:			$224.6

Less Total Unsecured Claims:
Unsecured Bonds	O	$1,621.0
General Unsecured Claims	O	1,614.0
Synthetic Lease Deficiency Claim	O	15.0
Other Claims Estimated	O	—

Total Unsecured Claims			$3,250.0

Hypothetical recovery to Unsecured Claims			6.9%

Net Estimated Deficiency to Unsecured Claims			$(3,025.4)

The accompanying notes are an integral part of the Liquidation Analysis
8/30/2007

D-5

FOOTNOTES TO LIQUIDATION ANALYSIS
Note A – Organization and Ownership
     Dana Corporation is the direct or indirect parent entity for all the Debtors and non-Debtor Subsidiaries and Affiliates. Its primary assets are the direct and indirect ownership interests in its Subsidiaries and Affiliates including ownership of significant non-Debtor Subsidiaries, intercompany receivables from other Debtor entities and certain operating assets.
Note B — Book Values at June 30, 2007
     Unless stated otherwise, the book values used in this Liquidation Analysis are the unaudited net book values of the Debtors as of June 30, 2007 and are assumed to be a proxy for the assets of these entities as of December 31, 2007. The balances exclude the assets of the Sealing, Thermal and Off Highway businesses. These assets are valued on a going concern basis and are discussed in Note J – Value of Going Concern Entities (Net).
Note C — Cash and Cash Equivalents
     The Liquidation Analysis assumes that operations during the liquidation period would not generate additional cash available for distribution except for net proceeds from the disposition of non-cash assets. Approximately $109.5 million of cash on Dana’s balance sheet is pledged to support foreign obligations that would likely be set off in liquidation under chapter 7. It is assumed that the unrestricted cash and cash equivalents of approximately $766.7 million held in Dana’s accounts are fully collectible.
Note D — Accounts Receivable
     The analysis of accounts receivable assumes that a chapter 7 trustee would retain certain existing staff of the Debtors to handle an aggressive collection effort for outstanding trade accounts receivable for the entities undergoing an orderly liquidation. Collectible accounts receivable are assumed to include all third party trade accounts receivable. The liquidation value of trade accounts receivable was estimated based upon a review and assessment of the probability of collection of specific types of trade receivables such as third party receivables, steel procurement program credits, related party receivables and intercompany receivables owed from one Debtor to another Debtor, among others. A range of discount factors were then applied to receivables to estimate. The result is an estimate of the proceeds that would be realized in an orderly liquidation scenario and takes into account the inevitable difficulty a liquidating company has in collecting its receivables and any concessions which might be required to facilitate the collection of certain accounts. Collections during a liquidation of the Debtors may be

Liquidation Analysis Notes — 29 Aug 07.doc          Page 8

further compromised by the likely claims for damages for breaches of or the likely rejection of customer contracts as customers may attempt to set off outstanding amounts owed to the Debtors against such claims. The liquidation value of trade accounts receivable is estimated to be approximately 62.5% of the net book value as of June 30, 2007.
     Other accounts receivable is comprised of current notes receivable, tax refunds, deferred receivables, tools chargeable to customers, asbestos insurance receivables and other current receivables. The liquidation value of other accounts receivable is estimated to be approximately 39.7% of the net book value as of June 30, 2007.
Note E – Inventories
     Inventories are comprised of certain raw materials, work-in-process and finished goods, as well as factory supplies and spare parts. Due to the limited ready supply of alternative product and the short lead times for certain of the Debtors’ products, the Liquidation Analysis contemplates the OEM customers of those business units would presumably be willing to compensate the Debtors for the cost of a supply of such products in sufficient quantity to enable the OEM customers to adjust their supply chains to alternative sources. Accordingly, the Liquidation Analysis assumes no new purchases of raw materials are made after December 31, 2007, except for amounts sufficient to supply customers of the Structures business with product through June 30, 2008 and to supply customers of the Torque, Traction and Commercial Vehicle businesses with product through March 31, 2008. Any raw material and WIP inventory remaining at the end of the production process would be sold to a liquidator.
Note F—Other Current Assets
     Other current assets include prepaid taxes, prepaid insurance, income taxes receivable, ongoing service contracts, and other prepaid expenses. Other current assets are estimated to have no value.
Note G—Investments in Equity Affiliates
     Investments in Equity Affiliates includes the equity earnings in unconsolidated subsidiaries. Recoveries were estimated by Miller Buckfire and reflect the impact on value of an expedited sale process.
Note H—Investments and Other Non-Current Assets
     Investments and other non-current assets are comprised primarily of investments in consolidated Subsidiaries, other non-current receivables, the Affinia Note, certain other tangible assets and intangible assets and intercompany receivables.

Liquidation Analysis Notes — 29 Aug 07.doc          Page 9

     Other tangible assets include capitalized financing costs associated with the DIP Credit Facility and other amortizing financing instruments, the cash surrender value of a life insurance policy and stock investments. Intangible assets of the Debtors arose in connection with its numerous acquisitions and consist predominantly of goodwill, acquired workforce and trade names.
     Of these other non-current assets of the Debtors, value has been estimated for the cash surrender value of life insurance and for certain of its stock investments. Intercompany receivables generally represent certain costs and overhead charges allocated by Dana to its Subsidiaries and are estimated to have no value.
Note I – Property, Plant & Equipment, Net
     Property, Plant & Equipment includes all land, buildings, machinery and equipment owned by the Debtors.
     In connection with obtaining the DIP Credit Facility in March, 2006, Dana obtained fair market value appraisals for 16 of the Debtors’ owned facilities. The Liquidation Analysis presumes these appraisals are representative of current values. For certain properties where no appraisal was completed, a fair market value was estimated by multiplying the net book value of the facility by the ratio of the aggregate fair market value to aggregate net book value for the facilities appraised in conjunction with Dana’s DIP Credit Facility.
     Dana also obtained orderly liquidation value appraisals for machinery and equipment located in 23 of the Debtors’ manufacturing locations. The liquidation value for the Debtors’ machinery and equipment at other facilities was derived by comparing the orderly liquidation value for the equipment appraised in connection with Dana’s DIP Credit Facility to its net book value.
     Total liquidation value for Property, Plant & Equipment in the aggregate is an estimated 23.0% of its net book value, which reflects an adjustment for the difficulty in executing the sale of a large portfolio of commercial properties and equipment on an expedited basis given current economic conditions without negatively impacting the ultimate price realized for such properties. An estimated cost of 10% was included as a reduction to net proceeds to reflect the cost of marketing and liquidating the fixed assets.
     The Liquidation Analysis does not include any value associated with any leased property, including the Synthetic Lease Property. All leased property, including the Synthetic Lease Property, is assumed returned to the respective lessor in satisfaction of any secured claim.

Liquidation Analysis Notes — 29 Aug 07.doc      Page 10

Note J – Value of Going Concern Entities (Net)
     In order to maximize total liquidation value, the Liquidation Analysis assumes the orderly liquidation on a going concern basis of Dana’s Sealing, Thermal and Off Highway businesses. The net proceeds estimate assumes that post-petition and non-US liabilities of the businesses would be assumed by the respective purchasers. The net proceeds from the sale of these entities would be available for distribution to the Debtors’ creditors.
     The estimated sale prices of these businesses was estimated by applying market multiples to projected EBITDA and Operating Cash Flow for 2007 and 2008 to arrive at an estimated Enterprise Value. Since these businesses are assumed to be sold to third parties, savings from projected restructuring initiatives associated with customer pricing and labor were excluded from EBITDA for purposes of this analysis. A 25% discount was applied to the estimated Enterprise Value to reflect the effect of a sale process under chapter 7, the likelihood of a “damaged goods” or fire sale perception by bidders and the loss of value attributable to being part of a global Tier 1 automotive supplier.
     Proceeds from the sale ultimately available to satisfy Allowed Claims has been reduced by 3% for estimated transaction costs and for the repayment of $5 million of foreign debt associated with those businesses. The remaining proceeds would be available for distribution to the Debtors’ creditors. The estimated net proceeds available for distribution to the Debtors, including proceeds from the sale of the Pumps businesses of $10.0 million, are $914 million collectively.
     For purposes of maximizing the liquidation value, it is assumed that the going concern sale transactions would be structured as a sale of the stock of the operations by the respective Debtor holders of the stock, and that any proceeds would be sheltered from any tax liabilities by the net operating losses of the Debtors. Alternative structures for the transaction, including a direct sale of assets would likely generate certain un-estimated tax liabilities that would reduce the net proceeds available to be distributed back to the Debtors.
Note K – Costs Associated with Liquidation
     Corporate payroll and certain operating costs during the liquidation are based upon the assumption that certain plant and corporate functions would be retained to oversee the liquidation process. The remaining staff would also be needed to maintain and close the accounting records and to complete certain administrative tasks including payroll and tax forms and records. Certain minimum staff would be required at the physical locations to complete the closure of the facilities, to disassemble the equipment and to oversee the sale process for equipment and real estate. For purposes of estimating the maximum liquidation value for the Debtors, no additional payments for employee retention through the chapter 7 liquidation period are assumed to be made.

Liquidation Analysis Notes — 29 Aug 07.doc      Page 11

     Payments to non-Debtor creditors include payments to foreign creditors of the liquidating businesses (excluding liabilities of Sealing, Thermal and Off Highway which are presumed transferred to the purchaser in the going concern transaction) and are estimated at $893.3 million.
     Chapter 7 trustee fees include those fees associated with the appointment of a chapter 7 trustee in accordance with section 326 of the Bankruptcy Code. Trustee fees are estimated based on historical experience in other similar cases and are calculated at 3% of the total net liquidation value of the Debtor assets.
     Chapter 7 professional fees include legal, appraisal, broker and accounting fees expected to be incurred during the nine-month liquidation period and not already deducted from liquidation values. Monthly professional fees for legal, accounting and other professionals to assist the estates and the chapter 7 trustee with the process are assumed to be $5.0 million per month for a period of nine months.
     The costs of administering the chapter 7 liquidation are estimated as follows:

Payroll/Overhead Costs	$98.5	million
Non-Debtor Creditors	$893.3	million
Liquidation Costs of PP&E	$31.4	million
Trustee Fees	$100.2	million
Professional Fees	$45.0	million

Total	$1,168.5	million
Note L – Super-priority Administrative Claims
     The estimated obligation under the DIP Credit Facility is estimated to be $900.0 million at December 31, 2007. In addition, it is estimated that approximately $138.1 million of letters of credit issued for benefit of the Debtors would be drawn upon conversion to a chapter 7. The Carve-Out at December 31, 2007 is estimated to be $20.0 million. Obligations under the DIP Credit Facility and the Carve-Out for accrued and unpaid professional fees from the Chapter 11 Estates are assumed to be paid after the liquidation costs of the chapter 7 estates, with the Carve-Out assumed paid in its entirety first and the DIP Facility Claim paid subsequently.
     The Liquidation Analysis contemplates the orderly liquidation of certain of the non-Debtor operations, which are not a part of the chapter 7 estates, and, therefore, the distribution of proceeds from their liquidation would not be subject to the priority order established in the Bankruptcy Code. The Liquidation Analysis assumes that the current creditors of the non-Debtor assets liquidated would be repaid first.

Liquidation Analysis Notes — 29 Aug 07.doc      Page 12

Note M – Secured Claims
     For purposes of the Liquidation Analysis, management has assumed that Secured Claims will consist primarily of the estimated Synthetic Lease Secured Claim, and estimated Other Secured Claims. The Synthetic Lease Secured Claim is assumed to be equal to the value in the underlying Synthetic Leased Property and is assumed satisfied by the return of the Synthetic Lease Property to the Synthetic Lessor. Any deficiency claim remaining after disposal of the Synthetic Leased Properties is assumed to be a General Unsecured Claim.
Note N – Administrative and Priority Claims
     Administrative and priority claims include unpaid post-petition operating expenses of the chapter 11 Estates as estimated by the post-petition accounts payable and accrued expenses reflected in the books and records of the Debtors at June 30, 2007, estimated chapter 7 administrative claims, unpaid professional fees from the chapter 11 estates and estimated Priority Claims. Administrative claims are assumed paid on a pro rata basis from the net proceeds, if any, remaining after the payment of liquidation costs, DIP Facility Claims (including the Carve-Out), and Secured Claims. Other Priority Claims are assumed to be paid on a pro rata basis from the net proceeds available, if any, after the payment of liquidation costs, DIP Facility Claims (including the Carve-Out), Secured Claims and Administrative Claims. These Claims are assumed to have their priority as set out in the Bankruptcy Code. Administrative and Priority Claims are estimated to be $859.7 million.
Note O – Unsecured Claims
     For purposes of the Liquidation Analysis, management has assumed that unsecured claims will consist of estimated unsecured claims as defined in the Plan. It should be noted that the Liquidation Analysis does not attempt to estimate potential additional unsecured claims that would likely arise as a result of the termination of the Debtors’ pension and benefit plans (including re-valuing the current claims filed by the Pension Benefit Guaranty Corporation in these Chapter 11 Cases), the rejection of remaining executory contracts and leases (including collective bargaining agreements of the Debtors), the failure of the Debtors to perform under existing contracts with its customers, the need for estimation of the Asbestos Personal Injury Claims against the Debtors, and the acceleration of Claims related to environmental liabilities. Such additional claims would likely result from a cessation of operations as contemplated herein and would likely be substantial in amount. Unsecured claims are assumed to be paid on a pro rata basis from the net liquidation proceeds available, if any, after the payment of all other Claims. Unsecured Claims are estimated to be $3.25 billion solely for purposes of this Liquidation Analysis.

Liquidation Analysis Notes — 29 Aug 07.doc      Page 13

EXHIBIT F
DANA CORPORATION
UNAUDITED PRO FORMA PROJECTED FINANCIAL INFORMATION1
In connection with the solicitation of certain votes on the Plan, and for purposes of demonstrating the feasibility of the Plan, the following financial projections (the “Projections”) were prepared by the Debtors. The Projections reflect the Debtors’ judgment as to the occurrence or nonoccurrence of certain future events and of expected future operating performance and business conditions, which are subject to change.
The Debtors do not, as a matter of course, publish their business plans and strategies or forward-looking projections of financial position, results from operations, and cash flows. Accordingly, the Debtors do not anticipate that they will, and disclaim any obligation to, furnish updated business plans or projections to the holders of Claims or Interests after the date of these Projections, or to include such information in documents required to be filed with the SEC or to otherwise make such information public.
In connection with the development of the Plan, the Debtors prepared the Projections, with assistance from various professionals. The Projections assume that the Plan will be implemented in accordance with its stated terms. The Projections have not been audited or reviewed by independent accountants. The assumptions disclosed herein are those that the Debtors believe to be significant to the Projections. Although the Debtors are of the opinion that these assumptions are reasonable under current circumstances, such assumptions are subject to inherent uncertainties, such as the change in light and heavy vehicle production build rates, laws and regulations, foreign currency exchange rates, interest rates, inflation, commodity and material prices, general economic conditions and other factors affecting the Debtors’ businesses. The impact of a change in any of these factors cannot be predicted with certainty. Consequently, actual financial results could differ significantly from projected results.
The Projections were prepared in good faith based on assumptions believed to be reasonable and applied in a manner consistent with past practices. The Projections should be read in conjunction with the Notes to Unaudited Pro Forma Projected Consolidated Financial Statements and qualifications contained herein, the risk factors described in Section XIV of the Disclosure Statement and the historical consolidated financial information (including the notes and schedules thereto) and other information set forth in Dana’s Annual Report on Form 10-K for the year ended December 31, 2006 and in the Quarterly Report on Form 10-Q for the six months ended June 30, 2007, each as previously filed with the SEC and included in Exhibit C of the Disclosure Statement.
The Projections reflect the Debtors’ estimate of Dana’s expected consolidated financial position, results of operations and cash flows of the Debtors in 2007 and for New Dana Holdco beginning in 2008. The Projections reflect Dana’s consolidated unaudited actual results of operations for the first six months of 2007 and the estimated consolidated results of operations and cash flows of Dana for the period July 1, 2007 through December 31, 2007 and its financial position as of December 31, 2007. The Projections assume an Effective Date for the Plan of January 1, 2008. The Projections assume, consistent with the Plan provisions, which, as of the effective date of

[1]	Capitalized terms, unless elsewhere herein defined, have the meanings given to them in the Dana Corporation Disclosure Statement with Respect to Joint Plan of Reorganization of Debtors and Debtors in Possession.

January 1, 2008, New Dana Holdco will be formed to implement the Plan. The Projections assume that the estimated projected financial performance of New Dana Holdco is appropriately presented using the projected consolidated balance sheet of Dana as of January 1, 2008. The actual assets and liabilities and respective values that will comprise New Dana Holdco will be determined in connection with the Restructuring Transactions.
The Projections have been prepared on a basis consistent with the internal reporting currently utilized by Dana in the preparation of its consolidated financial statements, including the accounting for DCC and previously announced divestitures (“Discontinued Operations”) on an equity basis. The Projections do not consider the potential effects of the application of “fresh start” accounting as required by the American Institute of Certified Public Accountants (the “AICPA”) Statement of Position 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code” (“SOP 90-7”), that may apply on the Effective Date. Certain emergence transactions that may ultimately be charged to income under fresh start accounting have been directly charged to Stockholders’ Equity/(Deficit). These transactions include the settlement of the Debtors’ OPEB liabilities and the potential recognition of Cancellation of Indebtedness Income.
The Projections herein include:
1.	A pre-emergence projected consolidated statement of operations of Dana for the twelve months ended December 31, 2007 that reflects six months of unaudited actual results as of June 30, 2007 and the effects of projected pre-confirmation activities for the second half of the year;
a.	A pre-emergence projected consolidated statement of cash flows of Dana for the six months ending December 31, 2007;
2.	A pre-emergence projected consolidated balance sheet of Dana as of December 31, 2007, which is based on the pre-emergence historical unaudited consolidated balance sheet as of June 30, 2007 adjusted to reflect estimated results of operations and cash flows for the second half of the year;

3.	Post-Effective Date pro forma projected consolidated statements of operations of New Dana Holdco for the twelve months ended December 31, 2008, 2009, 2010, 2011 and 2012 reflecting the estimated effect of the Plan on the interest costs of New Dana Holdco after emerging from chapter 11;

4.	Post-Effective Date pro forma projected consolidated balance sheets of New Dana Holdco as of December 31, 2008, 2009, 2010, 2011, and 2012 reflecting the estimated effect of the Plan on the capitalization of New Dana Holdco after emerging from chapter 11; and

5.	Post-Effective Date pro forma projected consolidated statements of cash flows of New Dana Holdco for the twelve months ended December 31, 2008, 2009, 2010, 2011 and 2012 herein reflecting the cash flow effects of the aforementioned items.

THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TOWARD COMPLIANCE WITH THE GUIDELINES ESTABLISHED BY THE AICPA, THE FINANCIAL ACCOUNTING STANDARDS BOARD (THE “FASB”) OR THE RULES AND REGULATIONS OF THE SEC. FURTHERMORE, THE PROJECTIONS HAVE NOT BEEN AUDITED, REVIEWED OR SUBJECTED TO ANY PROCEDURES DESIGNED TO PROVIDE ANY LEVEL OF ASSURANCE BY DANA’S INDEPENDENT PUBLIC ACCOUNTANTS, PRICEWATERHOUSECOOPERS LLP. WHILE PRESENTED WITH NUMERICAL SPECIFICITY, THE PROJECTIONS ARE BASED UPON A VARIETY OF ESTIMATES AND ASSUMPTIONS, WHICH, ALTHOUGH CONSIDERED REASONABLE BY MANAGEMENT, MAY NOT BE REALIZED AND ARE SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE UNCERTANTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE CONTROL OF DANA’S MANAGEMENT. THESE UNCERTAINTIES INCLUDE, AMONG OTHER THINGS, THE ULTIMATE OUTCOME OF A CONFIRMED PLAN AND THE TIMING OF THE CONFIRMATION OF SUCH PLAN. CONSEQUENTLY, THE PROJECTIONS SHOULD NOT BE REGARDED AS A REPRESENTATION OR WARRANTY BY DANA, OR ANY OTHER PERSON, AS TO THE ACCURACY OF THE PROJECTIONS OR THAT THE PROJECTIONS WILL BE REALIZED. ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE PRESENTED IN THESE PROJECTIONS. PARTIES-IN-INTEREST MUST MAKE THEIR OWN DETERMINATIONS AS TO THE REASONABLENESS OF SUCH ASSUMPTIONS AND THE RELIABILITY OF THE PROJECTIONS.

Dana Corporation
Consolidated Financial Statement Projections
US$ Millions
Unaudited — Not in Accordance with GAAP

For the period ended December 31:		2007	2008	2009	2010	2011	2012
INCOME STATEMENT	Notes

SALES		$8,343	$8,653	$9,094	$8,677	$8,880	$9,066

COST OF SALES		7,883	7,919	8,248	7,879	8,060	8,237

Gross Profit		460	734	846	798	820	829

SG&A		353	346	364	347	355	363
Restructuring Charges	m	218	72	22	64	3	1
Other Expense/(Income)		(39)	(19)	(20)	(18)	(18)	(18)

OPERATING INCOME (LOSS)		(73)	335	480	405	480	482

Interest Expense	j, n	83	129	130	130	130	130
Interest Income		(40)	(49)	(50)	(54)	(63)	(72)
Tax Expense/(Income)	g, o	63	111	127	129	138	148
Equity Loss/(Gain)		(24)	(11)	(16)	(13)	(16)	(17)
Minority Interest Expense/(Income)		11	5	5	5	5	5
Unusual Items Expense/(Income)		(15)	0	(0)	(0)	(0)	(0)
Reorganization Items, Net	p	116	68	—	—	—	—
Discontinued Ops Loss/(Gain)*		84	—	—	—	—	—

NET INCOME (LOSS)		$(350)	$81	$283	$207	$285	$286

EBITDAR		430	701	818	796	816	828
EBITR		145	407	502	469	483	484

Dana Corporation
Consolidated Financial Statement Projections
US$ Millions
Unaudited — Not in Accordance with GAAP

As of December 31:		2007	2008	2009	2010	2011	2012
BALANCE SHEET	Notes

ASSETS
Current Assets
Cash & Cash Equivalents	a	$923	$1,066	$1,202	$1,402	$1,591	$1,798
Cash Deposits	b	110	38	—	—	—	—
Accounts Receivable-Trade		1,139	1,257	1,336	1,276	1,319	1,347
Accounts Receivable-Other	c	307	298	298	298	298	298
Inventory		694	761	809	782	817	836
Other Current Assets	d, g	130	120	120	120	120	120

Total Current Assets		3,304	3,541	3,766	3,879	4,145	4,399

Property, Plant & Equipment, gross		4,604	4,941	5,284	5,627	5,935	6,255
Accumulated Depreciation		(2,809)	(3,103)	(3,418)	(3,746)	(4,079)	(4,423)

Property, Plant & Equipment, net	d	1,794	1,838	1,866	1,881	1,856	1,833

Investment in Affiliates	e	432	179	195	208	224	241
Goodwill	d	423	422	422	422	422	422
Other Noncurrent Assets	f, g	583	596	577	561	547	534

Total Noncurrent Assets		1,437	1,197	1,194	1,191	1,194	1,197

Total Assets		$6,536	$6,576	$6,826	$6,951	$7,194	$7,429

LIABILITIES & STOCKHOLDERS’ EQUITY
Current Liabilities
Notes Payable		23	23	23	23	23	23
Accounts Payable		847	929	983	954	985	1,008
Accrued Payroll		223	260	272	261	268	273
Accrued Income Taxes	g	147	147	147	147	147	147
Other Accrued Liabilities	h	445	535	511	543	539	535

Total Current Liabilities		1,686	1,894	1,936	1,928	1,961	1,985

Deferred Benefits & Other		467	427	376	327	277	226
Revolver	i	125	125	125	125	125	125
DIP Term Loan		900	—	—	—	—	—
Other Long Term Debt	j	13	1,352	1,352	1,352	1,352	1,352
Minority Interest		96	102	107	113	118	124

Total Liabilities		3,287	3,900	3,896	3,845	3,833	3,812

Liabilities Subject to Compromise	k	3,978	0	0	0	0	0

Total Stockholders’ Equity / (Deficit)	k, l	(730)	2,676	2,929	3,106	3,361	3,618

Total Liabilities & Stockholders’ Equity / (Deficit)		6,536	6,576	6,826	6,951	7,194	7,429

Dana Corporation
Consolidated Financial Statement Projections
US$ Millions
Unaudited — Not in Accordance with GAAP

		6 Months
For the period ended December 31:		2007	2008	2009	2010	2011	2012
STATEMENT OF CASH FLOWS	Notes

Net Income/(Loss)		(125)	81	283	207	285	286

Non-Cash Items:
Depreciation and Amortization		146	294	315	327	333	344

Changes in Working Capital:
Accounts Receivable Trade		272	(118)	(79)	60	(43)	(28)
Accounts Receivable Other	c	(10)	9	—	—	—	—
Inventory		79	(67)	(48)	27	(35)	(19)
Other Current Assets		11	10	—	—	—	—
Accounts Payable		(298)	82	54	(29)	31	23
Accrued Payroll		(15)	36	12	(10)	7	5
Other Accrued Liabilities		1	90	(24)	32	(4)	(4)
Other Assets & Liabilities		(0)	206	(43)	(41)	(48)	(49)

Net Cash from Operations		62	622	471	573	526	558

Purchases of Property, Plant and Equipment		(219)	(341)	(357)	(351)	(312)	(321)
Proceeds from Divestitures and Asset Sales	q	78	3	14	9	5	—

Net Cash Flows from Investing Activities		(141)	(338)	(343)	(343)	(308)	(321)

Note Payable		(13)	—	—	—	—	—
DIP Revolver	i	125	—	—	—	—	—
DIP Term Loan	r	—	(900)	—	—	—	—
Long Term Debt		—	1,339	—	—	—	—
Dividends Paid	s	—	(30)	(30)	(30)	(30)	(30)
Other		—	3,355	—	—	—	—
Liabilities Subject to Compromise		—	(3,978)	—	—	—	—

Net Cash Flows from Financing Activities		112	(214)	(30)	(30)	(30)	(30)

Beginning Non-Restricted Cash Balance		891	923	1,066	1,202	1,402	1,591
Net Increase/(Decrease) in Cash		32	71	98	200	189	207
Change in Cash Deposits		—	72	38	—	—	—

Ending Non-Restricted Cash Balance		$923	$1,066	$1,202	$1,402	$1,591	$1,798

Notes to Unaudited Pro Forma Projected Consolidated
Financial Statements
(in millions)
a.	The estimated cash effects of emergence are assumed to take place on January 1, 2008 and are summarized as follows:
•	New Equity Investment of $750 as provided for in the Investment Agreement;

•	Total funded Exit Facility financing of $1,339;

•	Repayment of the $900 DIP Credit Agreement;

•	UAW Union Retiree VEBA Contribution and the USW Union Retiree VEBA Contribution totaling approximately $714 ($764 reduced for estimated payments of $50 made during the second half of 2007);

•	Remaining Non-Union Retiree VEBA Contribution of $53;

•	Payment of Administrative and Priority Claims in the amount of $122;

•	Payment of professional fees held back during the Chapter 11 bankruptcy, estimated success fees, and transaction fees, totaling approximately $125;

•	Payment for asbestos claims of approximately $9;

•	Settlement of Convenience Class of claims of approximately $10

•	Estimated cash payment of $115 to settle all outstanding obligations of DCC

•	Other payments for miscellaneous claims of $8

Sources of Cash:
Unrestricted Projected Cash as of December 31, 2007	$923

New Equity Investment	750
Exit Facility	1,339

Total Sources of Cash	3,012

Uses of Cash:
UAW and USW VEBA Contributions	(714)
Non-Union Retiree VEBA Contribution	(53)
Administrative and Priority Claims	(122)
DIP Credit Agreement	(900)
Professional and Transaction Fees	(125)
Convenience Class Payment	(10)
Asbestos Payments	(9)
Other	(8)
DCC Funding	(115)

Total Uses of Cash at Emergence	(2,056)

Net Cash at Emergence	$956

b.	Cash deposits are amounts restricted in support of Letters of Credit, insurance programs and other obligations.

c.	Accounts Receivable – Other includes amounts for customer tooling receivables, deferred receivables, tax receivables and asbestos related insurance receivables.

d.	Property, Plant Equipment, Other Current Assets, and Goodwill have been valued at their historical net book value. Depreciation and amortization in years 2008-2012 have been calculated based on those book values using methods consistent with past company practices. The Company intends to obtain independent appraisals for determining the fair value of these assets as part of its efforts to assign fair values in “fresh start” accounting as of the Effective Date. The nature, value and length of depreciable or amortizable lives resulting from the appraisals could differ materially from the historical net book values.

e.	Investment in Affiliate represents Dana’s equity interest in the historical net book value and projected earnings of unconsolidated subsidiaries, including the net asset value of DCC at the amount expected to be realized upon the sale of the remaining underlying portfolio of assets. It has been assumed that the net realizable value of DCC at emergence of $264 is further reduced giving effect to the elimination of the DCC claims and the payment in full of the outstanding DCC Bonds under the Plan.

f.	Other Noncurrent Assets includes intangible assets, pension assets, debt issuance expenses, long-term insurance receivables (including amounts for asbestos), trademarks, patents and other miscellaneous long-term assets.

g.	The Projections make no assumptions regarding the timing differences in the recognition of book and statutory tax income/expense. Accordingly, the projected balances assume that the fair value of deferred income tax assets and liabilities is equal to their historical net book values. The historical book value of Dana’s United States deferred income tax assets assumes a full valuation allowance on those assets. The amount of deferred income tax assets and liabilities available upon emergence and thereafter could differ materially from the assumed amounts.

h.	Other Accrued Liabilities includes amounts for warranty reserves, restructuring expenses, legal and professional fees, pension liabilities and miscellaneous accruals.

i.	The Revolver represents estimated borrowings under the European Revolving Line of Credit which closed during the third quarter of 2007.

j.	Other Long Term Debt represents (i) various worldwide borrowings of approximately $13 in the aggregate and (ii) estimated proceeds from the Exit Facility as contemplated in the Plan. The Exit Facility is assumed to comprise a revolving credit facility and term loan. For purposes of these Projections the amount of funded debt provided by the Exit Facility is assumed to be a $1,339 term loan which would be equal to the maximum level provided for in the Plan Support Agreement. An interest rate of 7.9% (assumed LIBOR + 250 bps) has been assumed and applied to the loans. The actual amount of proceeds could differ materially from this estimate, as could the actual interest rate.

k.	No assumptions have been made as to the settlement of General Unsecured Claims or the accounting treatment, including Cancellation of Debt Income, which may result from the settlement of these amounts. The Projections assume the payment of Secured, Priority,

Convenience Class and Administrative Claims at emergence (please see Note A for further detail). The Projections account for the elimination of these obligations at emergence as a credit to Stockholders’ Equity/(Deficit). The estimation standards and the accounting recognition of claims may differ from the amounts of claims allowed for Plan purposes. Actual allowed unsecured claims may be materially different.

l.	Stockholders’ Equity/(Deficit) includes the set off of Liabilities Subject To Compromise described above but does not make any assumptions as to the issuance of common or preferred shares or any other security of New Dana Holdco. The actual amount of New Dana Holdco Stockholders’ Equity/(Deficit) will be subject to future adjustment depending on Bankruptcy Court action, the determination of Reorganization value under “fresh start” accounting, settlement of Liabilities Subject to Compromise, further developments with respect to Disputed Claims and/or other events.

m.	Restructuring Charges include amounts associated with ongoing operational restructurings, non-core asset sales, costs associated with current SG&A cost reduction initiatives and expected future manufacturing footprint optimization activities.

n.	Interest Expense is calculated at an assumed rate of 7.9% (assumed LIBOR + 250 bps) on the DIP Credit Agreement, Exit Facility and miscellaneous foreign debt.

o.	Tax Expense is estimated on a regional basis, except for North America where it is projected at the country level (US, Canada, and Mexico). Regional tax expenses are based on an estimated weighted average of the effective tax rates for the countries within each region. Canadian taxes are based on statutory rates and applied only when there is positive pre-tax income. Regional and Canadian taxes do not contemplate the use of carry-forward NOLs, tax credits, or other tax attributes that could serve to reduce cash taxes paid. For fiscal year 2007, Mexican taxes are calculated as pre-tax income multiplied by a statutory tax rate of 29%. For 2008 forward, taxes for Mexico have been calculated assuming operations would be primarily held in a Maquiladora structure. Therefore, Mexican taxes are assumed to be 2% of projected sales multiplied by the statutory rate of 29%. It has been assumed that the United States will not pay cash taxes for fiscal year 2007. For 2008 forward, United States tax expense is a combination of income tax on projected United States taxable income and estimated taxes withheld as a result of the repatriation of cash from foreign Affiliates. United States income taxes were calculated by applying a 35% statutory rate to estimated taxable income after consideration of projected carry-forward NOLs on an L-6 basis. Foreign tax credits have been credited or deducted as appropriate for each fiscal year.

p.	Reorganization Items, Net includes amounts for legal and other professional fees expected to be incurred during the bankruptcy process. Professional fees assumed after the emergence date are estimates for claims administration expenses. Exit Facility fees and fees contemplated under the New Investment Agreement are also included.

q.	The Projections assume the sales of the remaining Discontinued Operations in the third quarter of 2007. Proceeds are assumed to be $69.

r.	Cash used by DIP Term Loan represents repayment of the DIP Credit Agreement. The amount of the DIP Credit Agreement outstanding on the Effective Date could differ materially from this estimate.

s.	Cash used for Dividends Paid represents dividends payable on $750 of New Preferred Stock under the New Investment Agreement.